FILED PURSUANT TO RULE 424B1
                                                     REGISTRATION NO.  333-47867



P R O S P E C T U S

                                5,800,000 SHARES

                        [RESORTQUEST INTERNATIONAL LOGO]

                                  COMMON STOCK

     All of the 5,800,000 shares of Common Stock offered hereby are being offered by ResortQuest International, Inc. (the "Company"). Prior to this offering (the "Offering"), there has not been a public market for the Common Stock of the Company. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange subject to official notice of issuance under the symbol "RZT."

     Following the completion of the Offering, the Company's executive officers and directors, the founders of ResortQuest International, Inc. and the former stockholders of the Founding Companies and entities affiliated with them will beneficially own approximately 61% of the Common Stock. These persons, if acting in concert, will be able to exercise control over the Company's affairs, to elect the entire board of directors and to control the disposition of any matter submitted to a vote of stockholders. Unless the Underwriters' over-allotment option is exercised, all of the net proceeds of the Offering will be used to pay the cash portion of the purchase price for the Founding Companies and to repay debt assumed in the Combinations.

     SEE  "RISK  FACTORS"  COMMENCING  ON  PAGE  11  OF  THIS  PROSPECTUS  FOR A
DISCUSSION  OF  CERTAIN   FACTORS  THAT  SHOULD  BE  CONSIDERED  BY  PROSPECTIVE
PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
       SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                  PRICE TO       UNDERWRITING     PROCEEDS TO
                   PUBLIC         DISCOUNT(1)     COMPANY (2)

Per Share       $     11.00       $     0.77       $     10.23
Total (3)       $63,800,000       $4,466,000       $59,334,000



================================================================================
 (1) For  information  regarding   indemnification  of  the  Underwriters,   see
     "Underwriting."

 (2) Before deducting expenses payable by the Company, estimated at $4,000,000.

 (3) The Company has granted to the Underwriters a 30-day option to purchase up to 870,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If the Underwriters exercise such option in full, the Price to Public will total $73,370,000, the Underwriting Discount will total $5,135,900 and the Proceeds to Company will total $68,234,100.

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about May 26, 1998 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                  ------------
SALOMON SMITH BARNEY                                      NATIONSBANC MONTGOMERY
                                                              SECURITIES LLC

                                   FURMAN SELZ

May 20, 1998

                               [INSERT PICTURES]

Aston(Reg. TM) and Aston Hotels & Resorts(Reg. TM) are registered tradenames and trademarks of AST Brands, LLC.

                               ------------------
     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     ResortQuest International, Inc. was founded in September, 1997 and has conducted no operations to date. Simultaneously with and as a condition to the closing of the Offering, ResortQuest International, Inc. will acquire, in separate combination transactions (the "Combinations") in exchange for cash and shares of Common Stock, all of the common stock and ownership interests of 12 vacation rental and property management companies and one vacation rental and property management software company (each, a "Founding Company" and, collectively, the "Founding Companies"). Unless otherwise indicated, all references to the "Company" herein include ResortQuest International, Inc. and the Founding Companies, and references to "RQI" mean ResortQuest International, Inc. prior to the closing of the Combinations. For more information about the Combinations, see "Certain Transactions."

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information in this
Prospectus: (i) has been adjusted to give effect to the Combinations and a 8,834.76-for-one stock split effected on March 9, 1998; and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock."

THE COMPANY

     Upon consummation of the Offering, the Company will be a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, the Company intends to offer vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals while offering property owners superior management services designed to enhance their rental income. Currently, most vacationers seeking to rent a condominium or home at a popular destination resort must use a local vacation rental and property management firm to inquire about availability and make reservations. Vacationers typically make rental choices with limited information and, as a result, face great uncertainty concerning the quality of their rental. To address this need, the Company intends to provide vacationers with consistent quality and service, increased information and easy access to a broad array of high quality condominium and home rentals in premier destination resorts.

     Upon consummation of the Offering, the Company will acquire the 13 Founding Companies, which together manage approximately 8,900 condominiums and homes in eight states and in Canada. These condominiums and homes are located in beach and island resorts such as the Hawaiian Islands; Bethany Beach, DE; Nantucket, MA; the Outer Banks, NC; Sanibel and Captiva Islands, FL; and St. Simons Island, GA; and mountain resorts such as Aspen, Breckenridge and Telluride, CO; Park City, UT, and Whistler, British Columbia. The Company also manages 11 hotels, with an aggregate of approximately 1,650 hotel rooms located primarily in the Hawaiian Islands.

     The Company provides a wide range of services to both vacationers and property owners. Because of the variety of the Company's resort locations throughout the United States and Canada and the diversity of rental prices throughout its rental pool, the Company is able to target a broad range of vacationers, including families, couples and individuals. For vacationers, the Company offers the convenience and accommodations of a condominium or home, while providing many of the amenities and services of a hotel. Vacation condominium and home rentals generally offer greater space and convenience than resort hotel rooms, including separate living, sleeping and eating quarters. As a result, vacationers generally have more privacy and greater flexibility in a vacation condominium or home. The Company typically offers such services as convenient check-in and check-out, frequent housekeeping and cleaning and emergency maintenance assistance. In addition, in most of its markets, the Company provides specialized concierge-type services such as arranging golf tee times, purchasing ski lift tickets and making restaurant reservations. For property owners, the Company offers a comprehensive set of services, including marketing and rental services, maintenance and security. The Company's primary source of revenue is property rental fees, which are charged to the property owners as a percentage of the vacationers' total rental price. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates for the various Founding Companies depending on the type of services provided to the property owner and the type of rental unit managed. On a pro forma basis for the year ended December 31, 1997, the Company generated total revenues of approximately $56.8 million, which includes $31.0 million of revenues from property rental fees, and net income of $6.7 million. In addition, in many markets, the Company provides traditional real estate brokerage services for property owners seeking to sell their condominiums and homes. The Company believes that a national brand and superior management services, which are designed to enhance rental income for property owners, will provide it with a competitive advantage in attracting additional high quality condominiums and homes in its markets.

     The vacation rental and property management industry is highly fragmented and inefficient, with an estimated 3,000 vacation rental and property management companies in the United States. Presently, most vacation rental condominiums and homes are managed by and booked through local vacation rental and property management firms, whose principal means of attracting property owners and vacationers is by referral, word of mouth, limited local advertising and direct mailings. The Company believes this presents a significant market penetration opportunity for a well-capitalized company offering a large, national network of high quality vacation condominiums and homes. The Company's objective is to enhance its position as a leading provider of premier destination resort condominium and home rentals by:

     o  NATIONAL   BRAND.   Developing  a  national   brand  based  on  offering
        vacationers an extensive network of high quality condominiums and homes in premier destination resorts throughout the United States;

     o  SUPERIOR  CUSTOMER  SERVICE.   Offering  vacationers  superior  customer
        service with the convenience and accommodations of a condominium or home as well as many of the amenities and services of a hotel;

     o  INCREASED RENTAL INCOME. Enhancing value for condominium and home owners
        with  strategies   designed  to  increase  occupancy  and  rental  rates
        resulting in increased rental income;

     o MANAGEMENT'S EXPERIENCE. Relying on the industry experience of its senior management including David Sullivan, Chairman and Chief Executive Officer, who was the Chief Operating Officer of Promus Hotel Corporation, as well as David Levine, President and Chief Operating Officer, Jeffery M. Jarvis, Senior Vice President and Chief Financial Officer, and Michael Murphy, Senior Vice President of Development of the Company, each of whom have extensive experience in the hotel and resort industries; and

     o LOCAL EXPERTISE. Maintaining the local relationships and expertise of the management teams of the Founding Companies, each of which has extensive experience in their respective resort areas.

     Management teams already in place from all of the Founding Companies will become employees of the Company, bringing valuable industry relationships and providing local market knowledge in each market in which the Company will operate. The Founding Companies have an average of over 20 years of experience in the industry. Additionally, officers and directors of the Company, the former owners of the Founding Companies, the founders of the Company and their respective affiliates will own approximately 61% of the Common Stock upon completion of the Offering.

     The Company believes it can achieve significant growth internally and through an active acquisition program. The primary elements of the Company's internal growth strategy include:

     o NATIONAL MARKETING STRATEGY. Implementing a national marketing strategy emphasizing: (i) cross-selling to existing customers; (ii) bringing in new customers; and (iii) increasing the use of marketing channels such as the world wide web, travel agents and national print media, which are difficult for local vacation rental and property management companies to use in a cost-effective manner;

     o CAPITALIZE ON TECHNOLOGY. Capitalizing on technology by utilizing the technological expertise of First Resort, a Founding Company, to create a comprehensive web site that includes all of the Company's condominium, home and hotel rentals through which vacationers can ultimately view photographs and detailed floor plans of the Company's rental properties and make reservations and payments;

     o  GROWTH  WITHIN   EXISTING   MARKETS.   Expanding  its  market  share  of
        condominium, home and hotel room rentals in existing markets; and

     o PROFIT MARGIN EXPANSION. Pursuing opportunities for profit margin expansion via cost synergies and additional revenue sources including the implementation of best practices achieved by tapping the industry experience of the management teams in each of the Founding Companies.

     The Company also intends to build a national market presence through strategic acquisitions. The vacation rental and property management industry is highly fragmented, which the Company believes provides significant opportunities for consolidation. While the Company will seek to acquire the leading companies in each new market, the Company also plans to pursue tuck-in acquisitions through which it can expand its selection of condominiums and homes available for rent in its existing markets. The Company believes that the opportunity to join with it will be attractive to many vacation rental and property management companies. The Company expects to offer acquisition candidates: (i) affiliation with a national brand; (ii) the ability to cross-sell to customers of other vacation rental and property management companies; (iii) the ability to increase liquidity as a result of the Company's financial strength as a public company; and (iv) the ability to increase profitability as a result of the Company's centralization of certain administrative functions and other economies of scale.

     First Resort is a leading provider of software services to vacation rental and property management companies. Over 650 clients utilize First Resort's software to automate and computerize their reservations, rental management and owner accounting activities. Many acquisition candidates utilize First Resort's software, which the Company believes will enhance its ability to integrate such companies upon acquisition.

     The aggregate purchase price being paid by RQI to acquire the Founding Companies consists of $55.1 million in cash (which represents all of the net proceeds of the Offering unless the Underwriters' over-allotment option is exercised), 6,123,786 shares of Common Stock and the assumption of $5.3 million in outstanding indebtedness of the Founding Companies. See "The Companies -- The Combinations."

     The Company intends to finance future acquisitions through internally generated cash flow, borrowings under its credit facility and in certain instances through the issuance of Common Stock to the owners of businesses to be acquired. The Company has received a commitment from NationsBank N.A. for a three-year $40 million senior revolving credit facility (the "Credit Facility").

     The Company's executive offices are located at 1355-B Lynnfield Road, Suite 245, Memphis, Tennessee 38119, and its telephone number is (901) 818-5445.

                                 THE OFFERING

COMMON STOCK OFFERED BY THE
 COMPANY....................   5,800,000 shares (1)

COMMON STOCK TO BE OUTSTAND
 ING AFTER THE OFFERING.....   15,058,416 shares (1)(2)

USE OF PROCEEDS.............   The net proceeds of the Offering ($55.3 million),
                               together with $4.6 million of  indebtedness to be
                               incurred under the Credit Facility,  will be used
                               to pay the cash portion of the purchase price for
                               the  Founding  Companies  ($55.1  million) and to
                               repay   certain   indebtedness   assumed  in  the
                               Combinations ($4.8 million).

NEW YORK STOCK EXCHANGE
 SYMBOL.....................   RZT

-----------
(1) Does not include up to 870,000 shares of Common Stock subject to over-allotment options granted to the Underwriters. See "Underwriting."

(2) Excludes 1,807,000 shares of Common Stock reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan, of which options to purchase 1,641,000 shares will be granted by the Company concurrently with the Offering at an exercise price equal to the initial public offering price per share.

               SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     RQI will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, Hotel Corporation of the Pacific, Inc., known primarily by its trade name, Aston Hotels & Resorts ("Aston Hotels & Resorts"), one of the Founding Companies, has been designated as the "accounting acquiror." The following summary unaudited pro forma combined financial data present certain data for the Company as adjusted for: (i) the effects of the Combinations on a historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.


                                                                        PRO FORMA COMBINED
                                                      -------------------------------------------------------
                                                                                   THREE MONTHS ENDED
                                                          YEAR ENDED       ----------------------------------
                                                       DECEMBER 31, 1997    MARCH 31, 1997     MARCH 31, 1998
                                                      ------------------   ----------------   ---------------
STATEMENT OF OPERATIONS DATA (1):
  Revenues:
   Property rental fees ...........................      $    30,990         $    12,542        $    13,754
   Service fees ...................................           12,713               3,263              4,087
   Other ..........................................           13,116               3,015              3,480
                                                         -----------         -----------        -----------
                                                              56,819              18,820             21,321
  Operating expenses (2) ..........................           27,680               7,327              7,949
  General and administrative expenses (2) .........           12,383               2,619              3,607
  Depreciation and amortization (3) ...............            3,921                 993                993
                                                         -----------         -----------        -----------
  Income from operations ..........................           12,835               7,881              8,772
  Interest and other income, net ..................              (39)                (36)               143
                                                         -----------         -----------        -----------
  Income before income taxes ......................           12,796               7,845              8,915
  Provision for income taxes ......................            6,077               3,396              3,703
                                                         -----------         -----------        -----------
  Net income ......................................      $     6,719         $     4,449        $     5,212
                                                         ===========         ===========        ===========
  Net income per share ............................      $      0.45         $      0.29        $      0.35
                                                         ===========         ===========        ===========
  Shares used in computing pro forma net in-
   come per share (4) .............................       15,058,416          15,058,416         15,058,416


                                                                                    MARCH 31, 1998
                                                                            ------------------------------
                                                                               PRO FORMA           AS
                                                                             COMBINED (5)     ADJUSTED (6)

                                                                            --------------   -------------
BALANCE SHEET DATA:

  Working capital surplus (deficit) (7) .........                             $ (52,627)           $  3,476
  Total assets (8) ..............................                               137,066             137,302
  Long-term debt ................................                                 4,468               5,029
  Stockholders' equity ..........................                                44,186              99,728


-----------
(1) The pro forma combined statement of operations data assume that the Combinations and the Offering were consummated on January 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined statements of operations data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Following the Combinations, the Company expects to realize certain savings as a result of the consolidation of insurance, employee benefits and other general and administrative expenses. The Company cannot quantify these savings accurately at this time. Consequently, the Company is unable to determine at this time whether these savings will be material or not. Any such savings may be offset by the costs of being a publicly traded company and the incremental costs related to the Company's new management team. However, these costs, like the savings that they offset, cannot be quantified accurately at this time. Neither these anticipated savings nor these anticipated costs have been included in the pro forma combined financial information of the Company.

(2) The unaudited pro forma combined statement of operations data include pro forma reductions in salary, bonuses and benefits to the owners and certain key employees of the Founding Companies to which they have agreed prospectively (the "Compensation Differential") and excludes the effects of the exclusion of certain non-operating assets and the assumption or retirement of certain liabilities that will be retained by certain stockholders of the Founding Companies. For the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, the Compensation Differential was approximately $2.3 million, $299,000 and $690,000, respectively.

(3) Reflects amortization of the goodwill (which is not deductible for tax purposes) to be recorded as a result of the Combinations over a 40-year period, except for the goodwill related to First Resort, which will be amortized over a 15-year period, and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes (i) 6,123,786 shares to be issued to owners of the Founding Companies; (ii) 3,134,630 shares issued to the management and founders of RQI; and (iii) 5,800,000 shares representing the number of shares sold in the Offering necessary to pay the cash portion of the consideration for the Combinations, to repay debt assumed in the Combinations and to pay the estimated underwriting discount and other Offering expenses. Excludes options to purchase 1,641,000 shares to be granted concurrently with the Offering at an exercise price equal to the initial public offering price. See "Certain Transactions."

(5) The pro forma combined balance sheet data assume that the Combinations were consummated on March 31, 1998. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(6) Adjusted for the sale of 5,800,000 shares of Common Stock offered hereby (less estimated underwriting discount and offering expenses) and the application of the net proceeds therefrom.

(7) Includes the cash portion of the consideration to be paid to the Founding Companies and the amount of debt to be repaid from net proceeds of the
    Offering of $59.9 million, borrowings under the line of credit of $4.6 million and approximately $232,000 representing certain working capital adjustments from certain stockholders of the Founding Companies in connection with the Combinations.

(8) Reflects (i) the  creation of  approximately  $94.1  million of goodwill and
    (ii) a reduction of net assets of approximately $5.1 million, including certain non-operating assets and the assumption or retirement of certain liabilities that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table presents summary data for each of the Founding Companies (see "The Company" for the complete names of each Founding Company) on a historical basis for the periods indicated. Income from operations for the Founding Companies for each of the years in the three year period ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 does not include pro forma adjustments, including the Compensation Differential. See Compensation Differential Table below.


                                                                                                 THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                     ---------------------------------------   -----------------------
                                                          1995          1996         1997         1997         1998
                                                          ----          ----         ----         ----         ----
BEACH AND ISLAND RESORTS
 Aston Hotels & Resorts (Hawaii)
   Revenues ......................................      $19,048       $19,460      $19,554      $5,581       $ 5,693
   Income from operations ........................       3,064          3,485        5,171       2,055         1,882
 Maui Condominium and Home (Hawaii)
   Revenues ......................................      $  910        $ 1,222      $ 1,422      $  462       $   554
   Income from operations ........................          29             45           77         196           259
 Brindley & Brindley (Outer Banks, NC)
   Revenues ......................................      $2,443        $ 2,950      $ 4,021      $  269       $   257
   Income (loss) from operations .................        (123)           131          511        (271)         (544)
 Coastal Resorts (Bethany Beach, DE)
   Revenues ......................................      $1,902        $ 2,097      $ 3,615      $  424       $   577
   Income (loss) from operations .................         450            603        1,183         (16)          (16)
 The Maury People (Nantucket, MA)
   Revenues ......................................      $  926        $   988      $ 1,183      $  370       $   338
   Income from operations ........................         362            135          290         213            77
 Priscilla Murphy Realty (Sanibel and Captiva Is-
   lands, FL)
   Revenues ......................................      $4,316        $ 4,721      $ 4,740      $1,959       $ 2,275
   Income from operations ........................         740          1,282        1,690       1,191         1,322
 Trupp-Hodnett Enterprises (St. Simons Island, GA)
   Revenues ......................................      $3,202        $ 3,431      $ 4,061      $  767       $ 1,254
   Income from operations ........................          45            126          199          25            85
MOUNTAIN RESORTS
 Collection of Fine Properties (Breckenridge, CO)
   Revenues ......................................      $3,500        $ 4,141      $ 4,303      $2,714       $ 2,689
   Income (loss) from operations .................         (44)           416          580       1,455         1,535
 Houston and O'Leary (Aspen, CO)
   Revenues ......................................      $  837        $   829      $ 1,596      $  484       $   421
   Income (loss) from operations .................          40            (24)         780         306            94
 Resort Property Management (Park City, UT)(1)
   Revenues ......................................      $1,355        $ 1,630      $ 2,295      $1,606       $ 1,468
   Income (loss) from operations .................            (3)          20          108         760           807
 Telluride Resort Accommodations (Telluride, CO)
   Revenues ......................................      $4,404        $ 4,858      $ 4,313      $2,135       $ 2,342
   Income from operations ........................         365            369          246         911           915
 Whistler Chalets (Whistler, British Columbia)
   Revenues ......................................      $1,948        $ 2,247      $ 2,060      $1,191       $ 1,135
   Income (loss) from operations .................          66           (223)          99         567           501
SOFTWARE SALES AND SERVICES
 First Resort (Aspen, CO)
   Revenues ......................................      $2,207        $ 2,462      $ 2,864      $  578       $   828
   Income from operations ........................         377            467          743         108           254



COMPENSATION DIFFERENTIAL


                                                                                      THREE MONTHS
                                                                                          ENDED
                                                   YEARS ENDED DECEMBER 31,            MARCH 31,
                                              -----------------------------------   ----------------
                                                 1995        1996         1997       1997      1998
                                                 ----        ----         ----       ----      ----
  Aston Hotels & Resorts ..................    $  380       $  282       $  282      $ 73     $ 70
  Maui Condominium and Home ...............       240          245          284        71       26
  Brindley & Brindley .....................        39           37           69        --       --
  Coastal Resorts .........................        --           --           --        --       --
  The Maury People ........................        30          129          142        19       --
  Priscilla Murphy Realty .................       250          320           31         8       29
  Trupp-Hodnett Enterprises ...............       954          865        1,143        74      463
  Collection of Fine Properties ...........        64           74           94        30       21
  Houston and O'Leary .....................       160          178           58        15       29
  Resort Property Management(1) ...........        46          149          186        --       --
  Telluride Resort Accommodations .........        30           --           --        --       --
  Whistler Chalets ........................        33           34           35         9       52
  First Resort ............................        76          (53)         (42)       --       --
                                               ------       ------       ------      ----     ----
                                               $2,302       $2,260       $2,282      $299     $690
                                               ======       ======       ======      ====     ====

-----------
(1) Fiscal years presented are for the periods ending September 30, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth in the following risk factors and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     RQI was founded in September 1997 but has conducted no operations and generated no revenues to date. RQI has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the closing of the Offering. Prior to the closing of the Offering, each of the Founding Companies has operated as separate independent entities. Currently, the Company has no centralized financial reporting system and will initially rely on the existing reporting systems of the Founding Companies. The pro forma combined financial statements of the Founding Companies cover periods when the Founding Companies and RQI were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The Company's senior management group has been assembled only recently, and there can be no assurance that the management group will be able to integrate and manage effectively the combined entity or effectively implement the Company's operating and growth strategies. The inability of the Company to integrate successfully the Founding Companies would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy" and "-- Growth Strategy."

     The Founding Companies offer a variety of different services to property owners and vacationers, use different sales and marketing techniques to attract new customers, utilize different fee structures and target different customer segments. In addition, almost all of the Founding Companies operate in different geographic markets with varying levels of competition, development plans and local market dynamics. These differences increase the risk inherent in successfully completing the integration of the Founding Companies.

RISKS ASSOCIATED WITH THE VACATION RENTAL AND PROPERTY MANAGEMENT INDUSTRY; GENERAL ECONOMIC CONDITIONS

     The Company's business, financial condition and results of operations will be dependent upon various factors affecting the vacation rental and property management industry. Adverse factors such as a reduction in demand for vacation properties, particularly for beach and mountain resort properties, changes in travel and vacation patterns, changes in governmental regulations or the tax treatment of second homes and an oversupply of vacation properties could have a material adverse effect on the Company's business, financial condition and results of operations. Any downturn in the leisure travel and tourism industry resulting from factors such as gasoline or airfare price increases, general economic activities and inflation or deflation also could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, all of the Company's rental properties are located in destination resort communities which are attractive to vacationers primarily for their outdoor recreational opportunities. As a result, adverse weather conditions or natural disasters, such as hurricanes, tidal waves or tornados could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The business of the Company is highly seasonal. The results of operations of each of the Founding Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the vacation rental and property management industry, with peak seasons dependent on whether the resort is primarily a summer or winter destination. During 1997, the Company derived approximately 38% of its pro forma revenues and 61% of its operating income in the first quarter and 25% of its pro forma revenues and 25% of its operating income in the third quarter. Although the seasonality of the Company's revenues and earnings may be partially mitigated by the geographic diversity of the Founding Companies and companies that may be acquired in the future, there is likely to continue to be a significant seasonal factor with respect to the Company's revenues and earnings. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, the timing of real estate sales, changes in relationships with travel providers, extreme weather conditions or other factors affecting leisure travel and the vacation rental and property management industry. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock which in turn could adversely effect the Company's proposed acquisition strategy. See "Management's Discussion of Financial Condition and Results of Operations."

DEPENDENCE ON THIRD PARTIES

     The properties managed by the Company are generally located in destination resorts in which the development of new homes and condominiums, as well as resort amenities such as golf courses and chair lifts, is dependent upon third parties. As a result, the failure of such third parties to continue such development or invest in resort facilities and amenities could have a material adverse effect on the rental value of the Company's properties and, consequently, on the Company's business, financial condition and results of operations.

     The Company also is dependent on travel agents, package tour providers and wholesalers for a significant portion of its revenues. The Company estimates that approximately 46% of its combined revenues for 1997 were derived from sales made through or to travel agents, package tour providers and wholesalers. The failure of travel agents, package tour providers and wholesalers to continue to recommend or package the Company's vacation properties could have a material adverse effect on the Company's business, financial condition and results of operations.

FACTORS AFFECTING INTERNAL GROWTH

     The Founding Companies have experienced revenue and earnings growth on a pro forma combined basis over the past few years, including approximately 6.8% and 40.7% increases in pro forma combined revenues and earnings, respectively, from 1996 to 1997. The total market for vacation condominium, home and apartment rentals, which are marketed predominantly by vacation rental and property management companies, experienced an 8.7% increase in total revenues from 1995 to 1996. There can be no assurance that the Company or the total market for vacation property rentals will continue to experience growth. Factors affecting the ability of the Company to continue to experience internal growth include, but are not limited to, the ability to maintain existing relationships with property owners, expand the number of properties under management and cross-sell among the Founding Companies, as well as continued demand for such rentals. See "-- Risks Associated with the Vacation Rental and Property Management Industry; General Economic Conditions" and "Business -- Business Strategy" and "-- Growth Strategy."

RISKS OF GEOGRAPHIC CONCENTRATION OF OPERATIONS

     Two of the Founding Companies manage properties at Hawaiian beach resorts, and four of the Founding Companies manage properties at mountain resorts in
Colorado and Utah. For 1997, the Company derived approximately 37% of its combined revenues from such Founding Companies located in Hawaii and approximately 22% of its combined revenues from such Founding Companies located in Colorado and Utah. Adverse events or conditions which affect those areas in particular, such as economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters, would have a more significant adverse effect on the operations of the Company, than if the Company's operations were more geographically diverse.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company intends to expand the markets it serves and increase the number of properties it manages, in part through the acquisition of additional vacation rental and property management companies. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company, as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including the failure of acquired companies to achieve anticipated results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

     The Company intends to use shares of Common Stock to finance a portion of the consideration for future acquisitions. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept shares of Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to implement its acquisition strategy. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Although the Company has received a commitment for the Credit Facility, there can be no assurance that the Company will be able to obtain the Credit Facility, or other financing it may need, on terms it deems acceptable. If the Company is unable to obtain financing sufficient for all of its desired acquisitions, it may be unable to implement fully its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through acquisitions. The Company expects to expend significant time and effort in expanding existing businesses and in identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's business, financial condition and results of operations could be materially adversely effected. See "Business -- Business Strategy" and "Management."

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the efforts and relationships of David C. Sullivan, its Chairman and Chief Executive Officer, David L. Levine, its President and Chief Operating Officer, Jeffery M. Jarvis, its Senior Vice President and Chief Financial Officer, the other executive officers of the Company and the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business, financial condition and results of operations could be materially adversely affected. Although the Company or an individual Founding Company intends to enter into employment agreements with and provide incentives intended to retain key personnel, there can be no assurance that any individual will continue in his or her present capacity with the Company or such Founding Company for any particular period of time. See "Management."

SHORT-TERM RENTAL AND PROPERTY MANAGEMENT CONTRACTS

     The Company provides its rental and property management services to property owners pursuant to management contracts which generally have one year terms. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. Non-renewal of a significant number of management contracts or the inability of the Company to attract additional property owners would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, although most of the Company's contracts are exclusives, in certain geographic markets, industry standards dictate that rental services be provided on a non-exclusive basis. Approximately 2% of the Company's revenues for 1997 on a pro forma combined basis were derived from rental services provided on a non-exclusive basis. The Company is unable to determine the percentage of the national rental services market that is provided on a non-exclusive basis. See "Business -- Services Offered to Condominium and Home Owners."

RISKS ASSOCIATED WITH HOMEOWNERS' ASSOCIATION MANAGEMENT CONTRACTS

     The Company currently provides homeowners' association management services at numerous condominium developments pursuant to contracts with the homeowners' association present at such developments. The Company frequently provides rental management services for a significant percentage of the condominiums within such developments. Providing management services for homeowners' associations frequently leads the associations to request the Company to manage and control the front desk operations, laundry facilities and other related services of the condominium developments. Controlling these services often gives the Company a competitive advantage over other vacation rental and property management companies in retaining the condominiums it currently manages and in attracting new property owners. There can be no assurance that a homeowners' association will not terminate its management agreement with the Company. Termination of a management agreement by a homeowners' association could result in the Company losing the control or management of the front desk and related services, thereby eliminating its competitive advantage and also possibly causing a reduction in the number of properties under management and an increase in the expenses required to retain and maintain the condominiums it manages at that site. Any such termination could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The vacation rental and property management industry is highly competitive and has low barriers to entry. The industry has two distinct customer groups: vacation property renters and vacation property owners. The Company competes for vacationers and property owners primarily with local vacation rental and property management companies located in the Company's markets. Some of these competitors are affiliated with the owners or operators of resorts in which such competitor provides its services. Certain of these competitors may have lower cost structures and may be able to provide their services at lower rates. The Company also competes for vacationers with large hotel and resort companies. Many of these competitors are large companies with greater financial resources than the Company, enabling them to finance acquisition and development opportunities, pay higher prices for the same opportunities or develop and support their own operations. In addition, many of these companies can offer vacationers services not provided by vacation rental and property management companies, and they may have greater name recognition among vacationers. If such companies chose to compete in the vacation rental and property management industry, such competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the completion of the Combinations and the Offering, the executive officers and directors of the Company, the founders of RQI, the former stockholders of the Founding Companies and the founders of the Company and entities affiliated with them will beneficially own shares of Common Stock representing approximately 57% of the total voting power of the Common Stock (approximately 61% if all shares of Restricted Common Stock (as defined herein) were converted into Common Stock). These persons, if acting in concert, will be able to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders" and "Description of Capital Stock -- Common Stock and Restricted Common Stock."

PORTION OF REVENUES DERIVED FROM REAL ESTATE SALES

     Approximately 11% of the Company's revenues for 1997 on a combined basis were derived from net real estate brokerage commissions. Any factors which adversely affect real estate sales such as a downturn in general economic conditions or changes in interest rates, the tax treatment of second homes or property values could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION OF VACATION RENTAL AND PROPERTY MANAGEMENT INDUSTRY

     The Company's operations are subject to various federal, state and local laws and regulations, including (i) licensing requirements applicable to real estate operations, (ii) laws and regulations relating to consumer protection and
(iii) local ordinances. Many states have adopted specific laws and regulations which regulate the Company's activities, such as real estate and travel services provider license requirements; anti-fraud laws; telemarketing laws; environmental laws; the Fair Housing Act; the Americans With Disabilities Act; and labor laws. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject. However, no assurance can be given that the cost of qualifying under applicable regulations in all jurisdictions in which the Company desires to conduct business will not be significant or that the Company is in fact in compliance with all applicable federal, state, local and foreign laws and regulations. Any substantial changes to existing laws and regulations and/or failure to comply with applicable laws or regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

RELATIONSHIPS WITH FOUNDING COMPANY AFFILIATES; POTENTIAL CONFLICTS OF
INTERESTS

     Several lease agreements, management contracts and other agreements with stockholders of the Founding Companies and entities controlled by them will continue after the closing of the Combinations or have been entered into effective upon the closing of the Combinations. In addition, the Company and such persons may enter into similar agreements in the future. Although the Company believes that the existing agreements, other than certain loan and loan guaranty agreements with the principal stockholder of Aston Hotels & Resorts, are and anticipates that all future agreements will be on terms no less favorable to the Company than it could obtain in comparable contracts with unaffiliated third parties, conflicts of interests may arise between the Company and such persons. At March 31, 1998, Aston Hotels & Resorts had guaranteed or co-signed debts of its principal stockholder in the aggregate amount of $16.4 million, which primarily relate to mortgage loans on two hotels managed by Aston Hotels & Resorts. In addition, the principal stockholder will be indebted to the Aston Hotels & Resorts after the Combinations in the aggregate amount of $4.0 million. This debt and the Aston Hotels & Resorts' guarantee will be fully collateralized by cash or cash equivalents and real estate. For a description of these agreements see "Certain Transactions -- Leases of Facilities," "-- Management Contracts" and "-- Other Transactions."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of Common Stock in the public market following the Offering. The 5,800,000 shares of Common Stock being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.

     Upon the completion of the Offering, the holders of Common Stock who did not purchase shares in the Offering will own 9,258,416 shares of Common Stock, including (i) the stockholders of the Founding Companies who will receive, in the aggregate, 6,123,786 shares in connection with the Combinations and (ii) management and founders of RQI who own 3,134,630 shares. These shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, the stockholders who will receive these shares have agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for one year following the closing of the Offering. However, the stockholders who will receive these shares also have certain demand and piggyback registration rights with respect to these shares.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The holders of all shares outstanding prior to the Offering, the stockholders of the Founding Companies who will receive shares of Common Stock in exchange for their stock in the Founding Companies and certain non-employee directors have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock for a period of one year from the date of this Prospectus without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The foregoing restrictions will not apply: (i) in the case of the Company, to options or shares of Common Stock issued pursuant to the Company's 1998 Long-Term Incentive Plan or in connection with acquisitions and (ii) in the case of all holders shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the one year or 180-day period, as applicable to any shares so issued or transferred.

     The Company plans to register an additional 3,000,000 shares of Common Stock under the Securities Act after completion of the Offering for use by the Company as consideration for future acquisitions. Upon such registration, these shares will generally be freely tradable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act. The Company intends to contractually restrict the resale of these shares in connection with future acquisitions accounted for using the purchase method of accounting. The piggyback registration rights described above will not apply to the registration statement to be filed with respect to these 3,000,000 shares. See "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop and continue subsequent to the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the vacation rental and property management or leisure travel and tourism industries in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the vacation rental and property management industry. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $10.63 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the General Corporation Law of the State of Delaware (the "DGCL") may also discourage takeover attempts that have not been approved by the Board of Directors. The Company's By-Laws contain other provisions that may have an anti-takeover effect. See "Management -- Directors and Executive Officers" and "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

     There are a number of statements in this Prospectus that address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such matters as the Company's strategy for internal growth and improved profitability, additional capital expenditures (including the amount and nature thereof), acquisitions of assets and businesses, industry trends and other such matters. These statements are based on certain assumptions and analyses made by the Company in light of its perception of historical trends, current business and economic conditions and expected future development as well as other factors it believes are reasonable or appropriate. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations and other factors, most of which are beyond the control of the Company. Consequently, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                  THE COMPANY

     The Company will be a leading provider of vacation condominium and home rentals at premier destination resorts throughout the United States. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, the Company intends to offer vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals, while offering property owners superior management services designed to enhance their rental income. Although it has conducted no operations to date, the Company has entered into agreements to acquire, simultaneously with the closing of the Offering, the Founding Companies, which together manage approximately 10,600 condominiums, homes and hotel rooms in eight states and Canada. The Company's primary source of revenue is property rental fees, which are charged as a percentage of the vacationers' total rental price. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates for the various Founding Companies depending on the type of services provided to the property owner and the type of rental unit managed. On a pro forma basis for the year ended December 31, 1997, the Company generated total revenues of approximately $56.8 million, which includes $31.0 million of revenues from property rental fees, and net income of $6.7 million, which includes an adjustment for the Compensation Differential of approximately $2.3 million. See "Selected Financial Data -- Pro Forma Combined Statement of Operations Data." The following is a brief description of each of the Founding Companies. Information presented regarding the number of rental units is at January 31, 1998.

BEACH AND ISLAND RESORTS

     ASTON HOTELS & RESORTS. Aston Hotels & Resorts, founded in 1967 from a family business commenced in 1948, is the largest condominium resort management company and a major hotel provider in the State of Hawaii. At a total of 29 resort properties located primarily in Waikiki and on the islands of Maui, Hawaii and Kauai, Aston Hotels & Resorts manages 4,772 rental units, including over 1,500 hotel rooms. Aston Hotels & Resorts' revenue sources for 1997 were property management and service fees (84%) and other services (16%). In addition to a wide range of hotel rooms and hotel-style condominium units in Waikiki, the majority of Aston Hotels & Resorts' units are resort-based condominium rentals situated near the beach and offering a broad array of amenities, including pools, whirlpool spas, tennis courts and various other outdoor activities. Aston Hotels & Resorts offers a variety of services, including homeowners' association management, housekeeping and linen services, activities referrals, general maintenance and accounting services. Aston Hotels & Resorts' revenues for 1997 were $19.6 million.

     MAUI CONDOMINIUM AND HOME. Maui Condominium and Home Realty, Inc. ("Maui Condominium and Home"), founded in 1988, is a leading provider of beach vacation property rentals and management services in the Kihei and Wailea beach areas on the Hawaiian island of Maui. Maui Condominium and Home manages 432 rental units at 20 different properties. Almost all of Maui Condominium and Home's units are located in resort-style complexes with swimming pools, hot tubs and convenient beach access. Maui Condominium and Home's revenue sources for 1997 were property rental fees (90%) and service fees (10%). Maui Condominium and Home offers a variety of services, including housekeeping services, accounting services and assistance with refurbishing. Maui Condominium and Home's revenues for 1997 were $1.4 million.

     BRINDLEY & BRINDLEY. Brindley & Brindley Realty and Development, Inc. and B&B On The Beach, Inc. (collectively, "Brindley & Brindley"), founded in 1985, is a leading provider of beach vacation property rentals, management services and sales on the Outer Banks of North Carolina. Brindley & Brindley manages 446 rental units. Located exclusively in Corolla, North Carolina, Brindley & Brindley offers large, upscale homes well-suited for multiple or extended families. Brindley & Brindley's revenue sources for 1997 were property rental and service fees (90%) and net real estate brokerage commissions (10%). Brindley & Brindley offers a variety of services, including general maintenance, housekeeping and linen services. In addition to traditional management services, Brindley & Brindley also offers pool/spa maintenance, small appliance sales and other unique services to property owners. Brindley & Brindley's revenues for 1997 were $4.0 million.

     COASTAL RESORTS. Coastal Resorts Realty L.L.C. and Coastal Resorts Management, Inc. (collectively, "Coastal Resorts"), founded in 1982, is a leading provider of beach vacation property rentals, management services and sales in the Bethany Beach area of Delaware. Bethany Beach is a popular beach destination in the Mid-Atlantic region that offers full-scale resort facilities. Coastal Resorts manages 549 rental units, including ocean side condominiums, townhome communities with resort facilities and upscale free-standing homes. Coastal Resorts' revenue sources for 1997 were property rental and service fees (52.1%), net real estate brokerage commissions (35.1%) and other (12.8%).
Coastal Resorts offers a variety of services, including housekeeping and maintenance services, 24 hour security and concierge services. Coastal Resorts' revenues for 1997 were $3.6 million.

     THE MAURY PEOPLE. The Maury People, Inc. ("The Maury People"), whose predecessor was founded in 1969, is a leading provider of beach vacation property rentals and sales on the island of Nantucket off the coast of Massachusetts. The Maury People provides non-exclusive rental services for approximately 1,200 rental homes ranging from in-town residences to cottages and large, upscale ocean and harbor-front homes. The Maury People's revenue sources for 1997 were net property rental and service fees (30%) and net real estate brokerage commissions (70%). The Maury People is an exclusive affiliate of Sotheby's International Realty. The Maury People's revenues for 1997 were $1.2 million.

     PRISCILLA MURPHY REALTY. Priscilla Murphy Realty, Inc. and Realty Consultants Inc. (collectively, "Priscilla Murphy Realty"), founded in 1955, is a leading provider of beach vacation property rentals, management services and sales on the Florida islands of Sanibel and Captiva. Priscilla Murphy Realty manages 902 rental units. Most of Priscilla Murphy Realty's properties are condominium units designed to accommodate a wide range of budgets, from luxury, oceanfront three- and four-bedroom units to more modest single-bedroom units located a short distance from the beach. Priscilla Murphy Realty's revenue sources for 1997 were property rental and service fees (69%) and net real estate brokerage commissions (31%). Priscilla Murphy Realty offers a variety of services, including general maintenance and subcontracted housekeeping and linen services. Priscilla Murphy Realty's revenues for 1997 were $4.7 million.

     TRUPP-HODNETT ENTERPRISES. Trupp-Hodnett Enterprises, Inc. and THE Management Company (collectively, "Trupp-Hodnett Enterprises"), founded in 1987, is the leading provider of beach vacation property rentals, management services and sales on the island of St. Simons, off the coast of Georgia. St. Simon's Island is a relatively uncommercial resort community located midway between Savannah, Georgia and Jacksonville, Florida and connected to the mainland by a causeway. Trupp-Hodnett Enterprises manages 435 rental units, ranging from moderately priced hotel rooms, homes and cottages in a variety of island locations to spacious, luxurious oceanfront condominium units with on-site management and access to swimming pools, spas, tennis courts and golf courses. Trupp-Hodnett Enterprises' revenue sources for 1997 were property rental and service fees (78%) and net real estate brokerage commissions (22%). Trupp-Hodnett Enterprises offers a variety of services, including homeowner's association management, guest amenities and general maintenance and housekeeping. Trupp-Hodnett Enterprises' revenues for 1997 were $4.1 million.

MOUNTAIN RESORTS

     COLLECTION OF FINE PROPERTIES. Collection of Fine Properties, Inc. and Ten Mile Holdings, Ltd. (collectively, "Collection of Fine Properties"), founded in 1985, is a leading provider of vacation property rental and management services in the mountain resort town of Breckenridge, Colorado. Collection of Fine Properties manages 472 rental units. Most of the units are situated in condominium complexes with front desks and spa facilities and many of them are situated directly on the slopes with "ski-in ski-out" access. Collection of Fine Properties' revenue sources for 1997 were property rental and service fees (87%) and other services (13%). Collection of Fine Properties offers a variety of services, including association management, general maintenance, housekeeping and linen services and ski equipment rentals. Collection of Fine Properties' revenues for 1997 were $4.3 million.

     HOUSTON AND O'LEARY. Houston and O'Leary Company ("Houston and O'Leary"), founded in 1986, is a leading provider of luxury vacation property rentals and sales in the mountain resort town of Aspen, Colorado. Houston and O'Leary provides non-exclusive rental services for 127 rental units. Houston and

O'Leary's rental and sale properties consist primarily of unique, free-standing houses, ranging from smaller two-bedroom cottages located in Aspen proper to 10,000-plus square foot ranch-style houses overlooking Aspen. Houston and O'Leary's revenue sources for 1997 were real estate brokerage commissions (73%), property rental fees (19%) and other services (8%). Houston and O'Leary provides a concierge service which arranges for a variety of services, including housekeeping and linen services, activities referrals and general maintenance. Houston and O'Leary's revenues for 1997 were $1.6 million.

     RESORT PROPERTY MANAGEMENT. Resort Property Management, Inc. ("Resort Property Management"), founded in 1978, is a leading provider of vacation property rentals and management services in the Park City, Utah mountain resort area. Resort Property Management manages 326 rental units. Resort Property Management offers a variety of free-standing homes and condominium units at various resorts, including Deer Valley, throughout the Park City region. A majority of Resort Property Management's condominium units are located in the town of Park City and range from luxury, three-bedroom units in the historic town center to smaller, more affordable units in older condominium complexes. Resort Property Management's revenue sources for 1997 were property rental and service fees (100%). Resort Property Management offers a variety of services, including general maintenance, housekeeping and linen services and complimentary firewood. Resort Property Management's revenues for 1997 were $2.3 million.

     TELLURIDE RESORT ACCOMMODATIONS. Telluride Resort Accommodations, Inc. ("Telluride Resort Accommodations"), founded in 1985, is a leading provider of vacation property rentals and property management services in the Telluride,
Colorado mountain resort area. Telluride Resort Accommodations manages 447 rental units. Telluride Resort Accommodations' property offerings range from smaller, one-bedroom units in town to large, luxury condominiums and free-standing homes in Telluride's new Mountain Village. Telluride Resort Accommodations' revenue sources for 1997 were property rental and service fees (100%). Telluride Resort Accommodations offers a variety of services, including general maintenance and housekeeping and linen services. Telluride Resort Accommodation's revenues for 1997 were $4.3 million.

     WHISTLER CHALETS. Whistler Chalets Limited ("Whistler Chalets"), founded in 1986, is a leading provider of vacation property rentals and management services in the mountain resort village of Whistler, in British Columbia, Canada. Whistler Chalets manages 444 rental units. Whistler Chalets offers a variety of rental properties including condominium lodges, luxury townhomes and chalets with village, slopeside, golf course and lakefront locations. Whistler Chalets' revenue sources for 1997 were property rental and service fees (95%) and other (5%). Whistler Chalets offers a variety of services, including housekeeping and linen services, general maintenance, accounting services and payment processing. Whistler Chalets' revenues for 1997 were $2.1 million.

SOFTWARE SALES AND SERVICES

     FIRST RESORT. First Resort Software, Inc. ("First Resort"), founded in 1985, is a leading provider of software services to vacation rental and property management companies. First Resort software allows vacation rental and property management companies to automate and computerize the three key areas of the vacation rental and property management business: reservations, rental management and owner accounting. First Resort also offers additional modules and interfaces, including a work order generator, activities management system, credit card interface and world wide web-enabled reservations. Most purchasers of First Resort software also enter into annual software service contracts. Currently, First Resort has more than 650 clients. All First Resort software is Year 2000 compliant. First Resort's revenue sources for 1997 were software sales (46%), software service (49%) and other (5%). First Resort's revenues for 1997 were $2.9 million.

THE COMBINATIONS

     The aggregate purchase consideration being paid by RQI to acquire the Founding Companies consists of approximately $55.1 million in cash, 6,123,786 shares of Common Stock, and the assumption of approximately $5.3 million in outstanding indebtedness of the Founding Companies. The closing of each Combination is subject to customary conditions. These conditions include, among others, the accu-racy on the closing date of the Combinations of the representations and warranties made by the Founding Companies, their principal stockholders and by the Company; the performance of each of their respective covenants included in the agreements relating to the Combinations; and the absence of any material adverse change in the business, financial condition or results of operations of each Founding Company. No assurance can be given that the conditions to the closing of all the Combinations will be satisfied or waived or that each Combination will close. See "Certain Transactions."

     The Company's executive offices are located at 1355-B Lynnfield Road, Suite 245, Memphis, TN 38119, and its telephone number is (901) 818-5445.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 5,800,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses), are estimated to be approximately $55.3 million ($64.2 million if the Underwriters' over-allotment option is exercised in full). The net proceeds, together with $4.6 million of indebtedness to be incurred under the Credit Facility, will be used to pay the cash portion of the purchase price for the Founding Companies ($55.1 million) and to repay debt assumed in the Combinations ($4.8 million). $46.5 million of the cash portion of the purchase price for the Founding Companies will be paid directly or indirectly to former stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company. See "Certain Transactions -- Organization of the Company."

     If the Underwriters' over-allotment option is exercised in full, approximately $8.9 million of remaining net proceeds will be used to pay amounts to be outstanding under the Credit Facility, for working capital and other general corporate purposes, which are expected to include future acquisitions. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with several of such acquisition candidates. The Company currently has no agreements to effect any acquisitions at this time. See "Certain Transactions -- Other Transactions." Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

     The Company intends to finance future acquisitions through internally generated cash flow, borrowing from the Credit Facility and in certain instances through the issuance of Common Stock to the owners of businesses to be acquired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, it is expected that the Credit Facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and current maturities of long-term obligations and the capitalization of the Company as of March 31, 1998 (i) on a pro forma basis to give effect to the Combinations and (ii) as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.



                                                                               MARCH 31, 1998
                                                                       ------------------------------
                                                                        PRO FORMA (1)     AS ADJUSTED
                                                                       ---------------   ------------
                                                                               (IN THOUSANDS)

Short-term debt, including current maturities of long-term obliga-
 tions .............................................................      $     820       $      17
                                                                          =========       =========
Long-term obligations, less current maturities .....................      $   4,468       $   5,029
Stockholders' equity:
 Preferred Stock: $0.01 par, 10,000,000 shares authorized; none is-
   sued or outstanding .............................................             --              --
 Common Stock: $0.01 par, 50,000,000 shares authorized; 9,258,416 shares outstanding, pro forma; and 15,058,416 shares outstand-
   ing, pro forma as adjusted (2) ..................................             93             151
 Additional paid-in capital ........................................         69,296         124,780
 Distribution in excess of predecessor basis in net assets .........        (29,500)        (29,500)
 Retained earnings .................................................          4,297           4,297
                                                                          ---------       ---------
   Total stockholders' equity ......................................         44,186          99,728
                                                                          ---------       ---------
    Total capitalization ...........................................      $  48,654       $ 104,757
                                                                          =========       =========


----------
(1) Combines the respective accounts of RQI and the Founding Companies at March 31, 1998 and gives effect to the reclassification of the Founding Companies' common stock as additional paid-in capital.

(2) Includes 3,134,630 shares of Restricted Common Stock, including 518,369 shares issued to management and an aggregate of 2,616,261 shares issued to Alpine Consolidated II, LLC and Capstone Partners, LLC and certain other stockholders. See "Description of Capital Stock -- Common Stock and Restricted Common Stock." Excludes 1,641,000 shares of Common Stock subject to options to be granted concurrently with the Offering at an exercise price equal to the initial public offering price. See "Management -- 1998 Long-Term Incentive Plan."

                                    DILUTION

     The deficit in pro forma net tangible book value of the Company as of March 31, 1998 was approximately $50.0 million, or approximately $(5.40) per share of Common Stock. The pro forma net tangible book value per share represents the Company's pro forma total tangible assets less its total liabilities, divided by the number of shares of Common Stock to be outstanding after giving effect to the Combinations. After giving effect to the sale of the 5,800,000 shares of Common Stock offered hereby, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of March 31, 1998 would have been approximately $5.5 million, or approximately $0.37 per share, based on an assumed initial public offering price of $11.00 per share. This represents an immediate increase in pro forma net tangible book value of approximately $5.77 per share to existing stockholders and an immediate dilution of approximately $10.63 per share to new investors purchasing the shares in the Offering. The following table illustrates this pro forma dilution:


Assumed initial public offering price per share ........................                 $ 11.00
                                                                                         -------
 Pro forma deficit in net tangible book value per share before the
   Offering ............................................................   $(5.40)
 Increase in pro forma net tangible book value per share attributable
   to new investors ....................................................     5.77
                                                                           ------
Pro forma net tangible book value per share after the Offering .........                    0.37
                                                                                         -------
Dilution in net tangible book value per share to new investors .........                 $ 10.63
                                                                                         =======

     The following table sets forth, on a pro forma combined basis to give effect to the Combinations at December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares of Common Stock from the Company in the Offering:



                                      SHARES PURCHASED                              AVERAGE
                                  ------------------------          TOTAL            PRICE
                                     NUMBER       PERCENT     CONSIDERATION (1)    PER SHARE
                                     ------       -------     -----------------    ---------
Existing Shareholders .........    9,258,416        61.5%      $ (49,950,000)      $ (5.40)
New Investors .................    5,800,000        38.5          63,800,000         11.00
                                   ---------       -----       -------------
Total .........................   15,058,416       100.0%      $  13,850,000
                                  ==========       =====       =============


----------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity, including the stockholders' equity of the Founding Companies, before the Offering, adjusted to reflect: (i) the payment of $55.1 million in cash to the stockholders of the Founding Companies as part of the consideration for the Combinations and to repay debt assumed in the Combinations, (ii) the transfer of certain non-operating assets to and the assumption or retirement of certain liabilities of certain stockholders of the Founding Companies in the net amount of approximately $5.1 million in connection with the Combinations; and (iii) the payment of the working capital adjustment in connection with the Combinations of approximately $232,000. See "Use of Proceeds" and "Capitalization."

                             SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     RQI will consummate the Combinations with the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, Aston Hotels & Resorts, one of the Founding Companies, has been designated as the "accounting acquiror." The following selected historical financial data of Aston Hotels & Resorts at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1995, 1996 and 1997 have been derived from the audited financial statements of Aston Hotels & Resorts, included elsewhere in this Prospectus. The following selected historical financial data for Aston Hotels & Resorts at December 31, 1993, 1994 and 1995 and at March 31, 1998 and for the years ended December 31, 1993 and 1994 and for the three months ended March 31, 1997 and 1998, have been derived from unaudited financial statements of Aston Hotels & Resorts, which have been prepared on the same basis as the audited financial statements and, in the opinion of Aston Hotels & Resorts, reflect all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such data. The selected unaudited pro forma combined financial data present data for the Company, adjusted for (i) the effects of the Combinations on a historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements described below; and (iii) the consummation of the Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical Financial Statements of Aston Hotels & Resorts and certain of the Founding Companies and the Notes thereto included elsewhere in the Prospectus.


                                                                                                       THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                             MARCH 31,
                                    ---------------------------------------------------------------   ---------------------
                                       1993         1994         1995         1996          1997         1997        1998
                                       ----         ----         ----         ----          ----         ----        ----
STATEMENT OF OPERATIONS
 DATA:
ASTON HOTELS & RESORTS
 Revenues .......................    $15,575      $20,421      $19,048      $19,460      $ 19,554      $ 5,581     $ 5,693
 Operating expenses .............      9,924       12,406       10,550       10,401         8,908        2,377       2,422
 General and administra-
   tive expenses ................      3,651        5,444        5,434        5,574         5,475        1,149       1,389
                                     -------      -------      -------      -------      --------      -------     -------
 Income from operations .........      2,000        2,571        3,064        3,485         5,171        2,055       1,882
 Interest expense, net ..........         93          246          771          342            86          168         185
                                     -------      -------      -------      -------      --------      -------     -------
 Income from continuing
   operations ...................    $ 1,907      $ 2,325      $ 2,293      $ 3,143      $  5,085      $ 1,887     $ 1,697
                                     =======      =======      =======      =======      ========      =======     =======



                                                            YEAR ENDED        THREE MONTHS ENDED
                                                           DECEMBER 31,            MARCH 31,
                                                          -------------- -----------------------------
                                                               1997           1997           1998
                                                               ----           ----           ----
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA (1):
 Revenue:
   Property rental fees .................................  $    30,990    $    12,542    $    13,754
   Service fees .........................................       12,713          3,263          4,087
   Other ................................................       13,116          3,015          3,480
                                                           -----------    -----------    -----------
                                                                56,819         18,820         21,321
 Operating expenses (2) .................................       27,680          7,327          7,949
 General and administrative expenses (2) ................       12,383          2,619          3,607
 Depreciation and amortization (3) ......................        3,921            993            993
                                                           -----------    -----------    -----------
 Income from operations .................................       12,835          7,881          8,772
 Interest and other income, net .........................          (39)           (36)           143
                                                           -----------    -----------    -----------
 Income before income taxes .............................       12,796          7,845          8,915
 Provision for income taxes .............................        6,077          3,396          3,703
                                                           -----------    -----------    -----------
 Net income .............................................  $     6,719    $     4,449    $     5,212
                                                           ===========    ===========    ===========
 Net income per share ...................................  $      0.45    $      0.29    $      0.35
                                                           ===========    ===========    ===========
 Shares used in computing pro forma income per share (4)    15,058,416     15,058,416     15,058,416


                                                 ASTON HOTELS & RESORTS
                            ------------------------------------------------------------------------------
                                                      DECEMBER 31,
                            ----------------------------------------------------------------   MARCH 31,
                                1993         1994         1995         1996         1997         1998
                                ----         ----         ----         ----         ----         ----
BALANCE SHEET DATA:
 Working capital surplus
   (deficit) (7) ..........   $ (1,248)    $ (3,919)    $ (3,581)    $ (1,933)    $ (4,588)    $ (3,581)
 Total assets (8) .........      5,310        9,373       13,904       13,470       15,062       12,019
 Long-term debt ...........      1,844        2,396        2,133        2,816        2,804        2,301
 Stockholders' equity
   (deficit) ..............       (395)        (395)        (395)         105          105          105


                                                COMBINED COMPANIES
                                                  MARCH 31, 1998
                                            --------------------------------

                                             PRO FORMA (5)   AS ADJUSTED (6)
                                             -------------   ---------------
BALANCE SHEET DATA:

 Working capital surplus
   (deficit) (7) ..........                  $ (52,627)       $   3,476
 Total assets (8) .........                    137,066          137,302
 Long-term debt ...........                      4,468            5,029
 Stockholders' equity
   (deficit) ..............                     44,186           99,728


----------
(1) The unaudited pro forma combined statement of operations data assume that the Combinations and the Offering were consummated on January 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined statement of operations data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Following the Combinations, the Company expects to realize certain savings as a result of the consolidation of insurance, employee benefits and other general and administrative expenses. The Company cannot quantify these savings accurately at this time. Consequently, the Company is unable to determine at this time whether these savings will be material or not. Any such savings may be offset by the costs of being a publicly traded company and the incremental costs related to the Company's new management team. However, these costs, like the savings that they offset, cannot be quantified accurately at this time. Neither these anticipated savings nor these anticipated costs have been included in the pro forma combined financial information of the Company.

(2) The pro forma combined statement of operations data includes the Compensation Differential and excludes the effect of the exclusion of certain non-operating assets and the assumption or retirement of certain liabilities that will be retained by certain stockholders of the Founding Companies. For the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, the Compensation Differential was approximately $2.3 million, $299,000 and $690,000, respectively.

(3) Reflects amortization of the goodwill (which is not deductible for tax purposes) to be recorded as a result of the Combinations over a 40-year period except for the goodwill related to First Resort, which will be amortized over a 15-year period, and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes (i) 6,123,786 shares to be issued to owners of the Founding Companies; (ii) 3,134,630 shares issued to the management and founders of RQI; and (iii) 5,800,000 shares representing the number of shares sold in the Offering necessary to pay the cash portion of the consideration for the Combinations, to repay debt assumed in the Combinations and to pay the estimated underwriting discount and other Offering expenses. Excludes options to purchase 1,641,000 shares to be granted concurrently with the Offering at an exercise price equal to the initial public offering price. See "Certain Transactions."

(5) The pro forma combined balance sheet data assume that the Combinations were consummated on March 31, 1998. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(6) Adjusted for the sale of 5,800,000 shares of Common Stock offered hereby (less estimated underwriting discount and offering expenses) and the application of the net proceeds therefrom.

(7) Includes the cash portion of the consideration to be paid to the Founding Companies and the amount of debt to be repaid from net proceeds of the
    Offering of $59.9 million, borrowings under the line of credit of $4.6 million and approximately $232,000 representing certain working capital adjustments from certain stockholders of the Founding Companies in connection with the Combinations.

(8) Reflects (i) the creation of approximately  $94.1 million of goodwill in and
    (ii) a reduction of net assets, including certain non-operating assets and the assumption of or retirement of certain liabilities of approximately $5.1 million that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read with "Selected Financial Data" and the Founding Companies' Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     Upon consummation of the Offering, the Company will be a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, the Company intends to offer vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals while offering property owners superior management services designed to enhance their rental income. Upon consummation of the Offering, the Company will acquire the 13 Founding Companies which manage approximately 10,600 condominiums, homes and hotel rooms nationwide and in Canada. These condominiums and homes are located in beach and island resorts such as the Hawaiian Islands; Bethany Beach, DE; Nantucket, MA; the Outer Banks, NC; Sanibel and Captiva Islands, FL; and St. Simons Island, GA; and mountain resorts such as Aspen, Breckenridge and Telluride, CO; Park City, UT; and Whistler, B.C. Six of the Founding Companies also offer real estate brokerage services. First Resort Software, one of the Founding Companies, is a leading provider of integrated management services and reservations and accounting software for the vacation rental and property management industry.

     The Company's revenues are derived primarily from property rental fees on vacation condominium and home rentals, and service fees from additional services provided to vacationers and property owners. The Company receives property rental fees when the properties are rented, which are generally a percentage of the rental price of the vacation condominium or home ranging from approximately 3% to over 40% based upon the type of services provided by the Company to the property owner and the type of rental unit managed. Revenues are recognized by the Company on the property rental fees received from property owners, not on the total rental price of the vacation condominium or home, and generally are recognized ratably over the rental period. On a pro forma basis for the year ended December 31, 1997, the Company recognized $31.0 million of property rental fees, representing 54.5% of the Company's total 1997 revenues. Additional services provided to vacationers, such as reservations, housekeeping, trip cancellation insurance and long-distance telephone, are charged separately and recorded as service fees revenue by the Company. During 1997, the Company recognized $12.7 million of service fees, representing 22.4% of the Company's total 1997 pro forma revenues. The Company's remaining $13.1 million of 1997 pro forma revenues are derived from other sources, including management of homeowners' associations, the sale and service of vacation rental and property management software, net broker commissions on real estate sales, and a food & beverage facility. The Company does not view the sources of other revenues as a significant area of future growth, but only as a means to retain and increase the number of rental units under Company management.

     Operating expenses include direct compensation, telecommunications expenses, housekeeping supplies, printing, marketing and food & beverage costs. Compensation includes salary, wages, bonus and benefits for employees involved with the rental or maintenance of the rental units, housekeeping, reservations, marketing and the food & beverage facility. Telecommunications costs result primarily from the cost of toll-free numbers maintained by each of the Founding Companies, as well as the cost of telephone service provided by the Company to property owners in certain markets. General and administrative expenses consist primarily of salary, wages, bonus and benefits for owners as well as other non-operations personnel, fees for professional services, depreciation, rent and other general office expenses.

     The Founding Companies have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (S Corporations or C Corporations) which have influenced the historical level of owners' compensation. The owners and key employees of the Founding Companies have agreed to certain, and in some cases substantial, reductions in their salary, bonus and benefits in connection with the Combinations (the "Compensation Differential"). The Compen-sation Differentials for the three months ended March 31, 1998 and 1997, and for the year ended December 31, 1997, were $690,000, $299,000 and $2.3 million, respectively, and have been reflected as pro forma adjustments in the Unaudited Pro Forma Combined Statement of Operations of the Company.

     Following the Combinations, the Company expects to realize certain savings as a result of the consolidation of insurance, employee benefits and other general and administrative expenses. The Company cannot quantify these savings accurately at this time. Consequently, the Company is unable to determine at this time whether these savings will be material or not. Any such savings may be offset by the costs of being a publicly traded company and the incremental costs related to the Company's new management team. However, these costs, like the savings that they offset, cannot be quantified accurately at this time. Neither these anticipated savings nor these anticipated costs have been included in the pro forma combined financial information of the Company.

     In  July  1996,  the  Securities  and  Exchange   Commission  issued  Staff
Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, one of the companies must be designated as the accounting acquiror. Aston Hotels & Resorts has been identified as the accounting acquiror for financial statement presentation purposes (i.e., carryover basis). For the remaining companies, $68.6 million, representing the excess of the fair value of the Merger consideration received over the fair value of the net assets to be acquired, will be recorded as "goodwill" on the Company's balance sheet. In addition, goodwill of $25.5 million will be recorded and attributed to the Restricted Common Stock issued to management of and consultants to RQI. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period other than that associated with the acquisition of First Resort, which will be amortized over a 15-year period. The pro forma impact of this amortization expense, which is non-deductible for tax purposes, is $2.6 million per year on an after-tax basis. In addition, $29.5 million was paid to the owners of Aston Hotels & Resorts and has been reflected as "Distributions in Excess of Predecessor Basis in Net Assets" in the pro forma financial statements. See "Certain Transactions -- Organization of the Company."

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The business of the Founding Companies is highly seasonal. The results of operations of each of the Founding Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the vacation rental and property management industry, with peak seasons dependent on whether the resort is primarily a summer or winter destination. During 1997, the Company derived approximately 38% of its pro forma revenues and 61% of its operating income in the first quarter and 25% of its pro forma revenues and 25% of its operating income in the third quarter. Although the seasonality of the Company's revenues and earnings may be partially mitigated by the geographic diversity of the Founding Companies and companies that may be acquired in the future, there is likely to continue to be a significant seasonal factor with respect to the Company's revenues and earnings. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, the timing of real estate sales, changes in relationships with travel providers, extreme weather conditions or other factors affecting leisure travel and the vacation rental and property management industry. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock which in turn could adversely effect the Company's proposed acquisition strategy.

INFLATION

     Inflation did not have a significant effect on the combined results of operations of the Founding Companies for 1995, 1996 or 1997 or the three months ended March 31, 1998.

PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

     Results of Operations

     The Founding Companies' pro forma combined results of operations for the periods presented give effect to the Combinations and Offering as if they had occurred on January 1, 1997.

     The following table sets forth the pro forma combined results of operations of the Founding Companies on a pro forma basis and as a percentage of pro forma revenues for the periods indicated. See the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 and for the three month periods ended March 31, 1997 and March 31, 1998, respectively, appearing on pages F-6 through F-11 of the Financial Statements.


                                   YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                               -------------------------------   ---------------------------------------------------
                                            1997                           1997                       1998
                               -------------------------------   ------------------------   ------------------------
                                                                (DOLLARS IN THOUSANDS)

                                                                                     (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues ...................           $56,819         100.0%     $18,820         100.0%     $21,321         100.0%
Operating expenses .........            27,680          48.7        7,327          38.9        7,949          37.3
                                       -------         -----      -------         -----      -------         -----
                                       $29,139          51.3%     $11,493          61.1%     $13,372          62.7%
                                       =======         =====      =======         =====      =======         =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Pro forma combined revenues increased $2.5 million, or 13.3%, from $18.8 million in 1997 to $21.3 million in 1998, primarily due to an increase in service and management fees resulting from a higher number of units under management.

     Operating Expenses. Pro forma combined operating expenses increased $622,000, or 8.5%, from $7.3 million in 1997 to $7.9 million in 1998. As a percentage of revenues, operating expenses decreased from 38.9% in 1997 to 37.3% in 1998, primarily due to increased salaries, commissions and benefits.

TWELVE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Pro forma combined revenues of $56.8 million are comprised of rental operations of $31.0 million (54.5%), service revenues of $12.7 million (22.4%), and other revenues of $13.1 million (23.1%).

     Operating Expenses. Pro forma combined operating expenses include salaries and benefits of management and service personnel, facilities maintenance and goods and services primarily related to rental operations.

COMBINED FOUNDING COMPANIES

     Results of Operations

     The Founding  Companies'  combined  results of  operations  for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are a summation of the revenues and operating expenses of the individual Founding Companies on a historical basis. The historical combined results of operations exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because: (i) the Founding Companies were not under common control or management during the periods presented; (ii) the Company will incur incremental costs related to its new corporate management team and the costs of being a publicly traded company; and (iii) the combined data do not reflect potential benefits and cost savings the Company expects to realize when operating as a combined entity.

     The following table sets forth the combined results of operations of the Founding Companies on a historical basis and as a percentage of revenues for the periods indicated. See the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 and for the three month periods ended March 31, 1997 and March 31, 1998, respectively, appearing on pages F-6 through F-11 of the Financial Statements.


                                        YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                             --------------------------------------------- ---------------------------------------------
                                      1996                   1997                   1997                   1998
                             ---------------------- ---------------------- ---------------------- ----------------------
                                              (UNAUDITED)                                   (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues ...................  $49,980       100.0%   $56,027       100.0%   $18,540       100.0%   $19,831       100.0%
Operating expenses .........   29,352        58.7     28,095        50.1      7,427        40.0      7,994        40.3
                              -------       -----    -------       -----    -------       -----    -------       -----
                              $20,628        41.3%   $27,932        49.9%   $11,113        60.0%   $11,837        59.7%
                              =======       =====    =======       =====    =======       =====    =======       =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues increased $1.3 million, or 7.0%, from $18.5 million in 1997 to $19.8 million in 1998, primarily due to an increase in real estate commissions, and service and management fees resulting from a higher number of units under management.

     Operating Expenses. Operating expenses increased $567,000, or 7.6%, from $7.4 million in 1997 to $8.0 million in 1998. As a percentage of revenues, operating expenses increased from 40.0% in 1997 to 40.3% in 1998, primarily due to increased salaries and benefits.

     Liquidity and Capital Resources

     The Company is a holding company that conducts all of its operations through its subsidiaries (the Founding Companies). Accordingly, the primary internal source of the Company's liquidity is through the cash flows of its subsidiaries. The Company generated historical combined cash flows from operating activities of $6.2 million in 1998, primarily due to $1.8 million of net income from continuing operations. Historical combined cash flows used in investing activities by the Company was $2.6 million in 1998. The Company's 1997 cash used in financing activities totalled $0.2 million, which included $3.9 million of distributions to stockholders and $684,000 net advance from long-term debt. At March 31, 1998, the Company had working capital of $189,000 and $12.9 million of outstanding long-term debt and other long-term liabilities.

     After the consummation of the Combinations and the Offering, the Company will have approximately $23.1 million in cash, cash equivalents and cash held in trust, of which $14.0 million represents cash held in trust, and approximately $5.0 million of outstanding indebtedness. The cash held in trust is released at varying times in accordance with state regulations, generally based upon the guest stay. Certain assets, including real estate, personal property, receivables and cash, that are not used in the operations of certain Founding Companies will be excluded from the Combinations and retained by the respective stockholders of such Founding Companies. Certain non-operating assets and the assumption of certain debt, of approximately $5.1 million, will be excluded from the combinations and retained by certain stockholders of the Founding Companies. These exclusions have been reflected in the pro forma combined balance sheet of the Company at March 31, 1998.

     At March 31, 1998, Aston Hotels & Resorts had guaranteed or co-signed debts of its principal stockholder in the aggregate amount of approximately $16.4 million, which primarily relate to mortgage loans on two hotels managed by Aston Hotels & Resorts. Management believes the likelihood that Aston Hotels & Resorts will be called upon to perform under the guaranty is remote. These debts will be fully collateralized with real estate, cash or cash equivalents, including shares of Common Stock, pledged either to the lenders of such debt or Aston Hotels & Resorts to secure such debt. The principal stockholder also has agreed to cause Aston Hotels & Resorts' guarantee of such debt to be released as soon as practicable. In addition, the principal stockholder will be indebted to Aston Hotels & Resorts in the aggregate amount of $4 million after the Combinations. This debt also will be fully collateralized with real estate, cash or cash equivalents pledged to Aston Hotels & Resorts.

     The Company has received a commitment from NationsBank N.A. for the Credit Facility, which bears interest at an annual rate of LIBOR plus 125 to 200 basis points and will require the Company to comply with various restrictive loan covenants. The Credit Facility is available to fund acquisitions, working capital, capital expenditures, and other general corporate purposes. The Company will use the Credit Facility and the net proceeds of the Offering to fund the cash portion of the purchase price of the Founding Companies and for the repayment of debt incurred in the acquisition of the Founding Companies. Upon completion of the Offering, the Company will have $4.6 million outstanding under its Credit Facility. If the Underwriters' over-allotment option is exercised in full, approximately $8.9 million of remaining net proceeds will be used to pay amounts outstanding under the Credit Facility and for working capital and other general corporate purposes. Although Aston Hotels & Resorts has received a commitment for the Credit Facility, there can be no assurance that the Company will be able to obtain the Credit Facility on terms it deems acceptable.

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for the foreseeable future. Total capital expenditures for 1998 are anticipated to be between $1.5 million and $2 million, of which approximately $200,000 will be for software development, with the balance going to furniture, fixtures and equipment. The Company made capital expenditures of approximately $480,000 for the three months ended March 31, 1998.

     The Company intends to pursue attractive acquisition opportunities. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company, as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including the failure of acquired companies to achieve anticipated results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of cash flow from operations and borrowings, including borrowings under the Credit Facility, as well as issue additional equity. The Company intends to register an additional 3,000,000 shares of its Common Stock under the Securities Act for issuance to the owners of businesses to be acquired in the future.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $6.0 million, or 12.1%, from $50.0 million in 1996 to $56.0 million in 1997, primarily due to an increase in property rental and service fees resulting from a higher number of units under management and higher average rental rates.

     Operating Expenses. Operating expenses remained relatively constant at $29.4 million in 1996 and $28.1 million in 1997. As a percentage of net revenues, operating expenses decreased from 58.7% in 1996 to 50.1% in 1997, primarily due to the increase in revenues, leverage from higher average rental rates, and cost controls.

   Liquidity and Capital Resources

     The Company generated cash flows from operating activities of $11.5 million in 1997, primarily due to $11.2 million of net income from continuing operations. Cash flows used in investing activities by the Company was $8.9 million in 1997 and was primarily used for acquisition of assets, repayments of advances of affiliates and purchase of property and equipment. The Company's 1997 cash flows from financing activities totaled $917,000 which included $6.1 million of distributions to shareholders and a $4.8 million net advance from long-term debt. As of December 31, 1997, the Company had a working capital deficit of $5.1 million and $14.0 million of outstanding long-term debt, other long-term liabilities and net liabilities of discontinued operations. The Company made capital expenditures of approximately $1.4 million in 1997.

ASTON HOTELS & RESORTS

     Results of Continuing Operations

     Aston Hotels & Resorts is the largest condominium resort management company and a major hotel provider in the state of Hawaii. Aston Hotels & Resorts' principal revenue sources for 1997 were property rental fees (41%) and service fees (43%). Aston Hotels & Resorts has decided to discontinue its hotel leasing and operating business and such business is not reflected in the results of continuing operations. Results of operations for the hotel leasing and operating business are reflected as discontinued operations. The following table sets forth the results of continuing operations for Aston Hotels & Resorts on a historical basis and as a percentage of net revenues for the periods indicated.



                                                      YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------
                                         1995                   1996                   1997
                                ---------------------- ---------------------- ----------------------
(DOLLARS IN THOUSANDS)
Revenues ......................  $19,048       100.0%   $19,460       100.0%   $19,554       100.0%
Operating expenses ............   10,550        55.4     10,401        53.5      8,908        45.6
General and administrative
 expenses .....................    5,434        28.5      5,574        28.6      5,475        28.0
                                 -------       -----    -------       -----    -------       -----
Income from operations ........    3,064        16.1      3,485        17.9      5,171        26.4
Other income (expense) ........     (771)      ( 4.0)      (342)      ( 1.7)       (86)      ( 0.4)
                                 -------       -----    -------       -----    -------       -----
Net income ....................  $ 2,293        12.1%   $ 3,143        16.2%   $ 5,085        26.0%
                                 =======       =====    =======       =====    =======       =====
Compensation Differential.       $   380                $   282                $   282
                                 =======                =======                =======




                                       THREE MONTHS ENDED MARCH 31,
                                -------------------------------------------
                                        1997                  1998
                                --------------------- ---------------------
(DOLLARS IN THOUSANDS)
Revenues ......................  $5,581       100.0%   $5,693       100.0%
Operating expenses ............   2,377        42.6     2,422        42.5
General and administrative
 expenses .....................   1,149        20.6     1,389        24.4
                                 ------       -----    ------       -----
Income from operations ........   2,055        36.8     1,882        33.1
Other income (expense) ........    (168)      ( 3.0)     (185)      ( 3.3)
                                 ------       -----    ------       -----
Net income ....................  $1,887        33.8%   $1,697        29.8%
                                 ======       =====    ======       =====
Compensation Differential.       $   73                $   70
                                 ======                ======


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues increased $112,000 or 2%, from $5.6 million in 1997 to $5.7 million in 1998, due to an increase in service fees resulting from a higher number of units under management.

     Operating Expenses. Operating expenses remained relatively constant at $2.4 million for 1997 and 1998.

     General and Administrative Expenses. General and administrative expenses increased $240,000 or 20.9%, from $1.1 million for 1997 to $1.4 million for 1998. As a percentage of revenues, general and administrative expenses increased from 20.6% in 1997 to 24.4% in 1998, primarily due to higher salaries and benefits. As a percentage of revenues, excluding the Compensation Differential of $73,000 in 1997 and $70,000 in 1998, operating income increases from 36.8% to 38.1% in 1997 and from 33.1% to 34.3% in 1998.

     Other Income (Expense). Other income (expense) remained constant for 1997 and 1998.

     Net Income. Net income decreased $190,000 or 10.1% from $1.9 million for 1997 to $1.7 million for 1998, primarily due to items discussed above.

   Liquidity and Capital Resources

     Aston Hotels & Resorts generated cash flows from operating activities of $510,000 in 1998 primarily due to $1.7 million of net income from continuing operations. Cash provided by investing activities by Aston Hotels & Resorts was $497,000 in 1998, due primarily to an increase in security deposits. At March 31, 1998, advances to stockholders and affiliates totaled $6.4 million. Aston Hotels & Resorts' 1998 cash used in financing activities totaled $1.4 million, which included a $3.3 million distribution to stockholders and $1.3 million in payments of other long-term obligations offset by $3.2 million of repayment of advances to stockholder and affiliates. At March 31, 1998, Aston Hotels & Resorts had a working capital deficit of $3.6 million and $3.5 million of outstanding long-term debt.

     At March 31, 1998, Aston Hotels & Resorts had guaranteed or co-signed debts of its principal stockholder in the aggregate amount of approximately $16.4 million, which primarily relates to mortgage loans on two hotels managed by Aston Hotels & Resorts. These debts will be fully collateralized with real estate, cash or cash equivalents, including shares of Common Stock, pledged either to the lenders of such debt or Aston Hotels & Resorts to secure such debt. The principal stockholder also has agreed to cause Aston Hotels & Resorts' guarantee of such debt to be released as soon as practicable. In addition, the principal stockholder will be indebted to Aston Hotels & Resorts in the aggregate amount of $4 million after the Combinations. This debt also will be fully collateralized with real estate, cash or cash equivalents pledged to Aston Hotels & Resorts.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Revenues were flat year over year.

     Operating Expenses. Operating expenses decreased approximately $1.5 million, or 14.4%, from $10.4 million in 1996 to $8.9 million in 1997. As a percentage of revenues, operating expenses decreased from 53.4% in 1996 to 45.6% in 1997, primarily due to a reduction in salaries, bonuses, and promotional and marketing expenses.

     General and Administrative Expenses. General and administrative expenses in total and as a percentage of revenues were relatively flat year over year. As a percentage of revenues, excluding the Compensation Differential of $282,000 in 1996 and 1997, operating income increases from 17.9% to 19.4% in 1996 and from 26.4% to 27.9% in 1997.

     Other Income (Expense). Other income (expense) decreased $256,000 or 74.9% from net expense of $342,000 in 1996 to net expense of $86,000 primarily due to gain on sale of assets.

     Net income. Net income increased approximately $1.9 million or 61.8% from $3.1 million in 1996 to $5.1 million in 1997, primarily due to items discussed above.

TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $412,000, or 2.2%, from $19.0 million in 1995 to $19.5 million in 1996.

     Operating Expenses. Operating expenses decreased $149,000, or 1.4%, from $10.6 million in 1995 to $10.4 million in 1996. As a percentage of net revenues, operating expenses decreased from 55.4% to 53.4%, primarily due to higher revenues.

     General and Administrative Expenses. General and administrative expenses increased $140,000, or 2.6%, from $5.4 million in 1995 to $5.6 million in 1996. As a percentage of revenues, general and administrative expenses increased from 28.5% in 1995 to 28.6% in 1996, primarily due to higher revenues. As a percentage of revenues, excluding the Compensation Differential of $380,000 and $282,000 in 1995 and 1996, respectively, operating income increases from 16.1% to 18.1% in 1995 and from 17.9% to 19.4% in 1996.

     Other Income (Expense). Other income (expense) decreased $429,000 or 55.6% from $771,000 in 1995 to $342,000 in 1996, primarily due to arbitration expenses incurred in 1995 of $365,000, the gain on sale of assets in 1996 of $394,000 and additional interest expense in 1996.

     Net Income. Net income increased $850,000 or 37.1% from $2.3 million in 1995 to $3.1 million in 1996, primarily due to items discussed above.

   Liquidity and Capital Resources

     Aston Hotels & Resorts generated cash flows from operating activities of $5.9 million in 1997 primarily due to $5.1 million of net income from continuing operations. Aston Hotels & Resorts' cash provided by investing activities was $346,000 in 1997 and was primarily generated from the proceeds from sale of an asset of a partnership. As of December 31, 1997, advances to stockholder and affiliates totaled $9.5 million. Aston Hotels & Resorts' 1997 cash used in financing activities totaled $6.8 million, which included a $3.6 million distribution to a stockholder, $2.2 million of advances to affiliates and stockholder and $960,000 in payments of other long-term obligations. As of December 31, 1997, Aston Hotels & Resorts had a working capital deficit of $4.6 million, and $5.5 million of outstanding long-term debt, capital leases and net liabilities of discontinued operations.

     Aston Hotels & Resorts has provided guarantees for, or is the cosigner on, business and personal debts of its principal stockholder, primarily on the two hotels of the principal stockholder, managed by Aston Hotels & Resorts. At December 31, 1997, those debts totaled $17.4 million. In addition, Aston Hotels & Resorts' principal stockholder has personally guaranteed certain of Aston Hotels & Resorts debt and capital lease obligations. As of December 31, 1997, the guaranteed obligations totalled $2.8 million.

COLLECTION OF FINE PROPERTIES

     Results of Operations

     Collection of Fine Properties is a leading provider of vacation property rentals and management services in the ski and mountain resort town of Breckenridge, Colorado. Collection of Fine Properties' principal revenue source for 1997 was property rental fees (82%). The following table sets forth the combined results of operations for Collection of Fine Properties on a historical basis and as a percentage of revenues for the periods indicated.


                                                 YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------
                                     1995                  1996                  1997
                             --------------------- --------------------- ---------------------
(DOLLARS IN THOUSANDS)
Revenues ...................  $3,500      100.0%    $4,141       100.0%   $4,303       100.0%
Operating expenses .........   2,621       74.9      2,777        67.1     2,830        65.8
General and administra-
 tive expenses .............     923       26.4        948        22.9       893        20.8
                              ------      -----     ------       -----    ------       -----
Income from operations           (44)     ( 1.3)       416        10.0       580        13.4
Other income (expense)           (13)     ( 0.3)       116         2.8       133         3.2
                              ------      -----     ------       -----    ------       -----
Net income .................  $  (57)     ( 1.6)%   $  532        12.8%   $  713        16.6%
                              ======      =====     ======       =====    ======       =====
Compensation Differen-
 tial ......................  $   64                $   74                $   94
                              ======                ======                ======



                                    THREE MONTHS ENDED MARCH 31,
                             -------------------------------------------
                                     1997                  1998
                             --------------------- ---------------------
                                             (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues ...................  $2,714       100.0%   $2,689       100.0%
Operating expenses .........   1,021        37.6       930        34.6
General and administra-
 tive expenses .............     238         8.8       224         8.3
                              ------       -----    ------       -----
Income from operations         1,455        53.6     1,535        57.1
Other income (expense)            54         2.0        49         1.8
                              ------       -----    ------       -----
Net income .................  $1,509        55.6%   $1,584        58.9%
                              ======       =====    ======       =====
Compensation Differen-
 tial ......................  $   30                $   21
                              ======                ======

THREE  MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues remained relatively constant at $2.7 million.

     Operating Expenses. Operating expenses decreased $91,000, or 8.9%, from $1.0 million in 1997 to $.9 million in 1998. This decrease was due to lower commissions paid in 1998, and the receipt by Collection of Fine Properties of a marketing credit in 1998, which offset the related expense.

     General and Administrative Expenses. General and administrative expenses remained constant at $0.2 million. As a percentage of revenues, general and administrative expenses decreased from 8.8% in 1997 to 8.3% in 1998. As a percentage of revenues, excluding the Compensation Differential of $30,000 and $21,000 in 1997 and 1998, respectively, operating income increases from 53.6% to 54.7% in 1997 and from 57.1% to 57.9% in 1998.

     Other Income (Expense). Other income (expense) remained constant for 1997 and 1998.

     Net Income. Net income remained constant at approximately $1.5 million.

   Liquidity and Capital Resources

     Collection of Fine Properties cash used in operating activities was $879,000 in 1998, primarily due to a decrease in customer deposits and deferred revenue which was partially offset by net income of $1.6 million. Cash used in investing activities was $18,000 in 1998, and was used for the purchases of property and equipment. Collection of Fine Properties' 1998 cash used in financing activities totaled $93,000 which included repayments on their line of credit and notes payable, and distributions to stockholders. As of March 31, 1998, Collection of Fine Properties had working capital of $1.1 million and had $923,000 of long-term debt outstanding. In addition, at March 31, 1998, Collection of Fine Properties had $750,000 available under its line of credit.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $162,000, or 3.9%, from $4.1 million in 1996 to $4.3 million in 1997, primarily due to an increase in property rental fees resulting primarily from higher average rental rates.

     Operating Expenses. Operating expenses remained relatively constant at $2.8 million. As a percentage of revenues, operating expenses decreased from 67.1% in 1996 to 65.8% in 1997, primarily due to slightly higher revenues.

     General and Administrative Expenses. General and administrative expenses decreased $55,000, or 5.8%, from $948,000 in 1996 to $893,000 in 1997. As a percentage of revenues, general and administrative expenses decreased from 22.9% in 1996 to 20.8% in 1997. As a percentage of revenues, excluding the Compensation Differential of $74,000 and $94,000 in 1996 and 1997, respectively, operating income increases from 10.0% to 11.8% in 1996 and from 13.4% to 15.7% in 1997.

     Other Income (Expense). Other income (expense) remained constant for 1996 and 1997.

     Net Income. Net income increased $181,000 or 34.0% from $532,000 in 1996 to $713,000 in 1997, primarily due to items discussed above.

TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $641,000, or 18.3%, from $3.5 million in 1995 to $4.1 million in 1996, primarily due to an increase in management fees resulting primarily from higher occupancy.

     Operating Expenses. Operating expenses increased $156,000, or 6.0%, from $2.6 million in 1995 to $2.8 million in 1996. As a percentage of revenues, operating expenses decreased from 74.9% in 1995 to 67.1% in 1996, primarily due to increased revenues.

     General and Administrative Expenses. General and administrative expenses increased $25,000, or 2.7%, from $923,000 in 1995 to $948,000 in 1996. As a percentage of revenues, general and administrative expenses decreased from 26.4% in 1995 to 22.9% in 1996 primarily due to increased revenues. As a percentage of revenues, excluding the Compensation Differential of $64,000 and $74,000 in 1995 and 1996, respectively, operating income increases from (1.3)% to 0.6% in 1995 and from 10.0% to 11.8% in 1996.

     Other Income (Expense). Other income (expense) increased $129,000 from $(13,000) in 1995 to $116,000 in 1996 primarily due to reduction of various costs incurred.

     Net Income. Net income increased $589,000 from a loss of $57,000 in 1995 to income of $532,000 in 1996, primarily due to items discussed above.

   Liquidity and Capital Resources

     Collection of Fine Properties generated cash flows from operating activities of $1,204,000 in 1997 primarily due to $713,000 of net income. Cash used in investing activities by Collection of Fine Properties was $136,000 in 1997 and was primarily used for the purchases of furniture and equipment. Collection of Fine Properties' 1997 cash used in financing activities totalled $1,019,000 which included repayments on their line of credit and notes payable, and distributions to stockholders. As of December 31, 1997, Collection of Fine Properties had a working capital deficit of $871,000 and had $299,000 of long-term debt outstanding. In addition, at December 31, 1997, Collection of Fine Properties had $653,000 available under its line of credit.

PRISCILLA MURPHY

     Results of Operations

     Priscilla Murphy is a leading provider of beach vacation property rentals, management services and sales on the Florida islands of Sanibel and Captiva. Priscilla Murphy's revenue sources for 1997 were property rental and service fees (69%) and net real estate brokerage commissions (31%). Priscilla Murphy was acquired by its current owners in January 1997. The following table sets forth the results of operations for Priscilla Murphy and its predecessor on a historical basis and as a percentage of revenues for the periods indicated.


                                                                                                 THREE
                                                                                                MONTHS
                                                                                                 ENDED
                                                  YEAR ENDED DECEMBER 31,                      MARCH 31,
                             ----------------------------------------------------------------- ---------
                                     1995                  1996                  1997
                             --------------------- --------------------- ---------------------
(DOLLARS IN THOUSANDS)
Revenues ...................  $4,316       100.0%   $4,721       100.0%   $4,740       100.0%
Operating expenses .........   1,319        30.6     1,314        27.8     1,184        25.0
General and administra-

 tive expenses .............   2,257        52.3     2,125        45.0     1,866        39.4
                              ------       -----    ------       -----    ------       -----
Income from operations           740        17.1     1,282        27.2     1,690        35.6
Other income (expense)           112         2.6       121         2.5      (182)      ( 3.8)
                              ------       -----    ------       -----    ------       -----
Net income .................  $  852        19.7%   $1,403        29.7%   $1,508        31.8%
                              ======       =====    ======       =====    ======       =====
Compensation Differen-

 tial ......................  $  250                $  320                $   31
                              ======                ======                ======



                                                      THREE MONTHS ENDED MARCH 31,
                                         -------------------------------------------------
                                                   1997                      1998
                                         ----------------------- -------------------------
                                                      (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues ...................              $1,959        100.0%       $2,275       100.0%
Operating expenses .........                 283         14.4           318        14.0
General and administra-
 tive expenses .............                 485         24.8           635        27.9
                                          ------        -----        ------       -----
Income from operations                     1,191         60.8         1,322        58.1
Other income (expense)                       (22)       ( 1.1)           36         1.6
                                          ------        -----        ------       -----
Net income .................              $1,169         59.7%       $1,358        59.7%
                                          ======        =====        ======       =====
Compensation Differen-
 tial ......................              $    8                     $   29
                                          ======                     ======

THREE  MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues increased $316,000 or 16.1% from $2.0 million in 1997 to $2.3 million in 1998. The increase is attributable to an increase in real estate commissions from more closings in the period and an increase in service fees due to new services provided in 1998.

     Operating Expenses. Operating expenses remained constant at $300,000. As a percentage of revenues, operating expenses decreased from 14.4% in 1997 to 14.0% in 1998, primarily due to better cost control measures since the acquisition, resulting in lower salaries and benefits.

     General and Administrative Expenses. General and administrative expenses increased $150,000, or 30.9%, from $485,000 in 1997 to $635,000 in 1998. As a percentage of revenues, general and administrative expenses increased from 24.8% in 1997 to 27.9% in 1998, primarily due to increases in employee salaries and benefits. As a percentage of revenues, excluding the Compensation Differential of $8,000 and $29,000 in 1997 and 1998, respectively, operating income increases from 60.8% to 61.2% in 1997 and from 58.1% to 59.4% in 1998.

     Other Income (Expense). Other income (expense) increased $58,000 from $(22,000) in 1997 to $36,000 in 1998 primarily due to interest earned on increased cash deposits.

     Net Income. Net income increased $189,000 or 16% from $1.2 million in 1997 to $1.4 million in 1998, primarily due to items discussed above.

   Liquidity and Capital Resources

     Priscilla Murphy generated cash flows from operating activities of $1.4 million in 1998, primarily due to $1.4 million of net income. Cash used in investing activities by Priscilla Murphy was $54,000 in 1998. Priscilla Murphy's 1998 cash from financing activities totalled $134,000. At March 31, 1998, Priscilla Murphy had working capital of $1.4 million, and had $4.1 million of long-term debt outstanding.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Revenues were relatively flat year over year.

     Operating Expenses. Operating expenses decreased $130,000, or 9.9%, from $1.3 million in 1996 to $1.2 million in 1997, primarily due to improved cost control resulting in lower salaries and benefits. As a percentage of revenues, operating expenses decreased from 27.8% in 1996 to 25.0% in 1997, primarily due to lower costs.

     General and Administrative Expenses. General and administrative expenses decreased $259,000, or 12.2%, from $2.1 million in 1996 to $1.9 million in 1997. As a percentage of revenues, general and administrative expenses decreased from 45.0% in 1996 to 39.4% in 1997. As a percentage of revenues, excluding the Compensation Differential of $320,000 and $31,000 in 1996 and 1997, respectively, operating income increases from 27.2% to 33.9% in 1996 and from 35.6% to 36.3% in 1997.

     Other Income (Expense). Other income (expense) decreased $303,000 or 250.4% from income of $121,000 in 1996 to net expense of $182,000 in 1997 primarily due to increase of outstanding debt and interest incurred thereon.

     Net income. Net income increased $105,000 or 7.5%, from $1.4 million in 1996 to $1.5 million in 1997, primarily due to items discussed above.

TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $405,000, or 9.4%, from $4.3 million in 1995 to $4.7 million in 1996, primarily due to an increase in commissions on real estate sales resulting from the increased number of vacation properties sold and slightly higher property rental fees resulting primarily from higher average rental rates.

     Operating Expenses. Operating expenses were flat year over year. As a percentage of revenues, operating expenses decreased from 30.6% in 1995 to 27.8% in 1996, primarily due to higher revenues.

     General and Administrative Expenses. General and administrative expenses decreased $132,000, or 5.8%, from $2.3 million in 1995 to $2.1 million in 1996. As a percentage of revenues, general and administrative expenses decreased from 52.3% in 1995 to 45.0% in 1996. As a percentage of revenues, excluding the Compensation Differential of $250,000 and $320,000 in 1995 and 1996,
respectively, operating income increases from 17.1% to 22.9% in 1995 and from 27.2% to 33.9% in 1996.

     Other Income (Expense). Other income (expense) remained constant for 1995 and 1996.

     Net Income. Net income increased $551,000 or 64.7% from $852,000 in 1995 to $1.4 million in 1996, primarily due to items discussed above.

  Liquidity and Capital Resources

     Priscilla Murphy generated cash flows from operating activities of $1.9 million in 1997, primarily due to $1.5 million of net income and $203,000 of non-cash depreciation expense. Cash used in investing activities by Priscilla Murphy was $5.8 million in 1997 and was used for the January 1997 acquisition. Priscilla Murphy's 1997 cash from financing activities totalled $4.8 million, which included $5.8 million in bank financing for the acquisition, offset by $1.2 million in long-term debt repayments. At December 31, 1997, Priscilla Murphy had a working capital deficit of $105,000, and had $3.9 million of long-term debt outstanding.

COASTAL RESORTS

     Results of Operations

     Coastal Resorts is a leading provider of beach vacation property rentals, management services and sales in the Bethany Beach area of Delaware. Coastal Resorts' revenue sources for 1997 were net real estate commissions (35.1%), property rental and service fees (52.1%) and other (12.8%). The following table sets forth the combined results of operations for Coastal Resorts on a historical basis and as a percentage of revenues for the periods indicated.


                                           YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                 ------------------------------------------- -------------------------------------------
                                         1996                  1997                  1997                  1998
                                 --------------------- --------------------- --------------------- ---------------------
                                                                                             (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues .......................  $2,097       100.0%   $3,615       100.0%     $424      100.0%      $577      100.0%
Operating expenses .............   1,017        48.5     1,788        49.5       296       69.8        435       75.4
General and administrative
 expenses ......................     477        22.7       644        17.8       144       34.0        158       27.4
                                  ------       -----    ------       -----      ----      -----       ----      -----
Income from operations .........     603        28.8     1,183        32.7       (16)     ( 3.8)       (16)     ( 2.8)
Other income (expense) .........     121         5.8       (47)      ( 1.3)       --         --         --         --
Income tax provision ...........     304        14.5        --          --        --         --         --         --
                                  ------       -----    ------       -----      ----      -----       ----      -----
Net income .....................  $  420        20.1%   $1,136        31.4%    ($ 16)     ( 3.8)%    ($ 16)     ( 2.8)%
                                  ======       =====    ======       =====      ====      =====       ====      =====
Compensation Differential.        $   --                $   --                  $ --                  $ --
                                  ======                ======                  ====                  ====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED  MARCH 31, 1997

     Revenues. Revenues increased $153,000, or 36.1%, from $424,000 in 1997 to $577,000 in 1998, primarily due to an increase in real estate brokerage commissions resulting from the increased number of vacation properties sold, and increased service fees due to a higher number of properties under management and higher occupancy.

     Operating Expenses. Operating expenses increased $139,000, or 47.0%, from $296,000 in 1997 to $435,000 in 1998. As a percentage of revenues, operating expenses increased from 69.8% in 1997 to 75.4% in 1998, primarily due to higher property rental activities.

     General and Administrative Expenses. General and administrative expenses remained relatively constant. As a percentage of revenues, general and administrative expenses decreased from 34.0% in 1997 to 27.4% in 1998, primarily due to the increased revenues in 1998. There were no Compensation Differentials for this period in 1997 or 1998.

     Net Loss. Net loss remained constant for 1997 and 1998 at $(16,000).

  Liquidity and Capital Resources

     Coastal Resorts used cash in operating activities of $260,000 in 1998 primarily due to an increase in accounts receivables and cash held in escrow. Coastal Resorts' 1998 cash from financing activities totaled $1.1 million, primarily due to a decrease in receivables from related parties. At March 31, 1998, Coastal Resorts had working capital of $1.0 million and no long-term debt outstanding.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $1.5 million, or 72.4%, from $2.1 million in 1996 to $3.6 million in 1997, primarily due to an increase in service fees due to a higher number of properties under management and higher occupancy.

     Operating Expenses. Operating expenses increased $771,000, or 75.8%, from $1.0 million in 1996 to $1.8 million in 1997. As a percentage of revenues, operating expenses increased from 43.7% in 1996 to 49.5% in 1997, primarily due to higher property rental activities.

     General and Administrative Expenses. General and administrative expenses increased $167,000, or 35.0%, from $477,000 in 1996 to $644,000 in 1997. As a percentage of revenues, general and administrative expenses decreased from 24.9% in 1996 to 17.8% in 1997, primarily due to the significant increase in net revenue in 1997. There were no Compensation Differentials for this period in 1996 or 1997.

     Other Income (Expense). Other income (expense) decreased $168,000 or 138.8% from $121,000 in 1996 to $(47,000) in 1997 primarily due to payments received on interest bearing receivable accounts in 1996 and the assumption of additional debt in 1997.

     Income Tax Provision. Coastal Resorts Management, Inc., which is an S corporation, and Coastal Resorts Realty L.L.C., which is taxed as a partnership, acquired the operations from certain predecessor companies, which were C corporations, in December 1996. Accordingly, there was a reduction of $304,000, or 100% in income tax provision.

     Net Income. Net income increased $716,000 or 170.5% from $420,000 in 1996 to $1.1 million in 1997, primarily due to items discussed above.

   Liquidity and Capital Resources

     Coastal Resorts generated cash flows from operating activities of $1.3 million in 1997, primarily due to $1.1 million in net income offset by a $1.1 million increase in receivables from related parties. Cash used in investing activities by Coastal Resorts was $146,000 in 1997 and was primarily used to purchase furniture and equipment. Coastal Resorts' 1997 cash used in financing activities totalled $995,000. At December 31, 1997, Coastal Resorts had working capital of $980,000 and had a $715,000 note payable to a related party which was repaid.

TRUPP-HODNETT ENTERPRISES

     Results of Operations

     Trupp-Hodnett Enterprises is the leading provider of beach vacation property rentals, management services and sales on the island of St. Simons, off the coast of Georgia. Trupp-Hodnett Enterprises' revenue sources for 1997 were property rental and service fees (78%) and real estate sales commissions (22%). The following table sets forth the results of operations for Trupp-Hodnett Enterprises on a historical basis and as a percentage of revenues for the periods indicated.


                                              YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                                    ------------------------------------------- -----------------------------------------
                                            1996                  1997                 1997                 1998
                                    --------------------- --------------------- ------------------- ---------------------
                                                                                               (UNAUDITED)
(DOLLARS IN THOUSANDS)
Revenues ..........................  $3,431       100.0%   $4,061       100.0%   $767       100.0%   $1,254       100.0%
Operating expenses ................   1,652        48.1     1,838        45.3     388        50.6       519        41.4
General and administrative ex-
 penses ...........................   1,653        48.2     2,024        49.8     354        46.1       650        51.8
                                     ------       -----    ------       -----    ----       -----    ------       -----
Income from operations ............     126         3.7       199         4.9      25         3.3        85         6.8
Other income (expense) ............     (19)      ( 0.6)       47         1.2      36         4.7        --          --
Income tax provision ..............      12         0.3        60         1.5      17         2.2        21         1.7
                                     ------       -----    ------       -----    ----       -----    ------       -----
Net income ........................  $   95         2.8%   $  186         4.6%   $ 44         5.8%   $   64         5.1%
                                     ======       =====    ======       =====    ====       =====    ======       =====
Compensation Differential .........  $  865                $1,143                $ 74                $  463
                                     ======                ======                ====                ======

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues increased $487,000, or 63.5%, from $767,000 in 1997 to $1.3 million in 1998, primarily due to an increase in real estate brokerage commissions resulting from the increased number of vacation properties sold, and an increase in property rental fees resulting primarily from higher average rental rates.

     Operating Expenses. Operating expenses increased $131,000, or 33.8%, from $388,000 in 1997 to $519,000 in 1998. As a percentage of revenues, operating expenses decreased from 50.6% in 1997 to 41.4% in 1998. This increase was primarily due to relatively constant level of salaries, commissions and other expenses, while reserves increased.

     General and Administrative Expenses. General and administrative expenses increased $296,000, or 83.6%, from $354,000 in 1997 to $650,000 in 1998, primarily due to increased salaries and benefits. As a percentage of revenues, general and administrative expenses increased from 46.1% in 1997 to 51.8% in 1998. As a percentage of revenues, excluding the Compensation Differential of $74,000 and $463,000 in 1997 and 1998, respectively, operating income increases from 3.3% to 12.9% in 1997 and from 6.8% to 43.7% in 1998.

     Other Income (Expense). Other income (expense) decreased $36,000, or 100% from $36,000 in 1997 to $0 in 1998, primarily due to gain on sale of assets realized in 1997.

     Net Income. Net income remained constant for 1997 and 1998.

   Liquidity and Capital Resources

     Trupp-Hodnett Enterprises' cash used in operating activities was $99,000 in 1998, primarily due to the increase in cash held in trust and accounts receivable. Cash used in investing activities by Trupp-Hodnett Enterprises was $49,000 in 1998 and was primarily used for the purchase of property and equipment. Trupp-Hodnett Enterprises' 1998 cash provided by financing activities totalled $32,000 which related to proceeds from short-term debt. At March 31, 1998, Trupp-Hodnett Enterprises had working capital of $302,000 and had no long-term debt outstanding. In addition, Trupp-Hodnett Enterprises had $130,000 in unused lines of credits.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $630,000, or 18.4%, from $3.4 million in 1996 to $4.1 million in 1997, primarily due to an increase in real estate brokerage commissions resulting from the increased number of vacation properties sold and an increase in property rental fees resulting primarily from higher average rental rates.

     Operating Expenses. Operating expenses increased $186,000, or 11.3%, from $1.7 million in 1996 to $1.8 million in 1997. As a percentage of revenues, operating expenses decreased from 48.1% in 1996 to 45.3% in 1997, primarily due to higher revenues and higher average rental rates.

     General and Administrative Expenses. General and administrative expenses increased $371,000, or 22.4%, from $1.7 million in 1996 to $2.0 million in 1997. As a percentage of revenues, general and administrative expenses increased from 48.2% in 1996 to 49.8% in 1997. As a percentage of revenues, excluding the Compensation Differential of $865,000 and $1.1 million in 1996 and 1997, respectively, operating income increases from 3.7% to 28.9% in 1996 and from 4.9% to 33.0% in 1997.

     Other Income (Expense). Other income (expense) increased $66,000 from $(19,000) in 1996 to $47,000 in 1997, primarily due to gain on sale of assets realized in 1997.

     Net Income. Net income increased $91,000 or 95.8% from $95,000 in 1996 to $186,000 in 1997, primarily due to items discussed above.

   Liquidity and Capital Resources

     Trupp-Hodnett Enterprises generated cash flows from operating activities of $314,000 in 1997 primarily due to $186,000 of net income and non-cash depreciation expense of $85,000. Cash used in investing activities by
Trupp-Hodnett Enterprises was $74,000 in 1997 and was primarily used for the purchase of property and equipment. Trupp-Hodnett Enterprises' 1997 cash used in financing activities totalled $91,000, which included borrowings and repayments to banks and distributions to stockholders. At December 31, 1997, Trupp-Hodnett Enterprises had a working capital surplus of $265,000 and had no long-term debt outstanding. In addition, Trupp-Hodnett Enterprises had $130,000 in unused lines of credits.

BRINDLEY AND BRINDLEY

     Results of Operations

     Brindley & Brindley is a leading provider of beach vacation property rentals, management services and sales on the outer banks of North Carolina. Brindley & Brindley's revenue sources for 1997 were property rental and services fees (90%) and net real estate brokerage commissions (10%). Brindley & Brindley currently manages approximately 450 rental units. Located exclusively in Corolla, North Carolina, Brindley & Brindley offers large, upscale homes well-suited for multiple or extended families.


                                            YEAR ENDED DECEMBER 31,
                                    ------------------------------------
                                                   1997
                                                  ----

(DOLLARS IN THOUSANDS)
Revenues ..........................           $4,021       100.0%
Operating expenses ................            3,028        75.3
General and administrative ex-
 penses ...........................              482        12.0
                                              ------       -----
Income from operations ............              511        12.7
Other income (expense) ............               42         1.0
                                              ------       -----
Net income (loss) .................           $  553        13.7%
                                              ======       =====
Compensation Differential .........           $   69
                                              ======




                                             THREE MONTHS ENDED MARCH 31,
                                    -----------------------------------------------
                                             1997                    1998
                                             ----                    ----
                                                    (UNAUDITED)
(DOLLARS IN THOUSANDS)
Revenues ..........................  $  269        100.0%    $  257        100.0%
Operating expenses ................     412        153.2        678        263.8
General and administrative ex-
 penses ...........................     128         47.6        123         47.9
                                     ------       ------     ------       ------
Income from operations ............    (271)      (100.8)      (544)      (211.7)
Other income (expense) ............      --           --         16          6.2
                                     ------       ------     ------       ------
Net income (loss) .................  $ (271)      (100.8)%   $ (528)      (205.5)%
                                     ======       ======     ======       ======
Compensation Differential .........  $   --                  $   --
                                     ======                  ======

THREE  MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues remained constant at $300,000.

     Operating Expenses. Operating expenses increased $266,000 or 64.6%, from $412,000 in 1997 to $678,000 in 1998. As a percentage of revenues, operating expenses increased from 153.2% in 1997 to 263.8% in 1998, primarily due to increased salaries and benefits.

     General and Administrative Expenses. General and administrative expenses remained relatively constant at $100,000. As a percentage of revenues, general and administrative expenses increased from 47.6% to 47.9%, due to an increase in salaries and benefits. There were no Compensation Differentials for this period in 1997 or 1998.

     Other Income (Expense). Other income (expense) increased $16,000, or 100%, from $0 in 1997 to $16,000 in 1998, primarily due to interest income earned.

     Net Loss. Net loss increased $257,000 or 94.8% from $271,000 in 1997 to $528,000 in 1998, primarily due to items discussed above.

   Liquidity and Capital Resources

     Brindley & Brindley generated cash from operating activities of $680,000 in the three months ended March 31, 1998. Cash used in investing activities of $34,000 in 1998 resulted primarily from purchases of property and equipment. In 1998, cash used in financing activities was $162,000, primarily as a result of distrubutions to stockholders. At March 31, 1998, Brindley & Brindley had a working capital deficit of $698,000.

TWELVE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Revenues of $4.0 million were comprised of $2.6 million (65%) related to rental operations, $1.0 million (25%) related to services, and $401,000 (10%) related to real estate commissions.

     Operating Expenses. Operating expenses were primarily comprised of salaries and benefits for cleaning and maintenance personnel, and cleaning supplies and other similar costs.

     General and Administrative Expenses. General and administrative expenses include rent and salaries and benefits for support staff and managerial personnel.

   Liquidity and Capital Resources

     Brindley & Brindley generated cash flows from operating activities of $581,000, which was primarily due to net income of $553,000 in 1997. Cash flows used in investing activities by Brindley & Brindley of $83,000 in 1997 were primarily used for purchases of property and equipment. Brindley & Brindley's 1997 cash used in financing activities totalled $508,000 which included $527,000 in distributions to stockholders. At December 31, 1997, Brindley & Brindley had a working capital deficit of $4,000 and had $22,000 of long-term debt outstanding.

FIRST RESORT SOFTWARE

     Results of Operations

     First Resort is the leading provider of software services to vacation rental and property management companies. First Resort allows vacation rental and property management companies to automate and computerize the three key areas of the vacation rental and property management business: reservations, rental management and owner accounting. First Resort's primary revenue sources for 1996 were software sales (46%) and software service (49%). First Resort also offers additional modules and interfaces, including a work order generator, activities management system, credit card interface and world wide web-enabled reservations.


                                                       YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                              1997
                                                      ------------------------
(DOLLARS IN THOUSANDS)
Revenues ....................................            $2,864       100.0%
Operating expenses ..........................             1,704        59.5
General and administrative expenses .........               417        14.6
                                                         ------       -----
Income from operations ......................               743        25.9
Other income (expense) ......................                25         0.9
                                                         ------       -----
Net income ..................................            $  768        26.8%
                                                         ======       =====
Compensation Differential ...................            $  (42)
                                                         ======




                                                    THREE MONTHS ENDED MARCH 31,
                                              ---------------------------------------
                                                     1997                1998
                                              ------------------- -------------------
                                                            (UNAUDITED)
(DOLLARS IN THOUSANDS)
Revenues ....................................  $578       100.0%   $828       100.0%
Operating expenses ..........................   374        64.7     448        54.1
General and administrative expenses .........    96        16.6     126        15.2
                                               ----       -----    ----       -----
Income from operations ......................   108        18.7     254        30.7
Other income (expense) ......................     7         1.2       8         0.9
                                               ----       -----    ----       -----
Net income ..................................  $115        19.9%   $262        31.6%
                                               ====       =====    ====       =====
Compensation Differential ...................  $ --                $ --
                                               ====                ====

THREE  MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues increased $250,000, or 43.2%, from $578,000 in 1997 to $828,000 in 1998. This increase was due to increased sales of new management systems, along with increased sales of support agreements and consulting services to existing clients.

     Operating Expenses. Operating expenses increased $74,000, or 19.8% from $374,000 in 1997 to $448,000 in 1998, primarily due to increased advertising expenses. As a percentage of revenues, operating expenses declined from 64.7% to 54.1% primarily to increased revenues.

     General and Administrative Expenses. General and administrative expenses remained relatively constant at $100,000. As a percentage of revenues, general and administrative expenses decreased from 16.6% to 15.2%. There were no Compensation Differentials for this period in 1997 or 1998.

     Other Income (Expense). Other income (expense) remained constant for 1997 and 1998.

     Net Income. Net income increased $147,000 or 127.8% from $115,000 in 1997 to $262,000 in 1998, primarily due to items discussed above.

   Liquidity and Capital Resources

     First Resort generated cash flows from operating activities of $409,000 in the three months ended March 31, 1998. Cash used in investing activities was approximately $37,000 in 1998, principally for purchases of property and equipment. Cash used in financing activities was $290,000 in 1998, including payments on line-of-credit of $125,000 and net distributions to stockholders of $165,000. At March 31, 1998, First Resort had a working capital deficit of $92,000 and no long-term debt outstanding.

TWELVE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Revenues of $2.9 million were comprised of $1.3 million (45%) related to software sales, $1.4 million (48%) related to services and $156,000 (7%) related to other revenues.

     Operating Expenses. Operating expenses are primarily comprised of salaries, commissions and benefits for sales people.

     General and Administrative Expenses. General and administrative expenses include salaries and benefits for support staff and managerial personnel, and include rent expense.

   Liquidity and Capital Resources

     First Resort generated cash flows from operating activities of $805,000, which was primarily due to net income of $768,000 in 1997. Cash used in investing activities by First Resort was $183,000 in 1997 and was primarily used for purchases of property and equipment. First Resort's 1997 cash used in financing activities totaled $606,000 which included $567,000 in distributions to stockholders. At December 31, 1997, First Resort had a working capital deficit of $39,000 and no long-term debt outstanding.

HOUSTON AND O'LEARY

     Results of Operations

     Houston and O'Leary is a leading provider of luxury vacation property rentals and sales in the mountain resort town of Aspen, Colorado. Houston and O'Leary's principal revenue sources for 1997 were real estate brokerage commissions (73%) and property rental fees (19%). Currently, Houston and O'Leary provides non-exclusive rental services for 127 rental units. Houston and O'Leary's rental and sale properties consist primarily of unique, free-standing houses, ranging from smaller two-bedroom cottages located in Aspen proper to 10,000-plus square foot ranch-style houses overlooking Aspen.


                                                         YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                                   1997
                                                        ------------------------
(DOLLARS IN THOUSANDS)
Revenues ....................................               $1,596       100.0%
Operating expenses ..........................                  494        31.0
General and administrative expenses .........                  322        20.2
                                                            ------       -----
Income from operations ......................                  780        48.8
Other income (expense) ......................                  (15)        0.9
                                                            ------       -----
Net income ..................................               $  765        47.9%
                                                            ======       =====
Compensation Differential ...................               $   58
                                                            ======




                                                      THREE MONTHS ENDED MARCH 31,
                                              ---------------------------------------------
                                                       1997                   1998
                                              ---------------------- ----------------------
                                                               (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues ....................................    $484        100.0%    $421         100.0%
Operating expenses ..........................       5          1.0        3           0.7
General and administrative expenses .........     173         35.8      324          77.0
                                                 ----        -----      ---         -----
Income from operations ......................     306         63.2       94          22.3
Other income (expense) ......................      (5)       ( 1.0)      (5)        ( 1.2)
                                                 ----        -----      ---         -----
Net income ..................................    $301         62.2%     $89          21.1%
                                                 ====        =====      ===         =====
Compensation Differential ...................    $ 15                   $29
                                                 ====                   ===

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues decreased $63,000 or 13.0% from $484,000 in 1997 to $421,000 in 1998 primarily due to timing of real estate sales.

     General and Administrative Expenses. General and administrative expenses increased $151,000, or 87.3%, from $173,000 in 1997 to $324,000 in 1998. As a percentage of revenues, general and administrative expenses increased from 35.8% in 1997 to 77.0% in 1998. The increase was primarily due to salary and benefit increases and increased professional fees. As a percentage of revenues, excluding the Compensation Differential of $15,000 and $29,000 in 1997 and 1998, respectively, operating income increases from 63.2% to 66.3% in 1997 and 22.3% to 29.2% in 1998.

     Other Income (Expense). Other income (expenses) remained constant for 1997 and 1998.

     Net Income. Net income decreased $212,000 or 70.4% from $301,000 in 1997 to $89,000 primarily due to items discussed above.

   Liquidity and Capital Resources

     Houston and O'Leary generated cash flows from operating activities of $35,000, which was primarily due to $89,000 in net income offset by a decrease in deferred revenue for the three months ended March 31, 1998. Cash generated from investing activities was $86,000 in 1998 primarily from the sale of property and equipment. Cash used in financing activities was $172,000 in 1998, which was primarily due to payments on long-term debt. At March 31, 1998, Houston and O'Leary had working capital of $107,000 and no long-term debt.

TWELVE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Revenues of $1.6 million were comprised of $298,000 (19%) related to rental operations, $1.2 million (75%) related to services and real estate commissions, and $128,000 (6%) related to other revenues.

     Operating Expenses. Operating expenses are primarily comprised of salaries for operational personnel.

     General and Administrative Expenses. General and administrative expenses are primarily related to rent expense.

   Liquidity and Capital Resources

     Houston and O'Leary generated cash flows from operating activities of $811,000, which was primarily due to net income of $765,000 in 1997. Cash used in investing activities by Houston and O'Leary was $57,000 in 1997 and was primarily used for purchases of property and equipment. Houston and O'Leary's 1997 cash financing activities totalled $672,000, which was primarily related to distributions to stockholders. At December 31, 1997, Houston and O'Leary had working capital of $28,000 and no long-term debt outstanding.

THE MAURY PEOPLE

     Results of Operations

     The Maury People is a leading provider of beach vacation property rentals and sales on the island of Nantucket off the coast of Massachusetts. The Maury People's revenue sources for 1997 were net real estate brokerage commissions (70%) and net property rental and service fees (30%). Currently, The Maury People provides non-exclusive rental services for approximately 1,200 rental homes, ranging from in-town residences to cottages and large, upscale ocean and harbor-front homes.


                                               YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                    ---------------------------------------------- ---------------------------------------
                                                         1997                             1997                1998
                                                         ----                             ----                ----
                                                                                                 (UNAUDITED)

(DOLLARS IN THOUSANDS)
Revenues ..........................               $1,183       100.0%              $370       100.0%   $338       100.0%
Operating expenses ................                  211        17.8                 57        15.4      66        19.5
General and administrative ex-
 penses ...........................                  682        57.7                100        27.0     195        57.7
                                                  ------       -----               ----       -----    ----       -----
Income from operations ............                  290        24.5                213        57.6      77        22.8
Other income (expense) ............                   28         2.4                  2         0.5       2         0.6
                                                  ------       -----               ----       -----    ----       -----
Net income ........................               $  318        26.9%              $215        58.1%   $ 79        23.4%
                                                  ======       =====               ====       =====    ====       =====
Compensation Differential .........               $  142                           $ 19                $ --
                                                  ======                           ====                ====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE  MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues decreased $32,000, or 8.6%, from $370,000 in 1997 to $338,000 in 1998. This decrease was due to timing of real estate sales.

     Operating Expenses. Operating expenses remained relatively constant at $60,000 in both periods. As a percentage of revenues, operating expenses increased from 15.4% to 19.5%.

     General and Administrative Expenses. General and administrative expenses increased $95,000, or 95.0% from $100,000 in 1997 to $195,000 in 1998. As a percentage of revenues, general and administrative expenses increased from 27.0% to 57.7%, due to an increase in leased equipment and rent expense and an increase in salaries and benefits. As a percentage of revenues, excluding the Compensation Differential of $19,000 for 1997, operating income increases from 57.6% to 62.7%. There was no Compensation Differential for this period in 1998.

     Other Income (Expense). Other income (expense) remained constant for 1997 and 1998.

     Net Income. Net income decreased $136,000 or 63.3% from $215,000 in 1997 to $79,000 in 1998 due to items discussed above.

   Liquidity and Capital Resources

     The Maury People generated cash from operating activities of $281,000 in the three months ended March 31, 1998. In the three months ended March 31, 1998, cash used in financing activities was $188,000, as a result of distributions to the stockholders. At March 31, 1998, The Maury People had a working capital deficit of $113,000 and had no long-term debt outstanding.

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Revenues of $1.2 million are comprised of $354,000 (30%) related to rental operations and $829,000 (70%) related to real estate commissions.

     Operating Expenses. Operating expenses are primarily comprised of direct marketing expenses.

     General and Administrative Expenses. General and administrative expenses include rent and salaries and benefits for support staff and managerial personnel.

   Liquidity and Capital Resources

     The Maury People generated cash flows from operating activities of $373,000, which was primarily due to net income of $318,000 in 1997. Cash used in investing activities by The Maury People was $77,000 in 1997 and was primarily used for purchase of property and equipment. The Maury People used cash in financing activities of $147,000, comprised primarily of distributions to stockholders. At December 31, 1997, the Maury People had a working capital deficit of $11,000 and no long-term debt outstanding.

RESORT PROPERTY MANAGEMENT

     Results of Operations

     Resort Property Management is a leading provider of vacation property rentals and management services in the Park City, Utah mountain resort area. Resort Property Management's revenue sources for 1997 were comprised of property rental and service fees. Resort Property Management currently manages approximately 330 rental units. Resort Property Management offers a variety of free-standing homes and condominium units at various resorts throughout the Park City region, including Deer Valley. A majority of Resort Property Management's condominium units are located in the town of Park City and range from luxury, three-bedroom units in the historic town center to smaller, more affordable units in condominium complexes.



                                                 YEAR ENDED SEPTEMBER 30,          SIX MONTHS ENDED MARCH 31,
                                                -----------------------   -------------------------------------------------
                                                         1997                      1997                      1998
                                                         ----                      ----                      ----
                                                                                             (UNAUDITED)
(DOLLARS IN THOUSANDS)
Revenues ....................................    $2,295         100.0%     $2,042         100.0%     $2,018         100.0%
Operating expenses ..........................     1,560          68.0       1,003          49.1         977          48.4
General and administrative expenses .........       627          27.3         348          17.0         322          15.9
                                                 ------         -----      ------         -----      ------         -----
Income from operations ......................       108           4.7         691          33.9         719          35.7
Other income (expense) ......................       217           9.5          21           1.0         (16)        ( 0.8)
Income tax provision ........................        75           3.3          58           2.8          28           1.4
                                                 ------         -----      ------         -----      ------         -----
Net income ..................................    $  250          10.9%     $  654          32.0%     $  675          33.5%
                                                 ======         =====      ======         =====      ======         =====
Compensation Differential ...................    $  186                    $   --                    $   --
                                                 ======                    ======                    ======

SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues remained relatively constant at $2.0 million.

     Operating Expenses. Operating expenses remained relatively constant at $1.0 million.

     General and Administrative Expenses. General and administrative expenses remained relatively constant at $300,000. As a percent of revenues, general and administrative expenses decreased from 17.0% in 1997 to 15.9% in 1998. There were no Compensation Differentials for this period in 1997 or 1998.

     Other Income (Expense). Other income (expense) remained constant for 1997 and 1998.

     Net Income. Net income remained constant for 1997 and 1998.

   Liquidity and Capital Resources

     Resort Property Management generated cash flows from operating activities of $1.1 million in the six months ended March 31, 1998. Cash used in investing activities was approximately $192,000 in 1998, for purchases of property and equipment. In the six months ended March 31, 1998, cash used in financing activities was $224,000, primarily as a result of payments on debt. At March 31, 1998, Resort Property Management had working capital of $189,000 and $116,000 of long-term debt outstanding.

TWELVE MONTHS ENDED SEPTEMBER 30, 1997

     Revenues. Revenues of $2.3 million are comprised of $1.9 million (83%) related to rental operations and $365,000 (17%) related to services.

     Operating Expenses. Operating expenses are primarily comprised of salaries and benefits for cleaning and maintenance personnel, and cleaning supplies and other similar costs.

     General and Administrative Expenses. General and administrative expenses includes rent, salaries and benefits for support staff and managerial personnel.

   Liquidity and Capital Resources

     Resort Property Management generated cash flows from operating activities of $46,000, which was primarily due to net income of $250,000, which was offset by a gain on sale of land of $210,000 in 1997. Cash provided by investing activities by Resort Property Management was $102,000 in 1997, primarily due to proceeds from the sale of office equipment, vehicles and land of $335,000, which was offset by purchases of property and equipment of $179,000. Resort Property Management's 1997 cash provided by financing activities totalled $32,000, primarily as a result of net proceeds from long-term debt. At September 30, 1997, Resort Property Management had a working capital deficit of $194,000 and long-term debt of $310,000 outstanding.

TELLURIDE RESORT ACCOMMODATIONS

     Results of Operations

     Telluride Resort Accommodations is a leading provider of vacation property rentals and property management services in the Telluride, Colorado mountain resort area. Telluride Resorts Accommodations' revenues for 1997 were derived from property rental and service fees. Telluride Resort Accommodations currently manages approximately 450 rental units. Telluride Resort Accommodations' property offerings range from smaller, one-bedroom units in town to large, luxury condominiums and free-standing homes in Telluride's new Mountain Village.


                                                YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                                -----------------------   -------------------------------------------------
                                                         1997                      1997                      1998
                                                         ----                      ----                      ----
                                                -----------------------   -----------------------   -----------------------
                                                                                             (UNAUDITED)
(DOLLARS IN THOUSANDS)
Revenues ....................................    $4,313         100.0%     $2,135         100.0%     $2,342         100.0%
Operating expenses ..........................     3,037          70.4         967          45.3       1,066          45.5
General and administrative expenses .........     1,030          23.9         257          12.0         361          15.4
                                                 ------         -----      ------         -----      ------         -----
Income from operations ......................       246           5.7         911          42.7         915          39.1
Other income (expense) ......................        31           0.7          19           0.9          12           0.5
                                                 ------         -----      ------         -----      ------         -----
Net income ..................................    $  277           6.4%     $  930          43.6%     $  927          39.6%
                                                 ======         =====      ======         =====      ======         =====
Compensation Differential ...................    $   --                    $   --                    $   --
                                                 ======                    ======                    ======

THREE  MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Revenues increased $207,000, or 9.7%, from $2.1 million in 1997 to $2.3 million in 1998, primarily due to an increase in other revenues.

     Operating Expenses. Operating expenses increased $99,000, or 10.2%, from $1.0 million in 1997 to $1.1 million in 1998. As a percentage of revenues, operating expenses increased from 45.3% in 1997 to 45.5% in 1998.

     General and Administrative Expenses. General and administrative expenses increased $104,000 or 40.5% from $257,000 in 1997 to $361,000 in 1998. As a percentage of revenues, general and administrative expenses increased from 12.0% in 1997 to 15.4% in 1998. This increase resulted from higher salary and wages. There were no Compensation Differentials for this period in 1997 or 1998.

     Other Income (Expense). Other income (expense) remained constant for 1997 and 1998.

     Net Income. Net income remained constant for 1997 and 1998.

   Liquidity and Capital Resources

     Telluride Resort Accommodations used cash in operating activities of $224,000, which was primarily due to the decrease in customer deposits and deferred revenue. The decrease was partially offset by $927,000 in net income for the three months ended March 31, 1998. Cash used in financing activities was $194,000 for payments on the line of credit. At March 31, 1998, Telluride Resort Accommodations had working capital of $446,000 and no long-term debt.

TWELVE MONTHS ENDED DECEMBER 31, 1997

     Revenues. Revenues of $4.3 million are comprised of $3.2 million (74%) related to rental operations and $1.1 million (26%) related to services.

     Operating Expenses. Operating expenses are primarily comprised of salaries and benefits for cleaning and maintenance personnel, and includes marketing expenses.

     General and Administrative Expenses. General and administrative expenses include salaries and benefits for support staff and managerial personnel.

   Liquidity and Capital Resources

     Telluride Resort Accommodations generated cash flows from operating activities of $721,000, which was primarily due to an increase in accounts payable and accrued liabilities of $299,000 and net income of $277,000 in 1997. Cash used in investing activities was $25,000 in 1997 and was primarily used for purchase of property and equipment. Telluride Resort Accommodation's 1997 cash used in financing activities totalled $207,000 due to distributions to stockholders of $300,000 offset by $93,000 in proceeds from Telluride Resort Accommodation's line of credit. At December 31, 1997, Telluride had a working capital deficit of $480,000 and had no long-term debt outstanding.

                                    BUSINESS

GENERAL

     Upon consummation of the Offering, the Company will be a leading provider of vacation condominium and home rentals in premier destination resorts throughout the United States. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, the Company intends to offer vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals while offering property owners superior management services designed to enhance their rental income. Currently, most vacationers seeking to rent a condominium or home at a popular destination resort must use a local vacation rental and property management firm to inquire about availability and make reservations. Vacationers typically make rental choices with limited information and, as a result, face great uncertainty concerning the quality of their rental. To address this need, the Company intends to provide vacationers with consistent quality and service, increased information and easy access to a broad array of high quality desirable condominium and home rentals in premier destination resorts.

     Upon consummation of the Offering, the Company will acquire the 13 Founding Companies which manage approximately 8,900 condominiums and homes nationwide and in Canada. These condominiums and homes are located in beach and island resorts such as the Hawaiian Islands; Bethany Beach, DE; Nantucket, MA; the Outer Banks, NC; Sanibel and Captiva Islands, FL; and St. Simons Island, GA; and mountain resorts such as Aspen, Breckenridge and Telluride, CO; Park City, UT, and Whistler, B.C. The Company also manages 11 hotels aggregating approximately 1,650 hotel rooms located primarily in the Hawaiian Islands.

     The Company provides a wide range of services to both vacationers and property owners. Because of the variety of the Company's resort locations throughout the United States and Canada and the diversity of rental prices throughout its rental pool, the Company is able to target a broad range of vacationers, including families, couples and individuals. For vacationers, the Company offers the convenience and accommodations of a condominium or home, while providing many of the amenities and services of a hotel. Vacation condominium and home rentals generally offer greater space and convenience than resort hotel rooms, including separate living, sleeping and eating quarters. As a result, vacationers generally have more privacy and greater flexibility in a vacation condominium or home. The Company typically offers such services as convenient check-in and check-out, frequent housekeeping and cleaning and emergency maintenance assistance. In addition, in most of its markets, the Company provides specialized concierge-type services such as arranging golf tee times, purchasing ski lift tickets and making restaurant reservations. For property owners, the Company offers a comprehensive set of services, including marketing and rental services, maintenance and security.

     The Company's primary source of revenue is property rental fees, which are charged to the property owners as a percentage of the vacationers' total rental rate. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates for the various Founding Companies depending on the type of services provided to the property owner and the type of rental unit managed. On a pro forma basis for the year ended December 31, 1997, the Company generated total revenues of approximately $56.8 million, which includes $31.0 million of revenues from property rental fees and net income of $6.7 million. In addition, in many markets, the Company provides traditional real estate brokerage services for property owners seeking to sell their condominiums and homes. The Company believes that a national brand and superior management services, which are designed to enhance rental income for property owners, will provide it with a competitive advantage in attracting additional high quality condominiums and homes in its markets.

INDUSTRY OVERVIEW

     Destination resort vacationers primarily have three alternatives for overnight accommodations: commercial lodging establishments, time share resorts and privately owned vacation condominiums and homes. Commercial lodging consists principally of hotels and motels in which a room is rented on a nightly or weekly basis. Vacation ownership or timeshare interests are purchased by the vacationer and typically entitle the buyer to use a furnished vacation residence at a particular resort generally for a one-week period each year, in perpetuity. Lastly, privately-owned vacation condominiums and homes are typically second homes available for rent by property owners seeking incremental income. The total market for vacation condominium, home and apartment rentals, which are marketed predominantly by vacation rental and property management companies, was over $10 billion in 1996, representing over 20 million vacation property rentals. Rental revenues grew 8.7% from 1995 to 1996, and the Company believes that this growth has been, and will continue to be, driven by two primary factors: the overall growth in the leisure travel and tourism industry, which reflected a 16.1% increase in revenues from 1995 to 1997 and the increasing number of vacationers seeking to rent vacation condominiums and homes.

     For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be expensive. Vacation condominium and home rentals generally offer families greater space and convenience than a resort hotel room, including separate living, sleeping and eating quarters. As a result, families generally have more privacy and greater flexibility in a vacation condominium or home. Furthermore, with full kitchens available in most properties, vacationers can also save on dining costs in a vacation condominium or home rental. In addition, vacation condominium and home rentals frequently include access to private yards, swimming pools, tennis courts and other recreational facilities, and generally offer a greater variety of locations, accommodations and price ranges within a market to meet a vacationer's desires.

     Vacation property rentals are also a less expensive and more flexible alternative to timeshare interests. Unlike vacation property rentals, timeshare interests require the purchase of an ownership interest in a vacation residence and continuing annual maintenance payments. A timeshare owner has the right to use the same vacation residence for the same length of time each year. Subject to availability and the payment of a membership fee and a variable exchange fee to join a timeshare exchange program, a timeshare owner may request that his timeshare interval be exchanged for a timeshare interval at another participating resort. Owners are generally limited to timeshare intervals at participating resorts and to those units which have been assigned an equal or lower rating by the exchange program based on the location, size and quality of the unit, the quality of the resort and the time of year requested.

     Most vacation condominiums and homes are second homes owned by individuals who reside in different locations and are unable to easily manage the rental process. Vacation rental and property management companies facilitate the rental process by handling all interaction with vacationers, including accepting reservations, rental payments and security deposits; operating check-in and check-out locations; and arranging for inspections, security and maintenance. The publishing of catalogs, print advertising and other marketing activities of a successful vacation rental and property management company also can enhance the vacation condominium or home's occupancy rate and increase rental income to the property owner.

     The vacation rental and property management industry is highly fragmented, with an estimated 3,000 vacation rental and property management companies in the United States. Presently, most vacation rental condominiums and homes are managed by and booked through local vacation rental and property management firms, whose principal means of attracting property owners and vacationers is by referral, word of mouth, limited local advertising and direct mailings. There is no central reservations service for vacationers or travel agents to obtain information regarding condominium or home rental opportunities at popular destination resorts across the country or for booking such rentals once a destination is selected. As a result, the Company believes the vacation rental and property management industry is highly inefficient and presents a significant market opportunity for a well-capitalized company offering a national network of high quality vacation condominiums and homes with superior levels of customer service.

BUSINESS STRATEGY

     The Company's objective is to enhance its position as a leading provider of premier destination resort condominium and home rentals by pursuing the following business strategies:

     DEVELOP A NATIONAL BRAND IN PREMIER DESTINATION RESORT CONDOMINIUM AND HOME RENTALS. The Company intends to create the first national brand in vacation condominium and home rentals. To date, there has been no national brand for vacation condominium and home rentals, no industry standards for quality and a general lack of access to reliable information regarding rental opportunities for vacationers. By providing an extensive network of high quality condominiums and homes in premier destination resorts throughout the United States, the Company intends to increase the information available to vacationers and develop a brand which provides greater confidence and ease to vacationers in making their rental arrangements. In order to ensure high quality, the Company intends to implement a comprehensive quality assurance program which includes the company-wide rating of individual condominiums and homes to assure vacationers that rental accommodations will meet their expectations, as well as customer satisfaction surveys and follow-up calls.

     OFFER VACATIONERS SUPERIOR CUSTOMER SERVICE. Management believes that maintaining superior levels of customer service is critical to developing a reputation for high quality condominiums and homes and attracting new customers. Vacationers typically rent vacation condominiums and homes for greater space and flexibility, but these customers also frequently desire many of the amenities and services of hotel accommodations. As a result, the Company emphasizes customer service by offering conveniently located check-in locations, efficient check-in and check-out procedures, extended front desk hours, a commitment to clean units and access to emergency contact and maintenance personnel. The Company also strives to offer maximum flexibility to meet the varied needs of its vacationers and in most markets can arrange for services such as golf tee times, rental bicycles, ski lift tickets, grocery delivery or restaurant reservations. By offering the convenience and accommodations of a condominium or home while providing many of the amenities and services of a hotel, the Company believes it will continue to strengthen the loyalty of its existing customers and attract new vacationers into the vacation condominium and home rental market.

     ENHANCE VALUE FOR CONDOMINIUM AND HOME OWNERS. Through effective national marketing, a recognized brand and implementation of strategies designed to increase occupancy and rental rates, the Company plans to enhance the rental income for vacation condominium and home owners. Since substantially all of the condominiums and homes managed by the Company are second homes with absentee owners, the Company offers a range of high quality vacation rental and property management services designed to meet the broad real estate needs of these owners. In most markets, the Company will assume broad responsibility for the condominium or home, from marketing and handling all aspects involved in renting the individual condominium or home to managing the common properties and homeowners' association. In addition, the Company provides owners with concise, timely and accurate monthly statements and payments for the rental and management of their condominiums and homes. The Company believes that its reputation for high quality, comprehensive management services will be a key competitive advantage in increasing the number of condominiums and homes under its management within its existing markets.

     CAPITALIZE ON THE EXPERIENCE OF SENIOR MANAGEMENT. The Company intends to capitalize on the industry experience of members of its senior management. David
C. Sullivan, the Chairman and Chief Executive Officer is the former Chief Operating Officer of Promus Hotel Corporation, where he was primarily responsible for the creation and expansion of the Hampton Inn, Homewood Suites and Embassy Suites lines. David L. Levine, President and Chief Operating Officer, is the former President and Chief Operating Officer of Equity Inns, Inc., a real estate investment trust specializing in hotel acquisitions. Jeffery
M. Jarvis, Senior Vice President and Chief Financial Officer, is the former Vice President, Controller and Principal Accounting Officer of Promus Hotel Corporation and Jules S. Sowder, Senior Vice President of Marketing, is the former Vice President of Marketing of Promus Hotel Corporation. In addition, W. Michael Murphy will serve as Senior Vice President of Development. Mr. Murphy has over 20 years experience in the hotel and resort industries, with particular experience in planning and development.

     MAINTAIN LOCAL RELATIONSHIPS AND EXPERTISE. The management teams of the Founding Companies each have extensive experience in their respective resort areas, and many of the individuals are very active in the local community. The Company believes that the management teams have a valuable understanding of their respective markets and businesses and have developed strong local relationships. These relationships are critical in attracting additional condominiums and homes for rental and enable the Company to provide additional concierge-type services to its vacationers. Accordingly, the Company intends to operate with a decentralized management strategy and allow local managers to utilize their knowledge and expertise about the condominiums and homes available for rent, the offerings of local competitors and the desires of vacationers in their areas to provide superior customer service.

GROWTH STRATEGY

     The Company intends to enhance its position as a leading provider of vacation condominium and home rentals in premier destination resorts by pursuing the following growth strategies:

     IMPLEMENT A NATIONAL MARKETING STRATEGY. The Company intends to implement a national marketing program designed to increase vacationer awareness of its rental condominiums and homes and establish a nationally recognized high quality name and image, while promoting the unique characteristics of its individual resorts. In addition, the Company will market to existing customers of the Founding Companies to capitalize on cross-selling opportunities and increase customer loyalty. Through its collection of approximately 10,600 beach and mountain resort rental properties and hotel rooms and the databases of customer information maintained by the Founding Companies, the Company intends to offer customers of each Founding Company similar properties and services in its other resorts. The Company believes the integrated marketing efforts of the Founding Companies will increase customer awareness of the Company's condominiums and homes, lead to an increased demand for the Company's rentals and result in higher occupancy and rental rates for its condominium and home owners. The Company also believes that the anticipated increase in rental income for owners will ultimately be a competitive advantage in attracting new property owners.

     CAPITALIZE ON TECHNOLOGY. Management believes that investment in technology will be critical in building its national brand and will create a significant competitive advantage. The Company intends to utilize the technological expertise of First Resort, a Founding Company, to enhance the ease and convenience for vacationers of accessing information and making reservations for vacation rentals. The Company's strategy is to create a comprehensive web site that presents all of the Company's condominium, home and hotel room rentals, including photographs and detailed floor plans, and allows vacationers to make reservations and payments. Several of the Founding Companies already provide photographs and rate and availability information for condominiums and homes over the world wide web, and the Company intends to leverage these capabilities to implement a central reservation system with world wide web functionality. In addition to facilitating the ability to provide one-stop shopping, the Company intends to link the Founding Companies' and future acquired companies' databases in order to enhance its cross-selling and direct marketing efforts.

     INCREASED USE OF ADDITIONAL MARKETING CHANNELS. Currently, most vacationers locate vacation condominiums and homes through referrals, word-of-mouth, limited local advertising and direct mailings. The Company believes there are significant opportunities to expand the use of additional marketing channels. The Company intends to capitalize on its extensive market presence by increasing the use of other marketing channels such as the world wide web, travel agents and national print media, which are difficult for local vacation rental and property management companies to use in a cost-effective manner. Given the Company's size and presence in premier destination resorts, the Company believes it will be an attractive partner to travel agents, tour package operators and other travel providers. These relationships should be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons. Lastly, the Company plans to focus greater marketing efforts on European and other international travelers through a more extensive use of international print media, wholesalers and packaged tour companies.

     EXPAND MARKET SHARE OF CONDOMINIUM AND HOME RENTALS IN EXISTING MARKETS. A key element of the Company's growth strategy is to increase its selection of condominium and homes in order to expand its market share and strengthen the local brands of each of the Founding Companies. The Company intends to attract new property owners by achieving high occupancy rates through effective national marketing, cross-selling and by offering additional incentives to property owners, such as participation in a rental exchange program. In addition, in order to capture a higher portion of the rental business from new condominiums and homes being built in its markets, the Company will focus on building and strengthening its relationships with both local and national developers as well as real estate brokerage companies.

     PURSUE OPPORTUNITIES FOR PROFIT MARGIN EXPANSION VIA COST SAVINGS AND ADDITIONAL REVENUE SOURCES. Through the implementation of best practices, the Company believes there are numerous opportunities to improve the margins of the Founding Companies. First, the Company will strive to improve the efficiency of certain basic services such as reservations, housekeeping and laundry. The Company also believes that larger inventories of condominiums and homes in its markets will provide certain economies of scale in advertising, check-in locations, management, housekeeping and other services. In addition, several of the Founding Companies have developed unique additional revenue opportunities, such as assisting property owners in refurbishing their properties, offering trip cancellation insurance and charging fees for certain concierge-type services, several of which are adaptable at other Founding Companies. The Company believes that enhanced efficiency and economies of scale will reduce overall operating costs and allow the Company to achieve increased margins by spreading operating and corporate overhead costs over a larger revenue base.

     BUILD NATIONAL MARKET PRESENCE THROUGH STRATEGIC ACQUISITIONS. The vacation rental and property management industry is highly fragmented, with over 3,000 geographically dispersed companies in the United States. The Company believes that such fragmentation provides significant opportunities for consolidation. The Company intends to aggressively pursue both domestic and international acquisitions in order to gain a presence in additional premier destination resort locations as well as expand its market share in existing resorts. The Company will seek companies with strong reputations and a commitment to high quality condominiums and homes and customer service. While the Company will seek to acquire the leading companies in each new market, the Company also plans to pursue tuck-in acquisitions through which it can expand its selection of condominiums and homes available for rent in its existing markets. Many acquisition candidates utilize First Resort's software, which the Company believes will enhance its ability to integrate such companies upon acquisition.

     The Company expects to offer acquisition candidates: (i) affiliation with a national brand; (ii) the ability to cross-sell to customers of other vacation rental and property management companies; (iii) the ability to increase liquidity as a result of the Company's financial strength as a public company; and (iv) the ability to increase profitability as a result of the Company's centralization of certain administrative functions and other economies of scale.

MARKETS

     The Company currently manages condominiums and homes in many popular beach and mountain resorts in the United States and Canada. Through the implementation of its acquisition strategy, the Company plans to establish an international network of vacation condominiums and homes in every major type of premier destination resort market, including beach, mountain, golf and tennis resorts.

     The following table sets forth certain information regarding the Founding Companies, with the exception of First Resort, at January 31, 1998:


                                                    DATE           NUMBER OF        NUMBER OF
                                                FOUNDED (1)     CONDOMINIUMS(2)       HOMES        TOTAL UNITS
                                               -------------   -----------------   ----------   -----------------
BEACH AND ISLAND RESORTS

 HAWAII
   Aston Hotels & Resorts ..................       1948              4,771                1            4,772
   Maui Condominium and Home ...............       1988                430                2              432
 THE OUTER BANKS, NC
   Brindley & Brindley .....................       1985                 49              397              446
 BETHANY BEACH, DE
   Coastal Resorts .........................       1982                545                4              549
 NANTUCKET, MA
   The Maury People(3) .....................       1969                 --            1,200            1,200
 SANIBEL AND CAPTIVA ISLANDS, FL
   Priscilla Murphy Realty .................       1955                669              233              902
 ST. SIMONS ISLAND, GA
   Trupp-Hodnett Enterprises ...............       1987                381               54              435

MOUNTAIN RESORTS

 BRECKENRIDGE, CO
   Collection of Fine Properties ...........       1985                462               10              472
 ASPEN, CO
   Houston and O'Leary(3) ..................       1986                  7              120              127
 PARK CITY, UT
   Resort Property Management ..............       1978                280               46              326
 TELLURIDE, CO
   Telluride Resort Accommodations .........       1985                433               14              447
 WHISTLER, BRITISH COLUMBIA
   Whistler Chalets ........................       1986                432               12              444
                                                                     -----            -----            -----
    Total ..................................                         8,459            2,093           10,552 (2)
                                                                     =====            =====           ======


----------
(1) Includes predecessors.

(2) Includes  1,545  hotel  rooms at Aston  Hotels & Resorts,  33 hotel rooms at
    Collection  of  Fine   Properties  and  74  hotel  rooms  at   Trupp-Hodnett
    Enterprises.

(3) Houston and O'Leary and The Maury People are the only Founding Companies which have non-exclusive rental agreements for their rental properties.

SERVICES OFFERED

     SERVICES OFFERED TO VACATIONERS. The Company provides services to vacationers during all stages of the rental transaction from the selection and reservation of a condominium or home to the vacationers' arrival and throughout their stay. To make the selection and reservation process as simple and convenient as possible, the Company currently provides vacationers with catalogs containing color photographs and descriptions of available condominiums or homes, and reservations are taken over the phone by reservation agents at each of its resort communities who are familiar with the specific condominiums and homes available. Many of the Founding Companies use a rating system to ensure that vacationers' expectations are met by the condominium or home selected and several of the Founding Companies also have world wide web sites where vacationers can obtain price and availability information.

     For the vacationers' arrival, the Company offers conveniently located check-in and check-out locations, many of which are located on-site at the front desk of the Company's condominium properties. Off-site check-in locations are typically conveniently located and easily accessible in their respective resort communities. In most destination resort communities, the Company maintains more than one conveniently located check-in facility. During their stay, vacationers at most locations are offered frequent cleaning and housekeeping services and access to emergency contact and maintenance personnel. In most locations, the Company offers more specialized "concierge" services such as bicycle and ski equipment rentals, ski lift tickets sales, shuttles to ski areas, golf tee times and restaurant reservations. The Company typically receives a fee for the provision of such services.

     SERVICES OFFERED TO CONDOMINIUM AND HOME OWNERS. The Company provides condominium and home owners a wide range of high-quality vacation rental and property management services designed to meet their broad real estate needs. In most markets, the Company will assume complete responsibility for the condominium or home, including marketing, renting and maintaining the specific property as well as providing security and managing the common properties and homeowners' association. The Company currently engages in extensive marketing activities, including direct catalog mailings to prior and prospective vacationers and direct solicitations of travel agents, wholesalers and package tour operators. The Company also handles all interaction with vacationers, including accepting rental payments and security deposits, operating check-in and check-out locations and offering linen, housekeeping and other services. Property owners are paid rental income each month for rental activity in the preceding month and are given a concise, timely and accurate monthly statement which details the rental activity and management of their condominiums and homes.

     Property maintenance services are provided by both Company employees and third party independent contractors. Services are either regularly scheduled, or provided on an "as needed" basis, depending on the service and the location. In most markets, after each annual or semi-annual inspection, the Company makes recommendations to property owners for maintenance, refurbishments and renovations necessary to maintain the quality of their condominiums and homes. In several of its destination resort markets, the Company provides professional interior design and refurbishment services to property owners to assist with the upkeep and appearance of their condominiums and homes. The Company includes routine maintenance services, such as replacing light bulbs or broken china, as part of an all inclusive commission structure in certain locations. In other markets, the Company collects fees from property owners for maintenance services through service and maintenance agreements and fee for service arrangements.

     For owners desiring to sell their vacation condominium or home, many of the Founding Companies provide traditional real estate brokerage services, including listing and showing the property. In 1997, net real estate sales commissions represented approximately 11% of combined revenues. The relative amount of such revenue varies by Founding Company but is more significant in those markets where the Company primarily offers free-standing homes, rather than condominiums, such as Aspen and Nantucket. The Company believes that the provision of real estate brokerage services provides it with a competitive advantage in identifying and securing properties for its rental management services and allowing it to meet all of the needs of vacation property owners.

MARKETING

     The marketing efforts of traditional vacation rental and property management companies, including the Founding Companies, are primarily through word of mouth referrals from satisfied customers (both vacationers and property owners), print advertising primarily in local newspapers and regional magazines and direct mail solicitations and catalogs sent to prior customers. Potential customers call as a result of a referral or in response to an advertisement or other promotion and are assisted by reservation agents in selecting the appropriate vacation property and making the reservation. In addition to these efforts, several of the Founding Companies also market their rental inventories to travel agents, tour package operators and other travel providers. Tour package operators typically combine transportation to a destination resort with the Company's vacation condominiums and homes and a car rental. Tour packages are distributed almost exclusively through travel agents. The Company markets to travel agents and package tour operators primarily through advertisements in trade publications, such as the Hotel and Travel Index, and attendance at national and regional travel industry trade shows. Several of the Founding Companies also have sites on the world wide web that are actively updated to increase the probability  of  meeting  vacationers'  search  criteria  for  lodging  in their
destination   resort   communities.   Vacation   rentals  for  those   companies
attributable to initial contacts through their web sites have increased significantly over the past three years. The Company estimates that combined revenues for 1997 were derived 50% from traditional direct marketing, 30% from package tour operators and wholesalers, 16% from travel agents and 4% from world wide web inquiries.

     The Company believes that a national marketing campaign should increase the effectiveness of the Founding Companies and companies to be acquired in the future, and expand the universe of potential customers for each resort location in which the Company operates. The Company plans to leverage the reputations of the Founding Companies to establish a nationally recognized high quality brand. The extensive databases regarding previous and potential vacationers maintained by the Founding Companies will be used to aggressively cross-sell vacation opportunities in other destination resorts through direct solicitations. Similar condominiums and homes and services in other leading markets will be offered to customers of each Founding Company.

     The Company also intends to capitalize on its extensive market presence and increase its use of the world wide web, travel agents and the print media. The Company plans to leverage the technology and expertise of First Resort to create a central reservations system easily accessible on the world wide web which vacationers ultimately can use to view photographs and detailed floor plans of the condominiums and homes, and make reservations and payments. The Company also believes that its extensive selection of vacation condominiums and homes will make it an attractive partner to travel agents, tour package operators and other travel providers. These relationships should be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons. Lastly, the Company plans to focus greater marketing efforts on European and other international travelers through a more extensive use of international print media, wholesalers and packaged tour companies.

TECHNOLOGY

     First Resort, one of the Founding Companies, is a leading provider of integrated management, reservations and accounting software for the vacation rental and property management industry. Nine of the Founding Companies and over 650 other vacation rental and property management companies use First Resort's software programs. First Resort's software programs were developed to overcome problems encountered by rental property managers in attempting to utilize software programs developed for the hotel industry. First Resort's basic software allows vacation rental and property management companies to automate and computerize their reservations, billings, rental management and accounting tasks. Vacation rental and property management companies can use the software to generate current rates on individual condominium and homes and call up specific descriptions of those condominiums and homes for potential customers. The software also allows companies to generate monthly revenue reports for property owners and to coordinate maintenance and housekeeping schedules. First Resort also offers additional modules and interfaces, including a work order generator, activities management system, credit card interface and world wide web enabled reservations. While the Company plans to use First Resort's resources and expertise to enhance the technological capabilities of the other Founding Companies, First Resort will continue to market its software products to independent vacation rental and property management companies and provide service and technical support.

     The Company intends to rely extensively on the products and management expertise of First Resort to implement its technology strategy. Management believes that investment in technology will be critical in building a national, branded vacation rental and property management company for premier destination resorts and will be a significant competitive advantage in the future. The Company plans to utilize First Resort software to implement a central reservations system with world wide web functionality to allow vacationers to make their rental arrangements at any of the Company's properties. First Resort also is developing a JAVA Client/Server based graphical reservations application that will allow users of its software to completely integrate their reservations systems with the world wide web, as well as a JAVA Client/Server based version of all of its existing software applications. First Resort's software also will allow the Company to quickly link the Founding Companies' and future acquired companies' databases. The Company intends to develop proprietary data mining tools in order to enhance its cross-selling and direct marketing efforts.

COMPETITION

     The vacation rental and property management industry is highly competitive and has low barriers to entry. The industry has two distinct customer groups: vacation property renters and vacation property owners. The Company believes that the principal competitive factors in attracting vacation property renters are: (i) market share and visibility; (ii) quality, cost and breadth of services and properties provided; and (iii) long-term customer relationships. The principal competitive factors in attracting vacation property owners are: (i) the ability to generate higher rental income and (ii) comprehensive management services at competitive prices. The Company competes for vacationers and property owners primarily with approximately 3,000 owner-operated companies that typically operate in a limited geographic area. Some of the Company's competitors are affiliated with the owners or operators of resorts in which such competitor provides its services. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates.

     The Company also competes for vacationers with large hotel and resort companies. Many of these competitor companies have greater financial resources than the Company enabling them to finance acquisition and development opportunities, to pay higher prices for the same opportunities or to develop and support their own operations. In addition, many of these companies can offer vacationers services not provided by vacation rental and property management companies, and they may have greater name recognition among vacationers. These companies might be willing to sacrifice profitability to capture a greater portion of the market for vacationers or pay higher prices than the Company for the same acquisition opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its internal and acquisition growth objectives as well as its operating strategies focused on increasing the profitability of the Founding Companies and subsequently acquired companies.

EMPLOYEES

     Upon consummation of the Offering, the Company will have approximately 1,200 employees. The Company relies significantly on temporary employees to meet peak season demands. In the course of performing service and maintenance work, the Company also utilizes the services of independent contractors. The Company believes its relationships with its employees and independent contractors are good.

LEGAL PROCEEDINGS

     The Company is involved in various legal actions arising in the ordinary course of business. The Company believes that none of these actions will have a material adverse effect on its business, financial condition or results of operations.

FACILITIES

     All of the Company's facilities will be leased although two of the Founding Companies, Collection of Fine Properties and Whistler Chalets, currently own their facilities. Prior to the Combinations, these Founding Companies are transferring ownership of their facilities and certain other properties to their stockholders or to entities controlled by their stockholders who will enter into leases with the Company for such facilities. The Company currently has 53 leased and owned properties consisting principally of offices, maintenance, laundry and storage facilities, of which 46 of these are leased under leases with remaining terms from two months to ten years. Some of the facilities currently operated by the Company are, or will be after the Combinations, leased from related parties. See "Certain Transactions -- Leases of Facilities."

GOVERNMENTAL REGULATION

     The Company's operations are subject to various federal, state and local laws and regulations, including (i) licensing requirements applicable to real estate operations and (ii) laws and regulations relating to consumer protection. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Interstate Land Sales Full Disclosure Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act, Americans With Disabilities Act and the Civil Rights Acts of 1964 and 1968. Many state and local regulations governing real estate services require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's employees who work in the state or county that issued the permit or license. In addition, certain international laws and regulations may also be applicable to the Company's international operations. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors, executive officers and certain key employees, and those persons who will become directors and executive officers of the Company upon consummation of the Offering.


               NAME                  AGE                          POSITION
               ----                  ---                          --------
David C. Sullivan ...............    58     Chairman and Chief Executive Officer, Director
David L. Levine .................    50     President and Chief Operating Officer, Director
Jeffery M. Jarvis ...............    42     Senior Vice President and Chief Financial Officer
W. Michael Murphy ...............    52     Senior Vice President, Development
Jules S. Sowder .................    41     Senior Vice President, Marketing
John K. Lines ...................    38     Senior Vice President, General Counsel and Secre-
                                            tary
Frederick L. Farmer .............    48     Senior Vice President and Chief Information Officer
Luis Alonso .....................    34     CEO-Collection of Fine Properties; Director
Douglas R. Brindley .............    40     President-Brindley & Brindley; Director
Paul T. Dobson ..................    43     Vice President-Maui Condominium and Home;
                                            Director
Sharon Benson Doucette ..........    60     President-The Maury People; Director
Evan H. Gull ....................    51     Vice President-First Resort; Director
Heidi O'Leary Houston ...........    45     President-Houston and O'Leary; Director
Daniel L. Meehan ................    48     President-Resort Property Management; Director
J. Patrick McCurdy ..............    50     President-Whistler Chalets; Director
Andre S. Tatibouet ..............    57     CEO-Aston Hotels & Resorts; Director
Hans F. Trupp ...................    58     Chairman-Trupp-Hodnett Enterprises; Director
Park Brady ......................    50     Director
Joshua M. Freeman ...............    33     Director
Charles O. Howey ................    70     Director
Michael D. Rose .................    56     Director
Joseph V. Vittoria ..............    63     Director
Theodore L. Weise ...............    54     Director
Elan J. Blutinger ...............    42     Director
D. Fraser Bullock ...............    43     Director
Leonard A. Potter ...............    36     Advisory Director

     DAVID C. SULLIVAN will become the Chairman and Chief Executive Officer and a director of the Company upon the consummation of the Offering. From April 1995 to December 1997, Mr. Sullivan was the Executive Vice President and Chief Operating Officer, and a director, of Promus Hotel Corporation, a publicly traded hotel franchisor, manager and owner of hotels whose brands include Hampton Inn, Homewood Suites and Embassy Suites. From 1993 to 1995, Mr. Sullivan was the Executive Vice President and Chief Operation Officer of the Hotel Division of The Promus Companies Incorporated ("PCI"). He was the Senior Vice President of Development and Operations of the Hampton Inn/Homewood Suites Hotel Division of PCI from 1991 to 1993. From 1990 to 1991, Mr. Sullivan was the Vice President of Development of the Hampton Inn Hotel Division of PCI.

     DAVID L. LEVINE will become the President and Chief Operating Officer and a director of the Company upon the consummation of the Offering. Mr. Levine was President and Chief Operating Officer of Equity Inns, Inc., a real estate investment trust that specializes in hotel acquisitions, from June

1994 to April 1998. Mr. Levine was also President and Chief Operations Officer of Trust Management Inc., which operated Equity Inns properties, from June 1994 until November 1996. Prior to that, he was President of North American Hospitality, Inc., a hotel management and consulting company, which he formed in 1985.

     JEFFERY M. JARVIS will become Senior Vice President and Chief Financial Officer of the Company upon the consummation of the Offering. From April 1995 to January 1998, Mr. Jarvis was the Vice President, Controller and Principal Accounting Officer of Promus Hotel Corporation. From September 1994 to April 1995, Mr. Jarvis was the Director of Special Projects for PCI. He was the Director of Finance of Harrah's St. Louis Riverport from June of 1994 to September 1994, and was the Assistant Controller of PCI from 1992 to 1994. From 1979 to 1992, Mr. Jarvis was a Senior Audit Manager of Arthur Andersen LLP.

     W. MICHAEL MURPHY will become the Senior Vice President of Development of the Company upon the consummation of the Offering. Mr. Murphy was President of Footprints International, a company involved in the planning of resort properties in the Bahamas, from 1996 to 1997. From 1994 to 1996, he was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to joining Geller & Co. he acted as a hotel consultant from 1992 to 1994. Mr. Murphy was a founding partner of the hotel investment firm of Moeckel Murphy (1990-1992) and a founding general partner of Metric Partners (1981-1990), a real estate investment company that was a joint venture between the partners of The Fox Group and Metropolitan Life Insurance Company. Prior to that time, he was the Director of Real Estate for Holiday Inns, Inc. from 1973 to 1981.

     JULES S. SOWDER will become the Senior Vice President of Marketing of the Company upon the consummation of the Offering. Ms. Sowder was Vice President of Marketing for Promus Hotel Corporation from 1995 to January 1998. From 1993 to 1995, she served as the Vice President of Marketing for the Hampton Inn division of Promus Hotel Corporation. She served as Director of Marketing for the Hampton Inn division from 1990 to 1993. Ms. Sowder has been recognized by Travel Agent Magazine as one of the Top 10 most successful women in the hotel industry.

     JOHN K. LINES will become Senior Vice President, General Counsel and Secretary of the Company upon the consummation of the Offering. Mr. Lines was General Counsel and Secretary of Insignia Financial Group, Inc., a fully integrated real estate services company from 1994 until March 1998. He also served as Vice President and Secretary of Insignia Properties Trust from 1996 until March 1998. From May 1993 until June 1994, Mr. Lines was employed as Assistant General Counsel and Vice President of Ocwen Financial Corporation, a unitary thrift holding company. From October 1991 until April 1993, Mr. Lines was employed as Senior Attorney of Banc One Corporation in Columbus, Ohio.

     FREDERICK L. FARMER will become Senior Vice President and Chief Information Officer of the Company upon the consummation of the Offering. Mr. Farmer was Senior Vice President for Internet and Desktop Services of Marriott International from November 1996 to April 1998. He also served as Vice President of Data Resources & Services for Marriott International from March 1992 to November 1996.

     LUIS ALONSO will become a director of the Company after the consummation of the Offering. Mr. Alonso has served as the Chief Executive Officer and President of Collection of Fine Properties since January 1995, when Tyra Management Company and two other management companies merged into the newly formed Collection of Fine Properties. Mr. Alonso was the President of Tyra Management Company from 1985 until the merger. Mr. Alonso is a member of the Breckenridge Town Council and is Vice Chairman of the Breckenridge Central Reservation Board.

     DOUGLAS R. BRINDLEY will become a director of the Company after the consummation of the Offering. Mr. Brindley and his wife Betty Shotton Brindley are co-founders of both B&B On The Beach, Inc. and Brindley & Brindley Realty & Development, Inc. Mr. Brindley is a director and President of both companies.

     PAUL T. DOBSON will become a director of the Company after the consummation of the Offering. Mr. Dobson is a co-founder of Maui Condominium and Home and has served as the company's Vice President since 1991. Mr. Dobson is the current President of the Vacation Rental Managers Association, a trade organization representing over 300 vacation rental and property management companies in North America.

     SHARON BENSON DOUCETTE will become a director of the Company after the consummation of the Offering. Ms. Doucette has been the President and/or Treasurer of The Maury People since its incorporation in 1990. Prior to that time, Ms. Doucette was a partner in and subsequently the sole proprietor of a predecessor real estate company, beginning in the late 1970's.

     EVAN H. GULL will become a director of the Company after the consummation of the Offering. Mr. Gull is a co-founder of First Resort and is currently a director and the Vice President of Software Development, a position he has held since April 1995. Mr. Gull was the Chief Operating Officer of the company from 1993 to 1995. He also served as the Department Manager for Sales and Administration during that same time period. He is the principal developer of First Resort's software products.

     HEIDI O'LEARY HOUSTON will become a director of the Company after the consummation of the Offering. Ms. Houston formed Houston and O'Leary in 1986 and has served as President and principal broker since the company's formation.

     DANIEL L. MEEHAN will become a director of the Company after the consummation of the Offering. Mr. Meehan is the co-founder and has served as President of Resort Property Management since 1982. Mr. Meehan has over 23 years of experience in the property management industry, the last 19 of them in Park City.

     J. PATRICK MCCURDY will become a director of the Company after the consummation of the Offering. Mr. McCurdy has served as the President and Secretary of Whistler Chalets, since he founded the company in 1986. Mr. McCurdy is a director and a former Vice-President of the Vacation Rental Managers Association.

     ANDRE S. TATIBOUET will become a director of the Company after the consummation of the Offering. Mr. Tatibouet has been the Chairman and Chief Executive Officer of Aston Hotels & Resorts since 1967. Mr. Tatibouet is a director of the Hawaii Hotel Association, a director and former president of the Hawaii Visitors Bureau, and a director of the American Hotel & Motel Association.

     HANS F. TRUPP will become a director of the Company after the consummation of the Offering. Mr. Trupp has served as the Chairman of Trupp-Hodnett Enterprises since 1987. He was also Chairman of Trupp-McGinty Realty, Inc. from 1984 to 1987 and Trupp McGinty Realtors/Insurers, which was formed in 1978.

     PARK BRADY will become a director of the Company after the consummation of the Offering. Mr. Brady is a founder of Telluride Resort Accommodations, and has served as the President and a director of the company since June 1997. He has served as Director of Sales and Marketing for Telluride Resort Accommodations from 1989 to 1994, and as General Manager from 1987 to 1989. From 1994 to 1997, Mr. Brady developed real estate projects in the Telluride area. Mr. Brady is a former member of the Telluride Town Council and is also former Chairman of the Telluride Chamber Resort Association.

     JOSHUA M. FREEMAN will become a director of the Company after the consummation of the Offering. Mr. Freeman has served since 1996 as President and Managing Member of Coastal Resorts Realty L.L.C. and as President and a director of Coastal Resorts Management, Inc. Mr. Freeman has served as the President and Chief Operating Officer of Carl M. Freeman Associates, Inc., a real estate development and management company, since 1992.

     CHARLES O. HOWEY will become a director of the Company after the consummation of the Offering. Mr. Howey has served as Chairman of Priscilla
Murphy  Realty since  January  1997.  Mr. Howey has also been  President of C.O.
Management Services, a regional property management company, since the 1950's. He is the founder and past president of Howey & Associates, Inc., an independent insurance agency.

     MICHAEL D. ROSE will become a director of the Company after the consummation of the Offering. Mr. Rose served as Chairman of the Board of Promus Hotel Corporation from April 1995 to December 1997. From June 1995 to December 1996, he was Chairman of the Board of Harrah's Entertainment, Inc. Prior to that, Mr. Rose served as Chairman of the Board (1989-1995) and Chief Executive Officer and President (1989-1991) of The Promus Companies, Inc. and Chairman of the Board (1984-1990) and

President and Chief Executive Officer (1988-1990) of Holiday Corporation. Mr. Rose is also a director of Ashland, Inc., Darden Restaurants, Inc., First Tennessee National Corporation, General Mills, Inc., Promus Hotel Corporation and Stein Mart, Inc.

     JOSEPH V. VITTORIA will become a director of the Company after the consummation of the Offering. Mr. Vittoria has been the Chairman and Chief Executive Officer of Travel Services International, Inc., a leading single source distributor of specialized leisure travel services, since July 1997. From September 1987 to February 1997 Mr. Vittoria was the Chairman and Chief
Executive Officer of Avis, Inc., a multinational auto rental company. Mr. Vittoria serves on the Board of Directors of United Airlines, Inc., Transmedia Europe, Transmedia Asia and various non-profit associations.

     THEODORE L. WEISE will become a director of the Company after the consummation of the Offering. Since February 1998, Mr. Weise has been the President and Chief Executive Officer of Federal Express Corporation, the world's largest transportation company. He was previously Executive Vice President and Chief Operating Officer of Federal Express Corporation from February 1996 to January 1998. From August 1991 to February 1996 he served as Senior Vice President of Air Operations.

     ELAN J. BLUTINGER has been a director of the Company since its formation in September 1997. He is a co-founder and Managing Director of Alpine Consolidated II, LLC, a consolidator of highly fragmented businesses. He was a co-founder of Travel Services International, Inc. and is currently a director of the company and Chairman of its Compensation Committee. From 1996 until December 1997, he was a co-founder and Managing Director of Alpine Consolidated LLC. From 1987 until its acquisition in 1995, he was the Chief Executive Officer of Shoppers Express, which became "OnCart" in 1997, an electronic retailing service in the grocery industry, and served as a director until December 1997. From 1983 until its acquisition in 1986 by IDI, Mr. Blutinger was Chief Executive Officer of DSI, a pioneer in wholesale software distribution. Mr. Blutinger is an investor in Capstone Partners, LLC.

     D. FRASER BULLOCK has been a director of the Company since its formation in September 1997. Mr. Bullock is a Managing Director of Alpine Consolidated II, LLC. He was a co-founder of Travel Services International, Inc. and is currently a director of the company and Chairman of its Audit Committee. From its inception in 1994 to 1996, he was the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a consolidation of eye surgery centers.

     LEONARD A. POTTER has been a director of the Company since its formation in September 1997. After the Offering, he will be an Advisory Director to the Board. Mr. Potter is a co-founder and Managing Director of Capstone Partners, LLC, a venture firm specializing in consolidation transactions. He was a co-founder of Travel Services International, Inc. and is currently an advisory director to its board of directors. Capstone Partners, LLC was a co-sponsor of Staffmark, Inc., a consolidation of six staffing service companies in September 1996 with a simultaneous initial public offering. Prior to forming Capstone Partners, LLC in April 1996, Mr. Potter was an attorney at Morgan, Lewis & Bockius LLP for more than five years practicing in the areas of mergers and acquisitions and securities law. While at Morgan, Lewis & Bockius he represented a number of public companies in connection with their creation and subsequent implementation of consolidation strategies similar to the Company's, including U.S. Office Products, F.Y.I., Inc. and Cotelligent Group.

BOARD OF DIRECTORS

     BOARD COMMITTEES. The Company expects that the Board of Directors will establish an Executive Committee, Audit Committee and a Compensation Committee, effective upon the closing of the Offering. The Executive Committee will be granted such authority as may be determined from time to time by a majority of the Board of Directors. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent accountants. The Compensation Committee will approve salaries and certain incentive compensation for management and key employees of the Company and will administer the 1998 Long-Term Incentive Plan.

     DIRECTOR COMPENSATION. Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries will receive $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). In addition, under the Company's 1998 Long-Term Incentive Plan, each non-employee director will automatically receive an option to acquire 10,000 shares of Common Stock upon such person's initial election as a director and, subject to a certain exception, an annual option to acquire 5,000 shares at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director. See "-- 1998 Long-Term Incentive Plan." Directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, in their capacity as directors.

     The Advisory Director will attend meetings of the Board of Directors, consult with officers and directors of the Company and provide guidance, but not direction, concerning management and operation of the Company's business. The Advisory Director is not a director of the Company and, accordingly, will not have a right to vote as a director.

     All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     The Company was incorporated in September 1997, has conducted no operations and generated no revenues to date and did not compensate any of its executive officers for services rendered in 1997. The Company anticipates that during 1998 its most highly compensated executive officers will be Messrs. Sullivan, Levine, Jarvis, Murphy, Farmer, Lines and Ms. Sowder. The Company will grant Messrs. Sullivan, Levine, Jarvis, Murphy, Farmer, Lines and Ms. Sowder options to purchase 100,000, 75,000, 50,000, 50,000, 75,000, 25,000 and 25,000 shares of
Common Stock, respectively, at the initial public offering price per share. These options will vest in equal installments on each of the four anniversaries of the date of the consummation of the Offering.

     Messrs. Sullivan, Levine, Jarvis, Murphy, Farmer, Lines and Ms. Sowder have entered into employment agreements with the Company, effective upon the consummation of the Offering, providing for annual base salaries of $200,000,
$162,500,  $150,000,  $150,000,  $125,000, $125,000 and $125,000,  respectively.
Each of these agreements are for a term of three years (the "Initial Term"). In addition, certain executive officers of the Founding Companies, including each representative of the Founding Companies serving as a director of the Company, other than Messrs. Brady, Freeman and Howey, will enter into employment agreements for an Initial Term of three years, effective upon the consummation of the Offering. Unless terminated or not renewed by the Company or the employee, the term will continue after the Initial Term on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each employment agreement will contain a covenant not to compete (the "Covenant") with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. Under the Covenant, the executive officer generally is prohibited from: (i) engaging in any hotel management or non-commercial property management, rental or sales business in direct competition with the Company within defined geographic areas in which the Company or its subsidiaries does business; (ii) enticing a managerial employee of the Company away from the Company; (iii) calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of the Company; or (iv) calling upon a prospective acquisition candidate which the employee knew was approached or analyzed by the Company, for the purpose of acquiring the entity. The Covenant may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing location of the Company.

     Each of these employment agreements will provide that, in the event of a termination of employment by the Company without cause during the Initial Term the employee will be entitled to receive from the Company an amount equal to his or her then current salary for the remainder of the Initial

Term or for one year, whichever is greater. In the event of a termination of employment without cause after the Initial Term of the employment agreement, the employee will be entitled to receive an amount equal to his or her then current salary for one year. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control and the successor's intent to be bound by such employment agreement, the employee may elect to terminate his or her employment and receive in one lump sum three times the amount he or she would receive pursuant to a termination without cause during the Initial Term. The employment agreements also state, that in the event of a termination without cause by the Company or a change in control, the employee may elect to waive the right to receive severance compensation and, in such event, the noncompetition provisions of the employment agreement will not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his or her employment agreement and receive in one lump sum two times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In such an event, the noncompetition provisions of the employment agreement would apply for two years from the effective date of termination.

     Each Agreement and Plan of Organization also contains a covenant prohibiting the former owners of the Founding Companies from competing with the Company for a period of three years following the consummation of the Offering. These noncompetition provisions will not apply with respect to a former owner of a Founding Company who has entered into an employment agreement with the Company in the event the former owner is terminated without cause and elects to waive the right to receive severance compensation.

1998 LONG-TERM INCENTIVE PLAN

     No stock options were granted to, or exercised by or held by any executive officer in 1997. In March 1998, the Board of Directors and the Company's stockholders approved the Company's 1998 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide a means by which the Company can attract and retain executive officers, employee directors, other key employees, non-employee and advisory directors and consultants of and other service providers to the Company and its subsidiaries and to compensate such persons in a way that provides additional incentives and enables such persons to acquire or increase a proprietary interest in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation;
(vi) non-employee directors' deferred shares; and (vii) other awards the value of which is based in whole or in part upon the value of the Common Stock.

     The Plan will generally be administered by a committee (the "Committee"), which will initially be the Compensation Committee of the Board of Directors, except that the Board of Directors will itself perform the Committee's functions under the Plan for purposes of grants of awards to non-employee directors, and may perform any other function of the Committee as well. The Committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions (if any), performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee.

     The Company has reserved 1,807,000 shares of Common Stock for use in connection with the Plan. The maximum number of shares of Common Stock that may be subject to outstanding awards under the Plan will not exceed 12% of the aggregate number of shares of Common Stock outstanding, minus the number of shares previously issued pursuant to awards granted under the Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The Plan provides for: (i) the automatic grant to each non-employee director and advisory director (a "Non-Employee Director") serving at the commencement of the Offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Non-Employee Director of an option to purchase 10,000 shares upon such person's initial election as a director or appointment as an advisory director. In addition, the Plan provides for an automatic annual grant to each Non-Employee Director of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director or appointment by the Board as an advisory director is within three months of the date of such election or appointment, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisory director, and options will be immediately exercisable. In addition, the Plan permits Non-Employee Directors to elect to receive, in lieu of cash directors' fees, shares, or credits representing "deferred shares" that may be settled at future dates, as elected by the Non-Employee Directors. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. At the commencement of the Offering, the Non-Employee Directors will be Messrs. Blutinger, Brady, Bullock, Freeman, Howey, Potter, Rose, Vittoria and Weise.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. The number of shares reserved or deliverable under the Plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     In connection with the Offering, options in the form of NQSOs to purchase a total of 480,000 shares of Common Stock of the Company will be granted to management of the Company, including 100,000 shares to Mr. Sullivan, 75,000 shares to Mr. Levine, 50,000 shares to Mr. Jarvis, 50,000 shares to Mr. Murphy, 75,000 shares to Mr. Farmer, 25,000 shares to Ms. Sowder, 25,000 shares to Mr. Lines, an aggregate of 250,000 shares to Alpine Consolidated II, LLC and Capstone Partners, LLC and an aggregate of 911,000 shares to the employees of the Company and the Founding Companies. Each of the foregoing option grants will have an exercise price equal to the initial public offering price per share in the Offering, and will vest as to 25% each on the date that is 12 months, 24 months, 36 months and 48 months after the closing of the Offering. Unvested options generally will be forfeited upon a termination of employment that is voluntary by the participant. Upon a change of control of the Company (as defined in the Plan), vesting will be accelerated. The options generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment (immediately in the event of a termination for cause), unless otherwise determined by the Committee.

                             CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     RQI was formed in September 1997. RQI was initially capitalized by Alpine Consolidated II, LLC, of which Elan J. Blutinger and D. Fraser Bullock, each a Director of the Company, are Managing Directors, and Capstone Partners, LLC, of which Leonard A. Potter, an Advisory Director of the Company, is a Managing Director. As a result of a 8,834.76-for-one stock split effected in the form of a stock dividend on March 9, 1998, the 293.9481 shares of Common Stock initially issued to Alpine Consolidated II, LLC and Capstone Parnters, LLC will aggregate 2,596,961 shares on the closing of the Offering.

     In January and February of 1998, the Company issued a total of 518,369 shares of Common Stock (post-split) at $.01 (pre-split) per share to the following directors and members of management: Mr. Sullivan -- 289,202 shares, Mr. Levine -- 40,000 shares, Mr. Jarvis -- 40,000 shares, Mr. Murphy -- 40,000 shares, Ms. Sowder -- 25,000 shares, Mr. Lines -- 25,000 shares, Mr. Farmer -- 25,000 shares, Mr. Dobson -- 2,000 shares, Mr. Brindley -- 1,167 shares and Allen Williams -- 31,000 shares. In November and December of 1997 the Company issued 19,300 shares (post-split) of Common Stock at $.01 per share (pre-split) to certain consultants to the Company during the same period, none of whom was or is an affiliate of the Company. The aggregate cash consideration received by the Company for these shares was $0.61.

     VPI Funding, LLC ("VPIF"), a Delaware limited liability company, has agreed to lend to RQI from time to time an amount equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by RQI in connection with the Combinations and the Offering. The member managers of VPIF are Alpine Consolidated II, LLC and Capstone Partners, LLC. Any amounts loaned by VPIF to RQI with respect to the foregoing will be repaid without interest by the Company from the gross proceeds of the offering at the time of the Combinations. As of March 31, 1998, VPIF had loaned $1.2 million to RQI.

     The aggregate consideration to be paid by RQI in the Combinations consists of (i) approximately $55.1 million in cash and (ii) 6,123,786 shares of Common Stock. The Company also will assume an aggregate of approximately $5.3 million of indebtedness of the Founding Companies in connection with the Combinations. The consideration to be paid for each of the Founding Companies was determined through arm's-length negotiations between RQI and representatives of each Founding Company. The factors considered by the Company in determining the consideration to be paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Combinations.

     The aggregate total consideration to be paid by RQI for each of the Founding Companies by the Company are as follows:


                                                                SHARES OF         DEBT
                 COMPANY                         CASH         COMMON STOCK       ASSUMED
                 -------                         ----         ------------       -------
Aston Hotels & Resorts ..................    $29,500,000        1,708,333      $   30,000
Brindley & Brindley .....................      2,000,000          195,000              --
Coastal Resorts .........................             --          816,667              --
Collection of Fine Properties ...........      4,850,000          404,167         252,000
First Resort ............................      2,854,800          290,767              --
Houston and O'Leary .....................      2,470,000          248,167              --
Maui Condominium and Home ...............      1,375,000          166,667              --
The Maury People ........................      2,000,000          150,000              --
Priscilla Murphy Realty .................             --        1,148,166       4,842,000
Resort Property Management ..............      1,200,000          108,333         153,000
Telluride Resort Accommodations .........      3,013,762          125,103              --
Trupp-Hodnett Enterprises ...............      5,000,000          627,833              --
Whistler Chalets ........................        800,000          134,583          11,000
                                             -----------        ---------      ----------
                                             $55,063,562        6,123,786      $5,288,000
                                             ===========        =========      ==========

     The purchase price of certain of the Founding Companies may be increased by working capital adjustments based on cash and receivable balances at the closing of the Combinations of the respective Founding Companies. In addition, net assets of approximately $5.1 million, including certain real estate which will be leased or managed by the Company, certain non-operating assets and the assumption or retirement of certain liabilities, will be excluded from the Combinations and retained by certain former stockholders of the Founding Companies. See "Certain Transactions -- Leases of Facilities" and "-- Management Agreements."

     The closing of each of the Combinations is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the representations and warranties made by the Founding Companies, their principal stockholders and by the Company; the performance of each of their respective covenants included in the agreements relating to the Combinations; and the nonexistence of a material adverse change in the business, financial condition or results of operations of each Founding Company. There can be no assurance that the conditions of the Combinations will be satisfied or waived or that the agreements relating to the Combinations will not be terminated prior to consummation. If any of the Combinations is terminated for any reason, the Company likely will not consummate the Offering on the terms described herein.

     Pursuant to the agreements to be entered into in connection with the Combinations, substantially all of the stockholders of the Founding Companies have agreed not to compete with the Company for three years, commencing on the date of closing of the Offering.

     In connection with the Combinations, and as consideration for their ownership interests in the Founding Companies, certain executive officers, directors and holders of more than 5% of the outstanding shares of Common Stock of the Company, together with their spouses and trusts for the benefit of their immediate families will receive, directly or indirectly, cash and shares of Common Stock of the Company as follows:


                                                                 SHARES OF
                                                CASH            COMMON STOCK
                                                ----            ------------
     Luis Alonso ....................      $  1,525,000            121,250
     Park Brady .....................           304,763             31,041
     Douglas R. Brindley ............         2,000,000            195,000
     Paul T. Dobson .................           687,500             83,334
     Sharon Benson Doucette .........         2,000,000            150,000
     Joshua M. Freeman ..............                --            803,519
     Evan H. Gull ...................         1,057,333             88,111
     Charles O. Howey ...............         1,888,380 (1)        447,786
     Heidi O'Leary Houston ..........         2,470,000            248,167
     Daniel L. Meehan ...............         1,200,000             98,333
     J. Patrick McCurdy .............           800,000            134,583
     Andre S. Tatibouet .............        20,930,000          1,708,333
     Hans F. Trupp ..................         1,000,000            386,692


----------
(1) Represents estimated amount of the pro rata portion of indebtedness of Priscilla Murphy Realty to be retired at the time of the Combinations.

LEASES OF FACILITIES

     ASTON HOTELS & RESORTS. Approximately 980 square feet of office space, which is part of a space leased by Aston Hotels & Resorts, is used by a minority stockholder and the corporate secretary of Aston Hotels & Resorts. Mr. Tatibouet has agreed to assume responsibility for the approximately $33,000 annual rent allocable for this space to the extent and for the period it is used for non-business purposes and will either reimburse such amount to Aston Hotels & Resorts or will have the existing lease amended so that a new lease of space is issued for the minority stockholder and Aston Hotels & Resorts is released from any obligation with respect to such space.

     BRINDLEY & BRINDLEY. During 1995, 1996 and 1997, Brindley & Brindley leased office space and facilities for its property management and real estate brokerage activities from Douglas R. Brindley and his wife, Betty Shotton Brindley, pursuant to two oral agreements, each on a month-to-month basis. The aggregate annual rent paid by Brindley & Brindley to the Brindleys was $63,800, $70,800 and $103,500 in 1995, 1996 and 1997, respectively. Brindley & Brindley entered into two written lease agreements with the Brindleys for these facilities that commenced on January 1, 1998. The terms of these leases expire December 31, 2002, with options to extend for two 5-year periods at the end of the lease periods and provide for aggregate annual rental payments of approximately $133,500.

     COASTAL RESORTS. Coastal Resorts leases office space and facilities under three separate lease agreements from Carl M. Freeman Associates, Inc. ("CMFA"). Joshua M. Freeman is the President and a stockholder of CMFA, and his father is the controlling stockholder of CMFA. The aggregate annual rent paid by Coastal Resorts to CMFA under these leases was approximately $69,000 and $77,000 in 1996 and 1997, respectively. The leases terminate on December 31, 1998, December 31, 1999 and May 21, 2002.

     COLLECTION OF FINE PROPERTIES. Certain commercial space owned by Collection of Fine Properties will be distributed to an entity or entities controlled by the stockholders thereof, including Luis Alonso, prior to the Combinations and then leased to the Company. Lease agreements for these properties will be entered into prior to the Combinations. The leases for such property will provide for aggregate annual rentals of approximately $73,000.

     THE MAURY PEOPLE. It is presently contemplated that in early 1999, The Maury People will transfer its offices to new facilities owned by a trust of which Sharon Doucette is the primary beneficiary. The lease for the new facilities will begin in April 1999 and terminate on March 31, 2004, with one option to extend for an additional five years. The annual base rental payments on the lease will be $185,400 for the first year, and increase each year thereafter by the amount of increase, if any, in the Consumer Price Index, subject to a 6% annual ceiling on increases.

     PRISCILLA MURPHY REALTY. Priscilla Murphy Realty has leased office space and facilities since August 25, 1997, from trusts affiliated with Charles O. Howey, under three separate lease agreements. The aggregate rent paid in 1997 by Priscilla Murphy Realty to Mr. Howey's affiliated trusts under these lease agreements was approximately $45,000. Two of the leases terminate on June 30, 2001 and the remaining lease terminates on December 31, 2002. Priscilla Murphy Realty entered into a fourth lease with the same trusts on January 28, 1998, to rent an additional office property for an annual rent payment of $12,000. This lease also terminates on December 31, 2002.

     RESORT PROPERTY MANAGEMENT. Resort Property Management plans to move into new office space that is owned by Daniel L. Meehan and his wife, Kimberlie Meehan, in June 1998. It is anticipated that the term of the lease will be for ten years with two options to extend the lease for five years each and that the estimated annual rent for the new facilities will be approximately $100,000, with annual increases equal to the increase in the Consumer Price Index. A lease agreement will be entered into prior to the Combinations.

     TRUPP-HODNETT ENTERPRISES. Trupp-Hodnett Enterprises leases office space and facilities that are co-owned by Hans F. Trupp for its management and real estate brokerage activities, under four separate lease agreements. Trupp-Hodnett Enterprises made aggregate annual rent payments of $57,313, $92,713 and $109,513 for these properties in 1995, 1996 and 1997, respectively. Two of the leases terminate on December 31, 2009, one terminates on December 31, 2008 and the fourth terminates on April 30, 2007.

     WHISTLER CHALETS. Office space owned by Whistler Chalets will be distributed to an entity controlled by J. Patrick McCurdy prior to the Combinations and then leased to the Company. The lease for such property will have a term of 5 years, with 3 renewal options of 5 years each, and will provide for annual rentals of approximately $21,000. The lease agreement will be entered into prior to the Combinations.

MANAGEMENT AGREEMENTS

     ASTON HOTELS & RESORTS. Since 1994, Aston Hotels & Resorts has managed two hotels owned by Andre S. Tatibouet. The aggregate management fees received by Aston Hotels & Resorts for the management of these properties were $243,000, $501,000 and $506,000 in 1995, 1996 and 1997, respectively. The management agreements for these hotels terminate on December 31, 2003. In addition Aston Hotels & Resorts currently is a party to two lease and management agreements for two hotels dated February 1, 1996 and February 21, 1991, respectively. Prior to the Combinations, Aston Hotels & Re-sorts will transfer the lease and management agreements to AST Holdings, Inc. and simultaneously enter into management agreements with AST Holdings, Inc. to manage these properties. AST Holdings, Inc. is owned by Mr. Tatibouet.

     COLLECTION OF FINE PROPERTIES. Prior to the Combinations, Collection of Fine Properties will distribute to Luis Alonso and another stockholder eight condominiums currently owned and managed by Collection of Fine Properties.
Subsequently, Collection of Fine Properties will manage these properties, pursuant to its standard management agreement.

     TRUPP-HODNETT ENTERPRISES. Pursuant to an agreement dated January 1, 1994, Trupp-Hodnett Enterprises provides management services for a 74-room hotel that is co-owned by Hans F. Trupp, for $42,000 a year. The management agreement terminates on December 31, 1999. Trupp-Hodnett Enterprises also manages several vacation condominiums owned or co-owned by Mr. Trupp pursuant to its standard management agreement. Trupp-Hodnett Enterprises has received aggregate property management fees related to Mr. Trupp's ownership of these properties of $53,480, $48,290 and $44,233 for 1995, 1996 and 1997, respectively.

     WHISTLER CHALETS. Prior to the Combinations, Whistler Chalets will distribute to J. Patrick McCurdy six vacation condominiums currently owned and managed by Whistler Chalets. Subsequently, Whistler Chalets will manage these properties, together with one additional vacation condominium owned by Mr. McCurdy that it currently manages, pursuant to its standard management agreement. Additionally, Whistler Chalets paid management fees to Whistler Blackcomb Central Reservations, Inc. ("Whistler Blackcomb") for the management services of Mr. McCurdy in the amount of $359,730, $376,023 and $20,720 for 1995, 1996 and 1997, respectively. Mr. McCurdy is the President and owner of Whistler Blackcomb. As of December 31, 1997, Whistler Chalets was indebted to Whistler Blackcomb in the amount of $330,268 for unpaid management fees. These fees will be paid prior to the Combinations. No management fees will be payable to Whistler Blackcomb after the Combinations.

OTHER TRANSACTIONS

     ASTON HOTELS & RESORTS. Since July 22, 1997, Aston Hotels & Resorts has provided administrative services to AST International, LLC ("AST International"), an entity controlled by Andre S. Tatibouet, under an oral agreement, and will continue to perform these services after the Combinations under a written agreement. AST International has been billed $419,730 by Aston Hotels & Resorts for its services since July 22, 1997.

     Aston Hotels & Resorts receives sales representation and accounting services from HCP, Inc. ("HCP"), a company owned by Mr. Tatibouet. Aston Hotels & Resorts paid HCP $390,000, $481,000 and $476,000 in 1995, 1996 and 1997,
respectively, for these services. This arrangement will not continue after the Combinations. Employees of HCP providing these services will be transferred to a new subsidiary of Aston Hotels & Resorts at the time of or immediately after the Combinations.

     Under the terms of an oral agreement, Aston Hotels & Resorts provides management and clerical personnel for AST Development, Inc. ("AST Development") in return for consulting and support services. AST Development is owned by Mr. Tatibouet. The costs incurred by Aston Hotels & Resorts relative to AST Development were $125,000, $125,000 and $126,000 for 1995, 1996 and 1997,
respectively. This agreement will continue in a limited form pursuant to a written agreement after the Combinations.

     Aston Hotels & Resorts has oral consulting agreements with Mr. Tatibouet's wife and Mr. Tatibouet's mother, who received annual aggregate compensation from Aston Hotels & Resorts of $229,000, $221,000 and $232,000 in 1995, 1996 and
1997, respectively. These agreements will not continue after the Combinations. Additionally, Aston Hotels & Resorts has executed three promissory notes, each payable to Mr. Tatibouet's wife, in the aggregate amount of $285,000. These notes are each dated January 31, 1997 and each comes due on February 28, 1999. These notes will be assumed by Mr. Tatibouet prior to the Combinations.

     Mr. Tatibouet currently owes Aston Hotels & Resorts an aggregate amount of $7.7 million. In addition, the Coral Reef Hotel, the Waikiki Beachside Hotel, AST International and HCP, Inc., all entities owned or controlled by Mr. Tatibouet, in the aggregate owe Aston Hotels & Resorts a total of $1,799,000. No interest is being charged on these receivables, of which $4 million will remain outstanding after the Combinations.

The remaining $4 million balance will bear interest at the Prime Rate less 0.5, with a minimum of 6% and maximum of 10%, to be paid within ten years. The $4 million debt will be fully collateralized by Mr. Tatibouet with real estate, cash or cash equivalents, including shares of Common Stock of the Company (the "Qualifying Collateral") pledged to the Company or by Mr. Tatibouet's personal guarantee (not to exceed $1 million). Additionally, at March 31, 1998 , Aston Hotels & Resorts had guaranteed or cosigned on debts and obligations of Mr. Tatibouet in the aggregate amount of $16.4 million which primarily relate to mortgage loans on two hotels managed by Aston Hotels & Resorts. These debts of Mr. Tatibouet will be fully collateralized by Qualifying Collateral, pledged either to the lenders of such debt or to Aston Hotels & Resorts to secure the guarantee by it of such debt. Mr. Tatibouet also has agreed to use his reasonable efforts to cause Aston Hotels & Resorts' guarantee of such debt to be released as soon as practicable.

     Aston Hotels & Resorts leased storage space in a shopping center complex from a limited partnership, Waikiki International Plaza, in which Mr. Tatibouet and Aston Hotels & Resorts are each general partners with respective 45% and 5% partnership interests. The shopping center, including the leased storage space, was sold to an unrelated third party in December 1997. The aggregate annual rent paid by Aston Hotels & Resorts to Waikiki International Plaza was $128,000, $114,000 and $110,000 in 1995, 1996 and 1997, respectively.

     Aston Hotels & Resorts has entered into a 20-year royalty free license agreement with AST Brands, LLC, an entity wholly-owned by Mr. Tatibouet, for use of the name Aston Hotels & Resorts as well as other service marks, tradenames, trademarks and logos.

     BRINDLEY & BRINDLEY. Brindley & Brindley receives real estate sales commissions from Outer Banks Ventures, Inc. ("Outer Banks Ventures") pursuant to an exclusive listing agreement giving Brindley & Brindley the right to sell all land developed by the company. Douglas R. Brindley is the Vice President of Outer Banks Ventures and his father is the owner and President of Outer Banks Ventures. Brindley & Brindley received commissions from Outer Banks Ventures in the amount of $7,200, $23,800 and $69,800 in 1995, 1996 and 1997, respectively.

     COASTAL RESORTS. Coastal Resorts purchased all the assets of Interstate Realty Co., Inc. ("Interstate Realty") from CMF Properties, Inc. ("CMF Properties") on December 30, 1996 for $700,000. Coastal Resorts purchased all the outstanding stock of Sea Colony Management, Inc., a wholly owned subsidiary of CMF Properties on December 30, 1996 for $100,000. CMF Properties was a majority owned subsidiary of CMFA. These acquisitions were financed by loans from CMFA to Coastal Resorts in the aggregate amount of $675,000 which were paid in full on January 13, 1998.

     On December 31, 1997, Coastal Resorts sold the service mark "Sea Colony" to Sea Colony Development Corporation, Inc. ("Sea Colony Development") for $115,000 and a ten year license to use the service mark at no charge under the terms of a license agreement. Sea Colony Development is owned by Joshua M. Freeman.

     Pursuant to an exclusive listing agreement with Sea Colony Development dated January 1, 1997, Coastal Resorts receives a real estate sales commission of 6.5% of the purchase price of each new home sold at the Sea Colony condominium community in Bethany Beach, Delaware. Under the agreement, Coastal Resorts is also required to develop a marketing plan, at its own expense, to promote home sales in the Sea Colony community. Coastal Resorts earned commissions in the amount of $1,244,000 for 1997. As of December 31, 1997, Coastal Resorts had a net receivable from Sea Colony Development of $673,707, consisting of a receivable of $1,244,000 for home sales commissions and a payable of $570,435 for commissions, marketing and advertising expenses paid by Sea Colony Development on behalf of Coastal Resorts. This agreement terminates on December 31, 1999.

     Pursuant to an agreement dated January 1, 1997, Coastal Resorts receives sales commissions of 6% for selling properties developed by Cove Resort Limited Partnership ("Cove Resort"). CMFA is the general partner and a 70% owner of Cove Resort. Under the agreement, Coastal Resorts is also required to develop a marketing plan, at its own expense, to promote home sales in The Cove community. Coastal Resorts was paid $18,750 under this agreement in 1997. The agreement terminates on December 31, 1999.

     Coastal Resorts has a management agreement with CMF Fitness, Inc. ("CMF Fitness") dated June 1, 1996, to manage the Sea Colony Fitness Center for $5,834 a month. CMF Fitness is a wholly owned subsidiary of CMFA. CMF Fitness paid Coastal Resorts $40,838 and $70,000 in 1996 and 1997, respectively, under the agreement. The agreement terminates on the earlier of (i) December 31 of the year in which the last new home in the Sea Colony development is sold or (ii) December 31, 2005.

     Pursuant to an agreement with Sea Colony Water Company, L.L.C. ("Sea Colony Water") dated January 1, 1997, Coastal Resorts was appointed exclusive agent for and manager of the Sea Colony Water Plant. Sea Colony Water is a wholly owned subsidiary of CMFA. Under the terms of the agreement, Coastal Resorts is entitled to retain all revenue collected by the water plant, less costs and expenses and certain payments to Sea Colony Water. Coastal Resorts received net revenues of $143,488 in 1997 from its management of the water plant. This agreement terminates on December 31, 2001 or upon the sale of the water plant. Coastal Resorts has also entered into an agreement with Sea Colony Water dated January 1, 1997 to provide construction supervision services for an upgrade to the water plant for two years. Coastal Resorts' fee for the services is the direct costs it incurs plus 5%. Coastal Resorts did not receive any payments under this agreement in 1997.

     Pursuant to an agreement with CMF Paymaster, Inc. ("Paymaster") dated January 1, 1997, Paymaster provides administrative services relating to payroll and employee benefit matters to Coastal Resorts, at a cost of $2 per pay period per employee. Paymaster is indirectly owned by Mr. Freeman. Coastal Resorts did not make any payments to Paymaster under this agreement in 1997. This agreement terminates on December 31, 1999.

     COLLECTION OF FINE PROPERTIES. Pursuant to an oral agreement, Collection of Fine Properties performs accounting and bookkeeping services for L&D Development Company ("L&D Development"). Luis Alonso owns 30% of L&D Development. The annual amounts paid to Collection of Fine Properties from L&D Development were $60,000, $57,000 and $75,000 in 1995, 1996 and 1997, respectively.

     Collection of Fine Properties had obligations under a mortgage note of $125,000 at December 31, 1997 at an interest rate of the Prime Rate plus 0.5%, which is guaranteed by Mr. Alonso and others and will be assumed by them prior to the Combinations.

     In addition, at December 31, 1997, the Company had receivables in the amount of $633,509 from Mr. Alonso and persons affiliated with him.

     FIRST RESORT. First Resort purchased the rights to software designed by Evan H. Gull under the terms of a purchase agreement dated January 1, 1987. The agreement gave Mr. Gull the right to receive royalty payments through 1997. The royalties paid by First Resort to Mr. Gull were $61,800, $57,040 and $24,307 in 1995, 1996 and 1997, respectively.

     HOUSTON AND O'LEARY. Effective January 1, 1998 a stockholder of Houston and O'Leary redeemed his stock and took on certain liabilities of Houston and O'Leary in return for receiving certain assets of Houston and O'Leary, including several notes receivable to Houston and O'Leary from the stockholder and Heidi O'Leary Houston, in the aggregate amount of $297,000.

     PRISCILLA MURPHY REALTY. Charles O. Howey loaned $200,000 to Priscilla Murphy Realty on December 31, 1997 at an interest rate of 7.95%. At December 31, 1997, the balance on this loan was $155,000. The note does not have a set maturity date. At December 31, 1997, Priscilla Murphy Realty also was indebted to C.O. Condominium Corporation for $2,000,000 under the terms of a promissory note issued to C.O. Condominium Corporation, dated January 3, 1997. The interest rate on the note is 7.95%. C.O. Condominium Corporation is owned by Mr. Howey.

     RESORT PROPERTY MANAGEMENT. Daniel L. Meehan loaned Resort Property Management $50,000 on May 25, 1997 and $60,000 on September 29, 1997, both loans at an interest rate of 9.5%. The loans were both paid on November 10, 1997. Mr. Meehan also maintains a bank revolving credit agreement for $250,000 at a 10.25% interest rate, under which he draws funds which he loans to Resort Property Management for cash flow purposes. Resort Property Management makes interest and principal payments on the loan directly to the bank. At the present time, the balance on the revolving credit is zero.

     TELLURIDE RESORT ACCOMMODATIONS. Park Brady will enter into a consulting agreement with the Company, effective upon the consummation of the Offering. The term of the agreement shall be for one year, during which time Mr. Brady will provide up to ten hours of consulting services per week for a nominal consideration.

     TRUPP-HODNETT ENTERPRISES. In 1997, Trupp-Hodnett Enterprises sold a building, the related land (with a total book value of $135,000) and the related $124,000 mortgage note payable to the stockholders of Trupp-Hodnett Enterprises, including Hans F. Trupp, for $11,000 in cash.

     WHISTLER CHALETS. As of December 31, 1997, Res - Resort Services Inc. ("Resort Services") was indebted to Whistler Chalets in the amount of $58,547 for various expenses paid by Whistler Chalets on behalf of Resort Services. Resort Services is owned by J. Patrick McCurdy. Mr. McCurdy is currently indebted to Whistler Chalets in the amount of $101,098 for advances against his management fees and expenses. Both of these debts will be paid prior to the Combinations.

PUT-CALL AGREEMENT

     The Company has entered into a put-call agreement with Scottsdale Resort Accommodations, L.L.C. ("Scottsdale Resort Accommodations") and its stockholders (the "Stockholders") dated December 22, 1997. The majority stockholder of Scottsdale Resort Accommodations is a principal stockholder of Telluride Resort Accomodations. Pursuant to the agreement, if Scottsdale Resort Accommodations achieves earnings before income taxes of $300,000 for any trailing twelve-month period, the Stockholders can require the Company to purchase the outstanding stock of Scottsdale Resort Accommodations. Conversely, the Company has the right to purchase the outstanding stock of Scottsdale Resort Accommodations if Scottsdale Resort Accommodations achieves earnings before income taxes of $500,000 for a similar period. The purchase price will be seven times Scottsdale Resort Accommodations' earnings before income taxes for the relevant twelve-month period.

COMPANY POLICY

     In the future, any transactions with officers, directors and holders of more than 5% of the Common Stock will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company, after giving effect to the Combinations and the Offering, by: (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the
Company's directors and persons who have consented to be named as directors ("named directors"); (iii) each named executive officer; and (iv) all executive officers, directors and named directors as a group. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.



                                                                        PERCENTAGE OWNED
                                                                  ----------------------------
                NAMES AND ADDRESS                                   BEFORE
               OF BENEFICIAL OWNER                    SHARES       OFFERING     AFTER OFFERING
               -------------------                    ------       --------     --------------
       David C. Sullivan .......................      247,202          2.7            1.6
       David L. Levine(1) ......................       50,000           *              *
       Jeffery M. Jarvis .......................       40,000           *              *
       W. Michael Murphy .......................       40,000           *              *
       Jules S. Sowder .........................       25,000           *              *
       John K. Lines ...........................       25,000           *              *
       Frederick L. Farmer .....................       25,000
       Luis Alonso .............................      121,250          1.3             *
       Park Brady (2) ..........................       41,041           *              *
       Douglas R. Brindley (3) .................      196,167          2.1            1.3
       Paul T. Dobson ..........................       85,334           *              *
       Sharon Benson Doucette ..................      150,000          1.6            1.0
       Joshua M. Freeman (2)(4) ................      813,519          8.8            5.4
       Evan H. Gull ............................       88,111           *              *
       Charles O. Howey (2)(5) .................      457,786          5.0            3.0
       Heidi O'Leary Houston ...................      248,167          2.7            1.6
       Daniel L. Meehan ........................       98,333          1.1             *
       J. Patrick McCurdy ......................      134,583          1.4             *
       Andre S. Tatibouet ......................    1,708,333         18.5           11.3
       Hans F. Trupp ...........................      386,692          4.2            2.6
       Michael D. Rose (2)(6) ..................       55,455           *              *
       Joseph V. Vittoria (2)(7) ...............       35,000           *              *
       Theodore L. Weise (2)(8) ................       12,500           *              *
       Elan J. Blutinger (2)(9) ................    1,741,307         18.8           11.6
       D. Fraser Bullock (2)(9) ................    1,741,307         18.8           11.6
       Alpine Consolidated II, LLC .............    1,731,307         18.7           11.5
       Capstone Partners, LLC (10) .............      865,654          9.4            5.8
       All Directors and Executive Officers as a
        Group (25 persons) .....................    7,701,434         83.2           51.1


----------
 *  Less than 1.0%

(1) Includes 10,000 shares which Mr. Levine will purchase in the Offering at the initial offering price.

(2) Includes 10,000 shares which may be acquired upon the exercise of options.

(3) Includes 97,500 shares owned by Betty Shotton Brindley, his spouse.

(4) Includes 468,195 shares owned by CMF Coastal Resorts L.L.C., in which Mr. Freeman has a 98% membership interest.

(5) Includes 103,335 shares beneficially owned by Dolores Howey, his spouse.

(6) Includes 45,455 shares which Mr. Rose will purchase in the Offering at the initial offering price.

(7) Includes 25,000 shares which Mr. Vittoria will purchase in the Offering at the initial offering price.

(8) Includes 2,500 shares Mr. Weise will purchase in the Offering at the initial offering price.

(9) Includes for each of Messrs. Blutinger and Bullock 1,731,307 shares held by Alpine Consolidated II, LLC., Elan J. Blutinger and D. Fraser Bullock as Managing Directors of Alpine Consolidated II, LLC.

(10) Leonard A. Potter, an Advisory Director, is a Managing Director of Capstone Partners, LLC.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share of which 3,134,630 shares shall be designated restricted stock (the "Restricted Common Stock"), and 10,000,000 shares of undesignated preferred stock, par value $.01 per share (the "Preferred Stock"). After giving effect to the Combinations and the completion of the Offering, the Company will have outstanding 15,058,416 shares of Common Stock (of which 3,134,630 are shares of Restricted Common Stock) and no shares of Preferred Stock. See "Shares Eligible for Future Sale."

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following is qualified in its entirety by reference thereto.

COMMON STOCK AND RESTRICTED COMMON STOCK

     All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of Restricted Common Stock are entitled to one half of one vote for each share held on all matters. Subject to the rights of any then outstanding shares of Preferred
Stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as provided in the following paragraph. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefore, fully paid and non-assessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Code) or a transfer to Alpine Consolidated II, LLC or Capstone Partners, LLC, or any partner, affiliate or related party of such entities); (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company; or (c) in the event any person makes a bona fide offer to acquire 15% or more of the outstanding shares of Common Stock of the Company. At December 31, 2000, the Company may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

     The Common Stock has been approved for listing on the New York Stock Exchange subject to official notice of issuance under the symbol "RZT".

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), re-demption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon the consummation of the Offering, the Company will be subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS' LIABILITIES

     Limitation on Liability. Pursuant to the Company's Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

ADVANCE NOTICE REQUIREMENTS FOR DIRECTOR NOMINEES.

     The Company's By-Laws provide that nomination for election to the Board of Directors must be made or approved by the Board of Directors. In addition, the By-Laws establish an advance notice procedure with regard to the nomination by a stockholder of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Chairman of the Board of Directors of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 14 days nor more than 60 days prior to any such meeting of stockholders called for the election of directors. Notwithstanding the forgoing, if a stockholder wishes the Board of Directors, or a duly authorized committee of the Board of Directors, to consider nominating for election to the Board of Directors a person recommended by such stockholder, such stockholder must deliver a notice setting forth such recommendation to the Chairman of the Board of Directors not less than 90 days nor more than 150 days prior to the meeting.

     Any notice to the Company from a stockholder who proposes to nominate a person for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by the notifying stockholder.

     Although the Company's By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Company's By-Laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After the Offering, the Company will have outstanding 15,058,416 shares of Common Stock. The 5,800,000 shares sold in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining 9,258,416 outstanding shares of Common Stock (including 3,134,630 shares of Restricted Common Stock beneficially owned by the Company's officers, directors and certain other stockholders) has been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of the restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the Prospectus relating to the Offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     Upon the completion of the Offering, the holders of Common Stock who did not purchase shares in the Offering will own an aggregate of 9,258,416 shares of Common Stock, including the stockholders of the Founding Companies, who will receive in the aggregate 6,123,786 shares in connection with the Combinations, and management and founders of RQI, who own an aggregate of 3,134,630 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have separately agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for one year following the closing of the Offering. These stockholders also have certain demand and piggyback registration rights with respect to these shares.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The holders of all shares outstanding prior to the Offering, the stockholders of the Founding Companies who will receive shares of Common Stock in exchange for their stock in the Founding Companies and certain non-employee directors have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock for a period of one year from the date of this Prospectus without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The foregoing restrictions will not apply: (i) in the case of the Company, to options or shares of Common Stock issued pursuant to the Company's 1998 Long-Term Incentive Plan or in connection with acquisitions and (ii) in the case of all holders shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the one year or 180-day period, as applicable, to any shares so issued or transferred. In evaluating any request for a waiver of the one year or 180-day lock-up period, as applicable, Smith Barney Inc. will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Underwriting."

     The 3,000,000 shares of Common Stock to be registered by the Company for use as consideration in future acquisitions will be, upon issuance thereof, freely tradable unless acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities. The Company intends to contractually restrict the resale of these shares in connection with future acquisitions accounted for using the purchase method of accounting. The piggyback registration rights described above will not apply to the registration statement to filed with respect to these 3,000,000 shares.

     Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 UNDERWRITING

     The Underwriters named below (the "Underwriters") represented by Smith Barney Inc., NationsBanc Montgomery Securities LLC and Furman Selz LLC (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.



                                                                       NUMBER OF
UNDERWRITERS                                                            SHARES
------------                                                            ------

     Smith Barney Inc. ...........................................    1,360,000
     NationsBanc Montgomery Securities LLC .......................    1,360,000
     Furman Selz LLC .............................................    1,360,000

     Bear, Stearns & Co. Inc. ....................................      100,000
     BT Alex Brown Incorporated ..................................      100,000
     CIBC Oppenheimer Corp. ......................................      100,000
     Credit Suisse First Boston Corporation ......................      100,000
     Donaldson, Lufkin & Jenrette Securities Corporation .........      100,000
     Lehman Brothers Inc. ........................................      100,000
     Merrill Lynch, Pierce, Fenner & Smith Incorporated ..........      100,000
     PaineWebber Incorporated ....................................      100,000

     Prudential Securities Incorporated ..........................      100,000
     Schroder & Co. Inc. .........................................      100,000
     J.C. Bradford & Co. .........................................       60,000
     Friedman, Billings, Ramsey & Co., Inc. ......................       60,000
     Legg Mason Wood Walker, Incorporated ........................       60,000
     McDonald & Company Securities, Inc. .........................       60,000
     Moors & Cabot, Inc. .........................................       60,000
     Morgan Keegan & Company, Inc. ...............................       60,000
     The Ohio Company ............................................       60,000
     Ragen MacKenzie Incorporated ................................       60,000
     Raymond James & Associates, Inc. ............................       60,000
     The Robinson-Humphrey Company, LLC ..........................       60,000
     Sanders Morris Mundy ........................................       60,000
     Sands Brothers & Co., Ltd. ..................................       60,000

        Total ....................................................    5,800,000
                                                                      =========

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $0.46 per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted to the Underwriters an option, exercisable for the 30-day period after the date of this Prospectus, to purchase up to a maximum of 870,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the

Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The holders of all shares outstanding prior to the Offering, the stockholders of the Founding Companies who will receive shares of Common Stock in exchange for their stock in the Founding Companies and certain non-employee directors have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock for a period of one year from the date of this Prospectus without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. The foregoing restrictions will not apply: (i) in the case of the Company to options or shares of Common Stock issued pursuant to the Company's 1998 Long-Term Incentive Plan or in connection with acquisitions and (ii) in the case of all holders shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the one year or 180-day period, as applicable, to any shares so issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Smith Barney Inc. will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     At the Company's request, the Underwriters and the Representatives have reserved up to 580,000 shares of Common Stock (the "Directed Shares") for sale at the initial public offering price to persons who are directors, officers or employees of, or otherwise associated with, the Company and the Founding Companies and who have advised the Company of their desire to participate in its future growth. Of such maximum number of Directed Shares, it is expected that up to 273,000 shares will be purchased by Non-Employee Directors. Each purchaser of Directed Shares who is a Non-Employee Director will be required to agree to restrictions on resale similar to those described in the immediately preceding paragraph applicable to stockholders of the Founding Companies. However, the Underwriters and the Representatives are not obligated to sell any shares to any persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the Underwriters and the Representatives on the same basis as all other shares offered hereby.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 870,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Smith Barney Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any such transactions are undertaken, they may be discontinued at any time.

     Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors expected to be considered in such negotiations are the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the past and present earnings of the Founding Companies and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market price of and demand for publicly traded stock of comparable companies in recent periods.

     NationsBank N.A., an affiliate of NationsBanc Montgomery Securities LLC, is the lead agent for the Credit Facility. In connection with the Credit Facility, in addition to interest payments based on outstanding amounts from time to time, NationsBank N.A. will be entitled to receive an indeterminate upfront fee and a $100,000 arrangement fee, each payable at or prior to closing, administrative fees of $20,000 per year and an adjustable quarterly commitment fee, based on a ratio of outstanding amounts to net earnings.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. Certain legal matters related to the Offering will be passed upon for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York. The Company has agreed with Akin, Gump, Strauss, Hauer & Feld, L.L.P. to discount part of its legal fees unless the Offering is consummated, in which event the Company will pay the entire amount of such fees as well as a bonus amount.

                                    EXPERTS

     The audited financial statements of ResortQuest International, Inc., Hotel Corporation of the Pacific, Inc., Brindley & Brindley Realty and Development, Inc. and B&B On The Beach, Inc., Coastal Resorts Management, Inc. and Coastal Resorts Realty L.L.C., Interstate Realty Co., Inc. and Sea Colony Management, Inc., First Resort Software, Inc., Houston and O'Leary Company, The Maury People, Inc., Howey Acquisition, Inc. and Priscilla Murphy Realty, Inc., Resort Property Management, Inc., Telluride Resort Accomodations, Inc., and Trupp-Hodnett Enterprises, Inc. and THE Management Company, included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements of Collection of Fine Properties, Inc., included elsewhere in this Prospectus have been audited by Morrison, Brown, Argiz and Company, independent auditors, as indicated in their report with respect thereto, and in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Internet web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                UNAUDITED PRO FORMA COMBINED FINANCIAL DATA AND
                        HISTORICAL FINANCIAL STATEMENTS


                                                                              PAGE
                                                                             -----
RESORTQUEST INTERNATIONAL, INC. PRO FORMA:
 Basis of Presentation ...................................................    F-3
 Unaudited Pro Forma Combined Balance Sheets .............................    F-4
 Unaudited Pro Forma Combined Statements of Operations ...................    F-6
 Notes to Unaudited Pro Forma Combined Financial Statements ..............   F-12
RESORTQUEST INTERNATIONAL, INC.:
 Report of Independent Public Accountants ................................   F-15
 Balance Sheets ..........................................................   F-16
 Notes to Financial Statements ...........................................   F-20
HOTEL CORPORATION OF THE PACIFIC, INC.:
 Report of Independent Public Accountants ................................   F-23
 Balance Sheets ..........................................................   F-24
 Statements of Operations ................................................   F-25
 Statements of Changes in Stockholders' Equity (Deficit) .................   F-26
 Statements of Cash Flows ................................................   F-27
 Notes to Financial Statements ...........................................   F-28
BRINDLEY & BRINDLEY:
 Report of Independent Public Accountants ................................   F-38
 Combined Balance Sheets .................................................   F-39
 Combined Statements of Operations .......................................   F-40
 Combined Statements of Changes in Stockholders' Equity (Deficit) ........   F-41
 Combined Statements of Cash Flows .......................................   F-42
 Notes to Combined Financial Statements ..................................   F-43
COASTAL RESORTS MANAGEMENT, INC. AND
 COASTAL RESORTS REALTY, L.L.C.:
 Reports of Independent Public Accountants ...............................   F-47
 Combined Balance Sheets .................................................   F-49
 Combined Statements of Operations .......................................   F-50
 Statements of Changes in Stockholders' and Members' Equity ..............   F-51
 Combined Statements of Cash Flows .......................................   F-52
 Notes to Combined Financial Statements ..................................   F-54
COLLECTION OF FINE PROPERTIES, INC.:
 Independent Auditor's Report ............................................   F-60
 Consolidated Balance Sheets .............................................   F-61
 Consolidated Statements of Operations ...................................   F-62
 Consolidated Statements of Changes in Stockholders' Equity ..............   F-63
 Consolidated Statements of Cash Flows ...................................   F-64
 Notes to Consolidated Financial Statements ..............................   F-66
FIRST RESORT SOFTWARE, INC.:
 Report of Independent Public Accountants ................................   F-72
 Balance Sheets ..........................................................   F-73
 Statements of Operations ................................................   F-74
 Statements of Changes in Stockholders' Equity (Deficit) .................   F-75
 Statements of Cash Flows ................................................   F-76
 Notes to Financial Statements ...........................................   F-77


                                                                         PAGE
                                                                        ------
HOUSTON AND O'LEARY COMPANY:
 Report of Independent Public Accountants ...........................    F-80
 Balance Sheets .....................................................    F-81
 Statements of Operations ...........................................    F-82
 Statements of Changes in Stockholders' Equity ......................    F-83
 Statements of Cash Flows ...........................................    F-84
 Notes to Financial Statements ......................................    F-85
THE MAURY PEOPLE, INC.:
 Report of Independent Public Accountants ...........................    F-88
 Balance Sheets .....................................................    F-89
 Statements of Operations ...........................................    F-90
 Statements of Changes in Stockholders' Equity (Deficit) ............    F-91
 Statements of Cash Flows ...........................................    F-92
 Notes to Financial Statements ......................................    F-93
HOWEY ACQUISITION, INC.
 d.b.a PRISCILLA MURPHY REALTY, INC.:
 Reports of Independent Public Accountants ..........................    F-97
 Consolidated Balance Sheets ........................................    F-99
 Consolidated Statements of Operations ..............................   F-100
 Consolidated Statements of Changes in Stockholders' Equity .........   F-101
 Consolidated Statements of Cash Flows ..............................   F-102
 Notes to Consolidated Financial Statements .........................   F-104
RESORT PROPERTY MANAGEMENT, INC.:
 Report of Independent Public Accountants ...........................   F-108
 Balance Sheets .....................................................   F-109
 Statements of Operations ...........................................   F-110
 Statements of Changes in Stockholders' Equity (Deficit) ............   F-111
 Statements of Cash Flows ...........................................   F-112
 Notes to Financial Statements ......................................   F-113
TELLURIDE RESORT ACCOMMODATIONS, INC.:
 Report of Independent Public Accountants ...........................   F-117
 Balance Sheets .....................................................   F-118
 Statements of Operations ...........................................   F-119
 Statements of Changes in Stockholders' Equity (Deficit) ............   F-120
 Statements of Cash Flows ...........................................   F-121
 Notes to Financial Statements ......................................   F-122
TRUPP HODNETT COMPANY:
 Report of Independent Public Accountants ...........................   F-125
 Combined Balance Sheets ............................................   F-126
 Combined Statements of Operations ..................................   F-127
 Combined Statements of Changes in Stockholders' Equity .............   F-128
 Combined Statements of Cash Flows ..................................   F-129
 Notes to Financial Statements ......................................   F-131


             RESORTQUEST INTERNATIONAL, INC., AND FOUNDING COMPANIES

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to the acquisitions by ResortQuest International, Inc. ("RQI" or the "Company"), of the outstanding capital stock of Hotel Corporation of the Pacific, Inc. ("Aston") and Brindley & Brindley Realty, Inc. and B&B On The Beach, Inc. (collectively "Brindley and Brindley"), Coastal Resorts Management, Inc. and Coastal Resorts Realty, L.L.C. (collectively "Coastal Resorts"), Collection of Fine Properties, Inc. ("CFP"), First Resort Software, Inc. ("FRS"), Houston and O'Leary Company ("H&O"), Maui Condo & Home Realty, Inc. ("Maui"), The Maury People, Inc. ("Maury"), Howey Acquisition, Inc. and Priscilla Murphy Realty, Inc. (collectively "PMR"), Resort Property Management, Inc. ("RPM"), Telluride Resort Accommodations, Inc. ("TRA"), Trupp-Hodnett Enterprises, Inc. and THE
Management Company (collectively "THE"), and Whistler Chalets Limited ("Whistler"), (collectively the "Founding Companies"). These acquisitions (the "Combinations") will occur simultaneously with the closing of RQI's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. Aston, one of the Founding Companies has been designated as the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97 (SAB 97) which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes unless other evidence clearly indicates that another company is the acquiror. Management has analyzed the factors as set forth in SAB 97 that may indicate Aston should not be deemed to be accounting acquiror, including (1) the existing conversion rights of the Restricted Common Stock, (2) Aston's level of representation on the Board and in the holding company management team and (3) the market value of the shares held by Aston and the existing shareholder group. Management has concluded that none of these factors, either individually, or in the aggregate, is sufficient to rebut the presumption that the shareholders of Aston should be deemed the accounting acquiror.

     The unaudited pro forma combined balance sheets give effect to the Combinations and the Offering as if they had occurred on December 31, 1997. The unaudited pro forma combined statement of operations gives effect to these transactions as if they had occurred on January 1, 1997.

     Following the Combinations, the Company expects to realize certain savings as a result of (i) volume purchasing and national contracts for telecommunications, credit fees, advertising, printing, housekeeping supplies and other operating expenses and (ii) consolidation of insurance, employee benefits and other general and administrative expenses. The Company cannot quantify these savings accurately at this time. It is anticipated that these savings will be partially offset by the costs of being a publicly traded company and the incremental costs related to the Company's new management team. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither these anticipated savings nor these anticipated costs have been included in the pro forma combined financial information of the Company. To the extent the owners and certain key employees of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statement of operations. Additionally, the effects of the exclusion of certain non-operating assets and the assumption of or retirement of certain liabilities that will be retained by the stockholders of the Founding companies have been eliminated in the unaudited pro forma financial statements.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. In management's opinion, the pro forma information presented herein should not materially change from the preliminary estimates. The unaudited pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statement and notes thereto included elsewhere in the Prospectus. See "Risk Factors" included elsewhere herein.

          UNAUDITED PRO FORMA COMBINED BALANCE SHEET - MARCH 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                               BRINDLEY &
                                                            RQI       ASTON     BRINDLEY
                                                        ----------- --------- ------------
Current Assets:

 Cash and cash equivalents ............................  $      --   $ 1,208     $  508
 Cash held in trust ...................................         --        --        707
 Trade and other receivables, net of allowance ........         --     2,138         50
 Other current assets .................................      2,725       310        201
                                                         ---------   -------     ------
  Total current assets ................................      2,725     3,656      1,466
 Advances to stockholder and affiliates, net ..........         --     6,356         --
 Property and equipment, net ..........................         --     1,667        137
 Goodwill .............................................         --        --         --
 Other assets .........................................         --       340         --
                                                         ---------   -------     ------
  Total assets ........................................  $   2,725   $12,019     $1,603
                                                         =========   =======     ======
Current Liabilities:
 Current maturities of long-term debt .................  $      --   $   594     $   11
 Customer deposits, deferred revenues .................         --        --      2,122
 Accounts payable, and accrued liabilities ............      3,275     6,216         31
 Payables to Founding Companies' Stockholders .........         --        --         --
 Other current liabilities ............................         --       427         --
                                                         ---------   -------     ------
  Total current liabilities ...........................      3,275     7,237      2,164
                                                         ---------   -------     ------
Long-term debt, net of current maturities .............         --     2,301         31
Other long-term liabilities ...........................         --     2,376         --
Stockholders' Equity:
 Common stock (3,134,630 shares outstanding (RQI),
  9,258,416 shares outstanding (pro forma combined),
  15,058,416 shares outstanding (pro forma
  as adjusted) ........................................         --       100          0
 Additional paid-in-capital ...........................      5,132         5         --
 Distribution in Excess of Predecessor Basis in Net
  Assets ..............................................         --        --         --
 Retained earnings (deficit) ..........................     (5,682)       --       (592)
                                                         ---------   -------     ------
  Total stockholders's equity .........................       (550)      105       (592)
                                                         ---------   -------     ------
  Total liabilities and stockholder's equity ..........  $   2,725   $12,019     $1,603
                                                         =========   =======     ======

                                                         COASTAL
                                                         RESORTS     CFP       FRS      H&O     MAURY
                                                         -------     ---       ---      ---     -----
Current Assets:
 Cash and cash equivalents ............................  $1,021    $1,723    $  208    $208    $ 390
 Cash held in trust ...................................     779        --        --      --       17
 Trade and other receivables, net of allowance ........     518     1,171       290      70       --
 Other current assets .................................      --       268       230     251       --
                                                         ------    ------    ------    ----    -----
  Total current assets ................................   2,318     3,162       728     529      407
 Advances to stockholder and affiliates, net ..........      --        --        --      --       --
 Property and equipment, net ..........................     275     1,905       300      59       92
 Goodwill .............................................     705        50        --      --       --
 Other assets .........................................      --        --        --      --       --
                                                         ------    ------    ------    ----    -----
  Total assets ........................................  $3,298    $5,117    $1,028    $588    $ 499
                                                         ======    ======    ======    ====    =====
Current Liabilities:
 Current maturities of long-term debt .................  $   --    $  138    $   --    $150    $  --
 Customer deposits, deferred revenues .................   1,001       664       530     173        3
 Accounts payable, and accrued liabilities ............     323     1,287       290      99      517
 Payables to Founding Companies' Stockholders .........      --        --        --      --       --
 Other current liabilities ............................      --        --        --      --       --
                                                         ------    ------    ------    ----    -----
  Total current liabilities ...........................   1,324     2,089       820     422      520
                                                         ------    ------    ------    ----    -----
Long-term debt, net of current maturities .............      --       923        --      --       --
Other long-term liabilities ...........................      --        --        --      --       --
Stockholders' Equity:
 Common stock (3,134,630 shares outstanding (RQI),
    9,258,416 shares outstanding (pro forma combined),
    15,058,416 shares outstanding (pro forma
    as adjusted) ......................................      --       788         3      --        1
 Additional paid-in-capital ...........................     125        --        13      --       --
 Distribution in Excess of Predecessor Basis in Net
  Assets ..............................................      --        --        --      --       --
 Retained earnings (deficit) ..........................   1,849     1,317       192     166      (22)
                                                         ------    ------    ------    ----    -----
  Total stockholders's equity .........................   1,974     2,105       208     166      (21)
                                                         ------    ------    ------    ----    -----
  Total liabilities and stockholder's equity ..........  $3,298    $5,117    $1,028    $588    $ 499
                                                         ======    ======    ======    ====    =====


          UNAUDITED PRO FORMA COMBINED BALANCE SHEET - MARCH 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                           PMR       RPM       TRA       THE      MAUI    WHISTLER
                                                           ---       ---       ---       ---      ----    --------
Current Assets:
 Cash and cash equivalents ............................  $ 2,375   $  865    $1,672    $  177    $  290    $1,663
 Cash held in trust ...................................    6,570       --        --       922     1,329        --
 Trade and other receivables, net of allowance ........      170        4       414       350       121       250
 Other current assets .................................       --      293        78        36       131        29
                                                         -------   ------    ------    ------    ------    ------
  Total current assets ................................    9,115    1,162     2,164     1,485     1,871     1,942
 Advances to stockholder and affiliates, net ..........       --       --        --        --        --        --
 Property and equipment, net ..........................      105      355        63       286        24     1,452
 Goodwill .............................................    5,402       --        --        --        20        --
 Other assets .........................................      185       --        --        --        25        --
                                                         -------   ------    ------    ------    ------    ------
  Total assets ........................................  $14,807   $1,517    $2,227    $1,771    $1,940    $3,394
                                                         =======   ======    ======    ======    ======    ======
Current Liabilities:
 Current maturities of long-term debt .................  $   803   $   77    $   --    $   --    $   --    $   --
 Customer deposits, deferred revenues .................    6,570      166       468       890     1,329        --
 Accounts payable, and accrued liabilities ............      259      603     1,250       261       162     1,569
 Payables to Founding Companies' Stockholders .........       --       --        --        --        --        --
 Other current liabilities ............................       --      127        --        32        52        --
                                                         -------   ------    ------    ------    ------    ------
  Total current liabilities ...........................    7,632      973     1,718     1,183     1,543     1,569
                                                         -------   ------    ------    ------    ------    ------
Long-term debt, net of current maturities .............    4,059      116        --        --        --     1,271
Other long-term liabilities ...........................       --        3        --        --        --        --
Stockholders' Equity (Deficit):
 Common stock 3,134,630 shares outstanding (RQI),
  9,258,416 shares  outstanding (pro  forma  combined),
  15,058,416 shares outstanding (pro forma
  as adjusted) ........................................      100       --       216        17         1        --
 Additional paid-in-capital ...........................      150       26        --        --         1        --
 Distribution in Excess of Predecessor Basis in Net

  Assets ..............................................       --       --        --        --        --        --
 Retained earnings (deficit) ..........................    2,866      399       293       571       395       554
                                                         -------   ------    ------    ------    ------    ------
  Total stockholders's equity .........................    3,116      425       509       588       397       554
                                                         -------   ------    ------    ------    ------    ------
  Total liabilities and stockholder's equity ..........  $14,807   $1,517    $2,227    $1,771    $1,940    $3,394
                                                         =======   ======    ======    ======    ======    ======


                                                                                      PRO
                                                                     PRO FORMA       FORMA       OFFERING        AS
                                                         COMBINED   ADJUSTMENTS    COMBINED    ADJUSTMENTS    ADJUSTED
                                                        ---------- ------------- ------------ ------------- -----------
Current Assets:
 Cash and cash equivalents ............................  $12,308     $  (3,366)   $   8,942    $      236    $   9,178
 Cash held in trust ...................................   10,324         3,639       13,963            --       13,963
 Trade and other receivables, net of allowance ........    5,546          (664)       4,882            --        4,882
 Other current assets .................................    4,552         1,067        5,619            --        5,619
                                                         -------     ---------    ---------    ----------    ---------
  Total current assets ................................   32,730           676       33,406           236       33,642
 Advances to stockholder and affiliates, net ..........    6,356        (2,715)       3,641            --        3,641
 Property and equipment, net ..........................    6,720        (1,387)       5,333            --        5,333
 Goodwill .............................................    6,177        87,959       94,136            --       94,136
 Other assets .........................................      550             0          550            --          550
                                                         -------     ---------    ---------    ----------    ---------
  Total assets ........................................  $52,533     $  84,533    $ 137,066    $      236    $ 137,302
                                                         =======     =========    =========    ==========    =========
Current Liabilities:
 Current maturities of long-term debt .................  $ 1,773     $    (953)   $     820    $     (803)   $      17
 Customer deposits, deferred revenues .................   13,916            --       13,916            --       13,916
 Accounts payable, and accrued liabilities ............   16,142          (547)      15,595            --       15,595
 Payables to Founding Companies' Stockholders .........       --        55,064       55,064       (55,064)          --
 Other current liabilities ............................      638            --          638            --          638
                                                         -------     ---------    ---------    ----------    ---------
  Total current liabilities ...........................   32,469        53,564       86,033       (55,867)      30,166
                                                         -------     ---------    ---------    ----------    ---------
Long-term debt, net of current maturities .............    8,701        (4,233)       4,468           561        5,029
Other long-term liabilities ...........................    2,379            --        2,379            --        2,379
Stockholders' Equity (Deficit):
 Common stock 3,134,630 shares outstanding (RQI),
  9,258,416 shares outstanding (pro  forma  combined),
  15,058,416 shares outstanding (pro forma
  as adjusted) ........................................    1,226        (1,133)          93            58          151
 Additional paid-in-capital ...........................    5,452        63,844       69,296        55,484      124,780
 Distribution in Excess of Predecessor Basis in Net
  Assets ..............................................       --       (29,500)     (29,500)           --      (29,500)
 Retained earnings (deficit) ..........................    2,306         1,991        4,297            --        4,297
                                                         -------     ---------    ---------    ----------    ---------
  Total stockholders's equity .........................    8,984        35,202       44,186        55,542       99,728
                                                         -------     ---------    ---------    ----------    ---------
  Total liabilities and stockholder's equity ..........  $52,533     $  84,533    $ 137,066    $      236    $ 137,302
                                                         =======     =========    =========    ==========    =========


            RESORTQUEST INTERNATIONAL, INC. AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)


                                                                                  BRINDLEY &
                                                                 RQI     ASTON     BRINDLEY
                                                                ----- ---------- ------------
Revenues ......................................................  $--   $19,554      $4,021
Operating expenses ............................................   --     8,908       3,028
General and administrative expenses ...........................   --     5,081         395
Depreciation and amortization .................................   --       394          87
                                                                 ---   -------      ------
 Income (loss) from operations ................................   --     5,171         511
Interest (expense) and other income, net ......................   --       (86)         42
                                                                 ---   -------      ------
Income (loss) before income taxes .............................   --     5,085         553
Provision for income taxes ....................................   --        --          --
                                                                 ---   -------      ------
Net income (loss) .............................................  $--   $ 5,085      $  553
                                                                 ===   =======      ======
PRO FORMA DATA (unaudited):

Historical net income (loss) before pro forma provision for in-
 come taxes ...................................................  $--   $ 5,085      $  553
Less pro forma provision for income taxes .....................   --     2,034         221
                                                                 ---   -------      ------
PRO FORMA NET INCOME (LOSS) ...................................  $--   $ 3,051      $  332
                                                                 ===   =======      ======




                                                                 COASTAL
                                                                 RESORTS     CFP       FRS       H&O      MAURY
                                                                --------- --------- --------- --------- ---------
Revenues ......................................................  $3,615    $4,303    $2,864    $1,596    $1,183
Operating expenses ............................................   1,788     2,830     1,704       494       211
General and administrative expenses ...........................     559       586       372       274       654
Depreciation and amortization .................................      85       307        45        48        28
                                                                 ------    ------    ------    ------    ------
 Income (loss) from operations ................................   1,183       580       743       780       290
Interest (expense) and other income, net ......................     (47)      133        25       (15)       28
                                                                 ------    ------    ------    ------    ------
Income (loss) before income taxes .............................   1,136       713       768       765       318
Provision for income taxes ....................................      --        --        --        --        --
                                                                 ------    ------    ------    ------    ------
Net income (loss) .............................................  $1,136    $  713    $  768    $  765    $  318
                                                                 ======    ======    ======    ======    ======
PRO FORMA DATA (unaudited):

Historical net income (loss) before pro forma provision for in-
 come taxes ...................................................  $1,136    $  713    $  768    $  765    $  318
Less pro forma provision for income taxes .....................     454       285       307       306       127
                                                                 ------    ------    ------    ------    ------
PRO FORMA NET INCOME (LOSS) ...................................  $  682    $  428    $  461    $  459    $  191
                                                                 ======    ======    ======    ======    ======

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

            RESORTQUEST INTERNATIONAL, INC. AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                     PMR       RPM       TRA       THE        MAUI
                                                     ---       ---       ---       ---        ----
Revenues ........................................  $4,740    $2,295    $4,313    $4,061      $1,422
Operating expenses ..............................   1,184     1,560     3,037     1,838        366
General and administrative expenses .............   1,663       548       982     1,939        954
Depreciation and amortization ...................     203        79        48        85         25
                                                   ------    ------    ------    ------      ------
 Income (loss) from operations ..................   1,690       108       246       199         77
Interest (expense) and other income, net ........    (182)      217        31        47         (1)
                                                   ------    ------    ------    ------      ------

 Income (loss) before income taxes ..............   1,508       325       277       246         76
 Provision for income taxes .....................      --        75        --        60         21
                                                   ------    ------    ------    ------      ------
 Net income (loss) ..............................  $1,508    $  250    $  277    $  186      $  55
                                                   ======    ======    ======    ======      ======
Pro forma data (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes .....................  $1,508    $  325    $  277    $  246      $  76
Less: pro forma provision for income taxes ......     603       130       111        98         30
                                                   ------    ------    ------    ------      ------
Pro forma net income (loss) .....................  $  905    $  195    $  166    $  148      $  46
                                                   ======    ======    ======    ======      ======
Net income per share ............................
Shares used in computing net income per share
 (Note 5) .......................................


                                                                              PRO FORMA
                                                                             ADJUSTMENTS          PRO
                                                    WHISTLER    COMBINED       (NOTE 4)          FORMA
                                                    --------    --------       --------          -----
Revenues ........................................    $2,060     $56,027      $      792 (a)  $     56,819
Operating expenses ..............................    1,147       28,095            (415)(a)        27,680
General and administrative expenses .............      729       14,736          (2,353)(a)        12,383
Depreciation and amortization ...................       85        1,519           2,402 (b)         3,921
                                                     ------     -------      ----------      ------------
 Income (loss) from operations ..................       99       11,677           1,158            12,835
Interest (expense) and other income, net ........         (8)       184              92 (a)           (39)
                                                     --------   -------      ----------      ------------
                                                                                   (315)(c)
 Income (loss) before income taxes ..............       91       11,861             935            12,796
 Provision for income taxes .....................      (18)         138           1,335 (d)         1,473
                                                     -------    -------      ----------      ------------
 Net income (loss) ..............................    $ 109      $11,723      $     (400)     $     11,323
                                                     =======    =======      ==========      ============
Pro forma data (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes .....................    $  91      $11,861      $      935      $     12,796
Less: pro forma provision for income taxes ......       36        4,742           1,335             6,077
                                                     -------    -------      ----------      ------------
Pro forma net income (loss) .....................    $  55      $ 7,119      $     (400)     $      6,719
                                                     =======    =======      ==========      ============
Net income per share ............................                                            $       0.45
                                                                                             ============
Shares used in computing net income per share
 (Note 5) .......................................                                              15,058,416
                                                                                             ============

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)


                                                                                  BRINDLEY &
                                                               RQI       ASTON     BRINDLEY
                                                               ---       -----     --------
Revenues .................................................  $     --    $5,693      $  257
Operating expenses .......................................        --     2,422         678
General and administrative expenses ......................     5,682     1,301         101
Depreciation and amortization ............................                  88          22
                                                                        ------      ------
 Income (loss) from operations ...........................    (5,682)    1,882        (544)
                                                            --------    ------      ------
Interest (expense) and other income, net .................        --      (185)         16
                                                            --------    ------      ------
Income (loss) before income tax expense ..................    (5,682)    1,697        (528)
                                                            --------    ------      ------
Provision (benefit) for income taxes .....................        --        --          --
                                                            --------    ------      ------
Net income (loss) ........................................  $ (5,682)   $1,697      $ (528)
                                                            ========    ======      ======
PRO FORMA DATA (UNAUDITED):

Historical net income (loss) before pro forma provi-
 sion for income taxes ...................................  $ (5,682)   $1,697      $ (528)
Less: pro forma provision (benefit) for income taxes .....    (2,272)      679        (211)
                                                            --------    ------      ------
PRO FORMA NET INCOME (LOSS) ..............................  $ (3,410)   $1,018      $ (317)
                                                            ========    ======      ======


                                                             COASTAL
                                                             RESORTS      CFP      FRS       H&O     MAURY
                                                             -------      ---      ---       ---     -----
Revenues .................................................    $577      $2,689    $828      $421     $338
Operating expenses .......................................     435         930     448        3        66
General and administrative expenses ......................     137         147     114      312       188
Depreciation and amortization ............................      21          77      12       12         7
                                                              ----      ------    ----      ----     ----
 Income (loss) from operations ...........................     (16)      1,535     254       94        77
                                                              ----      ------    ----      ----     ----
Interest (expense) and other income, net .................      --          49       8         (5)      2
                                                              ----      ------    ----      ------   ----
Income (loss) before income tax expense ..................     (16)      1,584     262       89        79
                                                              ----      ------    ----      -----    ----
Provision (benefit) for income taxes .....................      --          --      --       --        --
                                                              ----      ------    ----      -----    ----
Net income (loss) ........................................    $(16)     $1,584    $262      $89      $ 79
                                                              ====      ======    ====      =====    ====
PRO FORMA DATA (UNAUDITED):

Historical net income (loss) before pro forma provi-
 sion for income taxes ...................................    $(16)     $1,584    $262      $89      $ 79
Less: pro forma provision (benefit) for income taxes .....      (6)        634     105       36        32
                                                              -------   ------    ----      -----    ----
PRO FORMA NET INCOME (LOSS) ..............................    $(10)     $  950    $157      $53      $ 47
                                                              ======    ======    ====      =====    ====

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                (IN THOUSANDS)


                                                                PMR       RPM       TRA       THE     MAUI
                                                                ---       ---       ---       ---     ----
Revenues ...................................................  $2,275    $1,468    $2,342    $1,254    $554
Operating expenses .........................................     318       488     1,066       519      85
General and administrative expenses ........................     584       133       349       628     204
Depreciation and amortization ..............................      51        40        12        22       6
                                                              ------    ------    ------    ------    ----
 Income (loss) from operations .............................   1,322       807       915        85     259
                                                              ------    ------    ------    ------    ----

Interest (expense) and other income, net ...................      36        20        12        --       9
Income (loss) before income tax expense ....................   1,358       827       927        85     268
                                                              ------    ------    ------    ------    ----
Provision (benefit) for income taxes .......................      --         9        --        21      50
                                                              ------    ------    ------    ------    ----
Net income (loss) ..........................................  $1,358    $  818    $  927    $   64    $218
                                                              ======    ======    ======    ======    ====
Pro Forma Data (unaudited)

Historical net income (loss) before pro forma provi-
 sion for income taxes .....................................  $1,358    $  827    $  927    $   85    $268
Less: pro forma provision (benefit) for income taxes .......     543       331       371        34     107
                                                              ------    ------    ------    ------    ----
Pro Forma Net Income (loss) ................................  $  815    $  496    $  556    $   51    $161
                                                              ======    ======    ======    ======    ====
Net income per share .......................................
Shares used in computing net income per share (Note 5).


                                                                                       PRO FORMA           PRO
                                                              WHISTLER   COMBINED     ADJUSTMENTS         FORMA
                                                              --------   --------     -----------         -----
Revenues ...................................................   $1,135    $19,831      $   1,490  (a)  $     21,321
Operating expenses .........................................      536      7,994            (45) (a)         7,949
General and administrative expenses ........................       76      9,956           (667) (a)         3,607
                                                                                         (5,682) (e)

Depreciation and amortization ..............................       22        392            601  (b)           993
                                                               ------    -------      ---------       ------------
 Income (loss) from operations .............................      501      1,489          7,283              8,772
                                                               ------    -------      ---------       ------------
Interest (expense) and other income, net ...................       28        (10)           (79)(c)            143
                                                                                            232 (a)

Income (loss) before income tax expense ....................      529      1,479          7,436              8,915
                                                               ------    -------      ---------       ------------
Provision (benefit) for income taxes .......................       --         80          3,109 (d)          3,189
                                                               ------    -------      ---------       ------------
Net income (loss) ..........................................   $  529    $ 1,399          4,327              5,726
                                                               ======    =======      =========       ============
Pro Forma Data (unaudited)

Historical net income (loss) before pro forma provi-

 sion for income taxes .....................................   $  529    $ 1,479      $   7,436       $      8,915
Less: pro forma provision (benefit) for income taxes .......      211        594          3,109              3,703
                                                               ------    -------      ---------       ------------
Pro Forma Net Income (loss) ................................   $  318    $   885      $   4,327       $      5,212
                                                               ======    =======      =========       ============
Net income per share .......................................                                          $       0.35
                                                                                                      ============
Shares used in computing net income per share (Note 5).                                                 15,058,416
                                                                                                      ============

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                (IN THOUSANDS)


                                                                    BRINDLEY &
                                                  RQI      ASTON     BRINDLEY
                                                  ---      -----     --------
Revenues ......................................  $ --    $ 5,581     $   269
Operating expenses ............................    --      2,377         412
General and administrative expenses ...........    --      1,061         106
Depreciation and amortization .................    --         88          22
                                                 ----    -------     -------
 Income (loss) from operations ................    --      2,055        (271)
                                                 ----    -------     -------
Interest (expense) and other income, net ......    --       (168)         --
                                                 ----    -------     -------
Income (loss) before income tax expense .......    --      1,887        (271)
                                                 ----    -------     -------
Provision (benefit) for income taxes ..........    --         --          --
                                                 ----    -------     -------
Net income (loss) .............................  $ --    $ 1,887     $  (271)
                                                 ====    =======     =======
PRO FORMA DATA (UNAUDITED):

HISTORICAL NET INCOME (LOSS) BEFORE
 PRO FORMA PROVISION FOR INCOME
 TAXES ........................................  $ --    $ 1,887     $  (271)
LESS: PRO FORMA PROVISION (BENEFIT) FOR
 INCOME TAXES .................................    --        755        (108)
                                                 ----    -------     -------
PRO FORMA NET INCOME (LOSS) ...................  $ --    $ 1,132     $  (163)
                                                 ====    =======     =======



                                                  COASTAL
                                                  RESORTS      CFP       FRS       H&O       MAURY
                                                  -------      ---       ---       ---       -----
Revenues ......................................    $ 424     $ 2,714   $ 578      $ 484     $ 370
Operating expenses ............................     296        1,021     374          5        57
General and administrative expenses ...........     123          161      84        161        93
Depreciation and amortization .................      21           77      12         12         7
                                                   -----     -------   -----      -----     -----
 Income (loss) from operations ................     (16)       1,455     108        306       213
                                                   -----     -------   -----      -----     -----
Interest (expense) and other income, net ......      --           54       7         (5)        2
                                                   -----     -------   -----      -----     -----
Income (loss) before income tax expense .......     (16)       1,509     115        301       215
                                                   -----     -------   -----      -----     -----
Provision (benefit) for income taxes ..........      --           --      --         --        --
                                                   -----     -------   -----      -----     -----
Net income (loss) .............................    $(16)     $ 1,509   $ 115      $ 301     $ 215
                                                   =====     =======   =====      =====     =====
PRO FORMA DATA (UNAUDITED):

HISTORICAL NET INCOME (LOSS) BEFORE
 PRO FORMA PROVISION FOR INCOME
 TAXES ........................................    $(16)     $ 1,509   $ 115      $ 301     $ 215
LESS: PRO FORMA PROVISION (BENEFIT) FOR
 INCOME TAXES .................................      (6)         604      44        120        86
                                                   -------   -------   -----      -----     -----
PRO FORMA NET INCOME (LOSS) ...................    $(10)     $   905   $  71      $ 181     $ 129
                                                   ======    =======   =====      =====     =====

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                (IN THOUSANDS)


                                                                 PMR        RPM        TRA       THE     MAUI
                                                                 ---        ---        ---       ---     ----
Revenues ...................................................  $ 1,959    $ 1,606    $ 2,135    $ 767    $ 462
Operating expenses .........................................      283        673        967      388       64
General and administrative expenses ........................      434        133        245      332      196
Depreciation and amortization ..............................       51         40         12       22        6
                                                              -------    -------    -------    -----    -----
 Income (loss) from operations .............................    1,191        760        911       25      196

Interest (expense) and other income, net ...................      (22)        22         19       36        8
                                                              -------    -------    -------    -----    -----
Income (loss) before income taxes ..........................    1,169        782        930       61      204

Provision (benefit) for income taxes .......................       --         19         --       17       46
                                                              -------    -------    -------    -----    -----
Net income (loss) ..........................................  $ 1,169    $   763    $   930    $  44    $ 158
                                                              =======    =======    =======    =====    =====
PRO FORMA DATA (UNAUDITED)

HISTORICAL NET INCOME (LOSS) BEFORE

 PRO FORMA PROVISION FOR INCOME
 TAXES .....................................................  $ 1,169    $   782    $   930    $  61    $ 204
LESS: PRO FORMA PROVISION (BENEFIT) FOR
 INCOME TAXES ..............................................      468        313        372       24       82
                                                              -------    -------    -------    -----    -----
PRO FORMA NET INCOME (LOSS) ................................  $   701    $   469    $   558    $  37    $ 122
                                                              =======    =======    =======    =====    =====
Net income per share .......................................
Shares used in computing net income per share (Note 5).


                                                                                         PRO FORMA          PRO
                                                              WHISTLER     COMBINED     ADJUSTMENTS        FORMA
                                                              --------     --------     -----------        -----
Revenues ...................................................  $ 1,191     $18,540       $    280 (a)   $     18,820
Operating expenses .........................................      510       7,427           (100)(a)          7,327
General and administrative expenses ........................       92       3,221           (602)(a)          2,619
Depreciation and amortization ..............................       22         392            601 (b)            993
                                                              -------      ------        -------       ------------
 Income (loss) from operations .............................      567       7,500            381              7,881
                                                                                              46 (a)
Interest (expense) and other income, net ...................       44          (3)           (79)(c)            (36)
                                                              -------      ------        -------       ------------
Income (loss) before income taxes ..........................      611       7,497            348              7,845
Provision (benefit) for income taxes .......................       --          82            398 (d)            480
                                                              -------      ------        -------       ------------
Net income (loss) ..........................................  $   611      $7,415        $   (50)      $      7,365
                                                              =======      ======        =======       ============
PRO FORMA DATA (UNAUDITED)
HISTORICAL NET INCOME (LOSS) BEFORE

 PRO FORMA PROVISION FOR INCOME
 TAXES .....................................................  $   611      $7,497        $   348       $      7,845
LESS: PRO FORMA PROVISION (BENEFIT) FOR
 INCOME TAXES ..............................................      244       2,998            398              3,396
                                                              -------      --------      -------       ------------
PRO FORMA NET INCOME (LOSS) ................................  $   367      $4,499        $   (50)      $      4,449
                                                              =======      ========      =======       ============
Net income per share .......................................                                           $       0.29
                                                                                                       ============
Shares used in computing net income per share (Note 5).                                                  15,058,416
                                                                                                       ============

            RESORTQUEST INTERNATIONAL, INC. AND FOUNDING COMPANIES
                         NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

1. GENERAL:

     ResortQuest International, Inc. ("RQI"), was formed to create a leading single provider of vacation property rental, management and real estate services. RQI has conducted no operations to date and will acquire substantially all of the assets of the Founding Companies concurrently with the consummation of the Offering.

     The historical financial statements reflect the financial position and results of operations of RQI and the Founding Companies as of March 31, 1998, and for the year ended December 31, 1997, and the three months ended March 31, 1997 and 1998, and were derived from the respective RQI and Founding Company financial statements where indicated. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:

     Concurrent with the closing of the Offering, RQI will acquire all of the outstanding capital stock of the Founding Companies. The Combinations will be accounted for using the purchase method of accounting with Aston being designated as the accounting acquiror.

     The following  table sets forth the  consideration  to be paid (a) in cash,
(b) in shares of Common Stock to the stockholders of each of the Founding Companies and (c) in debt assumed by RQI. The consideration to be paid for each of the Founding Companies was determined through arm's-length negotiations between RQI and representatives of each Founding Company. The factors considered by the Company in determining the consideration to be paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $9.90 per share, which represents a discount of 10 percent from the assumed initial public offering price of $11 per share due to restrictions on the sale and transferability of the shares issued. The purchase price for the Acquisitions is subject to certain working capital adjustments at closing. See "Certain Transactions - Organization of the Company."


                                                                  SHARES OF         DEBT
                                                    CASH        COMMON STOCK      ASSUMED
                                                    ----        ------------      -------
                                               (IN THOUSANDS)                  (IN THOUSANDS)

     Aston Hotels & Resorts .................     $ 29,500        1,708,333        $   30
     Brindley & Brindley ....................        2,000          195,000            --
     Coastal Resorts ........................           --          816,667            --
     Collection of Fine Properties ..........        4,850          404,167           252
     First Resort ...........................        2,855          290,767            --
     Houston and O'Leary ....................        2,470          248,167            --
     Maui Condominium and Home ..............        1,375          166,667            --
     The Maury People .......................        2,000          150,000            --
     Priscilla Murphy Realty ................           --        1,148,166         4,842
     Resort Property Management .............        1,200          108,333           153
     Telluride Resort Accomodations .........        3,014          125,103            --
     Trupp-Hodnett Enterprises ..............        5,000          627,833            --
     Whistler Chalets .......................          800          134,583            11
                                                  --------        ---------        ------
                                                  $ 55,064        6,123,786        $5,288
                                                  ========        =========        ======


            RESORTQUEST INTERNATIONAL, INC. AND FOUNDING COMPANIES
                  NOTES TO UNAUDITED PRO FORMA - (CONTINUED)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):



                                                           (a)         (b)          (c)
                                                           ---         ---          ---
Cash and cash equivalents ............................  $      --    $ (3,366)           --
Cash held in trust ...................................         --       3,639            --
Trade and other receivables ..........................         --        (664)           --
Other current assets .................................         --        (388)           --
Property and equipment, net ..........................     (1,387)         --            --
Goodwill .............................................     (6,177)         --        68,636
Other assets .........................................     (2,715)         --            --
Current maturities on long-term debt .................        953          --            --
Accounts payable, and accrued liabilities ............         --         547            --
Payable to Founding Companies' stockholders ..........         --          --       (55,064)
Long-term debt .......................................      4,233          --            --
Other long-term liabilities ..........................         --          --            --
Common stock .........................................         --         675           (61)
Additional paid-in capital ...........................         --          --       (43,011)
Distribution in Excess of Predecessor Basis in Net
 Assets ..............................................         --          --        29,500
Retained earnings ....................................      5,093        (443)           --
                                                        ---------    --------       -------
                                                        $      --    $     --    $       --
                                                        =========    ========    ==========


                                                                                              PRO FORMA
                                                           (d)          (e)         (f)      ADJUSTMENTS
                                                           ---          ---         ---      -----------
Cash and cash equivalents ............................         --           --   $      --   $  (3,366)
Cash held in trust ...................................         --           --          --       3,639
Trade and other receivables ..........................         --           --          --        (664)
Other current assets .................................         --           --       1,455       1,067
Property and equipment, net ..........................         --           --          --      (1,387)
Goodwill .............................................         --       25,500          --      87,959
Other assets .........................................         --           --          --      (2,715)
Current maturities on long-term debt .................         --           --          --         953
Accounts payable, and accrued liabilities ............         --           --          --         547
Payable to Founding Companies' stockholders ..........         --           --          --     (55,064)
Long-term debt .......................................         --           --          --       4,233
Other long-term liabilities ..........................         --           --          --          --
Common stock .........................................        519           --          --       1,133
Additional paid-in capital ...........................      4,667      (25,500)         --     (63,844)
Distribution in Excess of Predecessor Basis in Net
 Assets ..............................................         --           --          --      29,500
Retained earnings ....................................     (5,186)          --      (1,455)     (1,991)
                                                           ------      -------   ---------   ---------
                                                        $      --   $       --   $      --   $      --
                                                        =========   ==========   =========   =========



                                                                                  OFFERING
                                                     (g)             (h)         ADJUSTMENTS
                                                     ---             ---         -----------
Cash and cash equivalents ....................    $  55,300      $  (55,064)     $     236
Current maturities of long-term debt .........          803              --            803
Payables to Founding Companies' stockholders             --          55,064         55,064
Long-term debt ...............................         (561)             --           (561)
Common stock .................................          (58)             --            (58)
Additional paid-in capital ...................      (55,484)             --        (55,484)
                                                  ---------      ----------      ---------
                                                  $      --      $       --      $      --
                                                  =========      ==========      =========

   (a) Reflects a reduction of net assets of approximately $5.1 million including certain non-operating assets and the assumption of or retirement of certain liabilities that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

   (b) Reflects certain working capital adjustments of approximately $232,000 in connection with the Combination.

   (c) Reflects the Combinations of the Founding Companies including: (i) the liability for cash consideration to be paid of $55.1 million ($29.5 million payable to Aston is reflected as a distribution in excess of predecessor basis in net assets); (ii) the issuance of 4,415,453 shares of common stock to the stockholders of the Founding Companies at $9.90 per share (or $43.7 million) and the issuance of 1,708,333 shares of common stock to the stockholders of Aston at carryover basis (ie, predecessor basis in net assets); and (iii) the creation of approximately $68.6 million of goodwill.

   (d) Reflects the elimination of the Founding Companies' common stock and retained earnings due to the Combinations.

   (e) Reflects the goodwill related to the issuance of common stock to founders and consultants of RQI.

            RESORTQUEST INTERNATIONAL, INC. AND FOUNDING COMPANIES
                  NOTES TO UNAUDITED PRO FORMA - (CONTINUED)

   (f) Reflects the deferred income tax asset attributable to the temporary differences between financial reporting and income tax bases of assets and liabilities currently held in S Corporations.

   (g) Reflects the proceeds from the issuance of 5,800,000 shares of common stock ($63.8 million), together with $4.6 million to be drawn in debt from the Credit Facility which will be used to pay the cash portion of the purchase price for the Founding Companies ($55.1 million) to repay debt assumed in the Combinations ($4.8 million) and to pay estimated offering expenses of $8.5 million (based on an assumed initial public offering price of $11 per share).

   (h) Reflects the cash portion of the consideration to be paid to the Founding Companies in connection with the Combinations.

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

   (a) Reflects (i) a reduction in salaries, bonuses and benefits derived from contractual agreements which establish the compensation of the owners and certain key employees of the Founding Companies subsequent to the

      Offering and (ii) the effect of the exclusion of certain non-operating assets and the assumption of or retirement of certain liabilities (including interest expense) that will be retained by certain stockholders of the Founding Companies.

      The reduction in salaries, bonuses and benefits reflects the difference between historical combined management compensation of approximately $1.2 million, $762,000 and $4.1 million as compared to the contractual compensation of $463,000, $463,000 and $1.9 million, respectively, for the three months ended March 31, 1998 and 1997, and the year ended December 31, 1997, respectively. See "Summary Individual Founding Company Financial Data -- Compensation Differential". These contractual agreements are for an initial term of three years and thereafter on a year-to-year basis.

   (b) Reflects the amortization of goodwill using a 40-year estimated life for the goodwill associated with the acquisitions, other than First Resort Software, Inc., which will be amortized over a 15-year estimated life.

   (c) Reflects the interest expense on the $4.6 million outstanding under the credit facility, used to fund a portion of the estimated offering costs.

   (d) Reflects the provision for federal and state income taxes relating to the other statement of operations pro forma adjustments.

   (e) Reflects the reduction in compensation expense and management recruitment expense in the three months ended March 31, 1998, relating to the non-recurring, non-cash compensation charge of $5.6 million related to Common Stock issued to management and founders of RQI, and other costs.

5. NET INCOME PER SHARE

     The shares used in computing net income per share include: (i) 3,134,630 shares issued to management of and founders of RQI; (ii) 6,123,786 shares to be issued to the stockholders of the Founding Companies in connection with the Combinations; and (iii) 5,800,000 shares to be issued in connection with the Offering necessary to pay the $55.1 million cash portion of the consideration for the Combinations. Excludes 1,807,000 shares of Common Stock reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan, of which options to purchase 1,641,000 shares will be granted by the Company concurrently with the Offering at an exercise price equal to the initial public offering price.

     While RQI could pay a maximum bonus of 50% (except for two executives at 100%) of a key employee's base pay, bonuses are not factored into the prospective compensation as RQI does not anticipate paying bonuses in fiscal 1998. The maximum amount that could be paid would be $700,000. These bonuses, if paid in future periods, would increase expenses and unfavorably impact net earnings, accordingly.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ResortQuest International, Inc.:

     We  have   audited   the   accompanying   balance   sheet  of   ResortQuest
International, Inc., as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ResortQuest International, Inc., as of December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Houston, Texas
March 11, 1998

                        RESORTQUEST INTERNATIONAL, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                           DECEMBER 31,     MARCH 31,
                                                                                               1997           1998
                                                                                          --------------   ----------
                                                                                                           (UNAUDITED)


                                         ASSETS

CASH AND CASH EQUIVALENTS .............................................................        $ --         $     --
DEFERRED OFFERING COSTS ...............................................................         244            2,725
                                                                                               ----         --------
   Total Assets .......................................................................        $244         $  2,725
                                                                                               ====         ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY

AMOUNTS DUE TO VPI FUNDING, LLC .......................................................        $  0         $  1,169

ACCRUED LIABILITIES ...................................................................         244            2,106
   Total liabilities ..................................................................         244            3,275
                                                                                               ----         --------
STOCKHOLDERS' EQUITY:
 Preferred stock, $0.01 par, 10,000,000 authorized, none outstanding...................          --               --
 Common stock, $0.01 par, 50,000,000 shares authorized, and 2,616,261 and 3,134,630
   shares outstanding, respectively ...................................................          --               --
 Additional paid in capital ...........................................................          --            5,132
 Retained deficit .....................................................................          --           (5,682)
                                                                                               ----         --------
   Total stockholders' equity .........................................................          --             (550)
                                                                                               ----         --------
   Total liabilities and stockholders' equity .........................................        $244         $  2,725
                                                                                               ====         ========
    Reflects a 8,834.76-for-one stock split effective on March 9, 1998


   The accompanying notes are an integral part of these financial statements.

                         RESORTQUEST INTERNATIONAL, INC.
                             STATEMENT OF OPERATIONS
                  THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                 (IN THOUSANDS)


       Revenues ....................................    $     --

       General and Administrative Expenses .........       5,682
                                                        --------

        Loss before income taxes ...................      (5,682)

       Income Tax Benefit ..........................          --
                                                        --------

       Net Loss ....................................    $ (5,682)
                                                        ========



    The accompanying notes are an integral part of this financial statement.

                        RESORTQUEST INTERNATIONAL, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                         ADDITIONAL      RETAINED
                                                                           PAID-IN       EARNINGS
                                                    COMMON STOCK           CAPITAL      (DEFICIT)       TOTAL
                                                ---------------------   ------------   -----------   -----------
                                                   SHARES      AMOUNT
                                                   ------      ------
BALANCE, December 31, 1997 ..................    2,616,261      $--        $   --       $     --      $     --
 Common stock issuances (unaudited) .........      518,369       --         5,132                        5,132
 Net loss (unaudited) .......................           --       --            --         (5,682)       (5,682)
                                                 ---------      ---        ------       --------      --------
BALANCE, March 31, 1998 (unaudited) .........    3,134,630      $--        $5,132       $ (5,682)     $   (550)
                                                 =========      ===        ======       ========      ========
          Reflects a 8,834.76-for-one stock split effective on March 9, 1998

    The accompanying notes are an integral part of this financial statement.

                        RESORTQUEST INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                 (IN THOUSANDS)


       Cash Flows From Operating Activities:
        Net loss .....................................................     $ (5,682)
        Adjustments to reconcile net loss to cash flows from operating activities .................................................
          Compensation expense related to issuance of management
           common stock shares .......................................        5,132
          Increase in deferred offering costs ........................       (2,481)
          Increase in accrued liabilities and amounts due to VPI Fund-
           ing, LLC ..................................................        3,031
          Net cash flows used in operating activities ................           --
                                                                           --------
       Increase in cash and cash equivalents .........................           --
                                                                           --------
       Cash and cash equivalents, beginning of period ................           --
                                                                           --------
       Cash and cash equivalents, end of period ......................     $     --
                                                                           ========


    The accompanying notes are an integral part of this financial statement.

                         RESORTQUEST INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. GENERAL:

     ResortQuest International, Inc., a Delaware Corporation, ("RQI" or the "Company"), formerly Vacation Properties International, Inc., was founded on September 12, 1997 to create the leading single provider of vacation property rental, management and real estate services. RQI intends to acquire substantially all of the assets of thirteen companies (the "Founding Companies") (the "Combinations") and complete an initial public offering (the "Offering") of its common stock.

     RQI has not conducted any operations, and all activities to date have related to the Offering and the Combinations. Cash of $200 was provided from the initial capitalization of the Company (see Note 2). All other expenditures are being funded by VPI Funding, LLC ("VPI"), a Delaware limited liability company whose member managers are owners of the Company. Accordingly, statements of operations, changes in stockholders' equity and cash flows for the period from inception (September 12, 1997 through December 31, 1997) would not provide meaningful information and have been omitted. As of March 31, 1998 and December 31, 1997, costs of approximately $3,275,000 (unaudited) and $244,000, respectively, have been incurred by RQI in connection with the Offering of which approximately $1,169,000 (unaudited) and $0, respectively were due to VPI. The Company is dependent upon the Offering to execute the pending Combinations. There is no assurance that the pending Combinations will be completed or that RQI will be able to generate future operating revenues.

2. STOCKHOLDERS' EQUITY:

     Interim Financial Statements

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Common Stock and Preferred Stock

     In connection with the organization and initial capitalization of RQI, the Company issued 293.9481 pre-split and 2,596,961 post-split (see discussion below) shares of common stock ("Common Stock") at $.01 per share to Capstone Partners, LLC ("Capstone") and Alpine Consolidated II, LLC ("Alpine"). Additionally, certain other stockholders were issued 2.1844 pre-split and 19,300 post-split (see discussion below) shares of Common Stock at $.01 per share. On March 1, 1998 Capstone and Alpine contributed 28.297 pre-split and 249,997 post-split (see discussion below) shares of Common Stock to VPI Funding, LLC.

     In February 1998, the Company issued 58.6738 pre-split and 518,369 post-split (see discussion below) shares of Common Stock to management at $.01 per share. As a result, the Company recorded for financial statement purposes a non-recurring, non-cash compensation charge of $5,682,000 (unaudited) for the three months ended March 31, 1998, representing the difference between the consideration paid and the estimated fair value of the shares at the date of sale.

     RQI effected a 8,834.76-for-one stock split (unaudited) on March 9, 1998 for each share of Common Stock then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 50,000,000 and authorized 10,000,000 shares of $.01 par value preferred stock. The effects of Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected in the accompanying financial statements and related notes.

     Restricted Common Stock

     In March 1998, the stockholders exchanged 3,134,630 shares of Common Stock for an equal number of shares of restricted voting common stock ("Restricted Common Stock"). The Common Stock and the Restricted Common Stock are identical except that the holders of Restricted Common Stock are only entitled to one-half of one vote for each share on all matters.

                        RESORTQUEST INTERNATIONAL, INC.

     Long-Term Incentive Plan

     In March 1998, the Board of Directors and the Company's stockholders approved the Company's 1998 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide a means by which the Company can attract and retain executive officers, employee directors, other key employees, non-employee and advisory directors and consultants of and other service providers to the Company and its subsidiaries and to compensate such persons in a way that provides additional incentives and enables such persons to acquire or increase a proprietary interest in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs");
(iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; (vi) non-employee directors' deferred shares; and (vii) other awards the value of which is based in whole or in part upon the value of the Common Stock.

     The Company has reserved 1,807,000 shares of Common Stock for use in connection with the Plan. The maximum number of shares of Common Stock that may be subject to outstanding awards under the Plan will not exceed 12% of the aggregate number of shares of Common Stock outstanding, minus the number of shares previously issued pursuant to awards granted under the Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     In connection with the Offering, options in the form of NQSOs to purchase a total of 480,000 shares of Common Stock of the Company will be granted to management of the Company. Each of the foregoing option grants will have an exercise price equal to the initial public offering price per share in the Offering, and will vest at a rate of 25% per year. The options generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment (immediately in the event of a termination for cause), unless otherwise determined by the Committee. The Plan will remain in effect until terminated by the Company's Board of Directors.

3. STOCK BASED COMPENSATION

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Companies electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and net income per share, as applicable, in the notes to future consolidated financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 was effective for the year ended December 31, 1997. SFAS No. 128 simplified the standards required under previous accounting rules for computing earnings per share and replaced the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock.

                        RESORTQUEST INTERNATIONAL, INC.

4. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     RQI has signed definitive agreements to acquire all of the Common Stock and ownership interests of Founding Companies to be consummated simultaneously with the closing of the Offering. The companies to be acquired are:

      Aston Hotels & Resorts
      Brindley & Brindley
      Coastal Resorts
      Collection of Fine Properties
      First Resort
      Houston and O'Leary
      Maui Condominium and Home
      The Maury People
      Priscilla Murphy Realty
      Resort Property Management
      Telluride Resort Accommodations
      Trupp-Hodnett Enterprises
      Whistler Chalets

     The  aggregate  consideration  that  will  be paid  by RQI to  acquire  the
Founding Companies is, subject to certain working capital adjustments, approximately $55.1 million in cash and 6,123,786 shares of Common Stock and the assumption of $5.3 million in outstanding indebtedness of the Founding Companies.

     The Company has received a commitment from NationsBank N.A. for a $40 million senior revolving credit facility and is negotiating the definitive terms of the agreement.

     In March 1998, RQI filed a registration statement on Form S-1 for the sale of its Common Stock. An investment in shares of Common Stock offered by this Prospectus involves a high degree of risks, including, among others, absence of a combined operating history, risks relating to the Company's acquisition strategy, risks relating to acquisition financing, reliance on key personnel and a substantial portion of the proceeds from the offering payable to affiliates of the Founding Companies. See "Risk Factors" included elsewhere in this Prospectus. The above acquisitions are contingent upon RQI successfully completing the initial public offering of its Common Stock and the successful acquisition of the Founding Companies is a condition to closing the initial public offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hotel Corporation of the Pacific, Inc.:

     We have audited the accompanying balance sheets of Hotel Corporation of the Pacific, Inc. (a Hawaii corporation), as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hotel Corporation of the Pacific, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP



Houston, Texas
February 6, 1998

                    HOTEL CORPORATION OF THE PACIFIC, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                         DECEMBER 31,        MARCH 31,
                                                                   ---------------------   ------------
                                                                      1996        1997         1998
                                                                      ----        ----         ----
                                                                                            (UNAUDITED)
                               ASSETS

CURRENT ASSETS:
 Cash and cash equivalents .....................................    $ 2,118     $ 1,632       $ 1,208
 Accounts receivable, less allowance of $97 and $75 for doubtful
   accounts ....................................................      1,448       1,195         2,138
 Inventories ...................................................         41          46            44
 Prepaid expenses and other assets .............................        102          83           266
                                                                    -------     -------       -------
   Total current assets ........................................      3,709       2,956         3,656
ADVANCES TO STOCKHOLDER ........................................      7,611       7,735         5,719
ADVANCES TO AFFILIATES, net ....................................         --       1,799           637
SECURITY DEPOSITS ..............................................        712         641           161
PREPAID EXPENSES AND OTHER ASSETS ..............................        178         155            25
PROPERTY AND EQUIPMENT, net ....................................      1,186       1,776         1,667
NET ASSETS OF DISCONTINUED OPERATIONS ..........................         74          --           154
                                                                    -------     -------       -------
   Total assets ................................................    $13,470     $15,062       $12,019
                                                                    =======     =======       =======
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of notes payable ..............................    $    61     $    12       $    12
 Current portion of capital lease obligations ..................        260         409           427
 Current portion of other long-term obligations ................        591         585           582
 Accounts payable and accrued liabilities ......................      4,730       6,538         6,216
                                                                    -------     -------       -------
   Total current liabilities ...................................      5,642       7,544         7,237
SECURITY DEPOSITS ..............................................        326         270           307
EXCESS OF LOSSES OVER INVESTMENT IN PARTNER-
 SHIP ..........................................................        346          --            --
ADVANCES FROM AFFILIATES .......................................      1,235          --            --
NOTES PAYABLE ..................................................      2,816       2,804         2,301
CAPITAL LEASE OBLIGATIONS ......................................        882       1,325         1,215
OTHER LONG-TERM OBLIGATIONS ....................................      2,118       1,611           854
NET LIABILITIES OF DISCONTINUED OPERATIONS .....................         --       1,403            --
                                                                    -------     -------       -------
   Total liabilities ...........................................     13,365      14,957        11,914
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock, $10 par value, 100,000 shares authorized,
   10,000 shares outstanding ...................................        100         100           100
 Paid-in surplus ...............................................          5           5             5
 Retained earnings .............................................         --          --            --
                                                                    -------     -------       -------
   Total stockholders' equity ..................................        105         105           105
                                                                    -------     -------       -------
   Total liabilities and stockholders' equity ..................    $13,470     $15,062       $12,019
                                                                    =======     =======       =======


   The accompanying notes are an integral part of these financial statements.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

                           STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                                                                       THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,          MARCH 31,
                                                       ------------------------------- -------------------
                                                          1995      1996       1997       1997      1998
                                                          ----      ----       ----       ----      ----
                                                                                           (UNAUDITED)

REVENUES:
 Property management fees ............................  $ 7,036   $ 7,540   $  8,079    $2,843    $2,715
 Service fees ........................................    8,896     8,442      8,338     1,951     2,357
 Other ...............................................    3,116     3,478      3,137       787       621
                                                        -------   -------   --------    ------    ------
    Total revenues ...................................   19,048    19,460     19,554     5,581     5,693
OPERATING EXPENSES ...................................   10,550    10,401      8,908     2,377     2,422
                                                        -------   -------   --------    ------    ------
GENERAL AND ADMINISTRATIVE EXPENSES ..................    5,434     5,574      5,475     1,149     1,389
                                                        -------   -------   --------    ------    ------
    Income from operations ...........................    3,064     3,485      5,171     2,055     1,882
OTHER INCOME (EXPENSE):
 Interest expense, net ...............................     (406)     (736)      (763)     (168)     (185)
 Gain on sales of assets .............................       --       394        677        --        --
 Arbitration expense .................................     (365)       --         --        --        --
                                                        -------   -------   --------    ------    ------
 Total other income (expense) ........................     (771)     (342)       (86)     (168)     (185)
                                                        -------   -------   --------    ------    ------
INCOME FROM CONTINUING OPERATIONS ....................    2,293     3,143      5,085     1,887     1,697
                                                        -------   -------   --------    ------    ------
INCOME (LOSS) FROM DISCONTINUED OPERA-
 TIONS ...............................................      (32)      455     (1,328)      647     1,557
LOSS ON DISPOSAL OF DISCONTINUED OPERA-
 TIONS ...............................................       --        --       (166)       --        --
                                                        -------   -------   --------    ------    ------
NET INCOME ...........................................  $ 2,261   $ 3,598   $  3,591    $2,534    $3,254
                                                        =======   =======   ========    ======    ======
PRO FORMA DATA
 (unaudited -- Note 13)
 Historical net income before income taxes and discon-
   tinued operations .................................  $ 2,293   $ 3,143   $  5,085    $1,887    $1,697
 Less: pro forma provision for income taxes ..........      917     1,257      2,034       755       679
                                                        -------   -------   --------    ------    ------
PRO FORMA NET INCOME FROM
 CONTINUING OPERATIONS ...............................  $ 1,376   $ 1,886   $  3,051    $1,132    $1,018
                                                        =======   =======   ========    ======    ======

   The accompanying notes are an integral part of these financial statements.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                    COMMON STOCK                    RETAINED
                                                --------------------    PAID-IN     EARNINGS
                                                  SHARES     AMOUNT     SURPLUS     (DEFICIT)      TOTAL
                                                  ------     ------     -------     ---------      -----
BALANCE, December 31, 1994 ..................    100,000      $100        $ 5       $   (500)    $   (395)
 Net income .................................         --        --         --          2,261        2,261
 Distributions ..............................         --        --         --         (2,261)      (2,261)
                                                 -------      ----        ---       --------     --------
BALANCE, December 31, 1995 ..................    100,000       100          5           (500)        (395)
 Net income .................................         --        --         --          3,598        3,598
 Distributions ..............................         --        --         --         (3,098)      (3,098)
                                                 -------      ----        ---       --------     --------
BALANCE, December 31, 1996 ..................    100,000       100          5             --          105
 Net income .................................         --        --         --          3,591        3,591
 Distributions ..............................         --        --         --         (3,591)      (3,591)
                                                 -------      ----        ---       --------     --------
BALANCE, December 31, 1997 ..................    100,000       100          5             --          105
 Net income (unaudited) .....................         --        --         --          3,254        3,254
 Distributions (unaudited) ..................         --        --         --         (3,254)      (3,254)
                                                 -------      ----        ---       --------     --------
BALANCE, March 31, 1998 (unaudited) .........    100,000      $100        $ 5       $     --     $    105
                                                 =======      ====        ===       ========     ========

   The accompanying notes are an integral part of these financial statements.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

                            STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                                                       THREE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                MARCH 31,
                                                              ------------------------------------- -------------------------
                                                                  1995         1996         1997         1997         1998
                                                                  ----         ----         ----         ----         ----
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .................................................   $ 2,261      $ 3,598     $  3,591     $ 2,534      $  3,254
   (Income) loss from discontinued operations ...............        32         (455)       1,328        (647)       (1,557)
   Loss on disposal of discontinued operations ..............        --           --          166          --            --
                                                                -------      -------     --------     --------     --------
    Income from continuing operations .......................     2,293        3,143        5,085       1,887         1,697
 Adjustments to reconcile net income to net cash provided
   by operating activities-
   Depreciation and amortization ............................       257          326          394          88           129
   Deferred rent expense ....................................        (7)          (7)         (14)         --            --
   Gain on sale of fixed assets .............................        --         (394)          --          --            --
   Gain on sale of principal asset of partnership ...........        --           --         (677)         --            --
   Loss (gain) of investment in partnership .................        (7)          45           --          --            --
 Changes in operating assets and liabilities-
   Accounts receivable ......................................      (334)        (236)         253        (164)         (943)
   Prepaid expenses and other assets ........................      (309)         258           37         (85)          (51)
   Accounts payable and accrued liabilities .................       648          258          918        (137)         (322)
   Reservation and security deposits ........................       245         (459)         (56)         --            --
                                                                -------      -------     --------     --------     --------
    Cash provided by continuing operations ..................     2,786        2,934        5,940       1,589           510
 Cash flows from discontinued operations ....................       249         (253)         (17)      1,005            --
                                                                -------      -------     --------     --------     --------
    Net cash provided by operating activities ...............     3,035        2,681        5,923       2,594           510
                                                                -------      -------     --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of principal asset of partnership .....        --           --          331          --            --
   Proceeds from sale of property and equipment .............        --          398           --          50            --
   Purchase of property and equipment .......................        --           --          (56)         --           (20)
   Increase (decrease) in security deposits .................      (618)         (94)          71           3           517
                                                                -------      -------     --------     --------     --------
    Net cash (used in) provided by investing activities .....      (618)         304          346          53           497
                                                                -------      -------     --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   (Increase in advances) proceeds from repayment of
    advances to affiliates ..................................      (430)       3,625       (2,144)     (1,304)        1,162
   Increase in advances to stockholder ......................    (1,572)        (886)        (124)       (511)        2,016
   Increase in distributions payable to stockholder .........        --          465           64          --            --
   Distributions to stockholders ............................    (2,261)      (3,098)      (3,591)     (2,534)       (3,254)
   Repayment of notes and mortgage payable ..................      (283)        (637)         (61)           (2)       (503)
   Increase (payment) of other long-term obligations ........       305       (1,160)        (563)       (150)         (760)
   Principal payments under capital leases ..................      (111)        (241)        (336)        (66)          (92)
   Proceeds from notes payable ..............................     3,000           --           --          --            --
                                                                -------      -------     --------     ---------    --------
    Net cash provided by (used in) financing activities .....    (1,352)      (1,932)      (6,755)     (4,567)       (1,431)
                                                                -------      -------     --------     ---------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ................................................     1,065        1,053         (486)     (1,920)         (424)
CASH AND CASH EQUIVALENTS, beginning of period...............        --        1,065        2,118       2,118         1,632
                                                                -------      -------     --------     ---------    --------
CASH AND CASH EQUIVALENTS, end of period ....................   $ 1,065      $ 2,118     $  1,632     $   198      $  1,208
                                                                =======      =======     ========     =========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest .....................................   $   339      $   556     $    628     $   148      $    154
                                                                =======      =======     ========     =========    ========
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
   Capital lease obligations ................................   $   388      $   912     $    928     $    66      $    378
                                                                =======      =======     ========     =========    ========


   The accompanying notes are an integral part of these financial statements.

                    HOTEL CORPORATION OF THE PACIFIC, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Hotel Corporation of the Pacific, Inc. (the "Company"), is a Hawaii corporation which does business under the trade names "Aston Hotels & Resorts," "Aston Property Management" and "Aston." The Company provides hotel and resort management and condominium association management services in the state of Hawaii. Hotel and resort management services are provided to either individual condominium unit owners, owners of multiple units within single condominium projects (resort rental programs), or single-owner projects or hotel properties. Condominium association management services are provided to associations of apartment owners. In many instances, the Company manages both the condominium association and a resort rental program within the same project. The Company maintains a portfolio of approximately 5,000 units in its rental program.

     Hotel and resort condominium rental program management services include centralized sales and marketing, reservations, accounting, human resources, electronic data processing, telephone equipment support and management of on-site personnel. The Company also operates food and beverage facilities located in two resorts managed by the Company. As of December 31, 1996 and 1997, the Company provided resort and hotel management services to 28 and 29 condominium resorts or hotels, respectively, and provided condominium management services to 17 and 16 condominium associations, respectively.

     The Company also leases and operates hotel properties. The Company has begun to implement its plan to discontinue the leasing of the leased properties during the second quarter of 1998 as discussed in Note 5, "Discontinued Operations and Disposition of Assets and Liabilities." Consequently, the financial statements present the net assets (liabilities), results of operations and cash flows of these leased properties as discontinued operations.

     The Company had a working capital deficit at December 31, 1997. The Company has funded operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs during 1998.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock (the "Combination") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental and management fees on the accrual basis of accounting ratably over the term of guest stays, as earned. Other revenues include food and beverage sales of $2,302,000, $2,185,000 and $2,271,000 for the years 1995, 1996 and 1997 respectively.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

     Operating Expenses

     Operating expenses include expenses related to reservations, marketing and advertising, accounting and other costs associated with rental and management. Operating expenses also include food and beverage cost of sales and operating expenses as follows (in thousands):


                                                                        YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------
                                                                      1995        1996        1997
                                                                      ----        ----        ----
Reservations, marketing, accounting and other expenses .........    $ 8,382     $ 8,289     $6,956
Food and beverage cost of sales and operating expenses .........      2,168       2,112      1,952
                                                                    -------     -------     ------
   Total operating expenses ....................................    $10,550     $10,401     $8,908
                                                                    =======     =======     ======


     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Inventories

     Inventories consist primarily of food and beverage items and are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment

     Property and equipment are stated at cost or, in the case of equipment acquired under capital leases, the present value of future lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the remaining lease terms.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments which extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

     Concentration of Financial Instrument Assets

     Concentrations of financial instrument assets primarily consist of cash deposits and accounts receivable. The Company's policy is to deposit its cash with high-quality financial institutions. At December 31, 1996 and 1997, the Company's cash was deposited in demand and short-term interest-bearing accounts with three of the larger banks in Hawaii.

     Advertising Costs

     All advertising and promotion costs are expensed as incurred.

     Investment in Partnership

     The Company was a 5 percent general partner in a limited partnership whose principal asset was a commercial shopping mall. The Company's principal stockholder was the other general partner and held a 45% partnership interest. The Company used the equity method to account for its interest in the

                    HOTEL CORPORATION OF THE PACIFIC, INC.

partnership. At December 31, 1996, the excess of the Company's cumulative equity in net losses over its investment is reflected as a noncurrent liability. The partnership's investment in the mall was sold during 1997. The Company's proceeds resulted in a gain on the sale of $677,000. The partnership is expected to be liquidated with no anticipated loss to the Company.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively located in the state of Hawaii and are subject to negative events that affect travel patterns of visitors.

3. ADVANCES TO AFFILIATES:

     Advances to affiliates represent advances to companies controlled by the Company's principal stockholder. The advances have no scheduled repayment, and the Company suspended the accrual of interest. In 1996, one affiliate made a $2,000,000 repayment, $112,500 of which was recognized as previously unrecorded interest. The remaining receivable balance has been guaranteed by the Company's principal stockholder.

4. ADVANCES TO STOCKHOLDER:

     Advances  to  stockholder  relate to advances  to the  Company's  principal stockholder. Such advances have largely been utilized relative to the stockholder's investment in two hotels managed by the Company. The advances are not collateralized, are noninterest-bearing and have no scheduled repayments. The stockholder intends to make payments of approximately $1,500,000 on these advances prior to the Combination. A note totalling $4,000,000 is expected to be executed in connection with the Combination which will be interest-bearing and will be collateralized by certain assets pledged to the Company or by a personal guarantee (not to exceed $1,000,000).

5. DISCONTINUED OPERATIONS:

     The Company has decided that it will no longer continue or enter into leasing arrangements for lodging facilities and will assign such leases to AST Holdings, Inc., a corportion owned by the principal stockholder. The Company will enter into management agreements on such properties with AST Holdings, Inc. The Company has a plan in place to dispose of its other existing leased property during the second quarter of 1998. This plan will eliminate the Company's future obligation to make lease payments to owners of these facilities. The Company plans to primarily focus its efforts on renting and managing condominiums, hotel rooms and homes for the owners on a fee basis. Accordingly, for all periods presented in the accompanying financial statements, the financial position, results of operations and cash flows of the leased assets are reflected as discontinued operations. Summarized financial information of the discontinued operations is presented in the following tables.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

     Net assets (liabilities) of discontinued operations are as follows (in thousands):


                                                   DECEMBER 31,
                                             -----------------------
                                                 1996        1997
                                                 ----        ----
       Current assets ......................  $  2,857    $  2,955
       Advances to affiliates ..............     1,304           1
       Other assets ........................       202         193
       Property and equipment ..............       418         197
                                              --------    --------
        Total assets .......................     4,781       3,346
       Current liabilities .................    (3,412)     (4,119)
       Capital lease obligations ...........      (247)        (53)
       Other long-term obligations .........    (1,048)       (577)
                                              --------    --------
       Net assets (liabilities) ............  $     74    $ (1,403)
                                              ========    ========


     Income (loss) from discontinued operations are as follows (in thousands):


                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                              1995          1996          1997
                                                              ----          ----          ----
       Revenue ........................................      $4,911       $29,945       $ 30,848
       Operating expenses .............................       3,609        22,833         24,826
       General and administrative expenses ............       1,326         6,631          7,317
                                                             ------       -------       --------
        Operating income (loss) .......................         (24)          481         (1,295)
       Other expense ..................................          (8)          (26)           (33)
                                                             --------     -------       --------
       Net income (loss) from discontinued operations .      $  (32)      $   455       $ (1,328)
                                                             =======      =======       ========


     In addition to the loss from discontinued operations, the Company's operating results for the year ended December 31, 1997, include a charge of $166,000 for expected loss resulting from the disposal of discontinued operations.

6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable consisted of the following (in thousands):


                                                            DECEMBER 31,
                                                       ---------------------
                                                          1996        1997
                                                          ----        ----
     Receivables from managed properties ...........    $1,007      $  610
     Other .........................................       538         660
                                                        ------      ------
                                                         1,545       1,270

     Less- Allowance for doubtful accounts .........       (97)        (75)
                                                        ------      ------
                                                        $1,448      $1,195
                                                        ======      ======


                    HOTEL CORPORATION OF THE PACIFIC, INC.

   Property and equipment consist of the following (in thousands):


                                                                 ESTIMATED       DECEMBER 31,
                                                                USEFUL LIFE ----------------------
                                                                 IN YEARS      1996        1997
                                                                 --------      ----        ----
     Leasehold interests .....................................      3-7       $   49    $     91
     Furniture, fixtures and equipment .......................     3-10          842         938
     Leased property .........................................      3-7        1,255       2,305
                                                                              ------    --------
                                                                               2,146       3,334
     Less- Accumulated depreciation and amortization .........                  (960)     (1,558)
                                                                              ------    --------
       Property and equipment, net ...........................                $1,186    $  1,776
                                                                              ======    ========


     Accounts payable and accrued liabilities consisted of the following (in thousands):


                                                                       DECEMBER 31,
                                                                  ---------------------
                                                                     1996        1997
                                                                     ----        ----
     Accounts payable .........................................    $2,616      $3,311
     Accrued payroll ..........................................     1,289       1,214
     Other accrued liabilities ................................       825       2,013
                                                                   ------      ------
       Total accounts payable and accrued liabilities .........    $4,730      $6,538
                                                                   ======      ======


7. NOTES PAYABLE:

     At December 31, 1996 and 1997, notes payable consist of the following (in thousands):


                                                                                            1996      1997
                                                                                            ----      ----
Notes payable, collateralized by 586 shares of the principal stockholder's 7,500 com-
 mon shares and real property in San Francisco, California, owned by the stockholder-
 Interest only payable monthly at 10%, due May 11, 1999 ................................  $1,000    $1,000
 Interest only payable monthly at 7.5% through February 1996, and at 15% thereafter,
   due January 31, 1999(1) .............................................................     500       500
Note payable, interest only payable monthly at 7.5% through February 1996 and at
 15% thereafter, due January 31, 1999, guaranteed by principal stockholder(1) ..........     500       500
Note payable, interest only payable monthly at 20% plus contingent interest, as defined, commencing May 31, 1996, due May 31, 2000, secured by lease deposit in same
 amount(2) .............................................................................     500       500
Notes payable to spouse of principal stockholder, unsecured-
 Interest only payable quarterly at 10% and 12%, due February 28, 1999 .................     285       285
Note payable to bank in monthly installments of $1,242 including interest at 10.25%
 adjusted annually, due May 4, 2000 ....................................................      42        31
Note payable, interest at 12%, payable upon demand, collateralized by certain fixtures
 and equipment .........................................................................      50        --
                                                                                          ------    ------
   Total ...............................................................................   2,877     2,816
Less- Current portion ..................................................................     (61)      (12)
                                                                                          ------    ------
   Noncurrent portion ..................................................................  $2,816    $2,804
                                                                                          ======    ======


                    HOTEL CORPORATION OF THE PACIFIC, INC.

   Annual maturities of long-term debt are as follows (in thousands):


                      1998 ...................    $   12
                      1999 ...................     2,299
                      2000 ...................       505
                                                  ------
                      Total ..................    $2,816
                                                  ======


----------
(1) In addition to the stated interest on two of the notes described above, the Company is required to pay additional interest on each note equal to the lesser of 10 percent of distributable income (as defined in the agreement) of one of the leased hotels or $50. Such additional interest amounted to $92 and $100 for the years ended December 31, 1996 and 1997, respectively.

(2) No contingent interest was accrued in 1996 or 1997.

8. OTHER LONG-TERM OBLIGATIONS:

     At December 31, 1996 and 1997, other long-term obligations consisted of the following (in thousands):


                                                                                         1996      1997
                                                                                         ----      ----
Distributions payable to stockholder ................................................  $  465    $  529
Severance payable to former senior executives and employees, at present value with imputed interest rates ranging between 8.50% and 10.25% (unamortized imputed
 interest of $62 and $42) ...........................................................     593       347
Termination payable to the owners of a hotel managed prior to 1992, interest at prime
 rate (8.50% at December 31, 1997) ..................................................     850       500
Other accrued liabilities (Note 9) ..................................................     801       820
                                                                                       ------    ------
   Total ............................................................................  $2,709    $2,196
Less- Current portion ...............................................................    (591)     (585)
                                                                                       ------    ------
   Noncurrent portion ...............................................................  $2,118    $1,611
                                                                                       ======    ======


     Future annual payments of severance and termination payables are as follows (in thousands):



                      1998 ...........    $585
                      1999 ...........     262
                                          ----
                                          $847
                                          ====

9. LEASES:

     Operating Leases

     The Company leases its principal offices under an operating lease with the initial term expiring on July 31, 2002, and with two five-year options to extend the agreement. The lease provides for an initial period of free rent and also specifies scheduled rent increases over the lease term.

     Effective February 1, 1996, the Company entered into a noncancelable operating lease for a hotel property on Maui with terms extending through January 31, 1999. The lease provides for scheduled rent and security deposits that increase over the term. In conjunction with this lease, the Company is obligated to pay an annual retainer fee and a business referral and marketing fee to an unrelated party who arranged the lease. The retainer fee is payable in quarterly installments. Under the terms of the business referral and marketing agreement, the Company is required to pay a percentage of the net profits derived from the hotel property. The Company accrued $239,000 and $196,000 for these fees for the periods ended December 31, 1996 and 1997, respectively. This lease is included in the discontinued operations.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

     Both the Maui hotel property lease and the office lease aggregate rental payments over the life of the lease are being recognized as rent expense on a straight-line basis over the terms of the leases. Accruals representing prorated future payments under the leases are included in other long-term obligations as of December 31, 1996 and 1997.

     The Company is obligated under a noncancelable operating lease for a resort facility on Maui with terms extending through December 31, 2000. Under terms of the lease, the Company pays annual rent equivalent to the net operating profits, as defined, of the facility up to a defined amount per year. No rent was incurred in 1995 or 1996. In 1997, rent of $231,000 was incurred.

This lease is included in discontinued operations.

     In addition to operating leases for office space and hotel properties, the Company has entered into certain noncancelable operating leases for equipment and operating space and for individual condominium units within its managed properties. The terms of these condominium leases usually coincide with the management agreements under which the Company manages rental pools within the respective condominium projects. Under the terms of the front desk and operating space leases, the Company pays the respective apartment owners association a percentage of the room revenue generated from the rental pool. Under the terms of the condominium leases, the Company pays individual condominium owners a fixed monthly lease rent and, in return, is allowed to place the unit into the respective rental pool.

     At  December  31,  1997,   future  minimum  lease   commitments  under  all
noncancelable operating leases are as follows (in thousands):


                                 CONTINUING     DISCONTINUED
                                 OPERATIONS      OPERATIONS
                                 ----------      ----------
  1998 ......................      $  823          $2,620
  1999 ......................         844             328
  2000 ......................         844             120
  2001 ......................         795              --
  Thereafter ................         332              --
                                   ------          ------
  Total .....................      $3,638          $3,068
                                   ======          ======


     Under terms of the leases, the Company is generally required to pay all taxes, insurance and maintenance. Rent expense for the years ended December 31, 1995, 1996 and 1997, aggregated approximately $2,300,000, $4,750,000 and
$5,300,000, respectively.

     Capital Leases

     Capital leases consist principally of leases for office furnishings and equipment and for automotive equipment. Future minimum lease payments for assets under capital leases at December 31, 1997, are as follows (in thousands):


                                                                CONTINUING     DISCONTINUED
                                                                OPERATIONS      OPERATIONS
                                                               ------------   -------------
     1998 ..................................................      $  583          $  58
     1999 ..................................................         508             41
     2000 ..................................................         447             16
     2001 ..................................................         337             --
     Thereafter ............................................         285             --
                                                                  ------          -----
     Total minimum lease payments ..........................       2,160            115
     Less- Amount representing interest ....................        (416)           (10)
                                                                  ------          -----
     Present value of minimum lease payment (current portion
       of $471) ............................................      $1,744          $ 105
                                                                  ======          =====

                    HOTEL CORPORATION OF THE PACIFIC, INC.

     The capitalized cost of leased equipment totaled $1,975,000 and $2,610,000 at December 31, 1996 and 1997, respectively. The related accumulated depreciation totaled $604,000 and $921,000 at December 31, 1996 and 1997, respectively.

     As an accommodation to certain of the managed properties, the Company assists in obtaining leases of operating equipment. In some instances, this assistance includes entering into the leases as the technical lessee. The managed properties perform all obligations under the leases, including the making of lease payments and the provision of insurance coverage. The Company remains contingently liable under the leases until completion of the lease terms. Because the Company undertakes the role of a technical lessee simply as an accommodation to the managed properties and because the leased equipment is used only for and by the managed properties, these leases have not been recorded on the Company's books.

10. COMMITMENTS AND CONTINGENCIES:

     Guarantees

     The Company's principal stockholder has personally guaranteed certain of the Company's debt and capital lease obligations. As of December 31, 1997, the guaranteed obligations totaled $2,789,000.

     The Company has provided guarantees for, or is the cosigner on, personal and business debts of its principal stockholder. At December 31, 1997, these personal debts totaled $17,374,000.

     The Company's management agreements are obtained through negotiations with the respective owners and are impacted by the normal market pressures of a highly competitive industry. Contract clauses as to the management fees and reimbursements received by the Company vary greatly.

     Certain of the Company's management agreements contain provisions for guaranteed levels of returns to owners. These agreements also contain force majeure clauses to protect the Company from forces or occurrences beyond the control of management. During 1995, 1996 and 1997, the Company made payments in excess of the management fees earned on these guaranteed agreements of $620,000, $643,000 and $793,000, respectively.

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

     Benefit Plans

     The Company has a 401(k) profit-sharing plan for its employees and for the employees of certain of its managed resort rental and hotel properties. Under the terms of the plan, any nonunion employee with one year of service and 1,000 credited hours of service is eligible to participate. Managed property employees may participate as approved by the owners of the individual managed properties. Employees of managed properties are considered employees of the Company only for purposes of participation in the 401(k) plan.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

     Participating employees may defer up to 15 percent of their eligible compensation. During 1997, the employer, either the Company or the managed property, provided a matching contribution ranging from 37.5 percent to 50.0 percent of the employee's contribution up to the first 6 percent of the eligible compensation. During 1996, the employer, either the Company or the managed property, provided a matching contribution ranging from 25 percent to 50 percent of the employee's contribution up to the first 6 percent of eligible compensation. In 1995, the employer, either the Company or the managed property, provided a matching contribution of 25 percent of the employee's contribution up to 5 percent of the eligible compensation. Company contributions to the 401(k) plan were $53,000, $107,000 and $184,000 in 1995, 1996 and 1997, respectively.

     The Company has applied for qualification of a second 401(k) profit-sharing plan for employees at one of the leased hotels with the same qualifications as the first plan.

11. RELATED-PARTY TRANSACTIONS:

     Beginning in 1997, the Company provides administrative services to AST International LLC, an affiliate. The Company recorded a receivable for $420,000 related to these services in 1997.

     The Company manages two hotels owned by its principal stockholder. Centralized services (cooperative sales and marketing, reservations, accounting services and other reimbursements) and management fees charged to these two hotels approximated $501,000 and $506,000 in 1996 and 1997, respectively. The Company leases certain office space and parking spaces in one of these hotels. Rent expense approximated $14,000 in 1996 and 1997 for these spaces.

     The Company also paid HCP, Inc., a company that is wholly owned by the Company's principal stockholder, $390,000, $481,000 and $476,000 in 1995, 1996 and 1997, respectively, for sales representation and related accounting services. The Company was named as a party in an arbitration related to certain hotel properties managed by HCP, Inc., prior to 1991. The Company incurred legal fees and other expenses totaling $365,000 in 1995 related to the arbitration which was resolved favorably for the Company during 1995.

     The Company leased storage space from a limited partnership in which the Company was a 5 percent general partner and the Company's principal stockholder was the other general partner. During 1995, 1996 and 1997, the Company incurred $128,000, $114,000 and $110,000, respectively, in lease rent related to this space. The building within which such space is located was sold to an unrelated third party in 1997.

     The Company has unwritten consulting agreements with family members of the Company's principal stockholder. Consulting services include assistance in community and governmental affairs. During 1995, 1996 and 1997, the Company incurred $229,000, $221,000 and $232,000, respectively, relative to these consulting arrangements. The Company also provides certain management and clerical personnel for a development company owned by the Company's principal stockholder. During 1995, 1996 and 1997, the Company incurred $125,000, $125,000 and $126,000, respectively, in salaries and benefits costs relative to this development company. In return, the Company receives certain consulting and support services.

     At December 31, 1997, the Company was obligated to the spouse of the principal stockholder on notes payable due February 28, 1999, totaling $285,000 (see Note 7).

12. SUBSEQUENT EVENTS (UNAUDITED):

     Effective February 1, 1998, the Company's management agreement with a hotel in Waikiki was terminated due to the sale of the property. Management fees earned on this property were approximately $330,000 during 1997. On February 1, 1998, the Company entered into a new management contract with a condominium hotel property in downtown Honolulu.

                    HOTEL CORPORATION OF THE PACIFIC, INC.

13. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

14. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     On February 28, 1998, the Company's lease arrangement with a hotel in Waikiki was terminated due to the sale of the property. The hotel had gross revenues of approximately $5,347,000 and net income of approximately $371,000 during 1997. On March 6, 1998, the Company entered into a new management contract with a condominium hotel on Maui.

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. This transaction is subject to, and will be in conjunction with, RQI successfully completing the Offering. In connection with the Offering, certain liabilities will be retained by one of the stockholders. In connection with the Offering, one stockholder has agreed to reductions in salary and benefits which would have reduced general and administrative expenses by $380,000, $282,000 and $282,000 for 1995, 1996 and 1997, respectively. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Brindley & Brindley Realty and Development, Inc.
 and B&B On The Beach, Inc.:

     We have audited the accompanying combined balance sheets of Brindley & Brindley consisting of Brindley & Brindley Realty and Development, Inc., and B&B On The Beach, Inc., both North Carolina corporations, as of December 31, 1997, and the related combined statements of operations, changes in stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Brindley & Brindley, as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

                              BRINDLEY & BRINDLEY

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  DECEMBER 31,    MARCH 31,
                                                                      1997          1998
                                                                 -------------- ------------
                                                                                 (UNAUDITED)

                              ASSETS

   CURRENT ASSETS:
     Cash and cash equivalents .................................     $   24        $  508
     Cash held in trust ........................................      3,895           707
     Accounts receivable .......................................         62            50
     Prepaid expenses and other current assets .................         37           201
                                                                     ------        ------
        Total current assets ...................................      4,018         1,466
   PROPERTY AND EQUIPMENT, net .................................        125           137
                                                                     ------        ------
        Total assets ...........................................     $4,143        $1,603
                                                                     ======        ======
                  LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
     Current portion of long-term debt .........................     $   19        $   11
     Customer deposits and deferred revenue ....................      3,895         2,122
     Accounts payable and accrued liabilities ..................        108            31
                                                                     ------        ------
        Total current liabilities ..............................      4,022         2,164
   LONG-TERM DEBT, net of current maturities ...................         22            31

   COMMITMENTS AND CONTINGENCIES

   STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock, $1 par; 200,000 shares authorized; 200 shares
      outstanding ..............................................         --            --
     Retained earnings (deficit) ...............................         99          (592)
                                                                     ------        ------
        Total stockholders' equity (deficit) ...................         99          (592)
                                                                     ------        ------
        Total liabilities and stockholders' equity (deficit) ...     $4,143        $1,603
                                                                     ======        ======


   The accompanying notes are an integral part of these financial statements.

                              BRINDLEY & BRINDLEY

                       COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                                                               THREE MONTHS ENDED
                                                                YEAR ENDED          MARCH 31,
                                                               DECEMBER 31,   ---------------------
                                                                   1997          1997        1998
                                                              -------------   ---------   ---------
                                                                                   (UNAUDITED)

REVENUES:
 Property rental fees .....................................       $2,642       $   41      $   19
 Service fees .............................................          978          106         123
 Real estate commissions, net .............................          401          122         115
                                                                  ------       ------      ------
    Total revenues ........................................        4,021          269         257
OPERATING EXPENSES ........................................        3,028          412         678
                                                                  ------       ------      ------
GENERAL AND ADMINISTRATIVE EXPENSE ........................          482          128         123
                                                                  ------       ------      ------
    Income from operations ................................          511         (271)       (544)
                                                                  ------       ------      ------
OTHER INCOME:
 Interest income, net .....................................           42           --          16
                                                                  ------       ------      ------
NET INCOME (LOSS) .........................................       $  553       $ (271)     $ (528)
                                                                  ======       ======      ======
PRO FORMA DATA
 (unaudited -- Note 6)

 Historical net income (loss) before income taxes .........       $  553       $ (271)     $ (528)
                                                                  ------       ------      ------
 Less: pro forma provision (benefit) for income taxes                221         (108)       (211)
                                                                  ------       ------      ------
PRO FORMA NET INCOME (LOSS) ...............................       $  332       $ (163)     $ (317)
                                                                  ======       ======      ======

  The accompanying notes are an integral part of these financial statements.

                              BRINDLEY & BRINDLEY

       COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK        RETAINED
                                                -------------------    EARNINGS
                                                 SHARES     AMOUNT     (DEFICIT)     TOTAL
                                                --------   --------   ----------   ---------
BALANCE, December 31, 1996 ..................      200       $ --      $    73      $   73
 Net income .................................       --         --          553         553
 Distributions ..............................       --         --         (527)       (527)
                                                   ---       ----      -------      ------
BALANCE, December 31, 1997 ..................      200         --           99          99
 Net loss (unaudited) .......................       --         --         (528)       (528)
 Distributions (unaudited) ..................       --         --         (163)       (163)
                                                   ---       ----      -------      ------
BALANCE, March 31, 1998 (unaudited) .........      200       $ --      $  (592)     $ (592)
                                                   ===       ====      =======      ======

   The accompanying notes are an integral part of these financial statements.

                              BRINDLEY & BRINDLEY

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                                   THREE MONTHS ENDED
                                                                 YEAR ENDED            MARCH 31,
                                                                DECEMBER 31,   --------------------------
                                                                    1997            1997          1998
                                                               -------------   -------------   ----------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................      $  553          $ (147)       $   (528)
 Adjustments to reconcile net income to net cash provided by operating activities-
   Depreciation ............................................          87              22              22
 Changes in operating assets and liabilities-
   Accounts receivable .....................................         (33)             (8)            (50)
   Prepaid expenses and other current assets ...............         (30)             (4)          3,086
   Accounts payable and accrued liabilities ................           4              512         (1,850)
                                                                  ------          -------       --------
    Net cash provided by operating activities ..............         581              375            680
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ........................         (83)             (59)           (34)
                                                                  ------          -------       --------
    Net cash used in investing activities ..................         (83)             (59)           (34)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from long-term debt ..........................          19               --              1
 Distributions to stockholders .............................        (527)              --           (163)
                                                                  ------          -------       --------
    Net cash used in financing activities ..................        (508)             --            (162)
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS ...............................................         (10)             316            484
CASH AND CASH EQUIVALENTS, beginning of period .............          34               34             24
                                                                  ------          -------       --------
CASH AND CASH EQUIVALENTS, end of period ...................      $   24          $   350       $    508
                                                                  ======          =======       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
    Cash paid for interest .................................      $    3          $    --       $      1
                                                                  ======          =======       ========


   The accompanying notes are an integral part of these financial statements.

                               BRINDLEY & BRINDLEY
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Brindley & Brindley Realty and Development, Inc. and B&B On The Beach, Inc. (collectively "Brindley & Brindley" or the "Company") both North Carolina companies, are leading providers of beach vacation property rentals, management services and sales in the Outer Banks of North Carolina. Brindley and Brindley manages approximately 450 rental homes. The Company provides its management services to property owners pursuant to management contracts, which are generally one year in length. The majority of such contracts allow property owners to terminate the contract at any time. Brindley & Brindley's operations are seasonal, with peaks during the second and third quarters of the year.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. The Company requires an advance rent equal to 50% of the rental fee at the time reservations are booked and the remaining 50% of the rental fee 30 days prior to the expected arrival date. These advance rents are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying combined financial statements until the guest stay commences. The Company records revenue for cancellations as they occur.

     Service fees are recorded for a variety of services and are recognized as the service is provided, including housekeeping, reservations and pool/spa services.

     Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense. The Company recognized commission revenues of $1,189,000 and commission expense of $788,000 in 1997.

     Operating Expenses

     Operating expenses include rental agent commissions, employees salaries, marketing and advertising expense, and other costs associated with property sales, rental and management.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

                              BRINDLEY & BRINDLEY

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statements of operations.

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state purposes. Under S Corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively in the Corolla, North Carolina area and are subject to significant changes due to weather conditions.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Property and equipment consisted of the following (in thousands):


                                                      ESTIMATED
                                                    USEFUL LIVES     DECEMBER 31,
                                                      IN YEARS           1997
                                                      --------           ----

       Buildings and improvements ..............        5-40           $    7
       Office equipment and vehicles ...........         3-7              338
                                                                       ------
                                                                          345

       Less - Accumulated depreciation .........                         (220)
                                                                       ------
        Property and equipment, net ............                       $  125
                                                                       ======


     Accounts payable and accrued liabilities consisted of the following (in thousands):


                                                              DECEMBER 31,
                                                                  1997
                                                                  ----

       Accrued compensation and benefits ...................      $ 28
       Accounts payable and other accrued liabilities ......        80
                                                                  ----
        Total accounts payable and accrued liabilities .....      $108
                                                                  ====


                               BRINDLEY & BRINDLEY

     At December 31, 1997, maturities of long-term debt were as follows (in thousands):


                                Year ending December 31,

                                 1998 ..................    $19
                                 1999 ..................      8
                                 2000 ..................      9
                                 2001 ..................      5
                                                            ---
                                                            $41
                                                            ===

4. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's combined financial position or combined results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying combined financial statements.

     Benefit Plans

     The Company's 401(k) retirement plan is available to substantially all of the Company's full-time salaried employees. The Company's contribution to the plan is based upon a percentage of employee contributions. The cost of this plan to the Company was approximately $14,000 in 1997.

5. RELATED PARTIES:

     During 1997, the Company paid approximately $104,000 or approximately $8,700 per month to one of the owners for rent of the office building and local warehouse pursuant to two oral agreements, each on a month-to-month basis. Brindley & Brindley entered into two written lease agreements with the Brindleys for these facilities that commenced on January 1, 1998. The terms of these leases expire December 31, 2002, with options to extend for two 5-year periods at the end of the lease periods and provide for aggregate annual rental payments of approximately $133,500.

     During 1997, the Company received real estate sales commissions of $70,000 from Outer Banks Ventures, Inc., an affiliate.

6. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
   (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

                               BRINDLEY & BRINDLEY

7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. This transaction is subject to, and will be in conjunction with, RQI successfully completing the Offering.

     In connection with the Offering, the owner and certain key employees have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $69,000 in 1997. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjuction with, RQI sucessfully completing the Offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                      (COMBINED SUCCESSOR COMPANIES REPORT)

To the Shareholders of Coastal Resorts Management, Inc. and the Members of Coastal Resorts Realty L.L.C.:

We have audited the accompanying combined balance sheets of Coastal Resorts Management, Inc. (a Delaware corporation) and Coastal Resorts Realty L.L.C. (a Delaware limited liability company) (collectively, the "Company") as of December 31, 1996 and 1997, and the related combined statements of operations, changes in stockholders' and members' equity and cash flows for the period December 30, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Coastal Resorts Management, Inc., and Coastal Resorts Realty L.L.C. as of December 31, 1996 and 1997, and the results of their combined operations and cash flows for the period December 30, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Washington, D.C.
January 29, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                     (COMBINED PREDECESSOR COMPANIES REPORT)

To the Shareholders of Interstate Realty Co., Inc. and
 Sea Colony Management, Inc.:

We have audited the accompanying combined statements of operations and cash flows of Interstate Realty Co., Inc. (a Maryland corporation) and Sea Colony Management, Inc. (a Delaware Corporation) (collectively, the "Company") for the period January 1, 1996 through December 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of the combined operations and cash flows of Interstate Realty Co., Inc. and Sea Colony Management, Inc. for the period January 1, 1996 through December 30, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Washington D.C.
January 29, 1998

                       COASTAL RESORTS MANAGEMENT, INC.
                                      AND
                         COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                           DECEMBER 31,
                                                                       --------------------     MARCH 31,
                                                                          1996       1997         1998
                                                                       ---------   --------   ------------
                                                                                               (UNAUDITED)
                             ASSETS

CURRENT ASSETS:
 Cash and cash equivalents .........................................    $    6      $  203       $ 1,021
 Cash held in escrow ...............................................       198         442           779
 Accounts receivable ...............................................       143         117           518
 Receivables from related parties ..................................        48       1,130            --
                                                                        ------      ------       -------
   Total current assets ............................................       395       1,892         2,318
PROPERTY AND EQUIPMENT, net ........................................        68         278           275
GOODWILL AND OTHER INTANGIBLE ASSETS, net ..........................       859         718           705
                                                                        ------      ------       -------
   Total assets ....................................................    $1,322      $2,888       $ 3,298
                                                                        ======      ======       =======

                 LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY

CURRENT LIABILITIES:
 Customer deposits and deferred revenue ............................    $  163      $  212       $ 1,001
 Payable to property owners ........................................       163         258            --
 Accounts payable and accrued liabilities ..........................       196         395           323
 Accounts payable and accrued liabilities-related parties ..........        --          47            --
                                                                        ------      ------       -------
   Total current liabilities .......................................       522         912         1,324
NOTE PAYABLE TO RELATED PARTY ......................................       675         715            --
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' AND MEMBERS' EQUITY:
 Common stock, $0.01 par; 100,000 shares authorized; 25,000
   issued and outstanding ..........................................        --          --            --
 Capital in excess of par value ....................................        25          25            25
 Members' equity ...................................................       100         100           100
 Retained earnings .................................................        --       1,136         1,849
                                                                        ------      ------       -------
   Total stockholders' and members' equity .........................       125       1,261         1,974
                                                                        ------      ------       -------
   Total liabilities and stockholders' and members' equity .........    $1,322      $2,888       $ 3,298
                                                                        ======      ======       =======


   The accompanying notes are an integral part of these financial statements.

                       COASTAL RESORTS MANAGEMENT, INC.
                                      AND
                         COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

                       COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                                              COMBINED PREDECESSOR              COMBINED SUCCESSOR
                                                                    COMPANIES                       COMPANIES
                                                             ---------------------- ------------------------------------------
                                                                                                            THREE MONTHS
                                                                PERIOD JANUARY 1,          YEAR            ENDED MARCH 31,
                                                                  1996 THROUGH             ENDED       -----------------------
                                                                DECEMBER 30, 1996    DECEMBER 31, 1997     1997        1998
                                                             ---------------------- ------------------ ----------- -----------
                                                                                                             (UNAUDITED)
                          REVENUES:
 Property rental fees ......................................         $ 1,481             $ 1,415          $ 186      $ 263
 Real estate commissions, net including related party
  commissions of $0, $1,244, $0, and $86, respectively.                  414               1,268           222         240
 Water plant ...............................................              --                 462            --          --
 Service fees ..............................................             202                 470            16          74
                                                                     -------             -------          -----      -----
   Total revenues ..........................................           2,097               3,615           424         577
OPERATING EXPENSES .........................................           1,017               1,788           296         435
                                                                     -------             -------          -----      -----
GENERAL AND ADMINISTRATIVE EXPENSES ........................             477                 644           144         158
                                                                     -------             -------          -----      -----
   Income (loss) from operations ...........................             603               1,183           (16)        (16)
INTEREST INCOME (EXPENSE) ..................................             121                 (47)           --          --
                                                                     -------             -------          -----      -----
   Income (loss) before income taxes .......................             724               1,136           (16)        (16)
PROVISION FOR INCOME TAXES .................................             304                  --            --          --
                                                                     -------             -------          -----      -----
NET INCOME (LOSS) ..........................................         $   420             $ 1,136          $(16)      $ (16)
                                                                     =======             =======          =====      =====
PRO FORMA DATA (unaudited -- Note 8)
 Historical net income (loss) before income taxes ..........         $   724             $ 1,136          $(16)      $ (16)
 Less: pro forma provision (benefit) for income taxes.......             290                 454              (6)         (6)
                                                                     -------             -------          -------    --------
PRO FORMA NET INCOME (LOSS) ................................         $   434             $   682          $(10)      $ (10)
                                                                     =======             =======          ======     =======

   The accompanying notes are an integral part of these financial statements.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' AND MEMBERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                COMMON STOCK     ADDITIONAL
                                              -----------------   PAID-IN    MEMBERS'   RETAINED
                                               SHARES   AMOUNT    CAPITAL     EQUITY    EARNINGS    TOTAL
                                              -------- -------- ----------- ---------- --------- ----------
Initial Capitalization -- CRR,
 December 30, 1996 ..........................      --    $ --       $ --       $100     $   --     $  100
Initial Capitalization -- CRM,
 December 30, 1996 ..........................  25,000      --         25         --         --         25
   Net Income ...............................      --      --         --         --         --         --
                                               ------    ----       ----       ----     ------     ------
BALANCE, December 31, 1996 ..................  25,000      --         25        100         --        125
   Net Income ...............................      --      --         --         --      1,136      1,136
                                               ------    ----       ----       ----     ------     ------
BALANCE, December 31, 1997 ..................  25,000      --         25        100      1,136      1,261
   Net income (loss) (unaudited) ............      --      --         --         --        (16)       (16)
   Contributions (unaudited) ................      --      --         --         --        729        729
                                               ------    ----       ----       ----     ------     ------
BALANCE, March 31, 1998 (unaudited) .........  25,000    $ --       $ 25       $100     $1,849     $1,974
                                               ======    ====       ====       ====     ======     ======

   The accompanying notes are an integral part of these financial statements.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                          COMBINED
                                                        PREDECESSOR
                                                          COMPANIES             COMBINED SUCCESSOR COMPANIES
                                                       -------------- ------------------------------------------------
                                                                                                   THREE MONTHS ENDED
                                                         JANUARY 1 -   INCEPTION -   JANUARY 1-         MARCH  31,
                                                        DECEMBER  30,   DECEMBER 31, DECEMBER 31,  -------------------
                                                            1996           1996           1997        1997      1998
                                                       -------------- -------------- ------------- --------- ---------
                                                                                                       (UNAUDITED)

         CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income (loss) ...................................     $  420          $ --         $1,136      $  (16)   $  (16)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities--
  Depreciation and amortization ......................         28            --            85           21        22
  Gain on sale of assets .............................         --            --            (8)          --        --
 Changes in operating assets and liabilities--
 Escrow accounts .....................................        102            --          (244)          --      (337)
 Accounts receivable .................................        (32)           --            26         (103)     (401)
 Commission receivable ...............................        (71)           --            --         (103)       --
 Due to/from related party ...........................       (334)           --            --           --
 Prepaid insurance and income taxes ..................         63            --            --          (18)       13
 Customer deposits and deferred revenue ..............       (127)          574            49          574       789
 Payable to property owners ..........................         --            --            95         (163)     (258)
 Accounts payable and accrued liabilities ............        (16)           --           199          115       (72)
                                                           ------          ----         -------     ------    ------
  Net cash provided by (used in) operating activi-
   ties ..............................................         33           574         1,338          307      (260)
                                                           ------          ----         -------     ------    ------


   The accompanying notes are an integral part of these financial statements.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)


                                                               COMBINED
                                                              PREDECESSOR
                                                               COMPANIES            COMBINED SUCCESSOR COMPANIES
                                                            -------------- -----------------------------------------------
                                                                                                        THREE MONTHS ENDED
                                                              JANUARY 1-     INCEPTION -    JANUARY 1-      MARCH   31,
                                                             DECEMBER 30,  DECEMBER 31,   DECEMBER 31,  ------------------
                                                                 1996           1996           1997       1997      1998
                                                            -------------- -------------- ------------- -------- ---------
                                                                                                           (UNAUDITED)
           CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of businesses, net of cash acquired .............    $    --         $ (119)      $     --     $  --    $   --
 Purchase of property and equipment .......................        (33)            --           (261)      (65)       --
 Proceeds from sale of assets .............................         --             --            115        --       (19)
                                                               -------         ------       --------     -----    ------
  Net cash used in investing activities ...................        (33)          (119)          (146)      (65)      (19)
                                                               -------         ------       --------     -----    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Receivables from related parties .........................         --             --         (1,082)       48     1,130
 Accounts payable and accrued liabilities -- related
  parties .................................................         --             --             47        --       (47)
 Proceeds from note payable to related party ..............         --             --            200        --        --
 Payments on note payable to related party ................         --             --           (160)       --      (715)
 Capital contributions ....................................         --            125             --        --       729
                                                               -------         ------       --------     -----    ------
  Net cash provided by (used in) financing activities.              --            125           (995)       48     1,097
                                                               -------         ------       --------     -----    ------
NET INCREASE IN CASH AND CASH EQUIVA-
 LENTS ....................................................         --            580            197       290       818
CASH AND CASH EQUIVALENTS, beginning of
 period ...................................................          6             --              6         6       203
                                                               -------         ------       --------     -----    ------
CASH AND CASH EQUIVALENTS, end of period...................    $     6         $  580       $    203     $ 296    $1,021
                                                               =======         ======       ========     =====    ======
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
 Fair value of assets acquired, net of cash ...............    $    --         $  885       $     --        --        --
 Less: Cash paid ..........................................         --            119       $     --        --        --
 Seller provided financing ................................         --            675             --        --        --
 Liabilities incurred .....................................         --             91             --        --        --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest ...................................    $    --         $   --       $     --     $  --    $   --
                                                               =======         ======       ========     =====    ======
 Cash paid for taxes ......................................    $25,500         $   --       $     --     $  --    $   --
                                                               =======         ======       ========     =====    ======


   The accompanying notes are an integral part of these financial statements.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Coastal Resorts Management, Inc. ("CRM"), incorporated on September 26, 1996, and Coastal Resorts Realty L.L.C. ("CRR"), formed on August 28, 1996, (collectively the "Companies" or the "Company") are a Delaware corporation and a Delaware limited liability company, respectively. CRM provides property management services to homeowner associations as well as other related service companies. CRR provides property rental services to owners of vacation properties and acts as an agent for sales of new and used vacation properties. The Company manages approximately 550 rental units in Bethany Beach, Delaware. CRR and CRM purchased their operations from Interstate Realty Co., Inc. ("Interstate") and Sea Colony Management, Inc. ("SCM"), respectively, on December 30, 1996 (See Note 4). The Company provides its management services to property owners pursuant to management contracts, which range in length from one to five years. The majority of such contracts allow property owners to terminate the contract only for cause. The Company's operations are seasonal, with peaks during the second and third quarters of the year.

     The Companies and their stockholders and members intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Companies will be exchanged for shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Basis of Combination and Financial Statement Presentation

     The accompanying financial statements of CRM and CRR (the "Successor Companies") have been prepared on a combined basis as the Companies are under common control and are expected to be the subject of a consolidation with and into RQI.

     The accompanying financial statements of Interstate and SCM (the "Predecessor Companies") have been prepared on a combined basis as the Predecessor Companies were under common control and were the subject of an acquisition by the Successor Companies. The financial statements of the Predecessor Companies are presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

     The combined statement of operations of the Companies for the period from December 30, 1996 (inception) to December 31, 1996, has not been presented due to the nominal level of operations.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. The Company requires a deposit equal to 33% of the rental fee 10 days after the reservation is booked. These deposits are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying combined financial statements. The Company records revenue for cancellations as they occur.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Service fees are recorded for a variety of services and are recognized as the service is provided, including processing and inspection fees.

     Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense. The Company recognized commission revenues of $689,000 and $2,176,000 for the years 1996 and 1997 and commission expense of $275,000 and $908,000 for the years 1996 and 1997.

     Operating Expenses

     Operating expenses include rental agent commissions, salaries, marketing and advertising expense, and other costs associated with sales, rental and management.

     Cash and Cash Equivalents

     For purposes of the balance sheets and statements of cash flows, the Company considers all cash held and investments held with maturities of less than 3 months as cash and cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     Income Taxes

     CRM has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state tax purposes. Under S Corporation status, the stockholders report their share of CRM's taxable earnings or losses in their personal tax returns. CRR is a Limited Liability Company and is taxed as a Partnership. Accordingly, the Company is not subject to taxation for federal or state purposes. The members report their share of CRR's taxable earnings or losses in their personal tax returns.

     The Predecessor Companies were C Corporations and accounted for their income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for estimated future tax effects of: (a) temporary differences between the tax bases of assets and liabilities and amounts reported in the consolidated balance sheets, and (b) operating loss and tax credit carry forwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of the enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Companies' operations are exclusively in the Bethany Beach, Delaware area and are subject to significant changes due to weather conditions.

     In 1997, 26 percent of gross revenues were attributable to commissions on new homes sales which were built by Sea Colony Development Corporation, Inc., a related party.

3. PROPERTY AND EQUIPMENT, NET

     Property and equipment consisted of the following (in thousands):


                                                ESTIMATED     DECEMBER 31,
                                               USEFUL LIVES ---------------
                                                IN YEARS     1996    1997
                                              ------------- ------ -------
       Computer equipment ...................       5        $60    $  88
       Furniture and fixtures ...............       7          8      241
          Total .............................                 68      329
                                                             ---    -----
       Less -- Accumulated depreciation .....                 --      (51)
                                                             ---    -----
       Property and equipment, net ..........                $68    $ 278
                                                             ===    =====


4. PURCHASE:

     On December 30, 1996, CRR entered into an agreement to purchase the assets and assume certain liabilities of Interstate (a related party) for the purchase price of $759,000. CRR borrowed $600,000 from a related party entity to finance the purchase. The fair value of the net assets purchased totaled $2,000, resulting in the recognition of goodwill of $642,000 and a trademark of $115,000. The trademark was sold in 1997 (see Note 6).

     On December 30, 1996, CRM entered into an agreement to purchase the common stock of SCM (a related party) for the purchase price of $132,000. CRM borrowed $75,000 from a related party entity to finance the purchase. The fair value of the net assets purchased totaled $30,000, resulting in the recognition of intangible assets, totaling $102,000.

     The goodwill is being amortized over a period of 40 years.

     The  trademark  was   subsequently   sold  to  another  related  party  for
approximately $115,000 pursuant to an agreement effective December 31, 1997. The trademark was being amortized over a period of 15 years.

     The intangible assets associated with the purchase of SCM are being amortized over a period of 10 years.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Companies are involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Companies' combined financial position or results of operations.

     Insurance

     Through policies secured by a related party, the Companies are covered by a broad range of insurance policies, including general and business auto liability, commercial property, workers' compensation and a general umbrella. The cost of these policies has not been allocated to the Companies in the accompanying financial statements. The Companies expect to incur insurance expense in future years.

     Benefit Plans

     A related party's 401(k) retirement plan (the "Plan") is available to substantially all of the Company's employees. The Plan is 100% employee funded and the Companies have no current or future obligations related to the Plan. The Companies currently pay a fee for the related administration costs.

     Future Minimum Lease Payments

     The Company rents office space and equipment under operating leases. Rental expense related to these leases was approximately $69,000 and $111,000 in 1996 and 1997, respectively. Rental expense related to leases with related parties was approximately $69,000 and $77,000 in 1996 and 1997, respectively.

     Minimum future lease payments under these noncancelable operating leases in effect at December 31, 1997 are as follows (in thousands):



                    YEAR                       AMOUNT
                    ----                       ------
                      1998 ................    $132
                      1999 ................     107
                      2000 ................      85
                      2001 ................      90
                      2002 ................      38
                                               ----
                      Total ...............    $452
                                               ====

6. RELATED PARTIES:

     Related Party Agreements

     Effective June 1, 1996, one of the Predecessor Entities entered into an agreement with CMF Fitness, Inc., a related party. The agreement appointed the Predecessor Entity as the manager of, and exclusive agent for, the Sea Colony Fitness Center located in Bethany Beach, Delaware. The agreement is effective from June 1, 1996 until December 31 of the calendar year in which the last new home in the Sea Colony community is sold, but in no event later than December 31, 2005. CMF Fitness, Inc. paid the Company $41,000 and $70,000 in 1996 and 1997, respectively, under this agreement.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     CRM receives a management fee of approximately $6,000 per month for its services. CRM and the Predecessor Entity earned approximately $41,000 and $70,000 in 1996 and 1997, respectively, in relation to this management agreement.

     Effective January 1, 1997, CRM entered into an agreement with Sea Colony Water Company, L.L.C., ("SCWC"), a related party. The agreement appointed CRM as the manager of and exclusive agent for the Sea Colony Water Plant located in Bethany Beach, Delaware. The agreement is effective from January 1, 1997 until December 31, 2001 or the sale of the property. CRM is entitled to retain all revenue collected by the water plant, less the following: (1) an annual payment to SCWC of $100,000, (2) an annual payment to SCWC equal to 12.5% of the cumulative value of capital improvements made to the water plant after January 1, 1997, and (3) all costs and expenses associated with the operation of the property except capital improvements and expenditures, costs of compliance with laws and regulations, and costs of insurance. CRM earned approximately $463,000 in revenue from the operation of the water plant in 1997. Operating expenses plus the additional costs described above incurred by CRM related to the water plant were approximately $319,000.

     Effective January 1, 1997, CRR entered into an agreement with Sea Colony Development Corporation, Inc. ("SCDC"), a related party. The agreement requires CRR to develop a marketing plan to promote new homes in the Sea Colony community. The agreement also appointed CRR as the sole and exclusive agent for sale of new homes at Sea Colony from January 1, 1997 until December 31, 1999. The agreement states that CRR shall receive a commission of 6.5% of the full purchase price on all new homes sold at Sea Colony. CRR earned approximately $1,244,000 in new home sales commissions under this agreement in 1997 and $86,000 for the three months ended March 31, 1998. At December 31, 1997, in connection with this agreement the Company has a net receivable of approximately $674,000 from SCDC consisting of a receivable of approximately $1,244,000 for commissions on new home sales in 1997 and a related payable of approximately $570,000 for commissions, marketing and advertising expenses paid by SCDC on behalf of CRR.

     Effective January 1, 1997, the Companies entered into an agreement with CMF Paymaster, Inc., a related party, to receive administrative services relating to payroll and other employee matters. The agreement is effective from January 1, 1997 through December 31, 1999, and requires the Companies to pay $2.00 per pay period per employee of the Companies.

     The trademark purchased on December 30, 1996 for $115,000 was sold to SCDC pursuant to an agreement effective December 31, 1997. As of December 31, 1997, the Company has recorded a receivable from SCDC for $115,000 related to this sale. A gain of $4,000 was recognized on the sale and is included in other revenues.

     Note Payable to Related Party

     In connection with the purchase of Interstate and SCM on December 30, 1996 the Companies borrowed $675,000 from a related party. The loan has an effective interest rate of 7.25% and is due December 31, 2001. During 1997 the Companies received additional advances of $200,000 and made principal payments of $160,000. Accrued interest payable at December 31, 1997, was $46,888. The assets of the Company have been pledged as collateral for the note.

     Related Party Leases

     The Company leases office space under three separate leases with a related party. In aggregate, the Company paid approximately $69,000 and $77,000 in 1996 and 1997, respectively.

                        COASTAL RESORTS MANAGEMENT, INC.
                                       AND
                          COASTAL RESORTS REALTY L.L.C.
                         (COMBINED SUCCESSOR COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Capital Contribution

     On January 13, 1998, the owners of the Companies made a capital contribution of approximately $762,000. On the same day, this amount was used to repay the Companies' related party debt of $715,000 and the related accrued interest.

7. INCOME TAXES:

     The provision for income taxes consists of the following for the period January 1 through December 30, 1996 (in thousands):



       CURRENT:
        Federal ...........................    $ 280
        State .............................       64
                                               -----
          Total current provision .........      344

       DEFERRED:
        Federal ...........................      (27)
        State .............................      (13)
                                               -----
          Total deferred benefit: .........      (40)
                                               -----
       Provision for income taxes .........    $ 304
                                               =====


     A reconciliation of the statutory income tax rate to the provision for income taxes included in the statement of operations of the Predecessor Companies for the period January 1 through December 30, 1996 is as follows (in thousands):


       Federal income tax at statutory rate ..........    $253
       State income taxes, net .......................      51
                                                          ----
       Income tax provision ..........................    $304
                                                          ====

8.   PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION (UNAUDITED):

     In conjunction with the planned merger with RQI, the Companies will change from an S Corporation and a limited liability company to a C Corporation for federal and state income tax reporting purposes, which will require the Companies to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Companies had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

9. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Companies and their stockholders and members have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock and membership interest of the Companies will be acquired by RQI. In addition, the stockholders and members will retain goodwill and other intangible assets that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                         INDEPENDENT AUDITOR'S REPORT

To Collection of Fine Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of Collection of Fine Properties, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three years ended December 31, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Collection of Fine Properties, Inc. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


MORRISON, BROWN, ARGIZ AND COMPANY


Denver, Colorado
January 23, 1998

                       COLLECTION OF FINE PROPERTIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS EXCEPT SHARE DATA)


                                                              DECEMBER 31,
                                                          ---------------------     MARCH 31,
                                                             1996        1997         1998
                                                             ----        ----         ----
                                                                                   (UNAUDITED)
                        ASSETS

CURRENT ASSETS:
 Cash and cash equivalents ............................    $2,664      $2,713        $1,723
 Marketable securities ................................       103          --            --
 Accounts receivable ..................................       100          67           189
 Receivables from affiliates and stockholders .........       213         634           982
 Prepaid expenses and other current assets ............       312         434           268
                                                           ------      ------        ------
   Total current assets ...............................     3,392       3,848         3,162
                                                           ------      ------        ------
PROPERTY AND EQUIPMENT, net ...........................     1,903       1,964         1,905
                                                           ------      ------        ------
OTHER ASSETS ..........................................        98          54            50
                                                           ------      ------        ------
   Total assets .......................................    $5,393      $5,866        $5,117
                                                           ======      ======        ======
                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Line of credit .......................................    $   --      $   97        $   --
 Current portion of long-term debt ....................       397          28            82
 Current portion of capital lease obligations .........        51          55            56
 Customer deposits and deferred revenue ...............     3,287       3,336           664
 Payable to affiliates ................................        42          28            28
 Accounts payable and accrued liabilities .............       938       1,175         1,259
                                                           ------      ------        ------
   Total current liabilities ..........................     4,715       4,719         2,089
                                                           ------      ------        ------
LONG-TERM DEBT, net of current maturities .............       188         299           923
                                                           ------      ------        ------
CAPITAL LEASE OBLIGATIONS, net of current
 maturities ...........................................        70          15            --
                                                           ------      ------        ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
 Common stock, no par value, 10,000 shares autho-
   rized, issued and outstanding ......................       788         788           788
 Retained earnings (deficit) ..........................      (368)         45         1,317
                                                           ------      ------        ------
   Total stockholders' equity .........................       420         833         2,105
                                                           ------      ------        ------
   Total liabilities and stockholders' equity .........    $5,393      $5,866        $5,117
                                                           ======      ======        ======


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                          THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,         MARCH 31,
                                                            ----------------------------- -------------------
                                                               1995      1996      1997      1997      1998
                                                               ----      ----      ----      ----      ----
                                                                                              (UNAUDITED)

REVENUES:
 Property rental fees .....................................  $2,734    $3,273    $3,513    $2,238    $2,199
 Service fees .............................................     266       273       243       114        76
 Other ....................................................     500       595       547       362       414
                                                             ------    ------    ------    ------    ------
   Total revenues .........................................   3,500     4,141     4,303     2,714     2,689
OPERATING EXPENSES ........................................   2,621     2,777     2,830     1,021       930
                                                             ------    ------    ------    ------    ------
GENERAL AND ADMINISTRATIVE EXPENSES .......................     923       948       893       238       224
                                                             ------    ------    ------    ------    ------
 Income (loss) from operations ............................     (44)      416       580     1,455     1,535
OTHER INCOME (EXPENSE):
 Interest income, net .....................................      21        31        58        36        34
 Other ....................................................     (34)       85        75        18        15
                                                             ------    ------    ------    ------    ------
NET INCOME (LOSS) .........................................  $  (57)   $  532    $  713    $1,509    $1,584
                                                             ======    ======    ======    ======    ======

PRO FORMA DATA
 (unaudited -- Note 10)
 Historical net income (loss) before income taxes .........  $  (44)   $  416    $  713    $1,509    $1,584
 Less: pro forma provision (benefit) for income taxes .....     (18)      166       285       604       634
                                                             ------    ------    ------    ------    ------
PRO FORMA NET INCOME (LOSS) ...............................  $  (26)   $  250    $  428    $  905    $  950
                                                             ======    ======    ======    ======    ======

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                    COMMON STOCK        RETAINED
                                                -------------------     EARNINGS
                                                 SHARES     AMOUNT     (DEFICIT)       TOTAL
                                                 ------     ------     ---------       -----
BALANCE, January 1, 1995 ....................    10,000      $788       $ (443)       $  345
 Net loss ...................................        --        --          (57)          (57)
 Distributions ..............................        --        --         (100)         (100)
                                                 ------      ----       ------        ------
BALANCE, December 31, 1995 ..................    10,000       788         (600)          188
 Net income .................................        --        --          532           532
 Distributions ..............................        --        --         (300)         (300)
                                                 ------      ----       ------        ------
BALANCE, December 31, 1996 ..................    10,000       788         (368)          420
 Net income .................................        --        --          713           713
 Distributions ..............................        --        --         (300)         (300)
                                                 ------      ----       ------        ------
BALANCE, December 31, 1997 ..................    10,000       788           45           833
 Net income (unaudited) .....................        --        --        1,584         1,584
 Distributions (unaudited) ..................        --        --         (312)         (312)
                                                 ------      ----       ------        ------
BALANCE, March 31, 1998 (unaudited) .........    10,000      $788       $1,317        $2,105
                                                 ======      ====       ======        ======

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                     THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                             ----------------------------------   -------------------------
                                                                1995        1996         1997         1997          1998
                                                                ----        ----         ----         ----          ----
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .......................................   $(57)         $ 532      $ 713       $1,509        $1,584
 Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation and amortization .........................    379            367        307           77            77
   Gain on sale of assets ................................     --             (9)        --           --            --
 Changes in operating assets and liabilities:
   Accounts receivable ...................................    (21)             1         33         (254)         (122)
   Prepaid expenses and other current assets .............     66            (21)      (122)         105           170
   Customer deposits and deferred revenue ................    188            568         49       (2,567)       (2,672)
   Payable to affiliates .................................     74           (363)       (13)          --            --
   Accounts payable and accrued expenses .................    186            (96)       237          484            84
                                                             ----          ------     ------      ------        ------
    Net cash provided by (used in) operating activ-
      ities ..............................................    815            979      1,204         (646)         (879)
                                                             ----          ------     ------      ------        ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from loan receivable ...........................     --            160         --           --            --
 Purchases of property and equipment .....................   (360)          (288)      (284)        (118)          (18)
 Proceeds from sale of property and equipment ............     --             46          8           --            --
 Other assets ............................................     19            (10)        37           39            --
 Sales and (purchases) of marketable securities ..........     --           (103)       103           --            --
 Proceeds from sale of land held for development .........     --             67         --           --            --
                                                             ----          ------     ------      ------        ------
    Net cash used in investing activities ................   (341)          (128)      (136)         (79)          (18)
                                                             ----          ------     ------      ------        ------


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      COLLECTION OF FINE PROPERTIES, INC.

                                (IN THOUSANDS)



                                                                                                        THREE MONTHS ENDED

                                                                     YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                               ------------------------------------   -----------------------
                                                                  1995        1996          1997         1997         1998
                                                                  ----        ----          ----         ----         ----
                                                                                                            (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Advances on line of credit ................................       514          --         752             17           --
 Repayments on line of credit ..............................      (724)        (90)       (655)            --          (97)
 Proceeds from notes payable ...............................       149          --          --            128          678
 Payments on notes payable .................................      (123)        (26)       (344)            --           --
 Receivables from affiliates and stockholders, net .........        27        (105)       (421)           213         (348)
 Advances to stockholders ..................................        --         (16)         --             --           --
 Payments on note payable to related parties ...............        --        (154)         --                          --
 Payments on capital leases ................................       (50)        (54)        (51)           (65)         (14)
 Distributions to stockholders .............................        --        (400)       (300)            --         (312)
                                                                  ----        ----        ----            ---         ----
   Net cash provided by (used in) financing activities.           (207)       (845)     (1,019)           293          (93)
                                                                  ----        ----      ------            ---         ----
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ..........................................       267           6          49           (432)        (990)
CASH AND CASH EQUIVALENTS, beginning of
 period ....................................................     2,391       2,658       2,664          2,664        2,713
                                                                 -----       -----      ------          -----        -----
CASH AND CASH EQUIVALENTS, end of period ...................    $2,658      $2,664      $2,713         $2,232       $1,723
                                                                ======      ======      ======         ======       ======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Interest paid .............................................    $   75      $  100      $   79         $   16       $   10
                                                                ======      ======      ======         ======       ======

SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES:
 Acquisition of assets under capitalized leases ............    $   --      $   --      $   86         $   --       $   --
                                                                ======      ======      ======         ======       ======



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    COLLECTION OF FINE PROPERTIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Collection of Fine Properties, Inc. and its subsidiary Peak Ski Rental, Ltd. ("Subsidiary," collectively the "Company"), a Colorado S-Corporation, provides vacation property rental and management services for properties owned by third parties and located in the Breckenridge, Colorado area. The properties are primarily condominium rental units which are owned by third parties. The Company manages approximately 470 rental units. The Company's subsidiary is engaged in the rental of ski equipment.

     On January 1, 1995, Tyra Management, Inc., Colorado Mountain Lodging, Inc., and River Mountain Lodge, Inc. formed a business combination accounted for as a pooling of interests. All of the assets and liabilities of those companies were transferred to Collection of Fine Properties, Inc. The stockholders of the combined companies received 10,000 shares of common stock of Collection of Fine Properties, Inc. in exchange for their stock in Tyra Management, Inc., Colorado Mountain Lodging, Inc. and River Mountain Lodge, Inc. All existing basis in the assets and liabilities of the combined companies was transferred to the Company.

     As a result of this combination, the Company acquired 100% ownership of the Subsidiary, which prior to the combination, was owned one-third by each of the combining companies.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Principles of consolidation

     The consolidated financial statements include the accounts of Collection of Fine Properties, Inc. and Peak Ski Rental, Ltd. All significant intercompany accounts and transactions have been eliminated.

     Revenue recognition

     The Company records property rental and management fees on the accrual basis of accounting ratably over the term of guest stays, as earned. Certain other linen and maintenance fees are charged periodically. The Company provides all marketing, management, housekeeping and minor maintenance.

     The Company requires a non-refundable deposit equal to 100% of the rental amount 60 days prior to the actual stay, recorded as Customer Deposits within the accompanying consolidated balance sheets. Revenue from cancellations is recognized when received.

     Operating expenses

     Operating   expenses   include   travel   agent   commissions,    salaries,
communications, advertising, credit card fees and other costs associated with managing properties.

                       COLLECTION OF FINE PROPERTIES, INC.

     Cash and cash equivalents

     The Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

     Marketable securities

     Marketable securities consist of corporate bonds and are classified as held to maturity. The fair market value of the securities approximates the cost.

     Held to maturity securities are securities which the Company has the positive intent and ability to hold to maturity. Amounts are reported at amortized cost, adjusted for the amortization of premiums and accretion of discounts.

     Inventories

     Inventories consist of ski lift tickets, merchandise, uniforms, supplies and parts used for the repair and service of the owners' units. Inventories are stated at cost, determined on a first-in, first-out (FIFO) method. Inventories are included in prepaid expenses and other current assets on the balance sheets.

     Land held for development

     Land held for development consists of raw land purchased for future development. Cost includes original acquisition costs and costs incurred specific to the property. During 1996, this property was sold to a related party at cost.

     Property and equipment

     Property and equipment are recorded at cost.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     Income taxes

     The Company has S-Corporation status as defined by the Internal Revenue Code. Under S-Corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns.

     Management estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at December 31, 1997 and 1996 and revenues and expenses during the three years ended December 31, 1997, 1996 and 1995. The actual outcome of these estimates could differ from the estimates made in the preparation of the financial statements.

     Concentration of credit risk

     At December 31, 1997 and 1996, the Company had cash deposits in a financial institution of approximately $2,341,000 and $2,085,000, respectively, in excess of the federal insured limit of $100,000.

                       COLLECTION OF FINE PROPERTIES, INC.

     The Company is economically dependent upon the tourism trade and changes in weather conditions in the Breckenridge, Colorado area. The operations are seasonal, with peaks during the first and fourth quarters of the year.

     Reclassifications

     Certain items in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

     Fair value of financial instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure regarding the fair value of financial instruments for which it is practical to estimate that value. The carrying value of cash and cash equivalents, approximates the fair value due to the short-term nature of these instruments. The fair value of the Company's long-term debt is estimated to approximate carrying value as the pricing and terms are indicative of current rates and credit risk.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Inventories consisted of the following (in thousands):


                                        DECEMBER 31,
                                      ----------------
                                       1996      1997
                                      ------   -------
       Merchandise ................    $ 31     $ 35
       Parts and supplies .........      27       31
       Uniforms ...................       9       13
       Ski lift tickets ...........      94       78
                                       ----     ----
                                       $161     $157
                                       ====     ====


     Property and equipment consisted of the following (in thousands):


                                                               ESTIMATED           DECEMBER 31,
                                                              USEFUL LIVES   ------------------------
                                                                IN YEARS        1996        1997
                                                             -------------   ---------   ---------
       Buildings .........................................       31-39        $1,206      $1,230
       Property held for investment ......................       31-39           330         332
       Furniture and equipment ...........................        3-7            962         806
       Transportation equipment ..........................         5             104         203
       Equipment under capital leases ....................    lease term         262         242
       Leasehold improvements ............................        39              52          59
       Linens ............................................         4             216         259
                                                                               3,132       3,131
       Less accumulated depreciation and amortization.....                     1,229       1,167
                                                                              ------      ------
        Property and equipment, net ......................                    $1,903      $1,964
                                                                              ======      ======


                       COLLECTION OF FINE PROPERTIES, INC.

     Accounts payable and accrued liabilities consisted of the following (in thousands):


                                                         1996     1997
                                                         ----     ----
       Trade payable ..................................  $703   $  915
       Payroll and payroll taxes ......................   101      111
       Sales tax ......................................   134      149
                                                         ----   ------
        Total accounts payable and accrued liabilities   $938   $1,175
                                                         ====   ======


4. PROPERTY HELD UNDER CAPITAL LEASES:

     The Company is subject to leases for telephone and computer equipment under arrangements, which are accounted for as capital leases. The leases are amortized over an estimated useful life of 5 years. Amortization on equipment under capital leases for the years ended December 31, 1997, 1996 and 1995 was approximately $49,000.

     The following is a schedule of future minimum payments due under the capital leases and the present value of the net minimum lease payments (in thousands):


       Year ending December 31,
        1998 .............................................................    $  58
        1999 .............................................................       15
                                                                              -----
       Total minimum lease payments ......................................       73
       Less amount representing interest .................................        3
                                                                              -----
       Present value of net minimum obligations under capital leases .....       70
       Less current maturities ...........................................       55
                                                                              -----
                                                                              $  15
                                                                              =====

5. RELATED PARTIES:

     The related party balances consisted of the following (in thousands):


                                                  DECEMBER 31,
                                                ----------------
                                                 1996      1997
                                                 ----      ----
       Receivable from affiliates ...........    $162     $583
       Receivable from stockholders .........      51       51
                                                 ----     ----
                                                 $213     $634
                                                 ====     ====
       Payable to affiliates ................    $ 42       28
                                                 ====     ====

     Related party receivables are unsecured, non-interest bearing and are expected to be collected in the subsequent year.

     The Company has a mortgage note payable with an affiliate (Note 7).

     During 1996 and 1995, the Company incurred management fees to a related party of approximately $100,000 and $118,000, respectively, for administrative services. No management fees were incurred during 1997.

     During 1997,  1996 and 1995, the Company  received  expense  reimbursements
from  a  related   party  of   approximately   $75,000,   $57,000  and  $60,000,
respectively.

     Loan receivable

     Tyra Management, Inc. sold property to a related party at its cost basis of approximately $323,000. Tyra Management, Inc. received a note from that related entity. At January 1, 1995, when Tyra Management, Inc. was combined into the Company, the note had been paid down to approximately $151,000,

                       COLLECTION OF FINE PROPERTIES, INC.

which included accrued interest. The note was transferred to the Company as part of the combination. No additional payments were made by the related entity during 1995. Interest, which accrues at the rate of 6% per annum ($9,000) was added to the balance at December 31, 1995. The loan was paid off during 1996.

6. LINE OF CREDIT:

     The Company has a $750,000 line of credit from a bank. During 1997, the maximum balance outstanding under the line of credit was approximately $502,000 and the minimum was zero. The line is secured by certain real estate, furniture, fixtures, equipment and inventory. The principal shareholders of the Company are additional parties to the note. The interest charged is the New York prime rate, which was 8.5% and 8.25% at December 31, 1997 and 1996, respectively. These interest rates approximate the weighted average rates during the respective years.

7. LONG-TERM DEBT:

     Long-term debt consisted of the following (in thousands):


                                                                                           DECEMBER 31,
                                                                                         ----------------
                                                                                          1996      1997
                                                                                         ------   -------
Mortgage note, payable in monthly principal installments of $500 plus interest at the prime rate (8.5% and 8.25% at December 31, 1997 and 1996, respectively).
 The note is secured by property and matures July, 2000, at which time a balloon
 payment is due. Certain shareholders are guarantors of the note. ....................    $131     $125
Mortgage note, payable in monthly installments of $600 including interest at the prime rate (8.5% and 8.25% at December 31, 1997 and 1996, respectively). The note is secured by property and matures January, 2003, at which time a balloon
 payment is due. .....................................................................      72       71
Mortgage note, payable in monthly installments of $3.6, including interest at 9%.
 The note is secured by property and matured August, 1997, at which time a
 balloon payment was due. ............................................................     319       --
Mortgage note, payable in monthly installments of $.5 to a related party including interest at 8%. The note is secured by property and matures through November,
 2023. ...............................................................................      63       62
Loan payable for purchase of vehicles, payments of $2.1, including principal and
 interest ............................................................................      --       69
                                                                                          ----     ----
                                                                                          $585     $327
                                                                                          ====     ====

                       COLLECTION OF FINE PROPERTIES, INC.

     The aggregate maturities of long-term debt at December 31, 1997 are as follows (in thousands):


       Year ending December 31,
        1998 ............................    $ 28
        1999 ............................      30
        2000 ............................     140
        2001 ............................       5
        2002 ............................       3
        Thereafter ......................     121
                                             ----
                                              327
        Less current maturities .........      28
                                             ----
                                             $299
                                             ====


8. BENEFIT PLAN:

     The Company instituted a 401(k) Profit Sharing Plan during September, 1996. Employer contributions to the plan during 1997 and 1996 were approximately $20,000 and $6,000, respectively.

9. SUBSEQUENT EVENT:

     During January, 1998, the Company distributed $300,000 to its stockholders.

10. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

11. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. This transaction is subject to, and will be in conjunction with, RQI successfully completing the Offering.

     In connection with the Offering, an owner has agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $64,000, $74,000 and $94,000 for 1995, 1996, and 1997,
respectively. In addition, certain stockholders will retain non-operating assets and assume certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Resort Software, Inc.:

     We have audited the accompanying balance sheet of First Resort Software, Inc. (a Colorado corporation) as of December 31, 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Resort Software, Inc., as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

                           FIRST RESORT SOFTWARE, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                           DECEMBER 31,      MARCH 31,
                                                                               1997            1998
                                                                               ----            ----
                                                                          --------------   ------------
                                                                                            (UNAUDITED)

                                   ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................................        $ 126          $  208
 Accounts receivable ..................................................          274             290
 Notes receivable .....................................................          152             193
 Prepaid expenses and other current assets ............................           45              37
                                                                               -----          ------
   Total current assets ...............................................          597             728
PROPERTY AND EQUIPMENT, net ...........................................          275             300
                                                                               -----          ------
   Total assets .......................................................        $ 872          $1,028
                                                                               =====          ======
                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Deferred revenue .....................................................        $ 506          $  530
 Accounts payable and accrued liabilities .............................          130             290
                                                                               -----          ------
   Total current liabilities ..........................................          636             820
LONG-TERM OBLIGATIONS .................................................          125              --
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock, $1 par; 50,000 shares authorized; 3,000 shares outstand-
   ing ................................................................            3               3
 Additional paid in capital ...........................................           13              13
 Retained earnings ....................................................           95             192
                                                                               -----          ------
   Total stockholders' equity .........................................          111             208
                                                                               -----          ------
   Total liabilities and stockholders' equity .........................        $ 872          $1,028
                                                                               =====          ======


   The accompanying notes are an integral part of these financial statements.

                           FIRST RESORT SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)



                                                          YEAR ENDED   THREE MONTHS ENDED
                                                         DECEMBER 31,      MARCH 31,
                                                             1997        1997      1998
                                                        -------------  --------  ---------
                                                                          (UNAUDITED)


REVENUES:

 Software sales .....................................       $1,318       $254     $395
 Service contracts ..................................        1,390        292      396
 Other ..............................................          156         32       37
                                                            ------       ----     ----
   Total revenues ...................................        2,864        578      828
OPERATING EXPENSES ..................................        1,704        374      448
                                                            ------       ----     ----
GENERAL AND ADMINISTRATIVE EXPENSES .................          417         96      126
                                                            ------       ----     ----
 Income from operations .............................          743        108      254
OTHER INCOME:
 Interest income ....................................           25          7        8
                                                            ------       ----     ----
NET INCOME ..........................................       $  768       $115     $262
                                                            ======       ====     ====
PRO FORMA DATA (unaudited -- Note 6):
 Historical net income before income taxes ..........       $  768       $115     $262
 Less: pro forma provision for income taxes .........          307         44      105
                                                            ------       ----     ----
PRO FORMA NET INCOME ................................       $  461       $ 71     $157
                                                            ======       ====     ====

  The accompanying notes are an integral part of these financial statements.

                           FIRST RESORT SOFTWARE, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK        ADDITIONAL     RETAINED
                                                -------------------      PAID IN      EARNINGS
                                                 SHARES     AMOUNT       CAPITAL      (DEFICIT)      TOTAL
                                                 ------     ------       -------      ---------      -----
BALANCE, December 31, 1996 ..................    3,000        $ 3          $13         $ (106)      $  (90)
 Net income .................................       --         --           --            768          768
 Distributions ..............................       --         --           --           (567)        (567)
                                                 -----        ---          ---         ------       ------
BALANCE, December 31, 1997 ..................    3,000          3           13             95          111
 Net income (unaudited) .....................       --         --           --            262          262
 Distributions (unaudited) ..................       --         --           --           (165)        (165)
                                                 -----        ---          ---         ------       ------
BALANCE, March 31, 1998 (unaudited) .........    3,000        $ 3          $13         $  192       $  208
                                                 =====        ===          ===         ======       ======

  The accompanying notes are an integral part of these financial statements.

                           FIRST RESORT SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                               THREE MONTHS ENDED
                                                                 YEAR ENDED         MARCH 31,
                                                                DECEMBER 31,   -------------------
                                                                    1997         1997       1998
                                                                    ----         ----       ----
                                                                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................      $  768        $  115     $  262
 Adjustments to reconcile net income to net cash provided by operating activities--
   Depreciation ............................................          45            12         12
 Changes in operating assets and liabilities--
   Accounts receivable .....................................         (44)           32        (16)
   Notes receivable ........................................         (25)           23        (41)
   Prepaid expenses and other current assets ...............          29            38          8
   Deferred revenue ........................................          49           (16)        24
   Accounts payable and accrued liabilities ................         (17)           61        160
                                                                  ------        ------     ------
    Net cash provided by operating activities ..............         805           265        409
                                                                  ------        ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ........................        (183)          (41)       (37)
                                                                  ------        ------     ------
    Net cash used in investing activities ..................        (183)          (41)       (37)
                                                                  ------        ------     ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on line of credit ................................         (39)         (125)      (125)
 Distributions to stockholders .............................        (567)          (92)      (165)
                                                                  ------        ------     ------
    Net cash used in financing activities ..................        (606)         (217)      (290)
                                                                  ------        ------     ------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..................          16             7         82
CASH AND CASH EQUIVALENTS, beginning of period .............         110           110        126
                                                                  ------        ------     ------
CASH AND CASH EQUIVALENTS, end of period ...................      $  126        $  117     $  208
                                                                  ======        ======     ======

  The accompanying notes are an integral part of these financial statements.

                           FIRST RESORT SOFTWARE, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     First Resort Software, Inc. (the "Company") is a Colorado corporation. The Company was founded and began operations in 1985. The Company develops, markets and distributes property management computer software applications and provides its licensees with implementation services and ongoing support. The Company has a client base of over 650 companies located in the United States, Canada and the Caribbean.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records revenue from software sales when the software is successfully installed on the client's system.

     The Company's revenue recognition policies conform to accounting principles for software revenue recognition issued by the American Institute of Certified Public Accountants ("AICPA"). For customer arrangements that include multiple elements (i.e., additional software products, postcontract customer support, or services) the contract price is generally allocated to the various elements based on Company--specific objective evidence of fair values. Revenue related to software maintenance agreements, which are generally one year in duration, is generally billed in advance and recognized ratably over the term of the maintenance contract. Customer deposits received and amounts invoiced but not yet recognized as revenue are reflected as deferred revenue in the accompanying balance sheet. These amounts are included in revenue when the relevant recognition criteria are met.

     Revenues related to service elements are generally recognized as the services are provided. Should the Company enter into arrangements with customers that require significant production, modification or customization of software, the entire arrangement will be accounted for using progress to completion accounting methods prescribed by the AICPA.

     Operating Expenses

     Operating expenses include salaries, benefits, communications, marketing, postage and shipping, and other costs associated with developing, servicing and marketing software.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

                           FIRST RESORT SOFTWARE, INC.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight--line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     Research and Development

     Research and development costs, except as discussed below, are expensed as incurred. These costs consist primarily of salaries relating to the development of new products and technologies.

     Generally accepted accounting principles provide that costs incurred to produce software for external sale or lease should be capitalized. Costs eligible for capitalization are those incurred after the product's technological feasibility has been established and before the product is ready for general release. The establishment of technological feasibility and the ongoing assessment of the recoverability of capitalized costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future product revenues, estimated economic life and changes in software and hardware technology. The Company incurred costs through December 31, 1997 which satisfy the above criteria of approximately $149,000 and therefore these software development costs have been capitalized by the Company.

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following (in thousands):


                                                      ESTIMATED USEFUL   DECEMBER 31,
                                                       LIVES IN YEARS        1997
                                                     ------------------ -------------
         Furniture, fixtures and equipment .........         5             $  255
         Leasehold improvements ....................         5                  9
         Computer software .........................         5                149
                                                                              413
         Less - Accumulated depreciation ...........                         (138)
                                                                           ------
          Property and equipment, net ..............                       $  275
                                                                           ======


                           FIRST RESORT SOFTWARE, INC.

4. LINE OF CREDIT:

     The Company has a loan agreement with a bank providing a line of credit ("LOC") credit facility of $150,000, which is subject to renewal and review on an annual basis. The LOC bears interest at prime plus 1.75% and matures March 25, 1998. The LOC has subsequently been renewed with interest at prime plus 1%, maturing in March 1999. At December 31, 1997, there was no outstanding balance on this LOC.

     The owners of the Company have guaranteed the obligations and liabilities of the Company in connection with the LOC pursuant to a continuing guaranty dated March 25, 1994.

5. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in certain legal actions arising from the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, workers' compensation and a business liability, business personal property, loss of business income, employee dishonesty and medical payment policy. The Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying financial statements.

     Benefit Plans

     The Company's 401(k) retirement plan is available to substantially all of the Company's employees. The Company's contribution to the plan is based upon a percentage of employee contributions, as defined by the plan. The cost of this plan was approximately $18,000 in 1997.

6.   PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION (UNAUDITED):

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. In connection with the Offering the stockholders have agreed to increases in salary and benefits which would have increased general and administrative expenses by $42,000 in 1997. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Houston and O'Leary Company:

     We have audited the accompanying balance sheet of Houston and O'Leary Company (a Colorado corporation) as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Houston and O'Leary Company, as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

                           HOUSTON AND O'LEARY COMPANY

                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  DECEMBER 31,      MARCH 31,
                                                                      1997            1998
                                                                      ----            ----
                                                                                   (UNAUDITED)
                            ASSETS
       CURRENT ASSETS:
        Cash and cash equivalents ............................        $259            $208
        Accounts receivable ..................................           5              70
        Receivables from stockholders ........................         274              --
        Prepaid expenses and other current assets ............          45             251
                                                                      ----            ----
          Total current assets ...............................         583             529
       PROPERTY AND EQUIPMENT, net ...........................         157              59
                                                                      ----            ----
          Total assets .......................................        $740            $588
                                                                      ====            ====
                LIABILITIES AND STOCKHOLDERS' EQUITY

       CURRENT LIABILITIES:
        Short-term debt ......................................        $164            $150
        Customer deposits and deferred revenue ...............         255             173
        Capital lease obligations ............................          50              --
        Accounts payable and accrued liabilities .............          86              99
                                                                      ----            ----
          Total current liabilities ..........................         555             422
       COMMITMENTS AND CONTINGENCIES
       STOCKHOLDERS' EQUITY:
        Common stock, $1 par; 10,000 shares authorized; 200
          shares outstanding .................................          --              --
        Additional paid-in capital ...........................          --              --
        Retained earnings ....................................         185             166
                                                                      ----            ----
          Total stockholders' equity .........................         185             166
                                                                      ----            ----
          Total liabilities and stockholders' equity .........        $740            $588
                                                                      ====            ====


  The accompanying notes are an integral part of these financial statements.

                           HOUSTON AND O'LEARY COMPANY

                             STATEMENT OF OPERATIONS
                                (IN THOUSANDS)


                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED           MARCH 31,
                                                         DECEMBER 31,   -----------------------
                                                             1997          1997         1998
                                                        -------------   ----------   ----------
                                                                              (UNAUDITED)

REVENUES:
 Real estate commissions ............................      $1,170         $381         $307
 Property rental fees ...............................         298           86          113
 Other ..............................................         128           17            1
                                                           ------         ----         ----
   Total revenues ...................................       1,596          484          421
OPERATING EXPENSES ..................................         494            5            3
                                                           ------         ----         ----
GENERAL AND ADMINISTRATIVE EXPENSES.                          322          173          324
                                                           ------         ----         ----
   Income from operations ...........................         780          306           94
OTHER INCOME (EXPENSE):
 Interest expense, net ..............................         (15)          (5)          (5)
                                                           ------         ----         ----
NET INCOME ..........................................      $  765         $301         $ 89
                                                           ======         ====         ====
PRO FORMA DATA (unaudited -- Note 6)
 Historical net income before income taxes ..........      $  765         $301         $ 89
 Less: pro forma provision for income taxes .........         306          120           36
                                                           ------         ----         ----
PRO FORMA NET INCOME ................................      $  459         $181         $ 53
                                                           ======         ====         ====

  The accompanying notes are an integral part of these financial statements.

                           HOUSTON AND O'LEARY COMPANY

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK
                                                -------------------    RETAINED
                                                 SHARES     AMOUNT     EARNINGS     TOTAL
                                                --------   --------   ---------   ---------
BALANCE, December 31, 1996 ..................      200        $--      $   49      $   49
 Net income .................................       --         --         765         765
 Distributions ..............................       --         --        (629)       (629)
                                                   ---        ---      ------      ------
BALANCE, December 31, 1997 ..................      200         --         185         185
 Net income (unaudited) .....................       --         --          89          89
 Distributions (unaudited) ..................       --         --        (108)       (108)
                                                   ---        ---      ------      ------
BALANCE, March 31, 1998 (unaudited) .........      200        $--      $  166      $  166
                                                   ===        ===      ======      ======

  The accompanying notes are an integral part of these financial statements.

                           HOUSTON AND O'LEARY COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                    THREE MONTHS ENDED
                                                                      YEAR ENDED         MARCH 31,
                                                                     DECEMBER 31,   -------------------
                                                                         1997         1997       1998
                                                                         ----         ----       ----
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .....................................................      $  765        $  301     $   89
 Adjustments to reconcile net income to net cash provided by operating activities--
   Depreciation .................................................          48            12         12
 Changes in operating assets and liabilities--
   Payable to property owners ...................................          20            --         --
                                                                            3
   Prepaid expenses and other current assets ....................                       (79)         3
   Deferred revenue .............................................          21           (56)       (82)
   Accounts payable and accrued liabilities .....................         (46)          (49)        13
                                                                       ------        ------     ------
    Net cash provided by operating activities ...................         811           129         35
                                                                       ------        ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .............................         (57)           --         --
 Proceeds from sale of property and equipment ...................          --            11         86
                                                                       ------        ------     ------
    Net cash provided by (used in) investing activities .........         (57)           11         86
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term debt .....................................         (43)            6        (64)
 Distributions to stockholders ..................................        (629)         (187)      (108)
                                                                       ------        ------     ------
    Net cash used in financing activities .......................        (672)         (181)      (172)
                                                                       ------        ------     ------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ....................................................          82           (41)       (51)
CASH AND CASH EQUIVALENTS, beginning of period ..................         177           177        259
                                                                       ------        ------     ------
CASH AND CASH EQUIVALENTS, end of period ........................      $  259        $  136     $  208
                                                                       ======        ======     ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFOR-
 MATION:
 Cash paid for interest .........................................      $   15        $    5     $    5
                                                                       ======        ======     ======


  The accompanying notes are an integral part of these financial statements.

                           HOUSTON AND O'LEARY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Houston and O'Leary Company (the "Company"), a Colorado corporation, provides luxury vacation property rentals and sales in Aspen, Colorado and provides non-exclusive rental services for approximately 130 rental units. The Company provides its management services to property owners pursuant to management contracts, which are generally one year in length. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. The Company requires a deposit equal to 100% of the rental fee 45 days prior to the expected arrival date. These deposits are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying financial statements until the guest stay commences. The Company records revenue for cancellations as they occur. Commissions on real estate sales are recognized at closing.

     Operating Expenses

     Operating expenses include broker commissions, salaries, communications, advertising, credit card fees and other costs associated with rental and sales of properties.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                           HOUSTON AND O'LEARY COMPANY

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby, the Company is not subject to taxation for federal or state purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively in the Aspen, Colorado area and are subject to significant changes due to weather conditions.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following (in thousands):


                                                      ESTIMATED USEFUL   DECEMBER 31,
                                                       LIVES IN YEARS        1997
                                                       --------------        ----
         Furniture, fixtures and equipment .........          5            $   89
         Artwork ...................................         --                20
         Airplane ..................................          5               159
                                                                           ------
                                                                              268
         Less - Accumulated depreciation ...........                         (111)
                                                                           ------
          Property and equipment, net ..............                       $  157
                                                                           ======


4. SHORT-TERM DEBT:

     Short-term debt consisted of the following:


                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                     ----
       Term note payable to bank, interest at 1% over the prime rate as disclosed in the Wall Street Journal; collateralized by Alpine and guaranteed by shareholders; payable in monthly installments of
        $1,059, including interest, through March 5, 2000 at which time the
        remaining principal becomes payable ...................................      $ 65
       Revolving note payable to bank .........................................        99
                                                                                     ----
                                                                                     $164
                                                                                     ====


     Under the revolving note payable to a bank, the bank will provide a revolving line of credit up to $100,000 to finance the Company's working capital needs. At December 31, 1997, the Company had $99,000 outstanding on the line of credit. Interest is payable monthly based upon the prime rate (9.50% at December 31, 1997). The note is collateralized by the assets of the Company.

                           HOUSTON AND O'LEARY COMPANY

     Subsequent to year end, the note payable to a bank was assigned and assumed by one of the stockholders.

5. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the period presented in the accompanying financial statements.

6. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
   (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. This transaction is subject to, and will be in conjunction with, RQI successfully completing the Offering.

     Subsequent to year end, certain non-operating assets and related liabilities with a net asset value of $257,000 will be retained by one of the stockholders. If this transaction had been recorded at December 31, 1997, the effect on the accompanying balance sheet would be a decrease in assets of
$357,000, and a decrease in liabilities of $100,000 and a decrease in stockholders' equity of $257,000. In addition, the stockholders and key management have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by $58,000 in 1997. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Maury People, Inc.:

     We have audited the accompanying balance sheet of The Maury People, Inc. (a Massachusetts corporation) as of December 31, 1997, and the related statements of operations, changes in stockholder's equity(deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Maury People, Inc., as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

                             THE MAURY PEOPLE, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                       DECEMBER 31,    MARCH 31,
                                                                           1997          1998
                                                                           ----          ----
                                                                                      (UNAUDITED)

                                  ASSETS
   CURRENT ASSETS:
     Cash and cash equivalents ......................................      $ 297        $ 390
     Cash held in escrow ............................................        553           17
     Prepaid expenses and other current assets ......................         19           --
                                                                           -----        -----
      Total current assets ..........................................        869          407
   PROPERTY AND EQUIPMENT, net ......................................         99           92
                                                                           -----        -----
      Total assets ..................................................      $ 968        $ 499
                                                                           =====        =====
                     LIABILITIES AND STOCKHOLDER'S EQUITY
   CURRENT LIABILITIES:
     Escrow deposits on real estate sales ...........................      $ 553        $   3
     Payable to property owners .....................................        103          149
     Accounts payable and accrued liabilities .......................        224          368
                                                                           -----        -----
      Total current liabilities .....................................        880          520
   COMMITMENTS AND CONTINGENCIES
   STOCKHOLDER'S EQUITY (DEFICIT):
     Common Stock, no par; 1,000 shares authorized; 200 shares issued          1            1
     Retained earnings (deficit) ....................................         87          (22)
                                                                           -----        -----
      Total stockholder's equity (deficit) ..........................         88          (21)
                                                                           -----        -----
      Total liabilities and stockholder's equity (deficit) ..........      $ 968        $ 499
                                                                           =====        =====


   The accompanying notes are an integral part of these financial statements.

                             THE MAURY PEOPLE, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                                        THREE MONTHS ENDED
                                                          YEAR ENDED       MARCH 31,
                                                         DECEMBER 31,   ------------------
                                                             1997        1997      1998
                                                             ----        ----      ----
                                                                          (UNAUDITED)

REVENUES:
 Real estate commissions, net .......................       $  829        241      185
 Property rental fees, net ..........................          354        129      153
                                                            ------        ---      ---
   Total revenues ...................................        1,183        370      338
OPERATING EXPENSES ..................................          211         57       66
                                                            ------        ---      ---
GENERAL AND ADMINISTRATIVE EXPENSES .................          682        100      195
                                                            ------        ---      ---
 Income from operations .............................          290        213       77
OTHER INCOME:
 Interest income, net ...............................           28          2        2
                                                            ------        ---      ---
NET INCOME ..........................................       $  318       $215     $ 79
                                                            ======       ====     ====
PRO FORMA DATA
 (unaudited -- Note 7)
 Historical net income before income taxes ..........       $  318       $215     $ 79
 Less: pro forma provision for income taxes .........          127         86       32
                                                            ------       ----     ----
PRO FORMA NET INCOME ................................       $  191       $129     $ 47
                                                            ======       ====     ====

   The accompanying notes are an integral part of these financial statements.

                             THE MAURY PEOPLE, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK        RETAINED       TOTAL
                                                -------------------    EARNINGS    ----------
                                                 SHARES     AMOUNT     (DEFICIT)
                                                --------   --------   ----------
BALANCE, December 31, 1996 ..................      200        $ 1       $  (84)      $  (83)
 Net income .................................       --         --          318          318
 Distributions ..............................       --         --         (147)        (147)
                                                   ---        ---       ------       ------
BALANCE, December 31, 1997 ..................      200          1           87           88
 Distributions (unaudited) ..................                             (188)        (188)
 Net income (unaudited) .....................       --         --           79           79
                                                   ---        ---       ------       ------
BALANCE, March 31, 1998 (unaudited) .........      200        $ 1       $  (22)      $  (21)
                                                   ===        ===       ======       ======

  The accompanying notes are an integral part of these financial statements.

                             THE MAURY PEOPLE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                   THREE MONTHS ENDED
                                                                       YEAR ENDED       MARCH 31,
                                                                      DECEMBER 31, -------------------
                                                                          1997        1997      1998
                                                                          ----        ----      ----
                                                                                       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income ........................................................    $ 318       $  215    $   79
 Adjustments to reconcile net income to net cash provided by operat-
   ing activities-
   Depreciation ....................................................       28            7         7
 Changes in operating assets and liabilities-
   Cash held in escrow .............................................     (184)         264       536
   Escrow deposits on real estate sales ............................      184         (359)     (553)
   Prepaid expenses and other current assets .......................         (6)        13        19
   Due to property owners ..........................................       32           81        46
   Accounts payable and accrued liabilities ........................        1           68       147
                                                                        -------     ------    ------
    Net cash provided by operating activities ......................      373          289       281
                                                                        -------     ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ................................      (77)         (27)       --
                                                                        -------     ------    ------
    Net cash used in investing activities ..........................      (77)         (27)       --
                                                                        -------     ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from note payable ........................................       50
 Payments on note payable ..........................................      (50)
 Distributions to stockholders .....................................     (147)         (81)     (188)
                                                                        -------     ------    ------
    Net cash used in financing activities ..........................     (147)         (81)     (188)
                                                                        -------     ------    ------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................      149          181        93
CASH AND CASH EQUIVALENTS, beginning of period .....................      148          148       297
                                                                        -------     ------    ------
CASH AND CASH EQUIVALENTS, end of period ...........................    $ 297       $  329    $  390
                                                                        =======     ======    ======

   The accompanying notes are an integral part of these financial statements.

                             THE MAURY PEOPLE, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     The Maury People, Inc. (the "Company") is a Massachusetts corporation which provides vacation property rentals and sales on the island of Nantucket off the coast of Massachusetts. The Company provides non-exclusive rental services for approximately 1,200 rental units. The Company's property rental operations are seasonal, with peaks during the first and fourth quarters of the year.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental fees upon the receipt of customer deposits. The Company requires a deposit equal to 100% of the rental fee 45 days prior to the expected arrival date. Since these deposits are non-refundable, the Company records its fees and a payable to property owners in the accompanying financial statements. The Company records revenue for cancellations as they occur.

     Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense to unaffiliated brokers. The Company recognized commission revenues of $1,949,000 and commission expense of $1,120,000 to affiliated brokers for the year 1997.

     Operating Expenses

     Operating expenses include agent commissions, salaries, communications, advertising, and other costs associated with managing and selling properties.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                             THE MAURY PEOPLE, INC.

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively on Nantucket Island.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     At December 31, 1997, the Company had restricted cash totaling $553,000 in real estate sales escrow.

     Property and equipment consisted of the following (in thousands):


                                                    ESTIMATED
                                                  USEFUL LIVES     DECEMBER 31,
                                                    IN YEARS           1997
                                                    --------           ----
     Leasehold improvements ..................         10            $   56
     Office equipment ........................          5               152
                                                                     ------
                                                                        208
     Less - Accumulated depreciation .........                         (109)
                                                                     ------
       Property and equipment, net ...........                       $   99
                                                                     ======


     Accounts payable and accrued liabilities consisted of the following (in thousands):


                                                                 DECEMBER 31,
                                                                     1997
                                                                     ----
     Accrued rental commissions .............................        $ 66
     Accrued sales commissions ..............................          51
     Accounts payable and other accrued liabilities .........         107
                                                                     ----
     Total accounts payable and accrued liabilities .........        $224
                                                                     ====

4. COMMITMENTS AND CONTINGENCIES:

     Lease Obligation

     The Company leases equipment and office space under noncancelable operating leases expiring at various times through 2004. Rental expense for the year ended December 31, 1997 was approximately $166,000. The minimum future rental payments under noncancelable operating leases are as follows (exclusive of certain pass through expenses such as real estate taxes and common area maintenance expenses and exclusive of Consumer Price Index adjustments):

                             THE MAURY PEOPLE, INC.


                      Year ending December 31,
                      1998 .....................    $   164
                      1999 .....................        204
                      2000 .....................        197
                      2001 .....................        195
                      2002 .....................        188
                      Thereafter ...............        232
                                                    -------
                                                    $ 1,180
                                                    =======


     Litigation

     The Company is involved in certain legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including multiperil, workers' compensation and an error and omissions policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

     Benefit Plan

     For all eligible employees, the Company sponsors a defined benefit pension plan. Plan benefits are based on years of service and compensation. The Company's funding policy is to make contributions at a minimum in accordance with the requirements of applicable laws and regulations, but no more than the amount deductible for income tax purposes. The components of net pension expense for the Company's retirement plan for the year ended December 31, 1997 are presented below:


     Service cost ...........................    $   1,459
     Interest cost ..........................       39,420
     Actual return on plan assets ...........      (95,338)
     Net amortization and deferral ..........       75,875
                                                 ---------
       Net periodic pension expense .........    $  21,416
                                                 =========


     The funded status of the Company's retirement plan and amounts included in the Company's balance sheet at December 31, 1997 are set forth in the following table:


     Actuarial present value of benefit obligations:
     Accumulated benefit obligation .................................    $ 602,557
                                                                         =========
     Projected benefit obligation ...................................    $ 602,557
     Plan assets at fair value ......................................      635,448
                                                                         ---------
     Plan assets in excess of projected benefit obligations .........       32,891
     Unrecognized net gain ..........................................      (70,894)
     Unrecognized net transition obligation .........................       38,637
                                                                         ---------
       Prepaid pension asset ........................................    $     634
                                                                         =========

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligations was 7.0 percent. The expected long-term rate of return on assets was 5.0 percent.

                             THE MAURY PEOPLE, INC.

5. RELATED PARTIES:

     At present, the Company intends to transfer its offices to facilities owned by a trust of which the owner is the primary beneficiary upon expiration of its existing lease on March 31, 1999. The new lease term extends through March 2004, with a five year extension option. Annual rent payments begin at $185,400 and increase based on increases in the Consumer Price Index subject to a 6% annual ceiling on increases.

6. NOTE PAYABLE:

     During 1997, the Company had a $50,000 note payable to a bank, due in one payment consisting of principal and interest. The note bore interest at 6.35%. The note was secured by a security interest in a deposit account. The note was paid in full during 1997.

7. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholder has entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. This transaction is subject to, and will be in conjunction with, RQI successfully completing the Offering.

     In connection with the Offering, the owner has agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $142,000 for 1997. In addition, the stockholder will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (SUCCESSOR COMPANY REPORT)

To Howey Acquisition, Inc.:

     We have audited the accompanying consolidated balance sheet of Howey Acquisition, Inc. (a Florida corporation) as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from January 3, 1997 (inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Howey Acquisition, Inc., as of December 31, 1997, and the results of their operations and their cash flows for the period from January 3, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                          (PREDECESSOR COMPANY REPORT)

To Priscilla Murphy Realty, Inc.:

     We have audited the accompanying balance sheet of Priscilla Murphy Realty, Inc. (a Florida corporation) as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Priscilla Murphy Realty, Inc., as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               PREDECESSOR     COMPANY       COMPANY
                                                              -------------   ---------   ------------
                                                                    DECEMBER 31,
                                                              -------------------------      MARCH 31,
                                                                   1996          1997         1998
                                                                   ----          ----     ------------
                                                                                           (UNAUDITED)

                             ASSETS

CURRENT ASSETS:
 Cash and cash equivalents ................................       $1,672       $   904       $ 2,375
 Cash held in trust .......................................        3,736         4,036         6,570
 Advances to property owners ..............................           23            39           170
 Prepaid expenses and other current assets ................            3            60            --
                                                                  ------       -------       -------
   Total current assets ...................................        5,434         5,039         9,115

PROPERTY AND EQUIPMENT, net ...............................          148           102           105
GOODWILL, net .............................................           --         5,436         5,402
OTHER ASSETS, net .........................................          181           187           185
                                                                  ------       -------       -------
   Total assets ...........................................       $5,763       $10,764       $14,807
                                                                  ======       =======       =======

             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt .....................       $  100       $   803       $   803
 Customer deposits and deferred revenue ...................        3,736         4,036         6,570
 Accounts payable and accrued liabilities .................           45           305           259
                                                                  ------       -------       -------
   Total current liabilities ..............................        3,881         5,144         7,632

LONG-TERM DEBT, net of current maturities (includ-
 ing note payable to an affiliate of $0, $2,000 and $2,000,
 respectively) ............................................          100         3,862         4,059

STOCKHOLDERS' EQUITY:
 Class A Common stock, $.50 par value 40,000 shares
   authorized and outstanding .............................            1            20            20
 Class B Common stock, non-voting, $.50 par value,
   160,000 shares authorized and outstanding ..............           --            80            80
 Additional paid-in capital ...............................           --           150           150
 Retained earnings ........................................        1,781         1,508         2,866
                                                                  ------       -------       -------
   Total stockholders' equity .............................        1,782         1,758         3,116
                                                                  ------       -------       -------
   Total liabilities and stockholders' equity .............       $5,763       $10,764       $14,807
                                                                  ======       =======       =======


  The accompanying notes are an integral part of these financial statements.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                              PREDECESSOR                            COMPANY
                                          ------------------- -----------------------------------------------------
                                              YEAR ENDED             PERIOD             PERIOD
                                             DECEMBER 31,       JANUARY 3, 1997    JANUARY 3, 1997       THREE
                                          -------------------       THROUGH            THROUGH        MONTHS ENDED
                                             1995      1996    DECEMBER 31, 1997    MARCH 31, 1997   MARCH 31, 1998
                                             ----      ----    -----------------    --------------   --------------
                                                                                             (UNAUDITED)

REVENUES:
 Property rental fees ...................  $2,347    $2,402         $ 2,514            $1,317            $1,409
 Real estate commissions, net ...........   1,326     1,630           1,473               320               438
 Service fees ...........................     643       689             753               322               428
                                           ------    ------         -------            ------            ------
   Total revenues .......................   4,316     4,721           4,740             1,959             2,275

OPERATING EXPENSES ......................   1,319     1,314           1,184               283               318
                                           ------    ------         -------            ------            ------
GENERAL AND ADMINISTRA-
 TIVE EXPENSES ..........................   2,257     2,125           1,866               485               635
                                           ------    ------         -------            ------            ------
 Income from operations .................     740     1,282           1,690             1,191             1,322

OTHER INCOME (EXPENSE):

 Interest income (expense), net .........     112       121            (182)              (22)               36
                                           ------    ------         -------            ------            ------

NET INCOME ..............................  $  852    $1,403         $ 1,508            $1,169            $1,358
                                           ======    ======         =======            ======            ======
PRO FORMA DATA
 (unaudited -- Note 7)
 Historical net income before income
   taxes ................................  $  852    $1,403         $ 1,508            $1,169            $1,358
 Less: pro forma provision for income
   taxes ................................     341       561             603               468               543
                                           ------    ------         -------            ------            ------
PRO FORMA NET INCOME ....................  $  511    $  842         $   905            $  701            $  815
                                           ======    ======         =======            ======            ======

  The accompanying notes are an integral part of these financial statements.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                    CLASS A             CLASS B
                                                 COMMON STOCK        COMMON STOCK      ADDITIONAL
                                              ------------------- -------------------   PAID-IN     RETAINED
                                                SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     EARNINGS     TOTAL
                                              ---------- -------- ---------- -------- ----------- ----------- ----------
Predecessor:
BALANCE, December 31, 1994 ..................      992      $ 1         --     $ --       $ --     $  1,412    $  1,413
 Net income .................................       --       --         --       --         --          852         852
 Distributions ..............................       --       --         --       --         --         (740)       (740)
                                                   ---      ---         --     ----       ----     --------    --------

BALANCE, December 31, 1995 ..................      992        1         --       --         --        1,524       1,525
 Net income .................................       --       --         --       --         --        1,403       1,403
 Distributions ..............................     (257)      --         --       --         --       (1,146)     (1,146)
                                                  ----      ---         --     ----       ----     --------    --------

BALANCE, December 31, 1996 ..................      735      $ 1         --     $ --       $ --     $  1,781    $  1,782
                                                  ====      ===         ==     ====       ====     ========    ========
Company :

 Capitalization Company (Note 1) ............   40,000      $20    160,000     $ 80       $150     $     --    $    250
 Net income .................................       --       --         --       --         --        1,508       1,508
                                                ------      ---    -------     ----       ----     --------    --------

BALANCE, December 31, 1997 ..................   40,000       20    160,000       80        150        1,508       1,758
 Net income (unaudited) .....................       --       --         --       --         --        1,358       1,358
                                                ------      ---    -------     ----       ----     --------    --------

BALANCE, March 31, 1998 (unaudited) .........   40,000      $20    160,000     $ 80       $150     $  2,866    $  3,116
                                                ======      ===    =======     ====       ====     ========    ========

  The accompanying notes are an integral part of these financial statements.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                PREDECESSOR
                                                         -------------------------
                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                         -------------------------
                                                             1995         1996
                                                         ----------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................   $   852     $ 1,403
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation and amortization .......................       239          95
   Gain on sale of assets ..............................         4          --
 Changes in operating assets and liabilities ...........        --
  Cash held in trust ...................................      (491)       (946)
  Advances to property owners ..........................                     2
  Prepaid expenses and other assets ....................       (56)        (15)
  Customer deposits and deferred revenue ...............       491         946
  Accounts payable and accrued liabilities .............       (33)         46
                                                           -------     --------
     Net cash provided by (used in) operating ac-
      tivities .........................................     1,006       1,531
                                                           -------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net assets acquired (excluding cash) ..................        --          --
 Purchase of property and equipment ....................      (108)         (4)
 Proceeds from sale of office equipment and vehicles             4          --
 Excess of purchase price over net assets acquired .....        --          --
                                                           -------     ---------
     Net cash used in investing activities .............      (104)         (4)
                                                           -------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ..........................        --          --
 Payments on long-term debt ............................      (231)       (135)
 Distributions to stockholders .........................      (740)       (878)
 Net proceeds from stock issuance ......................        --          --
                                                           -------     ---------
     Net cash provided by (used in) financing ac-
      tivities .........................................      (971)     (1,013)
                                                           -------     ---------

NET INCREASE (DECREASE) IN CASH AND
 CASH
 EQUIVALENTS ...........................................       (69)        514

CASH AND CASH EQUIVALENTS, beginning of
 period ................................................     1,227       1,158
                                                           -------     ---------
CASH AND CASH EQUIVALENTS, end of period................   $ 1,158     $ 1,672
                                                           =======     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest ...............................   $    80     $    70
                                                           =======     =========


                                                                               COMPANY
                                                         ----------------------------------------------------
                                                               PERIOD             PERIOD
                                                           JANUARY 3, 1997   JANUARY 3, 1997       THREE
                                                               THROUGH           THROUGH        MONTHS ENDED
                                                          DECEMBER 31, 1997   MARCH 31, 1997   MARCH 31, 1998
                                                         ------------------ ----------------- ---------------
                                                                                       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................      $  1,508          $   1,169        $   1,358
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation and amortization .......................           203                 51               51
   Gain on sale of assets ..............................            --                 --
 Changes in operating assets and liabilities ...........
  Cash held in trust ...................................          (300)            (1,445)          (2,534)
  Advances to property owners ..........................           (39)               (54)              --
  Prepaid expenses and other assets ....................           (60)            (5,575)             (69)
  Customer deposits and deferred revenue ...............           300              1,445            2,534
  Accounts payable and accrued liabilities .............           305                269              (46)
                                                              --------          ---------        ---------
     Net cash provided by (used in) operating ac-
      tivities .........................................         1,917             (4,140)           1,294
                                                              --------          ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net assets acquired (excluding cash) ..................          (225)                --               --
 Purchase of property and equipment ....................            --                (15)             (20)
 Proceeds from sale of office equipment and vehicles                --                 --               --
 Excess of purchase price over net assets acquired .....        (5,575)                --               --
                                                              --------          ---------        ---------
     Net cash used in investing activities .............        (5,800)               (15)             (20)
                                                              --------          ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ..........................         5,750              5,324              197
 Payments on long-term debt ............................        (1,213)                --               --
 Distributions to stockholders .........................            --             (1,844)              --
 Net proceeds from stock issuance ......................           250                249               --
                                                              --------          ---------        ---------
     Net cash provided by (used in) financing ac-
      tivities .........................................         4,787              3,729              134
                                                              --------          ---------        ---------

NET INCREASE (DECREASE) IN CASH AND
 CASH
 EQUIVALENTS ...........................................           904               (426)           1,471

CASH AND CASH EQUIVALENTS, beginning of
 period ................................................            --              1,672              904
                                                              --------          ---------        ---------

CASH AND CASH EQUIVALENTS, end of period................      $    904          $   1,246        $   2,375
                                                              ========          =========        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest ...............................      $    211          $      53        $      53
                                                              ========          =========        =========


  The accompanying notes are an integral part of these financial statements.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

                                 (IN THOUSANDS)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During 1996, the Company distributed certain fixed assets and liabilities of the Company to a shareholder as follows:


                                Net book value of assets ...........    $  774
                                Debt assumed .......................      (506)
                                                                        ------
                                Distributed to Stockholder .........    $  268
                                                                        ======


  The accompanying notes are an integral part of these financial statements.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Howey Acquisition, Inc. ("HAI") dba, Priscilla Murphy Realty, Inc. and its wholly-owned subsidiaries, Priscilla Murphy Realty, Inc. ("PMR") and Realty Consultants, Inc., collectively the "Company", are Florida corporations. The Company provides vacation property rentals and sales on the Florida Islands of Sanibel and Captiva for approximately 900 rental units. The Company provides its management services to property owners pursuant to management contracts which are generally one year in length. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. The Company's operations are seasonal, with a peak during the first quarter of the year.

     On January 3, 1997, HAI entered into an agreement to purchase the assets and assume certain liabilities of PMR. HAI borrowed $5,800,000 from a bank and a stockholder to finance the purchase transaction. The fair value of the net assets purchased totaled $225,000, resulting in the recognition of goodwill of $5,575,000. The goodwill is being amortized using a 40-year estimated life. Additionally, the Company executed a non-compete agreement with the former shareholder valued at $200,000. The non-compete agreement is for a period of ten years and is payable in installments of approximately $3,000 per month for 5 years.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Basis of Combination and Financial Statement Presentation

     The consolidated financial statements include the accounts of HAI its wholly-owned subsidiary, PMR collectively, the "Company." All intercompany items and transactions have been eliminated.

     The financial statements of the PMR (the "Predecessor Company") are presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The Predecessor Company had only one class of common stock and is included in Class A common stock for presentation purposes in the accompanying consolidated financial statements.

     The consolidated statements of operations of the Companies for the period from January 1, 1997 to January 3, 1997 (inception), has not been presented due to the nominal level of operations.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. The Company requires a deposit equal to 100% of the rental fee 45 days prior to the expected arrival date. These deposits are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying financial statements until the guest stay commences. The Company records revenue for cancellations as they occur.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

     Service fees are recorded for a variety of services and are recognized as the service is provided, including cleaning income, repair and maintenance and service charges.

     Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense. The Company recognized commission revenues of $4,360,000, $5,221,000 and $5,440,000 for the years 1995 and 1996 and the period ending December 31, 1997, and commission expense of $3,034,000, $3,591,000 and $3,967,000 for the years 1995 and 1996 and the period ending December 31, 1997, respectively.

     Operating Expenses

     Operating   expenses   include   travel   agent   commissions,    salaries,
communications, advertising, credit card fees and other costs associated with managing and selling properties.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state tax purposes. Under S Corporation status, the stockholders' report their shares of the Company's taxable earnings or losses in their personal tax returns.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Companies operations are exclusively in the Fort Myers/Sanibel and Captiva Islands, Florida area and are subject to significant changes due to weather conditions.

3. OTHER ASSETS

     Other assets consist of a non-compete agreement between the Company and the prior owner. The total consideration for the agreement was $200,000 and is being amortized over the term of the agreement, 10 years. The Company signed a five year note payable for this agreement.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

4. DEBT

     Long-term debt at December 31, 1997 and 1996, consist of the following (in thousands):


                                                                                          1996      1997
                                                                                       --------- ----------
Note payable to a bank, bearing interest at 7.50%; monthly payments of $58 through maturity in January 2002. Secured by assets of the Company and guaranteed by
 stockholder. ........................................................................  $   --    $ 2,350
Note payable to an affiliate, bearing interest at 7.95%; subordinate to bank note pay-
 able; no payment may be made until bank note is paid in full. .......................      --      2,000
Note payable to a stockholder, bearing interest at 7.95%; subordinate to bank note
 payable; no payment may be made until bank note is paid in full. ....................      --        155
Note payable, monthly payments of $3 through maturity in January 2002; interest im-
 puted at 7.50% unsecured. ...........................................................      --        160
Note payable to a bank, bearing interest at 7.70%; quarterly payments of $25 through
 maturity in December 1998; unsecured. ...............................................     200         --
                                                                                        ------    -------
                                                                                           200      4,665
Less current maturities ..............................................................    (100)      (803)
                                                                                        ------    -------
                                                                                        $  100    $ 3,862
                                                                                        ======    =======

5. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation, error and omission, and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

     Benefit Plans

     The Company's 401(k) retirement plan is available to substantially all of the Company's employees. The Company's contribution to the plan is based upon a percentage of employee contributions. The cost of this plan was approximately $9,000 in 1995, $12,000 in 1996 and $9,000 in 1997.

6. RELATED PARTIES:

     The Company has leased office space under three separate agreements since August 1997 from trusts affiliated with an owner. In aggregate, rents paid to these affiliated trusts were approximately $45,000. Subsequent to year end, the Company entered a fourth lease for an additional $12,000 per year.

7. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
   (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

            HOWEY ACQUISITION, INC. DBA PRISCILLA MURPHY REALTY, INC

7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. In connection with the Offering, stockholders have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by $250,000, $320,000 and $31,000 for 1995, 1996 and 1997, respectively. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Resort Property Management, Inc.:

     We have audited the accompanying balance sheet of Resort Property Management, Inc. (a Utah corporation) as of September 30, 1997, and the related statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resort Property Management, Inc., as of September 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 30, 1998

                       RESORT PROPERTY MANAGEMENT, INC.

                                BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     SEPTEMBER 30,      MARCH 31,
                                                                          1997            1998
                                                                    ---------------   ------------
                                                                                       (UNAUDITED)


                               ASSETS

CURRENT ASSETS:
 Cash and cash equivalents ......................................       $  186           $  865
 Due from property owners .......................................           60                4
 Receivable from stockholders ...................................           10               --
 Prepaid expenses and other current assets ......................           22              293
                                                                        ------           ------
   Total current assets .........................................          278            1,162
NOTE RECEIVABLE .................................................           54               --
PROPERTY AND EQUIPMENT, net .....................................          203              355
                                                                        ------           ------
   Total assets .................................................       $  535           $1,517
                                                                        ======           ======
               LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:

 Current portion of long-term debt ..............................       $  171           $   77
 Customers deposits and deferred revenue ........................          233              166
 Payable to property owners .....................................           36              603
 Accounts payable and accrued liabilities .......................           32              127
                                                                        ------           ------
   Total current liabilities ....................................          472              973
DEFERRED TAXES ..................................................            3                3
LONG-TERM DEBT, net of current portion ..........................          310              116
                                                                        ------           ------
   Total liabilities ............................................          785            1,092
                                                                        ------           ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):

 Common stock, no par; 100,000 shares authorized; 51,000 shares
   outstanding ..................................................           26               26
 Retained earnings (deficit) ....................................         (276)             399
                                                                        ------           ------
   Total stockholders' equity (deficit) .........................         (250)             425
                                                                        ------           ------
   Total liabilities and stockholders' equity (deficit) .........       $  535           $1,517
                                                                        ======           ======


  The accompanying notes are an integral part of these financial statements.

                        RESORT PROPERTY MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                              SIX MONTHS
                                                                                 ENDED
                                                          YEAR ENDED           MARCH 31,
                                                         SEPTEMBER 30,   ---------------------
                                                             1997           1997        1998
                                                             ----           ----        ----
                                                                              (UNAUDITED)

REVENUES:

 Property rental fees ...............................       $1,930        $1,792      $1,712
 Service fees .......................................          365           250         306
                                                            ------        ------      ------
   Total revenues ...................................        2,295         2,042       2,018
OPERATING EXPENSES ..................................        1,560         1,003         977
                                                            ------        ------      ------
GENERAL AND ADMINISTRATIVE EXPENSES .................          627           348         322
                                                            ------        ------      ------
   Income from operations ...........................          108           691         719
OTHER INCOME:
 Interest income (expense) net ......................            7            21         (16)
 Gain on sale of land ...............................          210            --          --
                                                            ------        ------      ------
   Income before taxes ..............................          325           712         703
PROVISION FOR INCOME TAX ............................           75            58          28
                                                            ------        ------      ------
NET INCOME ..........................................       $  250        $  654      $  675
                                                            ======        ======      ======
PRO FORMA DATA (unaudited -- Note):

 Historical net income before income taxes ..........       $  325        $  712      $  703
 Less: Pro forma provision for income taxes .........          130           285         281
                                                            ------        ------      ------
PRO FORMA NET INCOME ................................       $  195        $  427      $  422
                                                            ======        ======      ======

  The accompanying notes are an integral part of these financial statements.

                       RESORT PROPERTY MANAGEMENT, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK        RETAINED
                                                -------------------    EARNINGS
                                                 SHARES     AMOUNT     (DEFICIT)      TOTAL
                                                --------   --------   ----------   ----------
BALANCE, September 30, 1996 .................     51          $26       $ (526)      $ (500)
 Net income .................................     --           --          250          250
                                                  --          ---       ------       ------
BALANCE, September 30, 1997 .................     51           26         (276)        (250)
 Net income (unaudited) .....................     --           --          675          675
                                                  --          ---       ------       ------
BALANCE, March 31, 1998 (unaudited) .........     51          $26       $  399       $  425
                                                  ==          ===       ======       ======

  The accompanying notes are an integral part of these financial statements.

                        RESORT PROPERTY MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                                              SIX MONTHS
                                                                                                ENDED
                                                                         YEAR ENDED           MARCH 31,
                                                                        SEPTEMBER 30,   ----------------------
                                                                            1997           1997         1998
                                                                            ----           ----         ----
                                                                                             (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ........................................................       $ 250          $  654      $  675
 Adjustments to reconcile net income to net cash provided by operating activities--
   Depreciation ....................................................          36              40          40
   Gain on sale of land ............................................        (210)             --          --
 Changes in operating assets and liabilities--
   Due from property owners ........................................         (24)            (19)         56
   Prepaid expenses and other current assets .......................          (3)            (29)       (271)
   Customer deposits and deferred revenue ..........................         (50)            (78)        (67)
   Payable to property owners ......................................          16               1         528
   Deferred tax liability ..........................................           3              --          --
   Accounts payable and accrued liabilities ........................          28             279         134
                                                                           -------        ------      ------
    Net cash provided by operating activities ......................          46             848       1,095
                                                                           -------        ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Note receivable ...................................................         (54)             --          --
 Purchase of property and equipment ................................        (179)           (137)       (192)
 Proceeds from sale of office equipment, vehicles and land .........         335              --          --
                                                                           -------        ------      ------
    Net cash provided by (used in) investing activities ............         102            (137)       (192)
                                                                           -------        ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ......................................         493             686         (94)
 Payments on long-term debt ........................................        (451)           (280)       (140)
 Proceeds/payment on receivables from stockholders .................         (10)             --          10
                                                                           -------        ------      ------
    Net cash provided by (used in) financing activities ............          32             406        (224)
                                                                           -------        ------      ------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................         180           1,117         679
CASH AND CASH EQUIVALENTS, beginning of period .....................           6               6         186
                                                                           -------        ------      ------
CASH AND CASH EQUIVALENTS, end of period ...........................       $ 186          $1,123      $  865
                                                                           =======        ======      ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW: ..............................

 Cash paid for interest ............................................       $  25          $    6      $    3
                                                                           =======        ======      ======



  The accompanying notes are an integral part of these financial statements.

                    RESORT PROPERTY MANAGEMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Resort Property Management, Inc. (the "Company"), a Utah corporation, provides property rentals and management services for properties owned by third parties and located within the Park City, Utah region. The Company manages approximately 330 total rental units. The Company provides its management services to property owners pursuant to management contracts, which are generally one year in length. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. The Company's operations are seasonal, with a peak during the second quarter of the fiscal year.

     The Company had working capital deficits at September 30, 1997 and December 31, 1997. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs in 1998.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the six months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. During peak periods, the Company requires a deposit equal to 100% of the rental fee 30 days prior to the expected arrival date. These deposits are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying combined financial statements until the guest stay commences. The Company records revenue for cancellations as they occur.

     Service fees are recorded for a variety of services and are recognized as the service is provided, including housekeeping, phone service and rentals.

     Operating Expenses

     Operating   expenses   include   travel   agent   commissions,    salaries,
communications, advertising, credit card fees and other costs associated with managing and renting the properties.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                        RESORT PROPERTY MANAGEMENT, INC.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     Income Taxes

     The company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of: (a) temporary differences between the tax bases of assets and liabilities and amounts reported in the consolidated balance sheets, and (b) operating loss and tax credit carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgemental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively in the Park City, Utah area and are subject to significant changes in weather conditions.

                        RESORT PROPERTY MANAGEMENT, INC.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Property and equipment consisted of the following (in thousands):


                                                   ESTIMATED USEFUL   SEPTEMBER 30,
                                                     LIFE IN YEARS        1997
                                                  ------------------ --------------

        Leasehold improvements ..................         12             $   21
        Office equipment and other ..............          5                236
        Vehicles ................................          5                128
                                                                         ------
                                                                            385
        Less - Accumulated depreciation .........                          (182)
                                                                         ------
        Property and equipment, net .............                        $  203
                                                                         ======


     At September 30, 1997, maturities of long-term debt were as follows (in thousands):



                 Year ending September 30,

                  1998 ...................    $171
                  1999 ...................      17
                  2000 ...................      19
                  2001 ...................      21
                  Thereafter .............     253
                                              ----
                                              $481

                                              ====

     In addition to the debt disclosed above, the Company has a revolving line of credit with a bank. The line of credit has an interest rate of 10.25%, a maximum limit of $250,000, expires in October 2016, and is secured by personal property of the Company's owners. As of September 30, 1997, the line of credit was fully drawn, and is included in long-term debt in the accompanying financial statements.

4. INCOME TAXES:

     The provision for income taxes consists of the following for the year ended September 30, 1997 (in thousands):


                                               Current ..........    $ 6
                                               Deferred .........     69
                                                                     ---
                                                                     $75
                                                                     ===


     The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax statutory rate of 34% for the following reasons:

       U.S. corporate income tax provision at statutory rate .........    $ 111
       Utilization of NOL carryforwards ..............................      (36)
                                                                          -----
                                                                          $  75
                                                                          =====


5. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                       RESORT PROPERTY MANAGEMENT, INC.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

6. RELATED PARTIES:

     During 1997, the Company paid rental payments to the owners in exchange for use of the housekeeping facility in the amount of approximately $18,000.

     The Company plans to enter a lease agreement with the owners in June 1998 for an initial term of 10 years and two options to extend the lease for 5 additional years. The lease agreement to be finalized prior to the Offering will have estimated annual payments of $100,000, and annual increases of Consumer Price Index.

     Leases

     The Company has entered into various leases for housekeeping and laundry facilities, and for their corporate office. The following is a schedule of future minimum rental payments which are required under operating leases that have lease terms in excess of one year at September 30, 1997:




                      1998 ..............    $ 61,793
                      1999 ..............      21,408
                      2000 ..............      14,517
                      2001 ..............      15,246
                                             --------
                                             $112,964
                                             ========


7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI.

     In connection with the Offering, the owner and certain key employees have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $186,000 for the year ended September 30, 1997. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Telluride Resort Accommodations, Inc.:

     We have audited the accompanying balance sheet of Telluride Resort Accommodations, Inc. (a Colorado corporation) as of December 31, 1997, and the related statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telluride Resort Accommodations, Inc., as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
January 30, 1998

                      TELLURIDE RESORT ACCOMMODATIONS, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                          DECEMBER 31,      MARCH 31,
                                                                              1997            1998
                                                                              ----            ----
                                                                                           (UNAUDITED)


                                  ASSETS

CURRENT ASSETS:
 Cash and cash equivalents ...........................................       $2,103          $1,672
 Accounts receivable .................................................          392             154
 Due from property owners ............................................          152             260
 Prepaid expenses and other current assets ...........................           12              78
                                                                             ------          ------
   Total current assets ..............................................        2,659           2,164


PROPERTY AND EQUIPMENT, net ..........................................           62              63
                                                                             ------          ------
   Total assets ......................................................       $2,721          $2,227
                                                                             ======          ======

                    LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Line of credit ......................................................       $  194          $   --
 Customer deposits and deferred revenue ..............................        2,096             468
 Payable to property owners ..........................................          640              --
 Accounts payable and accrued liabilities ............................          209           1,250
                                                                             ------          ------
   Total current liabilities .........................................        3,139           1,718
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
 Common Stock, no par; 1,000,000 shares authorized; 15,000 shares out-
   standing ..........................................................          216             216
 Retained equity (deficit) ...........................................         (634)            293
                                                                             ------          ------
   Total stockholders' equity (deficit) ..............................         (418)            509
                                                                             ------          ------
   Total liabilities and stockholders' equity (deficit) ..............       $2,721          $2,227
                                                                             ======          ======


  The accompanying notes are an integral part of these financial statements.

                      TELLURIDE RESORT ACCOMMODATIONS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                               THREE MONTHS ENDED
                                                                YEAR ENDED          MARCH 31,
                                                               DECEMBER 31,   ---------------------
                                                                   1997          1997        1998
                                                                   ----          ----        ----
                                                                                   (UNAUDITED)

REVENUES:
 Property rental fees .....................................       $3,204       $1,783      $1,899
 Service fees .............................................        1,109          352         443
                                                                  ------       ------      ------
   Total revenues .........................................        4,313        2,135       2,342

OPERATING EXPENSES ........................................        3,037          967       1,066
                                                                  ------       ------      ------
GENERAL AND ADMINISTRATIVE EXPENSES .......................        1,030          257         361
                                                                  ------       ------      ------
   Income from operations .................................          246          911         915

OTHER INCOME:

 Interest income, net .....................................           31           19          12
                                                                  ------       ------      ------

NET INCOME ................................................       $  277       $  930      $  927
                                                                  ======       ======      ======
PRO FORMA DATA
(unaudited -- Note 7):
 Historical net income (loss) before income taxes .........       $  277       $  930      $  927
 Less: pro forma provision for income taxes ...............          111          372         371
                                                                  ------       ------      ------
PRO FORMA NET INCOME (LOSS) ...............................       $  166       $  558      $  556
                                                                  ======       ======      ======

  The accompanying notes are an integral part of these financial statements.

                      TELLURIDE RESORT ACCOMMODATIONS, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK        RETAINED
                                                -------------------    EARNINGS
                                                 SHARES     AMOUNT     (DEFICIT)      TOTAL
                                                 ------     ------     ---------      -----
BALANCE, December 31, 1996 ..................    15,000      $216       $ (611)      $ (395)
 Net income .................................        --        --          277          277
 Distributions ..............................        --        --         (300)        (300)
                                                 ------      ----       ------       ------

BALANCE, December 31, 1997 ..................    15,000       216         (634)        (418)
 Net income (unaudited) .....................        --        --          927          927
                                                 ------      ----       ------       ------
BALANCE, March 31, 1998 (unaudited) .........    15,000      $216       $  293       $  509
                                                 ======      ====       ======       ======

   The accompanying notes are an integral part of this financial statement.

                      TELLURIDE RESORT ACCOMMODATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                       THREE MONTHS ENDED
                                                                         YEAR ENDED         MARCH 31,
                                                                        DECEMBER 31, -----------------------
                                                                            1997         1997        1998
                                                                            ----         ----        ----
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................................    $  277      $    930    $    927
 Adjustments to reconcile net income to net cash provided by operating activities
 Depreciation ........................................................        48            12          12
 Changes in operating assets and liabilities
   Accounts receivable ...............................................        35           242         238
   Prepaid expenses and other current assets .........................        15            20         (66)
   Payable to property owners, net ...................................        19          (604)       (748)
   Customer deposits and deferred revenue ............................        28        (1,757)     (1,628)
   Accounts payable and accrued liabilities ..........................       299         1,531       1,041
                                                                          ------      --------    --------
    Net cash provided by (used in) operating activities ..............       721           374        (224)
                                                                          ------      --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..................................       (25)         (108)        (13)
                                                                          ------      --------    --------
    Net cash used in investing activities ............................       (25)         (108)        (13)
                                                                          ------      --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from (payments on) line of credit ..........................        93            --        (194)
 Distributions to stockholders .......................................      (300)           --          --
                                                                          ------      --------    --------
    Net cash used in financing activities ............................      (207)           --        (194)
                                                                          ------      --------    --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS ...............................................................       489           266        (431)
CASH AND CASH EQUIVALENTS, beginning of period .......................     1,614         1,614       2,103
                                                                          ------      --------    --------
CASH AND CASH EQUIVALENTS, end of period .............................    $2,103      $  1,880    $  1,672
                                                                          ======      ========    ========

  The accompanying notes are an integral part of these financial statements.

                    TELLURIDE RESORT ACCOMMODATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Telluride Resort Accommodations, Inc. (the "Company"), a Colorado corporation, provides property rentals and management services in Telluride, Colorado and manages approximately 450 total rental units. The Company provides its management services to property owners pursuant to management contracts, which are generally one year in length. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. The Company's operations are seasonal, with a peak during the first quarter of the year.

     The Company had a working capital deficit at December 31, 1997. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs during 1998.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the Company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. During peak periods, the Company requires a deposit equal to 100% of the rental fee 45 days prior to the expected arrival date. These deposits are non-refundable and are recorded as customer deposits and deferred revenue in the accompanying financial statements until the guest stay commences. The Company records revenue for cancellations as they occur.

     Service fees are recorded for a variety of services and are recognized as the service is provided, including spring and fall cleaning, unit maintenance and housekeeping.

     Operating Expenses

     Operating expenses include travel agent commissions, salaries, maintenance, housekeeping, communications, advertising, credit card fees and other costs associated with management of the properties.

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful life of the assets.

                      TELLURIDE RESORT ACCOMMODATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby the Company is not subject to taxation for federal or state tax purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively in the Telluride, Colorado area and are subject to significant changes due to weather conditions.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Property and equipment consisted of the following (in thousands):


                                                      ESTIMATED USEFUL     DECEMBER 31,
                                                       LIVES IN YEARS          1997
                                                     ------------------   -------------
       Furniture, fixtures and equipment .........           5               $  580
       Leasehold improvement .....................           5                   79
       Vehicles and other ........................           5                   65
                                                                                724
       Less - Accumulated depreciation ...........                             (662)
                                                                             ------
       Property and equipment, net ...............                           $   62
                                                                             ======


     Accounts payable and accrued liabilities at December 31, 1997, consisted of the following (in thousands):


                                                         DECEMBER 31,
                                                            1997
                                                        -------------
       Sales tax payable .............................      $127
       Accounts payable and other accrued liabilities         82
                                                            ----
       Total accounts payable and accrued liabilities       $209
                                                            ====


                      TELLURIDE RESORT ACCOMMODATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

4. LINES OF CREDIT:

     The Company has lines of credit with a bank. The first line of credit matures June 1998 and provides a revolving line of credit up to $200,000 to finance working capital needs. At December 31, 1997, the Company had $194,000 outstanding on this line of credit. Interest is payable monthly at 1.75% over the Wall Street Journal Base Rate (8.5% at December 31, 1997). The second line of credit in the amount of $90,000, matures August 31, 1998 and can be drawn upon only in the event that certain guaranteed load factors aboard aircraft into the Telluride area are not met. Interest is payable monthly at 2.00% over the Wall Street Journal Base Rate (8.5% at December 31, 1997). There was no outstanding balance on this line of credit at December 31, 1997.

5. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statement.

     Benefit Plans

     The Company's 401(k) retirement plan is available to substantially all of the Company's employees. The Plan allows the Company to make discretionary contributions to the Plan. The Company has made no such contribution to the Plan in 1997.

6. RELATED PARTIES:

     During 1997, the Company paid certain stockholders $32,000 in consulting fees. In addition, the Company rented office space from stockholders totaling $36,000.

7. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
   (UNAUDITED)

     In conjunction with the planned merger with RQI, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes for the three months ended March 31, 1997 and 1998, and for the year ended December 31, 1997.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trupp-Hodnett Enterprises, Inc. and
 THE Management Company:

     We have audited the accompanying combined balance sheets of Trupp Hodnett Company, consisting of Trupp-Hodnett Enterprises, Inc. and THE Management Company (both Georgia corporations) (collectively "Trupp Hodnett Company" or the "Company") as of December 31, 1996 and 1997, and the related combined statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Trupp Hodnett Company, as of December 31, 1996 and 1997, and the results of their combined operations and their cash flows for the years then ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
January 16, 1998

                              TRUPP HODNETT COMPANY

                             COMBINED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                              DECEMBER 31,
                                                          ---------------------     MARCH 31,
                                                             1996        1997         1998
                                                          ---------   ---------   ------------
                                                                                   (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................    $  144      $  293        $   177
 Cash held in trust ...................................       321         347            922
 Accounts receivable ..................................        69         100            350
 Receivables from stockholders and employees ..........       111          32             --
 Prepaid expenses and other current assets ............        17          31             36
                                                           ------      ------        -------
   Total current assets ...............................       662         803          1,485
PROPERTY AND EQUIPMENT, net ...........................       245         259            286
OTHER ASSETS ..........................................       305          --             --
                                                           ------      ------        -------
   Total assets .......................................    $1,212      $1,062        $ 1,771
                                                           ======      ======        =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term debt ......................................    $  345      $   --        $    --
 Customer deposits and deferred revenue ...............       290         331            890
 Payable to property owners ...........................        31          16             --
 Accounts payable and accrued liabilities .............       130         191            293
                                                           ------      ------        -------
   Total current liabilities ..........................       796         538          1,183
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock, no par; 2,000 shares
   authorized; 200 shares outstanding .................        17          17             17
 Retained earnings ....................................       399         507            571
                                                           ------      ------        -------
   Total stockholders' equity .........................       416         524            588
                                                           ------      ------        -------
   Total liabilities and stockholders' equity .........    $1,212      $1,062        $ 1,771
                                                           ======      ======        =======


  The accompanying notes are an integral part of these financial statements.

                              TRUPP HODNETT COMPANY

                        COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                     YEAR ENDED               THREE MONTHS
                                                                    DECEMBER 31,            ENDED MARCH 31,
                                                              ------------------------   ----------------------
                                                                 1996         1997           1997        1998
                                                              ---------   ------------   -----------   --------
                                                                                              (UNAUDITED)
REVENUES:

 Property rental fees .....................................    $2,508       $2,809         $ 525        $  610
 Real estate commissions, net .............................       673          892           132           594
 Service fees .............................................       250          360           110            50
                                                               ------        ------         -----       ------
   Total revenues .........................................     3,431        4,061           767         1,254
OPERATING EXPENSES ........................................     1,652        1,838           388           519
                                                               ------        ------         -----       ------
GENERAL AND ADMINISTRATIVE EXPENSES .......................     1,653        2,024           354           650
                                                               ------        ------         -----       ------
   Income from operations .................................       126          199            25            85
OTHER INCOME (EXPENSE):
 Interest expense, net ....................................       (19)          (5)           (8)           --
 Gain on sale of assets ...................................        --           52            44            --
                                                               ------        -------        ------      ------
   Income before income taxes .............................       107          246            61            85
PROVISION FOR INCOME TAXES ................................        12           60            17            21
                                                               ------        -------        ------      ------
NET INCOME ................................................    $   95        $ 186          $ 44        $   64
                                                               ======        =======        ======      ======
PRO FORMA DATA
(unaudited -- Note 9)
 Historical net income (loss) before income taxes .........    $  107        $ 246          $ 61        $   85
 Less: pro forma provision for income taxes ...............        43           98            24            34
                                                               ------        -------        ------      ------
PRO FORMA NET INCOME ......................................    $   64        $ 148          $ 37        $   51
                                                               ======        =======        ======      ======

  The accompanying notes are an integral part of these financial statements.

                              TRUPP HODNETT COMPANY

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   COMMON STOCK
                                                -------------------    RETAINED
                                                 SHARES     AMOUNT     EARNINGS     TOTAL
                                                --------   --------   ---------   --------
BALANCE, December 31, 1995 ..................      200        $17       $ 304      $ 321
 Net income .................................       --         --          95         95
                                                   ---        ---       -----      -----
BALANCE, December 31, 1996 ..................      200         17         399        416
 Net income .................................       --         --         186        186
 Distributions ..............................       --         --         (78)       (78)
                                                   ---        ---       -----      -----
BALANCE, December 31, 1997 ..................      200         17         507        524
 Net income (unaudited) .....................       --         --          64         64
                                                   ---        ---       -----      -----
BALANCE, March 31, 1998 (unaudited) .........      200        $17       $ 571      $ 588
                                                   ===        ===       =====      =====

  The accompanying notes are an integral part of these financial statements.

                              TRUPP HODNETT COMPANY

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                         YEARS ENDED              THREE MONTHS
                                                                         DECEMBER 31,            ENDED MARCH 31,
                                                                    ----------------------   -----------------------
                                                                        1996        1997        1997         1998
                                                                    -----------   --------   ---------   -----------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .....................................................     $  95        $ 186      $   44       $  64
 Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation ................................................        83           85          22          22
    Gain on sale of assets ......................................        --          (52)         --          --
 Changes in operating assets and liabilities--
   Cash held in trust ...........................................      (321)         (26)       (532)       (575)
   Accounts receivable ..........................................       (17)         (31)       (278)       (250)
   Receivables from stockholder and employees ...................        (8)          79         111          --
   Prepaid expenses and other current assets ....................        (7)         (14)          4            (5)
   Customer deposits and deferred revenue .......................       290           41         492         559
   Payable to property owners ...................................        31          (15)        (31)        (16)
   Accounts payable and accrued liabilities .....................        50           61         238         102
                                                                      -----        -----      ------       -------
    Net cash provided by (used in) operating activities .........       196          314          70         (99)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .............................       (58)         (99)        (70)        (49)
 Purchase of other assets .......................................       (40)         (80)         --          --
 Proceeds from sale of other assets .............................        --          105         305          --
                                                                      -----        -----      ------       -------
    Net cash provided by (used in) investing activities .........       (98)         (74)        235         (49)
                                                                      -----        -----      ------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from short-term debt ..................................        --           84          --          32
 Payments on short-term debt ....................................       (73)         (97)       (345)         --
 Distributions to stockholders ..................................        --          (78)         --          --
                                                                      -----        -----      ------       -------
    Net cash (used in) provided by financing activities .........       (73)         (91)       (345)         32
                                                                      -----        -----      ------       -------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ....................................................        25          149         (40)       (116)
CASH AND CASH EQUIVALENTS, beginning of period ..................       119          144         144         293
                                                                      -----        -----      ------       -------
CASH AND CASH EQUIVALENTS, end of period ........................     $ 144        $ 293      $  104       $ 177
                                                                      =====        =====      ======       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFOR-
 MATION:
 Cash paid for interest .........................................     $  35        $  18      $   10       $   4
                                                                      =====        =====      ======       =======
 Cash paid for income taxes .....................................     $   8        $   1      $    2       $  --
                                                                      =====        =====      ======       =======



  The accompanying notes are an integral part of these financial statements.

                             TRUPP HODNETT COMPANY

                                 (IN THOUSANDS)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     In 1997, the Company sold certain fixed assets of the Company to a third party as follows:


       Net book value of assets .........    $  385
       Debt assumed .....................      (332)
                                             ------
       Net assets sold ..................    $   53
                                             ======


                             TRUPP HODNETT COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     The Management Company ("TMC"), an S Corporation, and Trupp-Hodnett Enterprises, Inc. ("THE"), a C Corporation, (collectively "Trupp Hodnett" or the "Company"), both Georgia corporations, are leading providers of vacation property rentals, management services and sales in the St. Simons Island, Georgia. Trupp Hodnett manages approximately 400 total rental units. The Company provides its management services to property owners pursuant to management contracts, which generally are one year in length. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. The Company's operations are seasonal, with peaks during the second and third quarters of the year.

     The Company and its stockholders intend to enter into a definitive agreement with ResortQuest International, Inc. ("RQI"), pursuant to which all of the outstanding stock of the company will be exchanged for cash and shares of RQI common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of RQI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Statements

     The interim financial statements at March 31, 1998, and for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. For weekly and monthly stays in homes and cottages the Company requires a deposit equal to 50% of the rental fee 60 days prior to the expected arrival date. These deposits are refundable with 60 days notice of cancellation. Daily and weekly stays in "condo hotels" use a credit card to guarantee arrival.

     All deposits are recorded as customer deposits and deferred revenue in the accompanying combined financial statements until the guest stay commences. Advance deposits are recorded as payable to property owners, ratably over the term of guest stays, as earned. The Company records revenue for cancellations as they occur.

     Service fees are recorded for a variety of services and are recognized as the service is provided, including management fees.

     Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense. The Company recognized commission revenues of $1,308,000 and $1,621,000 for the years 1996 and 1997, respectively and commission expense of $635,000 and $729,000 for the years 1996 and 1997, respectively.

     Operating Expenses

     Operating   expenses   include   travel   agent   commissions,    salaries,
communications, advertising, credit card fees and other costs associated with managing and selling properties.

                              TRUPP HODNETT COMPANY

     Cash and Cash Equivalents

     For the purposes of the balance sheets and statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statements of operations.

     Other Assets

     As of December 31, 1996, other assets is comprised of properties held for resale.

     Income Taxes

     TMC has elected S Corporation status as defined by the Internal Revenue Code and state tax statutes, whereby, TMC is not subject to taxation for federal or state tax purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

     THE is a regular C Corporation and as such is subject to taxation for federal and state purposes. THE accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of: (a) temporary differences between the tax bases of assets and liabilities and amounts reported in the consolidated balance sheets, and (b) operating loss and tax credit carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgemental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Risk

     The Company's operations are exclusively in the St. Simons Island area and are subject to significant changes due to weather conditions.

                              TRUPP HODNETT COMPANY

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Property and equipment consisted of the following (in thousands):


                                              ESTIMATED         DECEMBER 31,
                                             USEFUL LIVES   ---------------------
                                               IN YEARS        1996        1997
                                            -------------   ---------   ---------
Leasehold improvements ..................         31         $   31      $   40
Office equipment and vehicles ...........        3-7            551         635
                                                             ------      ------
                                                                582         675
Less - Accumulated depreciation .........                      (337)       (416)
                                                             ------      ------
 Property and equipment, net ............                    $  245      $  259
                                                             ======      ======


     Accounts payable and accrued liabilities consisted of the following (in thousands):


                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------   -------
       Accrued compensation and benefits ..................    $ 31     $ 36
       Accounts payable and other accrued liabilities .....      99      155
                                                               ----     ----
        Total accounts payable and accrued liabilities.....    $130     $191
                                                               ====     ====


4. SHORT-TERM DEBT:

     As of December 31, 1996, the Company's short-term debt was comprised of $263,000 of notes payable and $82,000 of outstanding lines of credit. The Company repaid all of its notes payable and lines of credit in 1997.

     As of December 31, 1997, the Company had two outstanding unused, unsecured lines of credit with banks. The Company's $100,000 line of credit bears interest at the Chase Manhattan Bank prime rate plus 1.0% and matures December 1, 1998. The Company's $30,000 line of credit bears interest at the Wall Street Journal's bank prime rate plus 2.0% and matures June 1, 1998.

5. SALE OF OTHER ASSETS:

     During 1997, the Company sold other assets (comprised of land and a building) with a book value totaling $250,000 and the related note payable of $208,000 to a third-party for $94,000. The Company recorded a gain of $52,000, which is included in other income. Additionally, a sale to a related party was consummated (see Note 8).

6. INCOME TAXES:

     The provision for income taxes consists of the following (in thousands):


                            DECEMBER 31,
                           --------------
                            1996     1997
                           ------   -----
       Current .........    $12      $60
                            ===      ===


                              TRUPP HODNETT COMPANY

     The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax statutory rate of 34% for the following reasons:


                                                             DECEMBER 31,
                                                          -------------------
                                                            1996       1997
                                                          --------   --------
       U.S. corporate income tax provision at statutory
        rate ..........................................    $  36      $  84
       State income taxes .............................        4          9
       S Corporation income ...........................      (28)       (33)
                                                           -----      -----
                                                           $  12      $  60
                                                           =====      =====

7. COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's combined financial position or results of operations.

     Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company is self-insured for employee medical with a stop-loss policy beginning at $7,500. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying combined financial statements.

     Benefit Plans

     The Company began a 401(k) retirement plan in April of 1997 which is available to substantially all of the Company's employees. The Company is obligated to match the employee's contribution up to 5%. The cost of this plan to the Company was approximately $9,000 in 1997.

8. RELATED PARTIES:

     The Company's revenues include approximately $132,000 and $187,000 in 1996 and 1997, respectively for fees earned from properties in which the Company's stockholders have an ownership interest. In 1997, the Company sold a building, the related land (total book value of $135,000) and the related $124,000 mortgage note payable to the Company's stockholders for $11,000 in cash.

     In 1995, the Company advanced the stockholders $75,000 as a note receivable at an annual interest rate of 6%. As of December 31, 1996, the $75,000 note balance and the related accrued interest of $9,000 was included in receivables from stockholders and employees. The Company recorded interest income on this note of $4,500 and $4,000 in 1996 and 1997, respectively. The stockholders repaid the note in 1997.

                              TRUPP HODNETT COMPANY

     The Company has agreements to lease office space from the stockholders and the minimum lease payments are as follows (in thousands):



                      1998 ......................    $  112
                      1999 ......................       117
                      2000 ......................       122
                      2001 ......................       126
                      2002 ......................       131
                      Thereafter ................       967
                                                     ------
                                                     $1,575
                                                     ======

     During 1996 and 1997, the Company recorded rental expense of $93,000 and $110,000, respectively, relating to the above leases.

9. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION

     (UNAUDITED)

     In conjunction with the planned merger with RQI, the TMC will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of operations. The supplemental pro forma information included in the accompanying statements of operations reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the three months ended March 31, 1998 and 1997, and for the year ended December 31, 1997.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its stockholders have entered into a definitive agreement with RQI pursuant to which all of the outstanding stock of the Company will be acquired by RQI. This transaction is subject to, and will be in conjunction with, RQI successfully completing the Offering.

     In connection with the Offering, the owner and certain key employees have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $865,000 and $1.1 million for 1996 and 1997, respectively. In addition, certain stockholders will retain non-operating assets and assume or retire certain liabilities that will be excluded from the Combinations. This transaction is subject to, and will be executed in conjunction with, RQI successfully completing the Offering.

================================================================================
    NO DEALER, SALES REPRESENTATIVE OR
ANY OTHER  PERSON HAS BEEN  AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE               5,800,000 SHARES
OFFERING OTHER THAN THOSE CONTAINED IN
THIS  PROSPECTUS,  AND,  IF  GIVEN  OR
MADE,     SUCH      INFORMATION     OR
REPRESENTATIONS  MUST  NOT  BE  RELIED                 RESORTQUEST
UPON AS HAVING BEEN  AUTHORIZED BY THE             INTERNATIONAL, INC.
COMPANY  OR ANY  OF THE  UNDERWRITERS.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF AN
OFFER  TO BUY,  ANY  SECURITIES  OTHER                 COMMON STOCK
THAN THE  SHARES  OF  COMMON  STOCK TO
WHICH IT  RELATES OR AN OFFER TO, OR A
SOLICITATION  OF,  ANY  PERSON  IN ANY
JURISDICTION  WHERE  SUCH AN  OFFER OR
SOLICITATION    WOULD   BE   UNLAWFUL.         [RESORTQUEST INTERNATIONAL]
NEITHER    THE    DELIVERY   OF   THIS                      LOGO
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE  AFFAIRS OF THE  COMPANY
OR  THAT  THE  INFORMATION   CONTAINED
HEREIN   IS   CORRECT   AT  ANY   TIME
SUBSEQUENT TO THE DATE HEREOF.

    --------------------------
        TABLE OF CONTENTS

                                  PAGE
                                  -----

Prospectus Summary ................  3
Risk Factors ...................... 11
The Company ....................... 18
Use of Proceeds ................... 22
Dividend Policy ................... 22                  ---------
Capitalization .................... 23
Dilution .......................... 24             P R O S P E C T U S
Selected Financial Data ........... 25
Management's Discussion                               MAY 20, 1998
  and Analysis of Financial
  Condition and Results of                           ------------
  Operations ...................... 27
Business .......................... 48
Management ........................ 58
Certain Transactions .............. 65
Principal Stockholders ............ 72
Description of Capital Stock ...... 73
Shares Eligible for Future Sale ... 76
Underwriting ...................... 78
Legal Matters ..................... 80
Experts ........................... 80
Additional Information ............ 80
Index to Financial Statements ..... F-1

                                                   SALOMON SMITH BARNEY
UNTIL  JUNE  14,  1998,   ALL  DEALERS
EFFECTING    TRANSACTIONS    IN    THE             NATIONSBANC MONTGOMERY
REGISTERED  SECURITIES OFFERED HEREBY,                SECURITIES LLC
WHETHER OR NOT  PARTICIPATING  IN THIS
DISTRIBUTION,   MAY  BE   REQUIRED  TO                  FURMAN SELZ
DELIVER  A  PROSPECTUS.   THIS  IS  IN
ADDITION TO THE  OBLIGATION OF DEALERS
TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================